EXHIBIT 99.1

The Travelers Companies, Inc.

For Fiscal Year Ended December 31, 2013

Item Number		Page
	Part I
1.	Business	2

	Part II
7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations (Due to its forward-looking rather than historical nature, the Company has not provided reclassified segment information with respect to the section entitled “Outlook” and has omitted this section)	48
8.	Financial Statements and Supplementary Data	122

	Part IV
15.	Exhibits and Financial Statement Schedules	218

PART I

The Travelers Companies, Inc. (the Company) is filing this Exhibit 99.1 to (1) reclassify certain historical segment information to conform the presentation of such segment information to the recently announced realignment of the Company’s management team and reflect the revised names of several businesses comprising the Business and International Insurance segment; and (2) update certain selected insurance terms contained in the Glossary of Selected Insurance Terms and elsewhere in the Company’s 2013 Annual Report on Form 10-K (the Annual Report), as filed with the Securities and Exchange Commission on February 13, 2014.  These reclassifications and updates have no effect on the Company’s previously reported consolidated results of operations, financial condition, cash flows or the quantitative value of the ratios presented; however, as indicated above, the reclassifications impacted certain historical segment data.  All other information in the Annual Report remains unchanged and has not been otherwise updated for events occurring after February 13, 2014.  See the Form 8-K to which this exhibit is attached for a further description of the reclassifications and updates.

Item 1.  BUSINESS

The Travelers Companies, Inc. (together with its consolidated subsidiaries, the Company) is a holding company principally engaged, through its subsidiaries, in providing a wide range of commercial and personal property and casualty insurance products and services to businesses, government units, associations and individuals. The Company is incorporated as a general business corporation under the laws of the state of Minnesota and is one of the oldest insurance organizations in the United States, dating back to 1853. The principal executive offices of the Company are located at 485 Lexington Avenue, New York, New York 10017, and its telephone number is (917) 778-6000. The Company also maintains executive offices in Hartford, Connecticut, and St. Paul, Minnesota. The term “TRV” in this document refers to The Travelers Companies, Inc., the parent holding company excluding subsidiaries.

For a summary of the Company’s revenues, operating income and total assets by reportable business segments, see note 2 of notes to the Company’s consolidated financial statements.

PROPERTY AND CASUALTY INSURANCE OPERATIONS

The property and casualty insurance industry is highly competitive in the areas of price, service, product offerings, agent relationships and methods of distribution. Distribution methods include the use of independent agents, exclusive agents, direct marketing (including the use of toll-free numbers and the internet) and/or salaried employees. According to A.M. Best, there are approximately 1,300 property and casualty groups in the United States, comprising approximately 2,750 property and casualty companies. Of those groups, the top 150 accounted for approximately 92% of the consolidated industry’s total net written premiums in 2012. The Company competes with both foreign and domestic insurers. In addition, several property and casualty insurers writing commercial lines of business, including the Company, offer products for alternative forms of risk protection in addition to traditional insurance products. These products include large deductible programs and various forms of self-insurance, some of which utilize captive insurance companies and risk retention groups. The Company’s competitive position in the marketplace is based on many factors, including the following:

•                  premiums charged;

•                  contract terms and conditions;

•                  products and services offered;

•                  claim service;

•                  agent, broker and client relationships;

•                  local presence;

•                  geographic scope of business;

•                  overall financial strength;

•                  ratings assigned by independent rating agencies;

•                  experience and qualifications of employees; and

•                  technology and information systems.

In addition, the marketplace is affected by available capacity of the insurance industry, as measured by policyholders’ surplus, and the availability of reinsurance. Industry capacity as measured by policyholders’ surplus expands and contracts primarily in conjunction with profit levels generated by the industry, less amounts returned to shareholders through dividends and share repurchases. Capital raised by debt and equity offerings may also increase policyholders’ surplus.

Pricing and Underwriting

Pricing of the Company’s property and casualty insurance products is generally developed based upon an estimation of expected losses, the expenses associated with producing, issuing and servicing business and managing claims, the time value of money related to the expected loss and expense cash flows, and a reasonable allowance for profit that considers the capital needed to support the Company’s business. The Company has a disciplined approach to underwriting and risk management that over the long-term emphasizes product returns and profitable growth rather than premium volume or market share. The Company’s insurance subsidiaries are subject to state laws and regulations regarding rate and policy form approvals. The applicable state laws and regulations establish standards in certain lines of business to ensure that rates are not excessive, inadequate, unfairly discriminatory, or used to engage in unfair price competition. The Company’s ability to increase rates and the relative timing of the process are dependent upon each respective state’s requirements, as well as the competitive market environment.

Geographic Distribution

The following table shows the geographic distribution of the Company’s consolidated direct written premiums for the year ended December 31, 2013:

State	% of Total
California	10.1%
New York	9.9
Texas	7.2
Pennsylvania	4.9
Florida	4.2
New Jersey	4.0
Illinois	4.0
Massachusetts	3.3
Georgia	3.1
All other domestic(1)	44.7
Total domestic	95.4
International	4.6
Consolidated total	100.0%

(1)   No other single state accounted for 3.0% or more of the total direct written premiums written in 2013 by the Company’s domestic operations.

Catastrophe Exposure

The wide geographic distribution of the Company’s property and casualty insurance operations exposes it to claims arising out of catastrophes. The Company uses various analyses and methods, including proprietary and third-party computer modeling processes, to continually monitor and analyze underwriting risks of business in natural catastrophe-prone areas and target risk areas for conventional terrorist attacks (defined as attacks other than nuclear, biological, chemical or radiological events). The Company relies, in part, upon this analysis to make underwriting decisions designed to manage its exposure on catastrophe-exposed business. For example, the Company has limited the writing of new property and homeowners business in some markets and has selectively taken underwriting actions on new and existing business. These underwriting actions on new and existing business include tightened underwriting standards, selective price increases and changes to deductibles specific to hurricane-, tornado-, wind- and hail-prone areas. See “Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Catastrophe Modeling” and “—Changing Climate Conditions.”

The Company also utilizes reinsurance to manage its aggregate exposures to catastrophes. See “—Reinsurance.”

The Company is organized into three reportable business segments: Business and International Insurance; Bond & Specialty Insurance; and Personal Insurance.

BUSINESS AND INTERNATIONAL INSURANCE

The Business and International Insurance segment offers a broad array of property and casualty insurance and insurance related services to its clients, primarily in the United States, as well as in Canada, the United Kingdom, the Republic of Ireland and throughout other parts of the world as a corporate member of Lloyd’s.  Business and International Insurance is organized as follows:

Domestic

•                  Select Accounts provides small businesses with property and casualty products, including commercial multi-peril, commercial property, general liability, commercial auto and workers’ compensation insurance.

•                  Middle Market provides mid-sized businesses with property and casualty products, including commercial multi-peril, commercial property, general liability, commercial auto and workers’ compensation insurance, as well as risk management, claims handling and other services.  Middle Market generally provides these products to mid-sized businesses through Commercial Accounts, as well as to targeted industries through Construction, Technology, Public Sector Services and Oil & Gas.  Middle Market also provides mono-line umbrella and excess coverage insurance through Excess Casualty and insurance coverages for foreign organizations with United States exposures through Global Partner Services.

•                  National Accounts provides large companies with casualty products and services, including workers’ compensation, general liability and automobile liability, generally utilizing loss-sensitive products, on both a bundled and unbundled basis.  National Accounts also includes the Company’s commercial residual market business, which primarily offers workers’ compensation products and services to the involuntary market.

•                  First Party provides traditional and customized property insurance programs to large and mid-sized customers through National Property, insurance for goods in transit and movable objects, as well as builders’ risk insurance, through Inland Marine, insurance for the marine transportation industry and related services, as well as other businesses involved in international trade, through Ocean Marine and comprehensive breakdown coverages for equipment, including property and business interruption coverages, through Boiler & Machinery.

•                  Specialized Distribution markets and underwrites its products to customers predominantly through licensed wholesale agents and program managers that manage customers’ unique insurance requirements. Specialized Distribution provides insurance coverage for the commercial transportation industry, as well as commercial liability and commercial property policies for small, difficult to place specialty classes of commercial business primarily on an excess and surplus lines basis, through Northland, and tailored property and casualty programs on an admitted basis for customers with common risk characteristics or coverage requirements through National Programs.  Specialized Distribution also serves small to medium-sized agricultural businesses, including farms, ranches, wineries and related operations, through Agribusiness.

International

•                  International, through its operations in Canada, the United Kingdom and the Republic of Ireland, offers property and casualty insurance and risk management services to several customer groups, including, among others, those in the technology, public services, and financial and professional services industry sectors.  In addition, International markets personal lines and small commercial insurance business in Canada through The Dominion of Canada General Insurance Company (Dominion), which the Company acquired on November 1, 2013.  International, through its Lloyd’s syndicate (Syndicate 5000), for which the Company provides 100% of the capital, underwrites five principal businesses — marine, global property, accident & special risks, power & utilities and aviation.

International also includes the Company’s 49.5% ownership of the common stock of J. Malucelli Participações em Seguros e Resseguros S.A. (JMalucelli), its joint venture in Brazil. JMalucelli is currently the market leader in surety in Brazil based on market share.  JMalucelli commenced writing other property and casualty insurance business in 2012. The Company’s investment in JMalucelli is accounted for using the equity method and is included in “other investments” on the consolidated balance sheet.

Business and International Insurance also includes the Special Liability Group (which manages the Company’s asbestos and environmental liabilities) and the assumed reinsurance and certain other runoff operations, which are collectively referred to as Business and International Insurance Other.

Selected Market and Product Information

The following table sets forth the Business and International Insurance segment’s net written premiums by market and product line for the periods indicated. For a description of the markets and product lines referred to in the table, see “—Principal Markets and Methods of Distribution” and “—Product Lines,” respectively.

(for the year ended December 31, in millions)	2013	2012	2011	% of Total 2013
By market:
Domestic:
Select Accounts	$2,724	$2,775	$2,784	20.2%
Middle Market	5,862	5,654	5,303	43.4
National Accounts	1,010	907	782	7.4
First Party	1,552	1,436	1,362	11.5
Specialized Distribution	1,085	1,100	1,109	8.0

Total Domestic	12,233	11,872	11,340	90.5
International	1,279	1,057	1,149	9.5

Total Business and International Insurance by market	$13,512	$12,929	$12,489	100.0%

(for the year ended December 31, in millions)	2013	2012	2011	% of Total 2013
By product line:
Domestic:
Workers’ compensation	$3,642	$3,400	$2,959	27.0%
Commercial automobile	1,897	1,924	1,955	14.0
Commercial property	1,748	1,647	1,595	12.9
General liability	1,823	1,765	1,705	13.5
Commercial multi-peril	3,083	3,100	3,096	22.8
Other	40	36	30	0.3

Total Domestic	12,233	11,872	11,340	90.5
International	1,279	1,057	1,149	9.5

Total Business and International Insurance by product line	$13,512	$12,929	$12,489	100.0%

Principal Markets and Methods of Distribution

Domestically, the Business and International Insurance segment distributes its products through approximately 10,500 independent agencies and brokers located throughout the United States that are serviced by 116 field offices and three customer service centers.  Internationally, the Business and International Insurance segment distributes its products principally through brokers in each of the countries in which it operates.  It also writes business at Lloyd’s, where its products are distributed through Lloyd’s wholesale and retail brokers.  By virtue of Lloyd’s worldwide licenses, International has access to international markets across the world.  In late 2008, the Company commenced an exclusive relationship with a broker in the Republic of Ireland that significantly increased the 2009 volume of personal automobile coverage written and also resulted in the Company writing personal household coverages.  The Company ceased writing business through this relationship in the fourth quarter of 2010 and ceased writing all remaining personal insurance business in the Republic of Ireland in the fourth quarter of 2011.

Business and International Insurance continues to make significant investments in enhanced technology utilizing internet-based applications to provide real-time interface capabilities with independent agencies and brokers.  Business and International Insurance builds relationships with well-established, independent insurance agencies and brokers. In selecting new independent agencies and brokers to distribute its products, Business and International Insurance considers, among other attributes, each agency’s or broker’s financial strength, staff experience and strategic fit with the Company’s operating and marketing plans. Once an agency or broker is appointed, Business and International Insurance carefully monitors its performance. The majority of products offered in the United States are distributed through a common base of independent agents and brokers, many of whom also sell the Company’s Personal Insurance products.  Additionally, several operations may underwrite business with agents that specialize in servicing the needs of certain of the industries served by these operations.

•         Select Accounts is a leading provider of commercial property and casualty insurance products to small businesses in the U.S., generally with fewer than 50 employees. Products offered by Select Accounts are guaranteed-cost policies, including packaged products covering property and liability exposures.  Each small business risk is independently evaluated via an automated underwriting platform which in turn enables agents to quote, bind and issue a substantial amount of new small business risks at their desktop in an efficient manner that significantly reduces the time period between quoting a price on a new policy and issuing that policy.  Risks with more complex characteristics are underwritten with the assistance of Company personnel.  The automated underwriting platform has significantly streamlined the agent desktop underwriting process.  Select Accounts has established a strong marketing relationship with its distribution network and has provided this network with defined underwriting policies, a broad array of products and competitive prices.  In addition, the Company has established centralized service centers to help agents perform many service functions, in return for a fee.

•         Middle Market sells a broad range of commercial property and casualty insurance products and services through a large network of independent agents and brokers, primarily targeting mid-sized businesses in the U.S. with 50 to 1,000 employees. The Company offers a full line of products to its Middle Market customers with an emphasis on guaranteed cost programs.  Each account is underwritten based on the unique risk characteristics, loss history and coverage needs of the account.  The ability to underwrite at this detailed level allows Middle Market to have a broad risk appetite and a diversified customer base.  Within Middle Market, products and services are tailored to certain targeted industry segments of significant size and complexity that require unique underwriting, claim, risk management or other insurance-related products and services.

•         National Accounts sells a variety of casualty products and services to large companies in the U.S. through a network of national and regional brokers, primarily utilizing loss-sensitive products in connection with a large deductible or self-insured program and, to a lesser extent, a retrospectively rated or a guaranteed cost insurance policy.  National Accounts also provides casualty products and services through retail brokers on an unbundled basis, using third-party administrators for insureds who utilize programs such as collateralized deductibles, captive reinsurers and self-insurance.  National Accounts provides insurance-related services, such as risk management services, claims administration, loss control and risk management information services, either in addition to, or in lieu of, pure risk coverage, and generated $229 million of fee income in 2013, excluding commercial residual market business.  The commercial residual market business of National Accounts sells claims and policy management services to workers’ compensation pools throughout the United States, and generated $111 million in fee income in 2013.  National Accounts services approximately 34% of the total workers’ compensation assigned risk market, making the Company one of the largest servicing carriers in the industry. Workers’ compensation accounted for approximately 75% of sales to National Accounts customers during 2013, based on direct written premiums and fees.

•         First Party markets commercial property and casualty insurance products and services through a large network of agents and brokers to a wide customer base in the U.S. having specialized property and casualty coverage requirements.  First Party provides traditional and customized property insurance programs to large and mid-sized customers, insurance for goods in transit and movable objects, builders’ risk insurance, insurance for the marine transportation industry and related services, as well as other businesses involved in international trade. In addition, First Party provides comprehensive breakdown coverages for equipment, including property and business interruption coverages.

•         Specialized Distribution distributes admitted as well as excess and surplus lines property and casualty products predominantly through selected wholesale agents and program managers, both on a brokerage and delegated authority underwriting basis.  These brokers, wholesale agents and program managers operate in certain markets in the U.S. that are not typically served by the Company’s appointed retail agents, or they maintain certain affinity arrangements in specialized market segments. The wholesale excess and surplus lines market, which is characterized by the absence of rate and form regulation, allows for more flexibility to write certain classes of business. In working with wholesale agents or program managers on a brokerage basis, Specialized Distribution underwrites the business and sets the premium level. In working with wholesale agents or program managers with delegated underwriting authority, the agents produce and underwrite business subject to underwriting guidelines that have been specifically designed for each facility or program.

Pricing and Underwriting

Business and International Insurance utilizes underwriting, claims, engineering, actuarial and product development disciplines for particular industries, in conjunction with extensive amounts of proprietary data gathered and analyzed over many years, to facilitate its risk selection process and develop pricing parameters. The Company utilizes both standard industry forms and proprietary forms for the insurance policies it issues.

A portion of business in this segment, particularly in National Accounts and Construction, is written with large deductible insurance policies. Under workers’ compensation insurance contracts with deductible features, the Company is obligated to pay the claimant the full amount of the claim. The Company is subsequently reimbursed by the contractholder for the deductible amount and is subject to credit risk until such reimbursement is made. At December 31, 2013, contractholder payables on unpaid losses within the deductible layer of large deductible policies and the associated receivables were each approximately $4.33 billion. Business and International Insurance also utilizes retrospectively rated policies for another portion of the business, primarily for workers’ compensation coverage. Although the retrospectively rated feature of the policy substantially reduces insurance risk for the Company, it introduces additional credit risk to the Company. Premium receivables from holders of retrospectively rated policies totaled approximately $99 million at December 31, 2013. Significant collateral, primarily letters of credit and, to a lesser extent, cash collateral or trusts, is generally obtained for large deductible plans and/or retrospectively rated policies that provide for deferred collection of deductible recoveries and/or ultimate premiums. The amount of collateral requested is predicated upon the creditworthiness of the customer and the nature of the insured risks. Business and International Insurance continually monitors the credit exposure on individual accounts and the adequacy of collateral.

Product Lines

The Business and International Insurance segment writes the following types of coverages:

Domestic

•                  Workers’ Compensation.  Provides coverage for employers for specified benefits payable under state or federal law for workplace injuries to employees. There are typically four types of benefits payable under workers’ compensation policies: medical benefits, disability benefits, death benefits and vocational rehabilitation benefits. The Company emphasizes managed care cost containment strategies, which involve employers, employees and care providers in a cooperative effort that focuses on the injured employee’s early return to work and cost-effective quality care. The Company offers the following types of workers’ compensation products:

•                  guaranteed-cost insurance products, in which policy premium charges are fixed for the period of coverage and do not vary as a result of the insured’s loss experience;

•                  loss-sensitive insurance products, including large deductible and retrospectively rated policies, in which fees or premiums are adjusted based on actual loss experience of the insured during the policy period; and

•                  service programs, which are generally sold to the Company’s National Accounts customers, where the Company receives fees rather than premiums for providing loss prevention, risk management, and claim and benefit administration services to organizations under service agreements.

The Company also participates in state assigned risk pools as a servicing carrier and pool participant.

•                  Commercial Automobile.  Provides coverage for businesses against losses incurred from personal bodily injury, bodily injury to third parties, property damage to an insured’s vehicle and property damage to other vehicles and other property resulting from the ownership, maintenance or use of automobiles and trucks in a business.

•                  Commercial Property.  Provides coverage for loss of or damage to buildings, inventory and equipment from a variety of events, including, among others, hurricanes and other windstorms, earthquakes, hail, wildfires, severe winter weather, floods, volcanic eruptions, tsunamis, theft, vandalism, fires, explosions, terrorism and financial loss due to business interruption resulting from covered property damage. For additional information on terrorism coverages, see “Reinsurance—Catastrophe Reinsurance—Terrorism Risk Insurance Program.” Property also includes specialized equipment insurance, which provides coverage for loss or damage resulting from the mechanical breakdown of boilers and machinery, and ocean and inland marine insurance, which provides coverage for goods in transit and unique, one-of-a-kind exposures.

•                  General Liability.  Insures businesses against third-party claims arising from accidents occurring on their premises or arising out of their operations, including as a result of injuries sustained from products sold. Specialized liability policies may also include coverage for directors’ and officers’ liability arising in their official capacities, employment practices liability insurance, fiduciary liability for trustees and sponsors of pension, health and welfare, and other employee benefit plans, errors and omissions insurance for employees, agents, professionals and others arising from acts or failures to act under specified circumstances, as well as umbrella and excess insurance.

•                  Commercial Multi-Peril.  Provides a combination of the property and liability coverages described in the foregoing product line descriptions.

International

•                  Provides coverage for employers’ liability (similar to workers’ compensation coverage in the United States), public and product liability (the equivalent of general liability), professional indemnity (similar to professional liability coverage), auto and motor (similar to automobile coverage in the United States), commercial property, personal property, surety, marine, aviation, personal accident and kidnap & ransom. Marine provides coverage for ship hulls, cargoes carried, private yachts, marine-related liability, offshore energy, ports and terminals, fine art and terrorism.  Aviation provides coverage for worldwide aviation risks including physical damage and liabilities for airline, aerospace, general aviation, aviation war and space risks.  Personal accident provides financial protection in the event of death or disablement due to accidental bodily injury, while kidnap & ransom provides financial protection against kidnap, hijack, illegal detention and extortion.  While the covered hazards may be similar to those in the U.S. market, the different legal environments can make the product risks and coverage terms potentially very different from those the Company faces in the United States.

Net Retention Policy

The following discussion reflects the Company’s retention policy with respect to the Business and International Insurance segment as of January 1, 2014. For third-party liability, the domestic operations of the Business and International Insurance segment generally limit their net retention, through the use of reinsurance, to a maximum of $18.8 million per insured, per occurrence.  In these domestic operations, the net retained amount per risk for property exposures is generally limited to $20.0 million per occurrence, after reinsurance, and the Company generally retains its workers’ compensation exposures.  In International, per-risk retentions are limited to a maximum of $18.8 million, after reinsurance.  Reinsurance treaties often have aggregate limits or caps which may result in larger net per-risk retentions if the aggregate limits or caps are reached.  The Company utilizes facultative reinsurance to provide additional limits capacity or to reduce retentions on an individual risk basis. The Company may also retain amounts greater than those described herein based upon the individual characteristics of the risk.

Geographic Distribution

The following table shows the geographic distribution of Business and International Insurance’s direct written premiums for the states that accounted for the majority of premium volume for the year ended December 31, 2013:

State	% of Total
Domestic:
California	12.1%
New York	7.2
Texas	7.0
Illinois	4.6
Florida	3.7
Pennsylvania	3.7
New Jersey	3.6
Massachusetts	3.2
All other domestic (1)	47.3

Total Domestic	92.4
International	7.6

Total Business and International Insurance	100.0%

(1)                   No other single state within the United States accounted for 3.0% or more of the total direct written premiums written in 2013 by the Business and International Insurance segment.

Competition

The insurance industry is represented in the commercial marketplace by many insurance companies of varying size as well as other entities offering risk alternatives, such as self-insured retentions or captive programs. Market competition works within the insurance regulatory framework to set the price charged for insurance products and the levels of coverage and service provided.  A company’s success in the competitive commercial insurance landscape is largely measured by its ability to profitably provide insurance and services, including claims handling and risk control, at prices and terms that retain existing customers and attract new customers.

Domestic

Competitors typically write Select Accounts business through independent agents and, to a lesser extent, regional brokers and direct writers. Both national and regional property and casualty insurance companies compete in the Select Accounts market which generally comprises lower-hazard, “Main Street” business customers. Risks are underwritten and priced using standard industry practices and a combination of proprietary and standard industry product offerings. Competition in this market is primarily based on product offerings, service levels, ease of doing business and price.

Competitors typically write Middle Market business through independent agents and brokers.  Several of Middle Market’s operations require unique combinations of industry knowledge, customized coverage, specialized risk control and loss handling services, along with partnerships with agents and brokers that also focus on these markets.  Competitors in this market are primarily national property and casualty insurance companies that write most classes of business using traditional products and pricing, and regional insurance companies.  Companies compete based on product offerings, service levels, price and claim and loss prevention services.  Efficiency through automation and rapid response time to customer needs is one key to success in this market.

In the National Accounts market, competition is based on price, product offerings, claim and loss prevention services, managed care cost containment, risk management information systems and collateral requirements.  National Accounts primarily competes with national property and casualty insurance companies, as well as with other underwriters of property and casualty insurance in the alternative risk transfer market, such as self-insurance plans, captives managed by others, and a variety of other risk-financing vehicles and mechanisms.  The residual market division competes for state contracts to provide claims and policy management services.

First Party and Specialized Distribution compete in focused target markets.  Each of these markets is different and requires unique combinations of industry knowledge, customized coverage, specialized risk control and loss handling services, along with partnerships with agents and brokers that also focus on these markets.  Some of these businesses compete with national carriers with similarly dedicated underwriting and marketing groups, whereas others compete with smaller regional companies.  Each of these businesses has regional structures that allow them to deliver personalized service and local knowledge to their customer base. Specialized agents and brokers, including wholesale agents and program managers, supplement this strategy.  In all of these businesses, the competitive strategy typically is the application of focused industry knowledge to insurance and risk needs.

International

International competes with numerous international and domestic insurers in Canada, the United Kingdom and the Republic of Ireland. Companies compete on the basis of price, product offerings and the level of claim and risk management services provided.  The Company has developed expertise in various markets in these countries similar to those served in the United States and provides both property and casualty coverage for these markets.

At Lloyd’s, International competes with other syndicates operating in the Lloyd’s market as well as international and domestic insurers in the various markets where the Lloyd’s operation writes business worldwide.  Competition is again based on price, product and service. The Company focuses on lines it believes it can underwrite effectively and profitably with an emphasis on short-tail insurance lines.

BOND & SPECIALTY INSURANCE

The Bond & Specialty Insurance segment provides a wide range of customers with bond and insurance products and risk management services. The range of coverages includes performance, payment and commercial surety and fidelity bonds for construction and general commercial enterprises; management liability coverages for losses caused by the actual or alleged negligence or misconduct of directors and officers or employee dishonesty; employment practices liability coverages and fiduciary coverages for public corporations, private companies and not-for-profit organizations; professional liability coverage for actual or alleged errors and omissions committed in the course of professional conduct or practice for a variety of professionals including, among others, lawyers and design professionals; and professional and management liability, property, workers’ compensation, auto and general liability and fidelity insurance for financial institutions.  The surety and financial liability coverages provided by Bond & Specialty Insurance primarily use credit-based underwriting processes.

Selected Market and Product Information

The following table sets forth Bond & Specialty Insurance net written premiums by product line for the periods indicated. For a description of the product lines referred to in the table, see “—Principal Markets and Methods of Distribution” and “—Product Lines,” respectively.

(for the year ended December 31, in millions)	2013	2012	2011	% of Total 2013
Fidelity and surety	$918	$895	$957	45.2%
General liability	934	859	836	46.0
Other	178	170	160	8.8

Total Bond & Specialty Insurance	$2,030	$1,924	$1,953	100.0%

Principal Markets and Methods of Distribution

Bond & Specialty Insurance distributes the vast majority of its products in the United States through approximately 6,100 of the same independent agencies and brokers that distribute the Business and International Insurance segment’s products in the U.S.  The Bond & Specialty Insurance segment, in conjunction with the Business and International Insurance segment, continues to make investments in enhanced technology utilizing internet-based applications to provide real-time interface capabilities with its independent agencies and brokers. Bond & Specialty Insurance builds relationships with well-established, independent insurance agencies and brokers. In selecting new independent agencies and brokers to distribute its products, Bond & Specialty Insurance considers, among other attributes, each agency’s or broker’s profitability, financial stability, staff experience and strategic fit with its operating and marketing plans. Once an agency or broker is appointed, its ongoing performance is closely monitored. In addition, Bond & Specialty Insurance sells its surety products through independent brokers in the United Kingdom.

Pricing and Underwriting

Bond & Specialty Insurance utilizes underwriting, claims, engineering, actuarial and product development disciplines for specific accounts and industries, in conjunction with extensive amounts of proprietary data gathered and analyzed over many years, to facilitate its risk selection process and develop pricing parameters.  The Company utilizes both standard industry forms and proprietary forms for the insurance policies it issues.

Product Lines

The Bond & Specialty Insurance segment writes the following types of coverages:

•                  Fidelity and Surety.  Provides fidelity insurance coverage, which protects an insured for loss due to embezzlement or misappropriation of funds by an employee, and surety, which is a three-party agreement whereby the insurer agrees to pay a third party or make complete an obligation in response to the default, acts or omissions of an insured. Surety is generally provided for construction performance, legal matters such as appeals, trustees in bankruptcy and probate and other performance bonds.

•                  General Liability.  Provides coverage for specialized liability exposures as described above in more detail in the “Business and International Insurance” section of this Exhibit 99.1.

•                  Other.  Coverages include Property, Workers’ Compensation, Commercial Automobile and Commercial Multi-Peril, which are described above in more detail in the “Business and International Insurance” section of this Exhibit 99.1.

Net Retention Policy

The following discussion reflects the Company’s retention policy with respect to the Bond & Specialty Insurance segment as of January 1, 2014.  For third party liability, including but not limited to umbrella liability, professional liability, directors’ and officers’ liability, and employment practices liability, Bond & Specialty Insurance generally limits net retentions to $25.0 million per policy.  For surety protection, where insured limits are often significant, the Company generally retains up to $75.0 million probable maximum loss (PML) per principal but may retain higher amounts based on the type of obligation, credit quality and other credit risk factors.  Reinsurance treaties often have aggregate limits or caps which may result in larger net per risk retentions if the aggregate limits or caps are reached.  The Company utilizes facultative reinsurance to provide additional limits capacity or to reduce retentions on an individual risk basis. The Company may also retain amounts greater than those described herein based upon the individual characteristics of the risk.

Geographic Distribution

The following table shows the geographic distribution of the Bond & Specialty Insurance segment’s direct written premiums for the states that accounted for the majority of premium volume for the year ended December 31, 2013:

State	% of Total
California	10.4%
New York	8.1
Texas	7.6
Florida	4.6
Illinois	4.6
Pennsylvania	4.1
Massachusetts	3.7
Ohio	3.0
All other (1)	53.9

Total	100.0%

(1)         No other single state accounted for 3.0% or more of the total direct written premiums written in 2013 by the Bond & Specialty Insurance segment.

Competition

The competitive landscape in which the Bond & Specialty Insurance segment operates is affected by many of the same factors described previously for the Business and International Insurance segment.  Competitors in this market are primarily national property and casualty insurance companies that write most classes of business using traditional products and pricing and, to a lesser extent, regional insurance companies and companies that have developed niche programs for specific industry segments.

Bond & Specialty Insurance underwrites and markets its products to all sizes of businesses and other organizations, as well as individuals.  The Company believes that its reputation for timely and consistent decision making, a nationwide network of local underwriting, claims and industry experts and strong producer and customer relationships, as well as its ability to offer its customers a full range of products, provides Bond & Specialty Insurance an advantage over many of its competitors and enables it to compete effectively in a complex, dynamic marketplace. The Company believes that the ability of the Bond & Specialty Insurance segment to cross-sell its products to customers of the Business and International Insurance and Personal Insurance segments provides additional competitive advantages for the Company.

PERSONAL INSURANCE

The Company’s Personal Insurance segment writes a broad range of property and casualty insurance covering individuals’ personal risks. The primary products of automobile and homeowners insurance are complemented by a broad suite of related coverages.

Selected Product and Distribution Channel Information

The following table sets forth net written premiums for the Personal Insurance segment’s business by product line for the periods indicated. For a description of the product lines referred to in the following table, see “—Product Lines.” In addition, see “—Principal Markets and Methods of Distribution” for a discussion of distribution channels for Personal Insurance’s product lines.

(for the year ended December 31, in millions)	2013	2012	2011	% of Total 2013
By product line:
Automobile	$3,370	$3,642	$3,788	46.6%
Homeowners and Other	3,855	3,952	3,957	53.4
Total Personal Insurance	$7,225	$7,594	$7,745	100.0%

Principal Markets and Methods of Distribution

Personal Insurance products are distributed primarily through approximately 11,500 active independent agencies located throughout the United States, supported by personnel in ten sales regions and seven service centers. While the principal markets for Personal Insurance products continue to be in states along the East Coast, California and Texas, the business continues to expand its geographic presence across the United States. See “Competition” below for a discussion of the Company’s new private passenger automobile product, Quantum Auto 2.0.

In selecting new independent agencies to distribute its products, Personal Insurance considers, among other attributes, each agency’s profitability, financial stability, staff experience and strategic fit with the segment’s operating and marketing plans. Once an agency is appointed, Personal Insurance carefully monitors its performance.

Agents can access the Company’s agency service portal for a number of resources including customer service, marketing and claims management. In addition, agencies can choose to shift the ongoing service responsibility for Personal Insurance’s customers to one of the Company’s five Customer Care Centers, where the Company provides, on behalf of an agency, a comprehensive array of customer service needs, including response to billing and coverage inquiries, and policy changes. Approximately 1,700 agents take advantage of this service alternative.

Personal Insurance also distributes its products through additional channels, including corporations that make the company’s product offerings available to their employees primarily through payroll deduction, consumer associations and affinity groups. Personal Insurance handles the sales and service for these programs either through a sponsoring independent agent or through two of the Company’s call center locations. In addition, since 1995, the Company has had a marketing agreement with GEICO to underwrite homeowners business for certain of their auto customers.

In 2009, the Company began marketing its insurance products directly to consumers, largely through online channels. The investment in the direct- to-consumer initiative generated modest premium volume for Personal Insurance in recent years, which was consistent with the Company’s expectations. However, the direct-to-consumer initiative, while intended to enhance the Company’s long-term ability to compete successfully in a consumer-driven marketplace, is expected to remain unprofitable for a number of years as the Company continues to develop, test and evaluate this distribution channel.

Pricing and Underwriting

Personal Insurance has developed a product management methodology that integrates the disciplines of underwriting, claim, actuarial and product development. This approach is designed to maintain high quality underwriting discipline and pricing segmentation. Proprietary data accumulated over many years is analyzed and Personal Insurance uses a variety of risk differentiation models to facilitate its pricing segmentation. The Company’s product management area establishes underwriting guidelines integrated with its filed pricing and rating plans, which enable Personal Insurance to effectively execute its risk selection and pricing processes.

Pricing for personal automobile insurance is driven in large part by changes in the frequency of claims and by inflation in the cost of automobile repairs, medical care and litigation of liability claims. Pricing in the homeowners business is driven in large part by changes in the frequency of claims and by inflation in the cost of building supplies, labor and household possessions. In addition to the normal risks associated with any multiple peril coverage, the profitability and pricing of both homeowners and automobile insurance are affected by the incidence of natural disasters, particularly those related to weather and, for homeowners insurance, earthquakes. Insurers writing personal lines property and casualty policies may be unable to increase prices until some time after the costs associated with coverage have increased, primarily because of state insurance rate regulation. The pace at which an insurer can change rates in response to increased costs depends, in part, on whether the applicable state law requires prior approval of rate increases or notification to the regulator either before or after a rate change is imposed. In states with prior approval laws, rates must be approved by the regulator before being used by the insurer. In states having “file-and-use” laws, the insurer must file rate changes with the regulator, but does not need to wait for approval before using the new rates. A “use-and-file” law requires an insurer to file rates within a period of time after the insurer begins using the new rate. Approximately one-half of the states require prior approval of most rate changes. In addition, changes to methods of marketing and underwriting in some jurisdictions are subject to state-imposed restrictions, which can make it more difficult for an insurer to significantly manage catastrophe exposures.

The Company’s ability or willingness to raise prices, modify underwriting terms or reduce exposure to certain geographies may be limited due to considerations of public policy, the competitive environment, the evolving political environment and/or changes in the general economic climate. The Company also may choose to write business it might not otherwise write in some states for strategic purposes, such as improving access to other commercial or personal underwriting opportunities. In choosing to write business in some states, the Company also considers the costs and benefits of those states’ residual markets and guaranty funds, as well as other property and casualty business the Company writes in those states.

Personal Insurance utilizes technology intended to maximize independent agents’ ease of doing business with the Company. Automated quote transactions can be submitted online by independent agents either through Personal Insurance’s proprietary platform, their own agency management platform or comparative raters (discussed in more detail in the “Competition” section that follows). Nearly all new business policies can be issued online either by using the agents’ own platform or Personal Insurance’s platform, both of which interface with Personal Insurance’s underwriting and rating systems to monitor transactions for compliance with the company’s underwriting and pricing programs. All on-line business is subject to consultative review by Personal Insurance’s in-house underwriters. Audits of on-line business are conducted by an internal review team using systematic sampling across all of the Company’s distribution channels.

Product Lines

The primary coverages in Personal Insurance are personal automobile and homeowners and other insurance sold to individuals. Personal Insurance had approximately 6.4 million active policies (e.g., policies-in- force) at December 31, 2013.

The Personal Insurance segment writes the following types of coverages:

•                  Personal Automobile provides coverage for liability to others for both bodily injury and property damage, uninsured motorist protection, and for physical damage to an insured’s own vehicle from collision, fire, flood, hail and theft. In addition, many states require policies to provide first-party personal injury protection, frequently referred to as no-fault coverage.

•                  Homeowners and Other provides protection against losses to dwellings and contents from a variety of perils (excluding flooding) as well as coverage for personal liability. The Company writes homeowners insurance for dwellings, condominiums and tenants, and rental properties. The Company also writes coverage for boats and yachts and valuable personal items such as jewelry, and also writes coverages for umbrella liability, identity fraud, and weddings and special events.

Net Retention Policy

The following discussion reflects the Company’s retention policy with respect to the Personal Insurance segment as of January 1, 2014. The Company generally retains its primary personal auto exposures in their entirety. For personal property insurance, there is an $8.0 million maximum retention per risk. Personal Insurance retains the first $10.0 million of umbrella policies and purchases facultative reinsurance to provide additional limits capacity or to reduce retentions on an individual risk basis. The Company may also retain amounts greater than those described herein based upon the individual characteristics of the risk.

Geographic Distribution

The following table shows the geographic distribution of Personal Insurance’s direct written premiums for the states that accounted for the majority of premium volume for the year ended December 31, 2013:

State	% of Total
New York	15.6%
Texas(1)	7.6
Pennsylvania	7.6
California	6.2
New Jersey	5.2
Florida	5.0
Georgia	4.5
Virginia	4.2
Connecticut	4.2
Massachusetts	3.5
Maryland	3.5
All others(2)	32.9
Total	100.0%

(1)         The percentage for Texas includes business written by the Company through a fronting agreement with another insurer.

(2)         No other single state accounted for 3.0% or more of the total direct written premiums written in 2013 by the Personal Insurance segment.

Competition

Although national companies write the majority of this business, Personal Insurance also faces competition from many regional and hundreds of local companies. Personal Insurance primarily competes based on breadth of product offerings, price, service (including claims handling), ease of doing business, stability of the insurer and name recognition. Personal Insurance competes for business within each independent agency since these agencies also offer policies of competing companies. At the agency level, competition is primarily based on price, service (including claims handling), the level of automation and the development of long-term relationships with individual agents. In recent years, most independent personal insurance agents have begun utilizing price comparison rating technology, sometimes referred to as “comparative raters,” as a cost-efficient means of obtaining quotes from multiple companies. Because the use of this technology facilitates the process of generating multiple quotes, the technology has increased price comparison on new business and, increasingly, on renewal business. Personal Insurance also competes with insurance companies that use exclusive agents or salaried employees to sell their products, as well as those that employ direct marketing strategies, including the use of toll-free numbers and the internet. See “Item 1A—Risk Factors—The intense competition that we face could harm our ability to maintain or increase our business volumes and our profitability” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 filed on February 13, 2014.

The Agency Automobile line of business has been negatively impacted by various factors, including the use of price comparison technology by agents and brokers as discussed above. The Company has undertaken various actions to reduce costs in order to improve underwriting margins and enable it to have a more competitively-priced product. The Company’s actions in response to these factors include, among other things, the reduction of certain claim adjustment and other insurance expenses, with the majority of the impact in the Agency Automobile line of business. The reduction is intended to result in savings of $140 million pre-tax per year by 2015 when fully implemented. It is also expected to result in a restructuring charge of approximately $16 million, $12 million of which was incurred in 2013. Additionally, in the fourth quarter of 2013, the Company launched a new private passenger automobile product, Quantum Auto 2.0. This product, in addition to incorporating the cost savings described above, has a lower base commission rate than the Company’s existing Quantum Auto 1.0 product. These changes in cost structure are intended to enable the Company to price Quantum Auto 2.0 more competitively while generating an appropriate return. The new product was launched in 18 states by the end of 2013 and is expected to be offered in all but three states before the end of 2014. The Company currently intends that, in approved states, all new accounts will be on Quantum Auto 2.0. In addition, Quantum Auto 2.0 will also be available to agents at their discretion for existing accounts.

CLAIMS MANAGEMENT

The Company’s claim functions are managed through its Claims Services operation, with locations in the United States and in the countries where it does business. With more than 12,000 employees, Claims Services employs a diverse group of professionals, including claim adjusters, appraisers, attorneys, investigators, engineers, accountants, system specialists and training, management and support personnel. Approved external service providers, such as investigators, attorneys and, in the rare circumstances when necessary, independent adjusters and appraisers, are available for use as appropriate.

U.S. field claim management teams located in 21 claim centers and 57 satellite and specialty-only offices in 45 states are organized to maintain focus on the specific claim characteristics unique to the businesses within the Company’s business segments. Claim teams with specialized skills, required licenses, resources and workflows are matched to the unique exposures of those businesses, with local claims management dedicated to achieving optimal results within each segment. The Company’s home office operations provide additional support in the form of workflow design, quality management, information technology, advanced management information and data analysis, training, financial reporting and control, and human resources strategy. This structure permits the Company to maintain the economies of scale of a large, established company while retaining the agility to respond promptly to the needs of customers, brokers, agents and underwriters. Claims management for International, while generally provided locally by staff in the respective international locations due to local knowledge of applicable laws and regulations, is also managed by the Company’s U.S. Claims Services organization to leverage that knowledge base and to share best practices.

An integral part of the Company’s strategy to benefit customers and shareholders is its continuing industry leadership in the fight against insurance fraud through its Investigative Services unit. The Company has a nationwide staff of experts who investigate a wide array of insurance fraud schemes using in-house forensic resources and other technological tools. This staff also has specialized expertise in fire scene examinations, medical provider fraud schemes and data mining. The Company also dedicates investigative resources to ensure that violations of law are reported to and prosecuted by law enforcement agencies.

Claims Services uses technology, management information and data analysis to assist the Company in reviewing its claim practices and results in order to evaluate and improve its claims management performance. The Company’s claims management strategy is focused on segmentation of claims and appropriate technical specialization to drive effective claim resolution. The Company continually monitors its investment in claim resources to maintain an effective focus on claim outcomes and a disciplined approach to continual improvement. The Company operates a state-of-the-art claims training facility, offering hands-on experiential learning to help ensure that its claim professionals are properly trained. In recent years, the Company has invested significant additional resources in many of its claim handling operations and routinely monitors the effect of those investments to ensure a consistent optimization among outcomes, cost and service.

Claims Services’ catastrophe response strategy is to respond to a significant catastrophic event using its own personnel, enabling it to minimize reliance on independent adjusters and appraisers. The Company has developed a large dedicated catastrophe response team and trained a large Enterprise Response Team of existing employees who can be deployed on short notice in the event of a catastrophe that generates claim volume exceeding the capacity of the dedicated catastrophe response team. In recent years, these internal resources were successfully deployed to respond to a record number of catastrophe claims.

REINSURANCE

The Company reinsures a portion of the risks it underwrites in order to control its exposure to losses. The Company cedes to reinsurers a portion of these risks and pays premiums based upon the risk and exposure of the policies subject to such reinsurance. Ceded reinsurance involves credit risk, except with regard to mandatory pools and associations, and is generally subject to aggregate loss limits. Although the reinsurer is liable to the Company to the extent of the reinsurance ceded, the Company remains liable as the direct insurer on all risks reinsured. Reinsurance recoverables are reported after reductions for known insolvencies and after allowances for uncollectible amounts. The Company also holds collateral, including trust agreements, escrow funds and letters of credit, under certain reinsurance agreements. The Company monitors the financial condition of reinsurers on an ongoing basis and reviews its reinsurance arrangements periodically. Reinsurers are selected based on their financial condition, business practices, the price of their product offerings and the value of collateral provided. After reinsurance is purchased, the Company has limited ability to manage the credit risk to a reinsurer. In addition, in a number of jurisdictions, particularly the European Union and the United Kingdom, a reinsurer is permitted to transfer a reinsurance arrangement to another reinsurer, which may be less creditworthy, without a counterparty’s consent, provided that the transfer has been approved by the applicable regulatory and/or court authority. For additional information concerning reinsurance, see note 5 of notes to the Company’s consolidated financial statements contained in this Exhibit 99.1 and “Item 1A—Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 filed on February 13, 2014.

The Company utilizes a variety of reinsurance agreements to manage its exposure to large property and casualty losses, including:

•                  facultative reinsurance, in which reinsurance is provided for all or a portion of the insurance provided by a single policy and each policy reinsured is separately negotiated;

•                  quota share reinsurance, in which reinsurance is provided for an agreed-upon fixed percentage of liabilities, premiums and losses for each policy covered on a pro rata basis;

•                  treaty reinsurance, in which reinsurance is provided for a specified type or category of risks; and

•                  catastrophe reinsurance, in which the Company is indemnified for an amount of loss in excess of a specified retention with respect to losses resulting from a catastrophic event.

For a description of reinsurance-related litigation, see note 16 of notes to the Company’s consolidated financial statements.

Included in reinsurance recoverables are amounts related to structured settlements, which are annuities purchased from various life insurance companies to settle certain personal physical injury claims, of which workers’ compensation claims comprise a significant portion. In cases where the Company did not receive a release from the claimant, the amount due from the life insurance company related to the structured settlement is included in the Company’s consolidated balance sheet as a reinsurance recoverable and the related claim cost is included in the liability for claims and claim adjustment expense reserves, as the Company retains the contingent liability to the claimant. If it is expected that the life insurance company is not able to pay, the Company would recognize an impairment of the related reinsurance recoverable if, and to the extent, the purchased annuities are not covered by state guaranty associations. In the event that the life insurance company fails to make the required annuity payments, the Company would be required to make such payments.

Catastrophe Reinsurance

Catastrophes can be caused by a variety of events, including, among others, hurricanes, tornadoes and other windstorms, earthquakes, hail, wildfires, severe winter weather, floods, tsunamis and volcanic eruptions. Catastrophes can also result from a terrorist attack (including those involving nuclear, biological, chemical or radiological events), explosions, infrastructure failures or as a consequence of political instability. The incidence and severity of catastrophes are inherently unpredictable. The extent of losses from a catastrophe is a function of both the total amount of insured exposure in the area affected by the event and the severity of the event. Most catastrophes are restricted to small geographic areas; however, hurricanes and earthquakes may produce significant damage in larger areas, especially those areas that are heavily populated. The Company generally seeks to manage its exposure to catastrophes through individual risk selection and the purchase of catastrophe reinsurance. The Company utilizes a general catastrophe reinsurance treaty with unaffiliated reinsurers to manage its exposure to losses resulting from catastrophes. In addition to the coverage provided under this treaty, the Company also utilizes catastrophe bonds, as well as a Northeast catastrophe reinsurance treaty, to protect against certain losses resulting from catastrophes in the Northeastern United States. In addition, the Company also has a general catastrophe aggregate excess-of-loss reinsurance treaty, two earthquake excess-of-loss reinsurance treaties and several reinsurance treaties specific to its international operations.

General Catastrophe Reinsurance Treaty.  The Company utilizes a general catastrophe reinsurance treaty with unaffiliated reinsurers to help manage its exposure to losses resulting from catastrophes. The general catastrophe reinsurance treaty covers the accumulation of net property losses arising out of one occurrence. The treaty covers all of the Company’s exposures in the United States and Canada and their possessions, and waters contiguous thereto, the Caribbean and Mexico. The treaty only provides coverage for terrorism events in limited circumstances and excludes entirely losses arising from nuclear, biological, chemical or radiological attacks.

The following table summarizes the Company’s coverage under its General Catastrophe Reinsurance Treaty, effective for the period July 1, 2013 through June 30, 2014, as well as certain other catastrophe-related coverages, other than coverage related to the General Catastrophe Aggregate Excess-of- Loss Treaty which is described later in this section.

Layer of Loss	Reinsurance Coverage In-Force
$0 - $1.5 billion	Loss 100% retained by the Company, except for certain losses covered by the Earthquake Excess-of-Loss Reinsurance Treaty as described below.

$1.5 billion - $2.25 billion

53.3% ($400 million) of loss covered by treaty; 46.7% ($350 million) of loss retained by the Company. Additionally, certain losses incurred in the Northeastern United States are covered by the reinsurance agreements related to the Catastrophe Bonds as described below.

Greater than $2.25 billion

100% of loss retained by the Company, except for certain losses incurred in the Northeastern United States, which are covered by the reinsurance agreements related to the Catastrophe Bonds and Northeast General Catastrophe Reinsurance Treaty as described below.

Catastrophe Bonds.  The Company has catastrophe protection through two indemnity reinsurance agreements with Long Point Re III Ltd. (Long Point Re III), an independent Cayman Islands company licensed as a Class B insurer in the Cayman Islands. The reinsurance agreements expire in June 2015 and May 2016, respectively. Both reinsurance agreements meet the requirements to be accounted for as reinsurance in accordance with the guidance for reinsurance contracts. In connection with each reinsurance agreement, Long Point Re III issued notes (generally referred to as “catastrophe bonds”) to investors in an amount equal to the full coverage provided under the respective reinsurance agreement as described below.

On June 6, 2012, Long Point Re III completed an offering to unrelated investors of $250 million aggregate principal amount of catastrophe bonds. In connection with the offering, the Company and Long Point Re III entered into a three-year reinsurance agreement providing coverage to the Company for certain losses from a hurricane in the northeastern United States. The business covered by the reinsurance agreement comprises specified property and related coverages in the Company’s Personal Insurance segment, and in “Select Accounts” and “Commercial Accounts” in the Company’s Business and International Insurance segment. Covered losses under the agreement are limited to the following geographic locations: Connecticut, Delaware, District of Columbia, Maine, Maryland, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania, Rhode Island, Virginia and Vermont. The proceeds of the offering were deposited in a reinsurance trust account. The attachment point, maximum limit and insurance percentage are reset annually to maintain modeled probabilities of attachment and expected loss on the respective catastrophe bonds equal to the initial modeled probabilities of attachment and expected loss. The attachment point, maximum limit and insurance percentage were reset in April 2013. Accordingly, for the period May 1, 2013 through April 30, 2014, the Company will be entitled to begin recovering amounts under the reinsurance agreement if the losses in the covered area for a single occurrence reach an initial attachment amount of $1.817 billion. The full $250 million coverage amount is available on a proportional basis until covered losses reach a maximum $2.427 billion.

On May 16, 2013, Long Point Re III completed a second offering to unrelated investors of $300 million aggregate principal amount of catastrophe bonds. In connection with the offering, the Company and Long Point Re III entered into a three-year reinsurance agreement providing for coverage up to $300 million for losses from a Northeast hurricane. The business covered by the reinsurance agreement is a subset of the Company’s overall insurance portfolio, comprising property insurance and related coverages spread across the following geographic locations: Connecticut, Delaware, District of Columbia, Maine, Maryland, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania, Rhode Island, Virginia and Vermont. The coverage is limited to specified property coverage written in the Company’s Personal Insurance segment, and in “Select Accounts” and “Commercial Accounts” in the Company’s Business and International Insurance segment. Coverage under the agreement is limited to losses from hurricanes and is initially subject to a $1.25 billion retention per occurrence, after which the Company is entitled to recover up to $300 million on a proportional basis until covered losses reach a maximum $1.80 billion limit. The attachment point and maximum limit will be reset annually, with the ability of the Company to adjust the expected loss of the coverage layer (the difference between the attachment point and the maximum limit) within a predetermined range. Similar to the first arrangement with Long Point Re III, the proceeds of the offering were deposited in a separate reinsurance trust account.

Under the terms of both reinsurance agreements, the Company is obligated to pay annual reinsurance premiums to Long Point Re III for the reinsurance coverage. Amounts payable to the Company under both reinsurance agreements with respect to any covered event cannot exceed the Company’s actual losses from such event. The principal amount of the respective catastrophe bond will be reduced by any amounts paid to the Company under the respective reinsurance agreement.

As with any reinsurance agreement, there is credit risk associated with collecting amounts due from reinsurers. With regard to Long Point Re III, the credit risk is mitigated by reinsurance trust accounts that have been funded by Long Point Re III with money market funds that invest solely in direct government obligations and obligations backed by the U.S. government with maturities of no more than 13 months. The money market funds must have a principal stability rating of at least AAAm by Standard & Poor’s on the issuance date of the bonds and thereafter must be rated by Standard & Poor’s. Other permissible investments include money market funds which invest in repurchase and reverse repurchase agreements collateralized by direct government obligations and obligations of any agency backed by the U.S. government with terms of no more than 397 calendar days, and cash.

At the time the agreements were entered into with Long Point Re III, the Company evaluated the applicability of the accounting guidance that addresses variable interest entities or VIEs. Under this guidance, an entity that is formed for business purposes is considered a VIE if: (a) the equity investors lack the direct or indirect ability through voting rights or similar rights to make decisions about an entity’s activities that have a significant effect on the entity’s operations, or (b) the equity investors do not provide sufficient financial resources for the entity to support its activities. Additionally, a company that absorbs a majority of the expected losses from a VIE’s activities or is entitled to receive a majority of the entity’s expected residual returns, or both, is considered to be the primary beneficiary of the VIE and is required to consolidate the VIE in the company’s financial statements.

As a result of the evaluation of the reinsurance agreements with Long Point Re III, the Company concluded that it was a VIE because the conditions described in items (a) and (b) above were present. However, while Long Point Re III was determined to be a VIE, the Company concluded that it did not have a variable interest in the entity, as the variability in its results, caused by the reinsurance agreements, is expected to be absorbed entirely by the investors in the catastrophe bonds issued by Long Point Re III and residual amounts earned by it, if any, are expected to be absorbed by the equity investors (the Company has neither an equity nor a residual interest in Long Point Re III).

Accordingly, the Company is not the primary beneficiary of Long Point Re III and does not consolidate that entity in the Company’s consolidated financial statements. Additionally, because the Company has no intention to pursue any transaction that would result in it acquiring interest in and becoming the primary beneficiary of Long Point Re III, the consolidation of that entity in the Company’s consolidated financial statements in future periods is unlikely.

The Company has not incurred any losses that have resulted or are expected to result in a recovery under the Long Point Re III agreements since their inception.

Northeast General Catastrophe Reinsurance Treaty.  In addition to its general catastrophe treaty and its multi-year catastrophe bonds, the Company also is party to a northeast general catastrophe reinsurance treaty which provides up to $600 million of coverage, subject to a $2.25 billion retention, for certain losses arising from hurricanes, tornados, hail storms, earthquakes and winter storm or freeze losses from Virginia to Maine for the period July 1, 2013 through June 30, 2014. Losses from a covered event (occurring over several days) anywhere in the United States, Canada, the Caribbean and Mexico and waters contiguous thereto may be used to satisfy the retention. Recoveries under the catastrophe bonds (if any) would be first applied to reduce losses subject to this treaty.

General Catastrophe Aggregate Excess-of-Loss Reinsurance Treaty.  For the period January 1, 2014 to December 31, 2014, the Company has entered into a reinsurance agreement that covers the accumulation of certain property losses arising from multiple occurrences. For each occurrence, qualifying losses are 90% of $1.4 billion in excess of $100 million. The treaty covers aggregate qualifying losses during 2014 for 40% of $1.0 billion in excess of $1.5 billion. The treaty covers all of the Company’s exposures in the United States and Canada and their possessions, and waters contiguous thereto, the Caribbean and Mexico.

Business and International Insurance Earthquake Excess-of-Loss Reinsurance Treaty.  For the period July 1, 2013 through June 30, 2014, the Company has entered into an earthquake excess-of-loss treaty that provides for up to $200 million of coverage, subject to a $160 million retention, for losses arising from an earthquake, including fire following and sprinkler leakage incurred under policies written by National Property, Technology, Public Sector Services and Commercial Accounts.

Personal Insurance Earthquake Excess-of-Loss Reinsurance Treaty.  For the period January 1, 2014 through December 31, 2014, the Company has entered into an earthquake excess-of-loss treaty that provides for up to $200 million of coverage, subject to a $150 million retention, for losses arising from an earthquake, including fire following and sprinkler leakage incurred under policies written by the Company’s Personal Insurance segment.

Dominion Property and Automobile Physical Damage Catastrophe Excess- of-Loss Reinsurance Contract.  This contract, effective for the period January 1, 2014 through and including June 30, 2014, covers the accumulation of net property losses arising out of one occurrence which may accrue to Dominion. The treaty covers all of Dominion’s habitational property, commercial property and auto physical damages exposures with respect to risks located in Canada, written for Canadian insureds, including such insureds’ interests abroad. The treaty provides coverage for 100% of loss retained by Dominion in excess of $15 million, up to $700 million.

Other International Reinsurance Treaties.  For other business underwritten in Canada, as well as for business written in the United Kingdom, Republic of Ireland and in the Company’s operations at Lloyd’s, separate reinsurance protections are purchased locally that have lower net retentions more commensurate with the size of the respective local balance sheet. The Company conducts an ongoing review of its risk and catastrophe coverages and makes changes as it deems appropriate.

Terrorism Risk Insurance Program.  The Terrorism Risk Insurance Program is a Federal program administered by the Department of the Treasury that provides for a system of shared public and private compensation for certain insured losses resulting from certified acts of terrorism. The current program has been authorized through 2014. For a further description of the program, including the Company’s estimated deductible under the program in 2014, see note 5 of notes to the Company’s consolidated financial statements and “Item 1A—Risk Factors—Catastrophe losses could materially and adversely affect our results of operations, our financial position and/or liquidity, and could adversely impact our ratings, our ability to raise capital and the availability and cost of reinsurance” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 filed on February 13, 2014.

CLAIMS AND CLAIM ADJUSTMENT EXPENSE RESERVES

Claims and claim adjustment expense reserves represent management’s estimate of ultimate unpaid costs of losses and loss adjustment expenses for claims that have been reported and claims that have been incurred but not yet reported.

The Company continually refines its reserve estimates in a regular ongoing process that includes review of key assumptions, underlying variables and historical loss experience. The Company reflects adjustments to reserves in the results of operations in the periods in which the estimates are changed. In establishing reserves, the Company takes into account estimated recoveries for reinsurance, salvage and subrogation. The reserves are also reviewed regularly by qualified actuaries employed by the Company. For additional information on the process of estimating reserves and a discussion of underlying variables and risk factors, see “Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Estimates.”

The process of estimating loss reserves involves a high degree of judgment and is subject to a number of variables. These variables (discussed by product line in the “Critical Accounting Estimates” section of “Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations”) are affected by both internal and external events, such as changes in claims handling procedures, inflation, judicial trends and legislative changes, among others. The impact of many of these items on ultimate costs for claims and claim adjustment expenses is difficult to estimate. Reserve estimation difficulties also differ significantly by product line due to differences in the underlying insurance contract (e.g., claims-made versus occurrence), claim complexity, the volume of claims, the potential severity of individual claims, the determination of the occurrence date for a claim, and reporting lags (the time between the occurrence of the insured event and when it is actually reported to the insurer). Informed judgment is applied throughout the process.

The Company derives estimates for unreported claims and development on reported claims principally from actuarial analyses of historical patterns of loss development by accident year for each type of exposure and business unit. Similarly, the Company derives estimates of unpaid loss adjustment expenses principally from actuarial analyses of historical development patterns of the relationship of loss adjustment expenses to losses for each line of business and type of exposure. For a description of the Company’s reserving methods for asbestos and environmental claims, see “Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Asbestos Claims and Litigation,” and “—Environmental Claims and Litigation.”

Discounting

The claims and claim adjustment expense reserves for most long-term disability and annuity claim payments, primarily arising from workers’ compensation insurance and workers’ compensation excess insurance policies, were discounted to the present value of estimated future payments using a rate of

5% at both December 31, 2013 and 2012. These discounted reserves totaled $2.21 billion and $2.01 billion at December 31, 2013 and 2012, respectively.

Claims and Claim Adjustment Expense Development Table

The table that follows sets forth the year-end reserves from 2003 through 2013 and the subsequent changes in those reserves, presented on a historical basis. The original estimates, cumulative amounts paid and re-estimated reserves in the table for 2003 have not been restated to reflect the acquisition by Travelers Property Casualty Corp. (TPC) of The St. Paul Companies, Inc. (SPC) in 2004 (referred to hereafter as the Merger). The table includes SPC reserves beginning at December 31, 2004. In addition, the original estimates, cumulative amounts paid and re-estimated reserves in the table for 2003 through 2012 have not been restated to reflect the acquisition of Dominion in November 2013. The table includes Dominion’s reserves beginning at December 31, 2013.

The data in the table is presented in accordance with reporting requirements of the Securities and Exchange Commission (SEC). Care must be taken to avoid misinterpretation by those unfamiliar with this information or familiar with other data commonly reported by the insurance industry. The data in the table is not accident year data, but rather a display of 2003 to 2013 year-end reserves and the subsequent changes in those reserves.

For instance, the “cumulative deficiency (redundancy)” shown in the table for each year represents the aggregate amount by which original estimates of reserves as of that year-end have changed in subsequent years. Accordingly, the cumulative deficiency for a year relates only to reserves at that year- end and those amounts are not additive. Expressed another way, if the original reserves at the end of 2003 included $4 million for a loss that is finally paid in 2007 for $5 million, the $1 million deficiency (the excess of the actual payment of $5 million over the original estimate of $4 million) would be included in the cumulative deficiencies in each of the years 2003 to 2006 shown in the accompanying table.

Various factors may distort the re-estimated reserves and cumulative deficiency or redundancy shown in the table. For example, a substantial portion of the cumulative deficiencies shown in the table arise from claims on policies written prior to the mid-1980s involving liability exposures such as asbestos and environmental claims. In the post-1984 period, the Company has developed more stringent underwriting standards and policy exclusions and has significantly contracted or terminated the writing of these risks. See “Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Asbestos Claims and Litigation,” and “—Environmental Claims and Litigation.” General conditions and trends that have affected the development of these liabilities in the past will not necessarily recur in the future.

Other factors that affect the data in the table include the discounting of certain reserves (as discussed above) and the use of retrospectively rated insurance policies. For example, reserves for long-term disability and annuity claim payments (tabular reserves), primarily arising from workers’ compensation insurance and workers’ compensation excess insurance policies, are discounted to reflect the time value of money. Apparent deficiencies will continue to occur as the discount on these workers’ compensation reserves is accreted at the appropriate interest rates. Also, a portion of National Accounts business is underwritten with retrospectively rated insurance policies in which the ultimate loss experience is primarily borne by the insured. For this business, increases in loss experience result in an increase in reserves and an offsetting increase in amounts recoverable from insureds. Likewise, decreases in loss experience result in a decrease in reserves and an offsetting decrease in amounts recoverable from these insureds. The amounts recoverable on these retrospectively rated policies mitigate the impact of the cumulative deficiencies or redundancies on the Company’s earnings but are not reflected in the table.

Because of these and other factors, it is difficult to develop a meaningful extrapolation of estimated future redundancies or deficiencies in loss reserves from the data in the table.

(at December 31, in millions)	2003	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013
Reserves for claims and claim adjustment expense originally estimated	$24,055	$41,446	$42,895	$42,844	$43,098	$41,312	$40,941	$40,255	$40,919	$40,634	$41,585
Cumulative amounts paid as of
One year later	4,651	8,871	8,632	7,417	8,146	7,519	7,748	7,653	8,326	8,416
Two years later	8,686	14,666	13,837	13,181	12,798	12,454	12,374	12,567	13,447
Three years later	11,541	18,733	18,466	16,545	16,264	15,668	15,708	16,081
Four years later	13,708	22,514	21,025	19,113	18,524	18,053	18,126
Five years later	15,574	24,572	22,992	20,820	20,244	19,824
Six years later	16,624	26,189	24,423	22,205	21,609
Seven years later	17,558	27,469	25,616	23,381
Eight years later	18,320	28,557	26,675
Nine years later	18,988	29,543
Ten years later	19,602
Reserves re-estimated as of
One year later	24,222	41,706	42,466	42,172	41,373	39,863	39,524	39,413	39,845	39,690
Two years later	25,272	42,565	42,311	40,837	39,925	38,640	38,421	38,393	38,964
Three years later	26,042	42,940	41,692	39,739	38,842	37,613	37,539	37,576
Four years later	26,501	43,148	40,855	38,734	38,223	36,892	36,889
Five years later	26,803	42,655	40,026	38,409	37,716	36,361
Six years later	26,619	42,068	39,849	38,134	37,323
Seven years later	26,342	42,019	39,694	37,858
Eight years later	26,382	41,987	39,518
Nine years later	26,431	41,942
Ten years later	26,455
Cumulative deficiency (redundancy)	2,400	496	(3,377)	(4,986)	(5,775)	(4,951)	(4,052)	(2,679)	(1,955)	(944)
Gross liability—end of year	$34,760	$59,438	$61,461	$59,677	$58,094	$55,121	$53,529	$51,537	$51,353	$50,888	$50,865
Reinsurance recoverables	10,705	17,992	18,566	16,833	14,996	13,809	12,588	11,282	10,434	10,254	9,280
Net liability—end of year	$24,055	$41,446	$42,895	$42,844	$43,098	$41,312	$40,941	$40,255	$40,919	$40,634	$41,585
Gross re-estimated liability-latest	$37,517	$59,672	$57,336	$53,229	$50,927	$48,579	$48,055	$47,892	$48,787	$50,071
Re-estimated reinsurance recoverables-latest	11,062	17,730	17,818	15,371	13,604	12,218	11,166	10,316	9,823	10,381
Net re-estimated liability-latest	$26,455	$41,942	$39,518	$37,858	$37,323	$36,361	$36,889	$37,576	$38,964	$39,690
Gross cumulative deficiency (redundancy)	$2,757	$234	$(4,125)	$(6,448)	$(7,167)	$(6,542)	$(5,474)	$(3,645)	$(2,566)	$(817)

For the year 2003, the table excludes reserves of SPC, which were acquired in the Merger on April 1, 2004. Accordingly, the reserve development (net reserves for claims and claim adjustment expense re-estimated as of subsequent years less net reserves recorded at the end of the year, as originally estimated) for 2003 relates only to losses recorded by TPC and does not include reserve development recorded by SPC. For 2004 and subsequent years, the table includes SPC reserves acquired and subsequent development recorded on those reserves. At December 31, 2004, SPC gross reserves were $23,274 million, and net reserves were $15,959 million. For years prior to 2013, the table excludes reserves of Dominion, which were acquired by the Company on November 1, 2013. Accordingly, the reserve development for years prior to 2013 does not include reserve development recorded by Dominion. At December 31, 2013, Dominion’s gross reserves were $2,110 million, and net reserves were $1,779 million.

In December 2008, the Company completed the sale of Unionamerica Holdings Limited (Unionamerica), which comprised its United Kingdom (U.K.)-based runoff insurance and reinsurance businesses. (Unionamerica was acquired in 2004 as part of the Merger.) Immediately before the sale, the claims and claim adjustment expense reserves of Unionamerica totaled $790 million. As a result of the sale, those obligations ceased being the responsibility of the Company and its affiliates. The sale is reflected in the table as a reduction in December 31, 2008 net reserves of $790 million and as a $790 million increase in paid losses for each of the years 2004 through 2007 to reflect the transfer (payment) of the reserves to the buyer, resulting in no impact to incurred losses.

The gross and net cumulative deficiency (redundancy) by calendar year as set forth in the table above includes the following impact of unfavorable prior year reserve development related to asbestos and environmental claims and claim adjustment expenses, in millions:

Asbestos	2003	2004	2005	2006	2007	2008	2009	2010	2011	2012
Gross	$1,832	$2,103	$1,269	$1,072	$1,073	$1,003	$818	$556	$361	$190
Net	$1,709	$1,922	$1,091	$935	$935	$865	$680	$540	$365	$190

Environmental	2003	2004	2005	2006	2007	2008	2009	2010	2011	2012
Gross	$797	$773	$756	$648	$466	$381	$296	$251	$171	$72
Net	$745	$756	$726	$606	$421	$336	$266	$231	$155	$65

Reserves on Statutory Accounting Basis

At December 31, 2013, 2012 and 2011, claims and claim adjustment expense reserves (net of reinsurance) shown in the preceding table, which are prepared in accordance with U.S. generally accepted accounting principles (GAAP reserves), were $17 million higher, $22 million lower and $20 million higher, respectively, than those reported in the Company’s respective annual reports filed with insurance regulators, which are prepared in accordance with statutory accounting practices (statutory reserves).

The differences between GAAP and statutory reserves are primarily due to the differences in GAAP and statutory accounting for two items, (1) fees associated with billing of required reimbursements under large deductible business, and (2) the accounting for retroactive reinsurance. For large deductible business, the Company pays the deductible portion of a casualty insurance claim and then seeks reimbursement from the insured, plus a fee. This fee is reported as fee income for GAAP reporting, but as an offset to claim expenses paid for statutory reporting. Retroactive reinsurance balances result from reinsurance placed to cover losses on insured events occurring prior to the inception of a reinsurance contract. For GAAP reporting, retroactive reinsurance balances are included in reinsurance recoverables and result in lower net reserve amounts. Statutory accounting practices require retroactive reinsurance balances to be recorded in other liabilities as contra-liabilities rather than in loss reserves.

Asbestos and Environmental Claims

Asbestos and environmental claims are segregated from other claims and are handled separately by the Company’s Special Liability Group, a separate unit staffed by dedicated legal, claim, finance and engineering professionals. For additional information on asbestos and environmental claims, see “Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Asbestos Claims and Litigation” and “—Environmental Claims and Litigation.”

INTERCOMPANY REINSURANCE POOLING ARRANGEMENTS

Most of the Company’s domestic insurance subsidiaries are members of an intercompany property and casualty reinsurance pooling arrangement. Pooling arrangements permit the participating companies to rely on the capacity of the entire pool’s policyholders’ surplus rather than just on its own policyholder surplus. Under such arrangements, the members share substantially all insurance business that is written and allocate the combined premiums, losses and expenses.

RATINGS

Ratings are an important factor in assessing the Company’s competitive position in the insurance industry. The Company receives ratings from the following major rating agencies: A.M. Best Company (A.M. Best), Fitch Ratings (Fitch), Moody’s Investors Service (Moody’s) and Standard & Poor’s Corp.

(S&P). Rating agencies typically issue two types of ratings for insurance companies: claims-paying (or financial strength) ratings which reflect the rating agency’s assessment of an insurer’s ability to meet its financial obligations to policyholders and debt ratings which reflect the rating agency’s assessment of a company’s prospects for repaying its debts and are considered by lenders in connection with the setting of interest rates and terms for a company’s short- and long-term borrowings. Agency ratings are not a recommendation to buy, sell or hold any security, and they may be revised or withdrawn at any time by the rating agency. Each agency’s rating should be evaluated independently of any other agency’s rating. The system and the number of rating categories can vary widely from rating agency to rating agency. Customers usually focus on claims-paying ratings, while creditors focus on debt ratings. Investors use both to evaluate a company’s overall financial strength. The ratings issued on the Company or its subsidiaries by any of these agencies are announced publicly and are available on the Company’s website and from the agencies.

A downgrade in one or more of the Company’s claims-paying ratings could negatively impact the Company’s business volumes and competitive position because demand for certain of its products may be reduced, particularly because some customers require that the Company maintain minimum ratings to enter into or renew business with it.

Additionally, a downgrade in one or more of the Company’s debt ratings could adversely impact the Company’s ability to access the capital markets and other sources of funds, including in the syndicated bank loan market, and/or result in higher financing costs. For example, downgrades in the Company’s debt ratings could result in higher interest expense under the Company’s revolving credit agreement (under which the cost of borrowing could range from LIBOR plus 87.5 basis points to LIBOR plus 150 basis points, depending on the Company’s debt ratings), the Company’s commercial paper program, or in the event that the Company were to access the capital markets by issuing debt or similar types of securities. See “Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” for a discussion of the Company’s revolving credit agreement and commercial paper program. The Company considers the level of increased cash funding requirements in the event of a ratings downgrade as part of the evaluation of the Company’s liquidity requirements. The Company currently believes that a one- to two-notch downgrade in its debt ratings would not result in a material increase in interest expense under its existing credit agreement and commercial paper programs. In addition, the Company considers the impact of a ratings downgrade as part of the evaluation of its common share repurchases.

Claims—Paying Ratings

The following table summarizes the current claims-paying (or financial strength) ratings of the Travelers Reinsurance Pool, Travelers C&S Co. of America, Travelers Personal single state companies, Travelers C&S Co. of Europe, Ltd., Travelers Insurance Company of Canada and Travelers Insurance

Company Limited as of February 13, 2014. The table presents the position of each rating in the applicable agency’s rating scale.

	A.M. Best	Moody’s	S&P	Fitch
Travelers Reinsurance Pool(a)(b)	A+ (2nd of 16)	Aa2 (3rd of 21)	AA (3rd of 21)	AA (3rd of 21)
Travelers C&S Co. of America	A+ (2nd of 16)	Aa2 (3rd of 21)	AA (3rd of 21)	AA (3rd of 21)
First Floridian Auto and Home Ins. Co.	A- (4th of 16)	—	—	AA (3rd of 21)
The Premier Insurance Company of Massachusetts	A (3rd of 16)	—	—	—
Travelers C&S Co. of Europe, Ltd.	A+ (2nd of 16)	Aa2 (3rd of 21)	AA (3rd of 21)	—
Travelers Insurance Company of Canada	A+ (2nd of 16)	—	AA- (4th of 21)	—
Travelers Insurance Company Limited	A (3rd of 16)	—	AA (3rd of 21)	—

(a)         The Travelers Reinsurance Pool consists of: The Travelers Indemnity Company, The Charter Oak Fire Insurance Company, The Phoenix Insurance Company, The Travelers Indemnity Company of Connecticut, The Travelers Indemnity Company of America, Travelers Property Casualty Company of America, Travelers Commercial Casualty Company, TravCo Insurance Company, The Travelers Home and Marine Insurance Company, Travelers Casualty and Surety Company, Northland Insurance Company, Northfield Insurance Company, Northland Casualty Company, American Equity Specialty Insurance Company, The Standard Fire Insurance Company, The Automobile Insurance Company of Hartford, Connecticut, Travelers Casualty Insurance Company of America, Farmington Casualty Company, Travelers Commercial Insurance Company, Travelers Casualty Company of Connecticut, Travelers Property Casualty Insurance Company, Travelers Personal Security Insurance Company, Travelers Personal Insurance Company, Travelers Excess and Surplus Lines Company, St. Paul Fire and Marine Insurance Company, St. Paul Surplus Lines Insurance Company, The Travelers Casualty Company, St. Paul Protective Insurance Company, Travelers Constitution State Insurance Company, St. Paul Guardian Insurance Company, St. Paul Mercury Insurance Company, Fidelity and Guaranty Insurance Underwriters, Inc., Discover Property & Casualty Insurance Company, Discover Specialty Insurance Company and United States Fidelity and Guaranty Company.

(b)         The following affiliated companies are 100% reinsured by one of the pool participants noted in (a) above: Fidelity and Guaranty Insurance Company, Gulf Underwriters Insurance Company, American Equity Insurance Company, Select Insurance Company, St. Paul Fire and Casualty Insurance Company, The Travelers Lloyds Insurance Company and Travelers Lloyds of Texas Insurance Company.

Debt Ratings

The following table summarizes the current debt, trust preferred securities and commercial paper ratings of the Company and its subsidiaries as of February 13, 2014. The table also presents the position of each rating in the applicable agency’s rating scale.

	A.M. Best	Moody’s	S&P	Fitch
Senior debt	a (6th of 22)	A2 (6th of 21)	A (6th of 22)	A (6th of 22)
Subordinated debt	a- (7th of 22)	A3 (7th of 21)	A- (7th of 22)	BBB+ (8th of 22)
Junior subordinated debt	bbb+ (8th of 22)	A3 (7th of 21)	BBB+ (8th of 22)	BBB+ (8th of 22)
Trust preferred securities	bbb+ (8th of 22)	A3 (7th of 21)	BBB+ (8th of 22)	BBB+ (8th of 22)
Commercial paper	AMB-1 (2nd of 6)	P-1 (1st of 4)	A-1 (2nd of 10)	F-1 (2nd of 8)

Rating Agency Actions

The following rating agency actions were taken with respect to the Company from March 1, 2013 (the date on which the Company filed its Amended Annual Report on Form 10-K/A for the year ended December 31, 2012), through February 7, 2014:

•                  On May 22, 2013, S&P affirmed all ratings of the Company. The outlook for all ratings is stable.

•                  On May 30, 2013, A.M. Best affirmed all ratings of the Company. The outlook for all ratings of the Company was revised to positive from stable (except the outlooks for The Premier Insurance Company of Massachusetts, First Trenton Indemnity Company and First Florida Auto and Home Insurance Company, all of which remained stable).

•                  On June 10, 2013, Fitch affirmed all ratings of the Company. The outlook for all ratings is stable.

•                  On October 1, 2013, A.M. Best withdrew its “A” financial strength rating and “a” issuer credit rating for First Trenton Indemnity Company (First Trenton) as a result of First Trenton’s merger into an affiliate company, The Travelers Indemnity Company, a member of the Travelers Reinsurance Pool.

•                  On November 15, 2013, A.M. Best affirmed the financial strength rating of “A” for Travelers Insurance Company Limited. The outlook for this rating is stable.

•                  On January 16, 2014, Fitch affirmed all ratings of the Company. The outlook for all ratings is stable.

INVESTMENT OPERATIONS

The majority of funds available for investment are deployed in a widely diversified portfolio of high quality, liquid taxable U.S. government, tax-exempt U.S. municipal and taxable corporate and U.S. agency mortgage-backed bonds. The Company closely monitors the duration of its fixed maturity investments, and the Company’s investment purchases and sales are executed with the objective of having adequate funds available to satisfy its insurance and debt obligations. Generally, the expected principal and interest payments produced by the Company’s fixed maturity portfolio adequately fund the estimated runoff of the Company’s insurance reserves. The Company’s management of the duration of the fixed maturity investment portfolio, including its use of Treasury futures at times, has produced a duration that is less than the estimated duration of the Company’s net insurance liabilities. In 2013, the estimated average effective duration of the Company’s portfolio of fixed maturity and short-term security investments increased, primarily reflecting the impact of an increase in interest rates during the year. By the end of the second quarter of 2013, based upon the outlook for interest rates as compared to the carrying cost of its short positions in U.S. Treasury futures, the Company closed all of these positions, which it had used to manage the duration of its fixed maturity portfolio to reduce the Company’s exposure to a decrease in its book value resulting from an increase in interest rates. During the second half of 2013, the Company did not enter into any U.S. Treasury futures contracts. The Company has also recently experienced an increase in the estimated average duration of its net insurance liabilities, primarily reflecting the impact of declining market interest rates and, to a lesser degree, an increase in the proportion of workers’ compensation insurance reserves as a component of total insurance reserves. The substantial amount by which the fair value of the fixed maturity portfolio exceeds the value of the net insurance liabilities, as well as the positive cash flow from newly sold policies and the large amount of high quality liquid bonds, contributes to the Company’s ability to fund claim payments without having to sell illiquid assets or access credit facilities.

The Company also invests much smaller amounts in equity securities, real estate, private equity limited partnerships, hedge funds, and real estate partnerships and joint ventures. These investment classes have the potential for higher returns but also involve varying degrees of risk, including less stable rates of return and less liquidity.

See note 3 of notes to the Company’s consolidated financial statements for additional information regarding the Company’s investment portfolio.

REGULATION

U.S. State and Federal Regulation

TRV’s domestic insurance subsidiaries are collectively licensed to transact insurance business in all U.S. states, the District of Columbia, Guam, Puerto Rico and the U.S. Virgin Islands and are subject to regulation in the various states and jurisdictions in which they transact business. The extent of regulation varies, but generally derives from statutes that delegate regulatory, supervisory and administrative authority to a department of insurance in each state. The regulation, supervision and administration relate, among other things, to standards of solvency that must be met and maintained, the licensing of insurers and their agents, the nature of and limitations on investments, premium rates, restrictions on the size of risks that may be insured under a single policy, reserves and provisions for unearned premiums, losses and other obligations, deposits of securities for the benefit of policyholders, approval of policy forms and the regulation of market conduct, including the use of credit information in underwriting as well as other underwriting and claims practices. In addition, many states have enacted variations of competitive ratemaking laws, which allow insurers to set certain premium rates for certain classes of insurance without having to obtain the prior approval of the state insurance department. State insurance departments also conduct periodic examinations of the financial condition and market conduct of insurance companies and require the filing of financial and other reports on a quarterly and annual basis.

State insurance regulation continues to evolve in response to the changing economic and business environment as well as efforts by regulators internationally to develop a consistent approach to regulations. These changes are evidenced by the recent incorporation of supervisory colleges into the U.S. regulatory framework. A supervisory college is a forum of the regulators having jurisdictional authority over a holding company’s various insurance subsidiaries, including foreign insurance subsidiaries, convened to meet with the insurer’s executive management, to evaluate the insurer from both a group-wide and legal-entity basis. Some of the items evaluated during the colleges include the insurer’s business strategies, enterprise risk management and corporate governance.

Insurance Regulation Concerning Dividends from Insurance Subsidiaries.  TRV’s principal domestic insurance subsidiaries are domiciled in the state of Connecticut. The Connecticut insurance holding company laws require notice to, and approval by, the state insurance commissioner for the declaration or payment of any dividend from an insurance subsidiary that, together with other distributions made within the preceding twelve months, exceeds the greater of 10% of the insurance subsidiary’s policyholders’ surplus as of the preceding December 31, or the insurance subsidiary’s net income for the twelve-month period ending the preceding December 31, in each case determined in accordance with statutory accounting practices and by state regulation. This declaration or payment is further limited by adjusted unassigned surplus, as determined in accordance with statutory accounting practices.

The insurance holding company laws of other states in which TRV’s domestic insurance subsidiaries are domiciled generally contain similar, although in some instances somewhat more restrictive, limitations on the payment of dividends.

Rate and Rule Approvals.  TRV’s domestic insurance subsidiaries are subject to each state’s laws and regulations regarding rate and rule approvals. The applicable laws and regulations are used by states to establish standards to ensure that rates are not excessive, inadequate, unfairly discriminatory or used to engage in unfair price competition. An insurer’s ability to increase rates and the relative timing of the process are dependent upon each respective state’s requirements.

Requirements for Exiting Geographic Markets and/or Canceling or Nonrenewing Policies.  Several states have laws and regulations which may impact the timing and/or the ability of an insurer to either discontinue or substantially reduce its writings in that state. These laws and regulations typically require prior notice, and in some instances insurance department approval, prior to discontinuing a line of business or withdrawing from that state, and they allow insurers to cancel or non-renew certain policies only for certain specified reasons.

Assessments for Guaranty Funds and Second-Injury Funds and Other Mandatory Pooling and Reinsurance Arrangements.  Virtually all states require insurers licensed to do business in their state, including TRV’s domestic insurance subsidiaries, to bear a portion of the loss suffered by some claimants because of the insolvency of other insurers. Many states also have laws that establish second-injury funds to provide compensation to injured employees for aggravation of a prior condition or injury.

TRV’s domestic insurance subsidiaries are also required to participate in various involuntary assigned risk pools, principally involving workers’ compensation, automobile insurance, property windpools in states prone to property damage from hurricanes, and FAIR plans, which provide various insurance coverages to individuals or other entities that otherwise are unable to purchase that coverage in the voluntary market.

Assessments may include any charge mandated by statute or regulatory authority that is related directly or indirectly to underwriting activities. Examples of such mechanisms include, but are not limited to, the Florida Hurricane Catastrophe Fund, Florida Citizens Property Insurance Corporation, National Workers’ Compensation Reinsurance Pool, North Carolina Beach Plan, Louisiana Citizens Property Insurance Corporation, and the Texas Windstorm Insurance Association. Amounts payable or paid as a result of arrangements that are in substance reinsurance, including certain involuntary pools where insurers are required to assume premiums and losses from those pools, are accounted for as reinsurance (e.g., National Workers’ Compensation Reinsurance Pool, North Carolina Beach Plan). Amounts related to assessments from arrangements that are not reinsurance are reported as a component of “General and Administrative Expenses.” For additional information concerning assessments for guaranty funds and second-injury funds and other mandatory pooling and reinsurance agreements including state-funding mechanisms, see “Item 1A—Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 filed on February 13, 2014.

Insurance Regulatory Information System.  The National Association of Insurance Commissioners (NAIC) developed the Insurance Regulatory Information System (IRIS) to help state regulators identify companies that may require special attention. Financial examiners review annual statements and key financial ratios based on year-end data. These ratios assist state insurance departments in executing their statutory mandate to oversee the financial condition of insurance companies. Each ratio has an established “usual range” of results. A ratio result falling outside the usual range of IRIS ratios, however, is not considered a failing result; rather, unusual values are viewed as part of the regulatory early monitoring system. Furthermore, in some years, it may not be unusual for financially sound companies to have several ratios with results outside the usual ranges. Generally, an insurance company will become subject to regulatory scrutiny if it falls outside the usual ranges of four or more of the ratios.

Based on preliminary 2013 IRIS ratios calculated by the Company for its lead domestic insurance subsidiaries, The Travelers Indemnity Company and St. Paul Fire and Marine Insurance Company had results outside the normal range for one IRIS ratio due to the size of their investments in certain non-fixed maturity securities. Travelers Casualty and Surety Company had results outside the normal range for one IRIS ratio due to the amount of dividends received from its subsidiaries.

In 2012, The Travelers Indemnity Company and St. Paul Fire and Marine Insurance Company had results outside the normal range for one IRIS ratio due to the size of their investments in certain non-fixed maturity securities.

Management does not anticipate regulatory action as a result of the 2013 IRIS ratio results for the lead insurance subsidiaries or their insurance subsidiaries. In all instances in prior years, regulators have been satisfied upon follow-up that no regulatory action was required.

Risk-Based Capital (RBC) Requirements.  The NAIC has an RBC requirement for most property and casualty insurance companies. The RBC requirement determines minimum capital requirements and is intended to raise the level of protection for policyholder obligations. Under laws adopted by individual states, insurers having total adjusted capital less than that required by the RBC calculation will be subject to varying degrees of regulatory action, depending on the level of capital inadequacy.

The formulas have not been designed to differentiate among adequately capitalized companies that operate with levels of capital above the RBC requirement. Therefore, it is inappropriate and ineffective to use the formulas to rate or to rank these companies. At December 31, 2013, all of TRV’s domestic insurance subsidiaries had total adjusted capital in excess of the RBC requirement.

Investment Regulation.  Insurance company investments must comply with applicable laws and regulations which prescribe the kind, quality and concentration of investments. In general, these laws and regulations permit investments in federal, state and municipal obligations, corporate bonds, preferred and common equity securities, mortgage loans, real estate and certain other investments, subject to specified limits and certain other qualifications. At December 31, 2013, the Company was in compliance with these laws and regulations.

International Regulation

TRV’s insurance subsidiaries based in Canada and the Canadian branch of one of the Company’s U.S. insurance subsidiaries are regulated by the Office of the Superintendent of Financial Institutions under provisions of the Insurance Companies Act. These Canadian subsidiaries and the Canadian branch are also subject to provincial insurance legislation which regulates pricing, underwriting, coverage and claim conduct, in varying degrees by province and by product line.

TRV’s insurance subsidiaries based in the United Kingdom are regulated by two regulatory bodies, The Prudential Regulation Authority (PRA) and The Financial Conduct Authority (FCA). The PRA’s primary objective is to promote the safety and soundness of insurers for the protection of policyholders, while the FCA has three operational objectives: (i) to secure an appropriate degree of protection for consumers, (ii) to protect and enhance the integrity of the UK financial system, and (iii) to promote effective competition in the interests of consumers. TRV’s insurance operations in the Republic of Ireland are conducted through the Irish branch of Travelers Insurance Company Limited which is regulated by the Insurance Supervision Departments of the Central Bank of Ireland (as to conduct) and also by the PRA.

TRV’s managing agency (Travelers Syndicate Management Ltd.) of its Lloyd’s syndicate (Travelers Syndicate 5000) is also regulated by the PRA and the FCA, which have delegated certain regulatory responsibilities to the Council of Lloyd’s. Travelers Syndicate 5000 is able to write business in over 75 jurisdictions throughout the world by virtue of Lloyd’s international licenses. In each such jurisdiction, the policies written by Travelers Syndicate Management Ltd., as part of Lloyd’s, are subject to the laws and insurance regulation of that jurisdiction. Travelers Underwriting Agency Limited, which as an insurance intermediary is regulated by the FCA, produces insurance business for Travelers Syndicate 5000.

A TRV subsidiary, Travelers Casualty and Surety Company, has a representative office in China. The representative office is regulated by the China Insurance Regulatory Commission. A TRV subsidiary, TCI Global Services, Inc., has a liaison office in India. Insurance business in India is regulated by the Insurance Regulatory and Development Authority. TRV has a 49.5% investment in JMalucelli, a joint venture holding company in Brazil. JMalucelli’s subsidiaries operate in the insurance and reinsurance business in Brazil and are regulated by the Superintendencia de Seguros Privados.

Regulators in these jurisdictions require insurance companies to maintain certain levels of capital depending on, among other things, the type and amount of insurance policies in force.

Insurance Holding Company Statutes

As a holding company, TRV is not regulated as an insurance company. However, since TRV owns capital stock in insurance subsidiaries, it is subject to state insurance holding company statutes, as well as certain other laws, of each of its insurance subsidiaries’ states of domicile. All holding company statutes, as well as other laws, require disclosure and, in some instances, prior approval of material transactions between an insurance company and an affiliate. The holding company statutes and other laws also require, among other things, prior approval of an acquisition of control of a domestic insurer, some transactions between affiliates and the payment of extraordinary dividends or distributions.

Insurance Regulations Concerning Change of Control.  Many state insurance regulatory laws contain provisions that require advance approval by state agencies of any change in control of an insurance company that is domiciled, or, in some cases, having substantial business that it is deemed to be commercially domiciled, in that state.

The laws of many states also contain provisions requiring pre-notification to state agencies prior to any change in control of a non-domestic insurance company admitted to transact business in that state. While these pre-notification statutes do not authorize the state agency to disapprove the change of control, they do authorize issuance of cease and desist orders with respect to the non-domestic insurer if it is determined that some conditions, such as undue market concentration, would result from the acquisition.

Any transactions that would constitute a change in control of any of TRV’s insurance subsidiaries would generally require prior approval by the insurance departments of the states in which the insurance subsidiaries are domiciled or commercially domiciled. They may also require pre-acquisition notification in those states that have adopted pre-acquisition notification provisions and in which such insurance subsidiaries are admitted to transact business.

Two of TRV’s insurance subsidiaries and its operations at Lloyd’s are domiciled in the United Kingdom. Insurers in the United Kingdom are subject to change of control restrictions in the Financial Services Act of 2012, including approval of the PRA and FCA. Some of TRV’s other insurance subsidiaries are domiciled in, or authorized to conduct insurance business in, Canada. Authorized insurers in Canada are subject to change of control restrictions in Section 407 of the Insurance Companies Act, including approval of the Office of the Superintendent of Financial Institutions. JMalucelli and its subsidiaries are subject to change of control and other share transfer restrictions and requirements in insurance laws and regulations in Brazil, mainly in Decree 73/1966 and CNSP Resolution no. 166/2007, which may include the need for prior approval of the insurance regulator, Superintendencia de Seguros Privados.

These requirements may deter, delay or prevent transactions affecting the control of or the ownership of common stock, including transactions that could be advantageous to TRV’s shareholders.

Regulatory Developments

For a discussion of domestic and international regulatory developments, see Part I—Item 1A—Risk Factors including “Changes in federal regulation could impose significant burdens on us and otherwise adversely impact our results” and “New regulations outside of the U.S., including in the European Union, could adversely impact our results of operations and limit our growth” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 filed on February 13, 2014.

ENTERPRISE RISK MANAGEMENT

As a large property and casualty insurance enterprise, the Company is exposed to many risks. These risks are a function of the environments within which the Company operates. Since certain risks can be correlated with other risks, an event or a series of events can impact multiple areas of the Company simultaneously and have a material effect on the Company’s results of operations, financial position and/or liquidity. These exposures require an entity-wide view of risk and an understanding of the potential impact on all aspects of the Company’s operations. It also requires the Company to manage its risk-taking to be within its risk appetite in a prudent and balanced effort to create and preserve value for all of the Company’s stakeholders. This approach to Company-wide risk evaluation and management is commonly called Enterprise Risk Management (ERM). ERM activities involve both the identification and assessment of a broad range of risks and the execution of synchronized strategies to effectively manage such risks. Effective ERM also includes the determination of the Company’s risk capital needs, which takes into account regulatory requirements and credit rating considerations, in addition to economic and other factors.

ERM at the Company is an integral part of its business operations. All risk owners across all functions, all corporate leaders and the board of directors are engaged in ERM. ERM involves risk-based analytics, as well as reporting and feedback throughout the enterprise in support of the Company’s long-term financial strategies and objectives.

The Company uses various methods, including proprietary and third-party computer modeling processes, to continually monitor and analyze catastrophic events and the risks associated with them. These analyses and methods are used in making underwriting and reinsurance decisions as part of managing the Company’s exposure to catastrophic events. In addition to catastrophe modeling and analysis, the Company also models and analyzes its exposure to other extreme events. The Company also utilizes proprietary and third-party computer modeling processes to evaluate capital adequacy. These analytical techniques are an integral component of the Company’s ERM process and further support the Company’s long-term financial strategies and objectives.

In addition to the day-to-day ERM activities within the Company’s operations, other key internal risk management functions include the Management and Operating Committees (comprised of the Company’s Chief Executive Officer and the other most senior members of management), the Enterprise and Underwriting Risk Committees of management, the Credit Committee, the Chief Compliance Officer, the Corporate Actuarial group, the Corporate Audit group, the Accounting Policy group, the Enterprise Underwriting group and many others. A senior executive oversees the ERM process. The mission of this executive is to facilitate risk assessment and to collaborate in implementing effective risk management strategies throughout the Company. Another strategic ERM objective of this executive includes working across the Company to enhance effective and realistic risk modeling capabilities as part of the Company’s overall effort to understand and manage its portfolio of risks to be within its risk appetite. Board oversight of ERM is provided by the Risk Committee of the board of directors, which reviews the strategies, processes and controls pertaining to the Company’s insurance operations and oversees the implementation, execution and performance of the Company’s ERM program.

The Company’s ERM efforts build upon the foundation of an effective internal control environment. ERM expands the internal control objectives of effective and efficient operations, reliable financial reporting and compliance with applicable laws and regulations, to fostering, leading and supporting an integrated, risk-based culture within the Company that focuses on value creation and preservation. However, the Company can provide only reasonable, not absolute, assurance that these objectives will be met. Further, the design of any risk management or control system must reflect the fact that there are resource constraints, and the benefits must be considered relative to their costs. As a result, the possibility of material financial loss remains in spite of the Company’s significant ERM efforts. An investor should carefully consider the risks and all of the other information set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 filed on February 13, 2014, including the discussions included in “Item 1A—Risk Factors” and “Item 7A—Quantitative and Qualitative Disclosures About Market Risk,” and in “Item 8—Financial Statements and Supplementary Data” included in this Exhibit 99.1.

OTHER INFORMATION

Customer Concentration

In the opinion of the Company’s management, no material part of the business of the Company and its subsidiaries is dependent upon a single customer or group of customers, the loss of any one of which would have a material adverse effect on the Company, and no one customer or group of affiliated customers accounts for 10% or more of the Company’s consolidated revenues.

Employees

At December 31, 2013, the Company had approximately 30,800 employees. The Company believes that its employee relations are satisfactory. None of the Company’s employees are subject to collective bargaining agreements.

Sources of Liquidity

For a discussion of the Company’s sources of funds and maturities of the long-term debt of the Company, see “Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources,” and note 8 of notes to the Company’s consolidated financial statements.

Taxation

For a discussion of tax matters affecting the Company and its operations, see note 12 of notes to the Company’s consolidated financial statements.

Financial Information about Reportable Business Segments

For financial information regarding reportable business segments of the Company, see “Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and note 2 of notes to the Company’s consolidated financial statements.

Intellectual Property

The Company relies on a combination of contractual rights and copyright, trademark, patent and trade secret laws to establish and protect its intellectual property. With respect to trademarks specifically, the Company has registrations in many countries, including the United States, for material trademarks, including the TRAVELERS name and its iconic umbrella logo. The Company intends to retain material trademark rights in perpetuity, so long as it satisfies the use and registration requirements of all applicable countries. The Company regards its trademarks as highly valuable assets in marketing its products and services and vigorously seek to protect them against infringement. See “Item 1A—Risk Factors—Intellectual property is important to our business, and we may be unable to protect and enforce our own intellectual property or we may be subject to claims for infringing on the intellectual property of others.”

Recent Transactions

For information regarding recent transactions of the Company, see “Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Company Website, Social Media and Availability of SEC Filings

The Company’s Internet website is www.travelers.com. Information on the Company’s website is not incorporated by reference herein and is not a part of this Exhibit 99.1. The Company makes available free of charge on its website or provides a link on its website to the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as soon as reasonably practicable after those reports are electronically filed with, or furnished to, the SEC. To access these filings, go to the Company’s website, then click on “SEC Filings” under the “For Investors” heading.

From time to time, the Company may use its website and/or social media outlets, such as Facebook and Twitter, as distribution channels of material company information. Financial and other important information regarding the Company is routinely posted on and accessible through the Company’s website at http://investor.travelers.com, its Facebook page at http://www.facebook.com/travelers and its Twitter account (@TRV_Insurance) at http://www.twitter.com/TRV_Insurance. In addition, you may automatically receive email alerts and other information about the Company when you enroll your email address by visiting the “Email Alert Service” section at http://investor.travelers.com.

Glossary of Selected Insurance Terms

Accident year	The annual calendar accounting period in which loss events occurred, regardless of when the losses are actually reported, booked or paid.

Adjusted unassigned surplus

Unassigned surplus as of the most recent statutory annual report reduced by twenty-five percent of that year’s unrealized appreciation in value or revaluation of assets or unrealized profits on investments, as defined in that report.

Admitted insurer	A company licensed to transact insurance business within a state.

Agent

A licensed individual who sells and services insurance policies, receiving a commission from the insurer for selling the business and a fee for servicing it. An independent agent represents multiple insurance companies and searches the market for the best product for its client.

Annuity	A contract that pays a periodic benefit over the remaining life of a person (the annuitant), the lives of two or more persons or for a specified period of time.

Assigned risk pools

Reinsurance pools which cover risks for those unable to purchase insurance in the voluntary market. Possible reasons for this inability include the risk being too great or the profit being too small under the required insurance rate structure. The costs of the risks associated with these pools are charged back to insurance carriers in proportion to their direct writings.

Assumed reinsurance	Insurance risks acquired from a ceding company.

Average value analysis

A conventional actuarial method used to estimate ultimate losses for a given cohort of claims such as an accident year/product line component. If the paid-to-date losses are then subtracted from the estimated ultimate losses, the result is an indication of the unpaid losses.

The basic premise of the method is that average claim values are stable and predictable over time for a particular cohort of claims. The method is utilized most often where ultimate claim counts are known or reliably estimable fairly early after the start of an accident year and average values are expected to be fairly predictable from one year to the next.

The method comes up with an estimate of ultimate claims counts by accident year cohort, and multiplies it by an estimate of average claim value by accident year cohort, with multiple methods used to estimate these average claim values.

Book value per share	Total common shareholders’ equity divided by the number of common shares outstanding.

Bornhuetter-Ferguson method

A conventional actuarial method to estimate ultimate losses for a given cohort of claims such as an accident year/product line component. If the paid-to-date losses are then subtracted from the estimated ultimate losses, the result is an indication of the outstanding losses.

The basic premise of the method is that the historical ratio of additional claim activity to earned premium for a given product line component/age-to-age period is stable and predictable. It implicitly assumes that the actual activity to date for past periods for that cohort is not a credible predictor of future activity for that cohort, or at least is not credible enough to override the “a priori” assumption as to future activity. It may be applied to either paid or case incurred claim data. It is used most often where the claim data is sparse and/or volatile and for relatively young cohorts with low volumes and/or data credibility.

To illustrate, the method may assume that the ratio of additional paid losses from the 12 to 24 month period for an accident year is 10% of the original “a priori” expected losses for that accident year. The original “a priori” expected losses are typically based on the original loss ratio assumption for that accident year, with subsequent adjustment as facts develop.

The ultimate losses equal actual activity to date plus the expected values for future periods.

Broker	One who negotiates contracts of insurance or reinsurance on behalf of an insured party, receiving a commission from the insurer or reinsurer for placement and other services rendered.

Capacity

The percentage of surplus, or the dollar amount of exposure, that an insurer or reinsurer is willing or able to place at risk. Capacity may apply to a single risk, a program, a line of business or an entire book of business. Capacity may be constrained by legal restrictions, corporate restrictions or indirect restrictions.

Captive	A closely-held insurance company whose primary purpose is to provide insurance coverage to the company’s owners or their affiliates.

Case-incurred development method

A conventional actuarial method to estimate ultimate losses for a given cohort of claims such as an accident year/product line component. If the paid-to-date losses are then subtracted from the estimated ultimate losses, the result is an indication of the unpaid losses.

The approach is the same as that described in this glossary under the “paid loss development method,” but based on the growth in cumulative case-incurred losses (i.e., the sum of claim-adjustor incurred estimates for claims in the cohort) rather than paid losses. The basic premise of the method is that cumulative case incurred losses for a given cohort of claims will grow in a stable, predictable pattern from year-to-year, based on the age of the cohort.

Case reserves	Claim department estimates of anticipated future payments to be made on each specific individual reported claim.

Casualty insurance

Insurance which is primarily concerned with the losses caused by injuries to third persons, i.e., not the insured, and the legal liability imposed on the insured resulting therefrom. It includes, but is not limited to, employers’ liability, workers’ compensation, public liability, automobile liability, personal liability and aviation liability insurance. It excludes certain types of losses that by law or custom are considered as being exclusively within the scope of other types of insurance, such as fire or marine.

Catastrophe

A severe loss, resulting from a variety of events, including, among others, hurricanes, tornadoes and other windstorms, earthquakes, hail, wildfires, severe winter weather, floods, tsunamis and volcanic eruptions. Catastrophes can also result from a terrorist attack (including those involving nuclear, biological, chemical or radiological events), explosions, infrastructure failures or as a consequence of political instability. Each catastrophe has unique characteristics and catastrophes are not predictable as to timing or amount. Their effects are included in net and operating income and claims and claim adjustment expense reserves upon occurrence. A catastrophe may result in the payment of reinsurance reinstatement premiums and assessments from various pools.

Catastrophe loss	Loss and directly identified loss adjustment expenses from catastrophes, and related reinsurance reinstatement premiums.

Catastrophe reinsurance

A form of excess-of-loss reinsurance which, subject to a specified limit, indemnifies the ceding company for the amount of loss in excess of a specified retention with respect to an accumulation of losses resulting from a catastrophic event. The actual reinsurance document is called a “catastrophe cover.” These reinsurance contracts are typically designed to cover property insurance losses but can be written to cover casualty insurance losses such as from workers’ compensation policies.

Cede; ceding company	When an insurer reinsures its liability with another insurer or a “cession,” it “cedes” business and is referred to as the “ceding company.”

Ceded reinsurance	Insurance risks transferred to another company as reinsurance. See “Reinsurance.”

Claim	Request by an insured for indemnification by an insurance company for loss incurred from an insured peril.

Claim adjustment expenses	See “Loss adjustment expenses (LAE).”

Claims and claim adjustment expenses	See “Loss” and “Loss adjustment expenses (LAE).”

Claims and claim adjustment expense reserves	See “Loss reserves.”

Cohort

A group of items or individuals that share a particular statistical or demographic characteristic. For example, all claims for a given product in a given market for a given accident year would represent a cohort of claims.

Combined ratio

For Statutory Accounting Practices (SAP), the combined ratio is the sum of the SAP loss and LAE ratio and the SAP underwriting expense ratio as defined in the statutory financial statements required by insurance regulators. The combined ratio as used in this report is the equivalent of, and is calculated in the same manner as, the SAP combined ratio except that the SAP underwriting expense ratio is based on net written premium and the underwriting expense ratio as used in this report is based on net earned premiums.

The combined ratio is an indicator of the Company’s underwriting discipline, efficiency in acquiring and servicing its business and overall underwriting profitability. A combined ratio under 100% generally indicates an underwriting profit. A combined ratio over 100% generally indicates an underwriting loss.

Other companies’ method of computing a similarly titled measure may not be comparable to the Company’s method of computing this ratio.

Combined ratio excluding incremental impact of direct to consumer initiative

The combined ratio excluding incremental impact of direct to consumer initiative is the combined ratio adjusted to exclude the direct, variable impact of the Company’s direct-to-consumer initiative in the Personal Insurance segment.

Commercial multi-peril policies	Refers to policies which cover both property and third-party liability exposures.

Commutation agreement

An agreement between a reinsurer and a ceding company whereby the reinsurer pays an agreed-upon amount in exchange for a complete discharge of all obligations, including future obligations, between the parties for reinsurance losses incurred.

Debt-to-total capital ratio	The ratio of debt to total capitalization.

Debt-to-total capital ratio excluding net unrealized gain (loss) on investments	The ratio of debt to total capitalization excluding the after-tax impact of net unrealized investment gains and losses.

Deductible	The amount of loss that an insured retains.

Deferred acquisition costs (DAC)

DAC consists of incremental direct costs of acquired and renewal insurance contracts, consisting of commissions (other than contingent commissions) and premium-related taxes that are deferred and amortized to achieve a matching of revenues and expenses when reported in financial statements prepared in accordance with U.S. Generally Accepted Accounting Principles (GAAP).

Deficiency

With regard to reserves for a given liability, a deficiency exists when it is estimated or determined that the reserves are insufficient to pay the ultimate settlement value of the related liabilities. Where the deficiency is the result of an estimate, the estimated amount of deficiency (or even the finding of whether or not a deficiency exists) may change as new information becomes available.

Demand surge

Significant short-term increases in building material and labor costs due to a sharp increase in demand for those materials and services, commonly as a result of a large catastrophe resulting in significant widespread property damage.

Direct written premiums

The amounts charged by an insurer to insureds in exchange for coverages provided in accordance with the terms of an insurance contract. The amounts exclude the impact of all reinsurance premiums, either assumed or ceded.

Earned premiums or premiums earned

That portion of property casualty premiums written that applies to the expired portion of the policy term. Earned premiums are recognized as revenues under both Statutory Accounting Practices (SAP) and GAAP.

Excess and surplus lines insurance

Insurance for risks not covered by standard insurance due to the unique nature of the risk. Risks could be placed in excess and surplus lines markets due to any number of characteristics, such as loss experience, unique or unusual exposures, or insufficient experience in business. Excess and surplus lines are less regulated by the states, allowing greater flexibility to design specific insurance coverage and negotiate pricing based on the risks to be secured.

Excess liability	Additional casualty coverage above a layer of insurance exposures.

Excess-of-loss reinsurance	Reinsurance that indemnifies the reinsured against all or a specified portion of losses over a specified dollar amount or “retention.”

Exposure	The measure of risk used in the pricing of an insurance product. The change in exposure is the amount of change in premium on policies that renew attributable to the change in portfolio risk.

Facultative reinsurance	The reinsurance of all or a portion of the insurance provided by a single policy. Each policy reinsured is separately negotiated.

Fair Access to Insurance Requirements (FAIR) Plan

A residual market mechanism which provides property insurance to those unable to obtain such insurance through the regular (voluntary) market. FAIR plans are set up on a state-by-state basis to cover only those risks in that state. For more information, see “residual market (involuntary business).”

Fidelity and surety programs

Fidelity insurance coverage protects an insured for loss due to embezzlement or misappropriation of funds by an employee. Surety is a three-party agreement in which the insurer agrees to pay a third party or make complete an obligation in response to the default, acts or omissions of an insured.

Gross written premiums	The direct and assumed contractually determined amounts charged to the policyholders for the effective period of the contract based on the terms and conditions of the insurance contract.

Ground-up analysis

A method to estimate ultimate claim costs for a given cohort of claims such as an accident year/product line component. It involves analyzing the exposure and claim activity at an individual insured level and then through the use of deterministic or stochastic scenarios and/or simulations, estimating the ultimate losses for those insureds. The total losses for the cohort are then the sum of the losses for each individual insured.

In practice, the method is sometimes simplified by performing the individual insured analysis only for the larger insureds, with the costs for the smaller insureds estimated via sampling approaches (extrapolated to the rest of the smaller insured population) or aggregate approaches (using assumptions consistent with the ground-up larger insured analysis).

Guaranteed cost products	An insurance policy where the premiums charged will not be adjusted for actual loss experience during the covered period.

Guaranty fund

A state-regulated mechanism that is financed by assessing insurers doing business in those states. Should insolvencies occur, these funds are available to meet some or all of the insolvent insurer’s obligations to policyholders.

Holding company liquidity	Total cash, short-term invested assets and other readily marketable securities held by the holding company.

Incurred but not reported (IBNR) reserves	Reserves for estimated losses and LAE that have been incurred but not yet reported to the insurer. This includes amounts for unreported claims, development on known cases, and re-opened claims.

Inland marine

A broad type of insurance generally covering articles that may be transported from one place to another, as well as bridges, tunnels and other instrumentalities of transportation. It includes goods in transit, generally other than transoceanic, and may include policies for movable objects such as personal effects, personal property, jewelry, furs, fine art and others.

IRIS ratios	Financial ratios calculated by the NAIC to assist state insurance departments in monitoring the financial condition of insurance companies.

Large deductible policy

An insurance policy where the customer assumes at least $25,000 or more of each loss. Typically, the insurer is responsible for paying the entire loss under those policies and then seeks reimbursement from the insured for the deductible amount.

Lloyd’s

An insurance marketplace based in London, England, where brokers, representing clients with insurable risks, deal with Lloyd’s underwriters, who represent investors. The investors are grouped together into syndicates that provide capital to insure the risks.

Loss	An occurrence that is the basis for submission and/or payment of a claim. Losses may be covered, limited or excluded from coverage, depending on the terms of the policy.

Loss adjustment expenses (LAE)	The expenses of settling claims, including legal and other fees and the portion of general expenses allocated to claim settlement costs.

Loss and LAE ratio

For SAP, the loss and LAE ratio is the ratio of incurred losses and loss adjustment expenses less certain administrative services fee income to net earned premiums as defined in the statutory financial statements required by insurance regulators. The loss and LAE ratio as used in this report is calculated in the same manner as the SAP ratio.

The loss and LAE ratio is an indicator of the Company’s underwriting discipline and underwriting profitability.

Other companies’ method of computing a similarly titled measure may not be comparable to the Company’s method of computing this ratio.

Loss reserves

Liabilities established by insurers and reinsurers to reflect the estimated cost of claims incurred that the insurer or reinsurer will ultimately be required to pay in respect of insurance or reinsurance it has written. Reserves are established for losses and for LAE, and consist of case reserves and IBNR reserves. As the term is used in this document, “loss reserves” is meant to include reserves for both losses and LAE.

Loss reserve development

The increase or decrease in incurred claims and claim adjustment expenses as a result of the re-estimation of claims and claim adjustment expense reserves at successive valuation dates for a given group of claims. Loss reserve development may be related to prior year or current year development.

Losses incurred	The total losses sustained by an insurance company under a policy or policies, whether paid or unpaid. Incurred losses include a provision for IBNR.

National Association of Insurance Commissioners (NAIC)

An organization of the insurance commissioners or directors of all 50 states, the District of Columbia and the five U.S. territories organized to promote consistency of regulatory practice and statutory accounting standards throughout the United States.

Net written premiums	Direct written premiums plus assumed reinsurance premiums less premiums ceded to reinsurers.

New business volume	The amount of written premium related to new policyholders and additional products sold to existing policyholders.

Operating income (loss)	Net income (loss) excluding the after-tax impact of net realized investment gains (losses), discontinued operations and cumulative effect of changes in accounting principles when applicable.

Operating income (loss) per share	Operating income (loss) on a per share basis.

Operating return on equity	The ratio of operating income to average equity excluding net unrealized investment gains and losses and discontinued operations, net of tax.

Paid development method

A conventional actuarial method to estimate ultimate losses for a given cohort of claims such as an accident year/product line component. If the paid-to-date losses are then subtracted from the estimated ultimate losses, the result is an indication of the unpaid losses.

The basic premise of the method is that cumulative paid losses for a given cohort of claims will grow in a stable, predictable pattern from year-to-year, based on the age of the cohort. These age-to-age growth factors are sometimes called “link ratios.”

For example, if cumulative paid losses for a product line XYZ for accident year 2004 were $100 as of December 31, 2004 (12 months after the start of that accident year), then grew to $120 as of December 31, 2005 (24 months after the start), the link ratio for that accident year from 12 to 24 months would be 1.20. If the link ratio for other recent accident years from 12 to 24 months for that product line were also at or around 1.20, then the method would assume a similar result for the most recent accident year, i.e., that it too would have its cumulative paid losses grow 120% from the 12 month to 24 month valuation.

This is repeated for each age-to-age period into the future until the age-to-age link ratios for future periods are assumed to be 1.0 (i.e., the age at which cumulative losses are assumed to have stopped growing).

A given accident year’s cumulative losses are then projected to ultimate by multiplying current cumulative losses by successive age-to-age link ratios up to that future age where growth is expected to end. For example, if growth is expected to end at 60 months, then the ultimate indication for an accident year with cumulative losses at 12 months equals those losses times a 12 to 24 month link ratio, times a 24 to 36 month link ratio, times a 36 to 48 month link ratio, times a 48 to 60 month link ratio.

Advanced applications of the method include adjustments for changing conditions during the historical period and anticipated changes in the future.

Policyholders’ surplus

As determined under SAP, the amount remaining after all liabilities, including loss reserves, are subtracted from all admitted assets. Admitted assets are assets of an insurer prescribed or permitted by a state to be recognized on the statutory balance sheet. Policyholders’ surplus is also referred to as “surplus” or “statutory surplus” for statutory accounting purposes.

Pool	An organization of insurers or reinsurers through which particular types of risks are underwritten with premiums, losses and expenses being shared in agreed-upon percentages.

Premiums	The amount charged during the year on policies and contracts issued, renewed or reinsured by an insurance company.

Property insurance	Insurance that provides coverage to a person or business with an insurable interest in tangible property for that person’s or business’s property loss, damage or loss of use.

Quota share reinsurance	Reinsurance wherein the insurer cedes an agreed-upon fixed percentage of liabilities, premiums and losses for each policy covered on a pro rata basis.

Rates	Amounts charged per unit of insurance.

Redundancy

With regard to reserves for a given liability, a redundancy exists when it is estimated or determined that the reserves are greater than what will be needed to pay the ultimate settlement value of the related liabilities. Where the redundancy is the result of an estimate, the estimated amount of redundancy (or even the finding of whether or not a redundancy exists) may change as new information becomes available.

Reinstatement premiums	Additional premiums payable to reinsurers to restore coverage limits that have been exhausted as a result of reinsured losses under certain excess-of-loss reinsurance treaties.

Reinsurance

The practice whereby one insurer, called the reinsurer, in consideration of a premium paid to that insurer, agrees to indemnify another insurer, called the ceding company, for part or all of the liability of the ceding company under one or more policies or contracts of insurance which it has issued.

Reinsurance agreement	A contract specifying the terms of a reinsurance transaction.

Renewal premium change

The estimated change in average premium on policies that renew, including rate and exposure changes. Such statistics are subject to change based on a number of factors, including changes in actuarial estimates.

Renewal rate change

The estimated change in average premium on policies that renew, excluding exposure changes. Such statistics are subject to change based on a number of factors, including changes in actuarial estimates.

Reported claim development method

A conventional actuarial method to estimate ultimate claim counts for a given cohort of claims such as an accident year/product line component. If the reported-to-date counts are then subtracted from the estimated ultimate counts, the result is an indication of the IBNR counts.

The approach is the same as that described in this glossary under the “paid loss development method”, but based on the growth in cumulative claim counts rather than paid losses. The basic premise of the method is that cumulative claim counts for a given cohort of claims will grow in a stable, predictable pattern from year-to-year, based on the age of the cohort.

Residual market (involuntary business)

Insurance market which provides coverage for risks for those unable to purchase insurance in the voluntary market. Possible reasons for this inability include the risks being too great or the profit potential too small under the required insurance rate structure. Residual markets are frequently created by state legislation either because of lack of available coverage such as: property coverage in a windstorm prone area or protection of the accident victim as in the case of workers’ compensation. The costs of the residual market are usually charged back to the direct insurance carriers in proportion to the carriers’ voluntary market shares for the type of coverage involved.

Retention

The amount of exposure a policyholder company retains on any one risk or group of risks. The term may apply to an insurance policy, where the policyholder is an individual, family or business, or a reinsurance policy, where the policyholder is an insurance company.

Retention rate

The percentage of prior period premiums (excluding renewal premium changes), accounts or policies available for renewal in the current period that were renewed. Such statistics are subject to change based on a number of factors, including changes in actuarial estimates.

Retrospective premiums	Premiums related to retrospectively rated policies.

Retrospective rating	A plan or method which permits adjustment of the final premium or commission on the basis of actual loss experience, subject to certain minimum and maximum limits.

Return on equity	The ratio of net income (loss) less preferred dividends to average shareholders’ equity.

Risk-based capital (RBC)

A measure adopted by the NAIC and enacted by states for determining the minimum statutory policyholders’ surplus requirements of insurers. Insurers having total adjusted capital less than that required by the RBC calculation will be subject to varying degrees of regulatory action depending on the level of capital inadequacy.

Risk retention group	An alternative form of insurance in which members of a similar profession or business band together to self insure their risks.

Runoff business	An operation which has been determined to be nonstrategic; includes non-renewals of in-force policies and a cessation of writing new business, where allowed by law.

Salvage	The amount of money an insurer recovers through the sale of property transferred to the insurer as a result of a loss payment.

S-curve method

A mathematical function which depicts an initial slow change, followed by a rapid change and then ending in a slow change again. This results in an “S” shaped line when depicted graphically. The actuarial application of these curves fit the reported data to date for a particular cohort of claims to an S-curve to project future activity for that cohort.

Second-injury fund

The employer of an injured, impaired worker is responsible only for the workers’ compensation benefit for the most recent injury; the second-injury fund would cover the cost of any additional benefits for aggravation of a prior condition. The cost is shared by the insurance industry and self-insureds, funded through assessments to insurance companies and self-insureds based on either premiums or losses.

Self-insured retentions	That portion of the risk retained by a person for its own account.

Servicing carrier	An insurance company that provides, for a fee, various services including policy issuance, claims adjusting and customer service for insureds in a reinsurance pool.

Statutory accounting practices (SAP)

The practices and procedures prescribed or permitted by domiciliary state insurance regulatory authorities in the United States for recording transactions and preparing financial statements. Statutory accounting practices generally reflect a modified going concern basis of accounting.

Statutory basis surplus	The excess of an insurance company’s assets over its liabilities in accordance with the statutory accounting practices required by state laws and regulations.

Structured settlements

Periodic payments to an injured person or survivor for a determined number of years or for life, typically in settlement of a claim under a liability policy, usually funded through the purchase of an annuity.

Subrogation

A principle of law incorporated in insurance policies, which enables an insurance company, after paying a claim under a policy, to recover the amount of the loss from another person or entity who is legally liable for it.

Third-party liability	A liability owed to a claimant (third party) who is not one of the two parties to the insurance contract. Insured liability claims are referred to as third-party claims.

Total capitalization	The sum of total shareholders’ equity and debt.

Treaty reinsurance

The reinsurance of a specified type or category of risks defined in a reinsurance agreement (a “treaty”) between a primary insurer or other reinsured and a reinsurer. Typically, in treaty reinsurance, the primary insurer or reinsured is obligated to offer and the reinsurer is obligated to accept a specified portion of all that type or category of risks originally written by the primary insurer or reinsured.

Umbrella coverage	A form of insurance protection against losses in excess of amounts covered by other liability insurance policies or amounts not covered by the usual liability policies.

Unassigned surplus	The undistributed and unappropriated amount of policyholders’ surplus.

Underlying combined ratio

The underlying combined ratio is the sum of the underlying loss and LAE ratio and the underlying underwriting expense ratio. The underlying combined ratio is an indicator of the Company’s underwriting discipline and underwriting profitability for the current accident year.

Underlying loss and LAE ratio

The underlying loss and LAE ratio is the loss and LAE ratio, adjusted to exclude the impact of catastrophe losses and prior year reserve development. The underlying loss and LAE ratio is an indicator of the Company’s underwriting discipline and underwriting profitability for the current accident year.

Underlying underwriting expense ratio	The underlying underwriting expense ratio is the underwriting expense ratio adjusted to exclude the impact of catastrophe losses.

Underlying underwriting margin	Net earned premiums and fee income less claims and claim adjustment expenses (excluding catastrophe losses and prior year reserve development) and insurance-related expenses.

Underwriter

An employee of an insurance company who examines, accepts or rejects risks and classifies accepted risks in order to charge an appropriate premium for each accepted risk. The underwriter is expected to select business that will produce an average risk of loss no greater than that anticipated for the class of business.

Underwriting

The insurer’s or reinsurer’s process of reviewing applications for insurance coverage, and the decision as to whether to accept all or part of the coverage and determination of the applicable premiums; also refers to the acceptance of that coverage.

Underwriting expense ratio

For SAP, the underwriting expense ratio is the ratio of underwriting expenses incurred (including commissions paid), less certain administrative services fee income and billing and policy fees, to net written premiums as defined in the statutory financial statements required by insurance regulators. The underwriting expense ratio used in this report is the ratio of underwriting expenses (including the amortization of deferred acquisition costs), less certain administrative services fee income and billing and policy fees, to net earned premiums.

The underwriting expense ratio is an indicator of the Company’ s efficiency in acquiring and servicing its business.

Other companies’ method of computing a similarly titled measure may not be comparable to the Company’s method of computing this ratio.

Underwriting gain or loss	Net earned premiums and fee income less claims and claim adjustment expenses and insurance-related expenses.

Unearned premium	The portion of premiums written that is allocable to the unexpired portion of the policy term.

Voluntary market	The market in which a person seeking insurance obtains coverage without the assistance of residual market mechanisms.

Wholesale broker

An independent or exclusive agent that represents both admitted and nonadmitted insurers in market areas, which include standard, non-standard, specialty and excess and surplus lines of insurance. The wholesaler does not deal directly with the insurance consumer. The wholesaler deals with the retail agent or broker.

Workers’ compensation	A system (established under state and federal laws) under which employers provide insurance for benefit payments to their employees for work-related injuries, deaths and diseases, regardless of fault.

Item 7.  MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is a discussion and analysis of the Company’s financial condition and results of operations.

On November 1, 2013, the Company acquired all of the issued and outstanding shares of Dominion for an aggregate purchase price of approximately $1.034 billion. The results of operations of the acquired business are reported in the Company’s Business and International Insurance segment from the closing date.

FINANCIAL HIGHLIGHTS

2013 Consolidated Results of Operations

•                  Net income of $3.67 billion, or $9.84 per share basic and $9.74 per share diluted

•                  Net earned premiums of $22.64 billion

•                  Catastrophe losses of $591 million ($387 million after-tax)

•                  Net favorable prior year reserve development of $840 million ($552 million after-tax)

•                  Combined ratio of 89.8%

•                  Net investment income of $2.72 billion ($2.19 billion after- tax)

•                  Benefit of $91 million ($59 million after-tax) from settlement of legal matter

•                  Benefit of $63 million from resolution of prior year tax matters

•                  Operating cash flows of $3.82 billion

•                  Net realized investment gains of $166 million ($106 million after-tax)

2013 Consolidated Financial Condition

•                  Total investments of $73.16 billion; fixed maturities and short-term securities comprise 93% of total investments

•                  Total assets of $103.81 billion

•                  Total debt of $6.35 billion, resulting in a debt-to-total capital ratio of 20.4% (21.3% excluding net unrealized investment gains, net of tax)

•                  Repurchased 28.4 million common shares for a total cost of $2.40 billion under share repurchase authorization

•                  Share repurchase authorization increased by $5.0 billion in 2013

•                  Shareholders’ equity of $24.80 billion

•                  Book value per common share of $70.15

•                  Holding company liquidity of $1.59 billion

Realignment of Reportable Business Segments

On June 10, 2014, the Company announced a realignment of two of its three business segments, effective July 1, 2014. The discussion of segment results herein is based on the Company’s reportable business segment structure effective July 1, 2014.

CONSOLIDATED OVERVIEW

Consolidated Results of Operations

(for the year ended December 31, in millions except per share amounts)	2013	2012	2011
Revenues
Premiums	$22,637	$22,357	$22,090
Net investment income	2,716	2,889	2,879
Fee income	395	323	296
Net realized investment gains	166	51	55
Other revenues	277	120	126
Total revenues	26,191	25,740	25,446
Claims and expenses
Claims and claim adjustment expenses	13,307	14,676	16,276
Amortization of deferred acquisition costs	3,821	3,910	3,876
General and administrative expenses	3,757	3,610	3,556
Interest expense	361	378	386
Total claims and expenses	21,246	22,574	24,094
Income before income taxes	4,945	3,166	1,352
Income tax expense (benefit)	1,272	693	(74)
Net income	$3,673	$2,473	$1,426
Net income per share
Basic	$9.84	$6.35	$3.40
Diluted	$9.74	$6.30	$3.36
Combined ratio
Loss and loss adjustment expense ratio	57.9%	64.9%	72.9%
Underwriting expense ratio	31.9	32.2	32.2
Combined ratio	89.8%	97.1%	105.1%
Incremental impact of direct to consumer initiative on combined ratio	0.5%	0.8%	0.9%

The following discussions of the Company’s net income and segment operating income (loss) are presented on an after-tax basis. Discussions of the components of net income and segment operating income are presented on a pretax basis, unless otherwise noted. Discussions of earnings per common share are presented on a diluted basis.

Overview

Diluted net income per share of $9.74 in 2013 increased by 55% over diluted net income per share of $6.30 in 2012. Net income of $3.67 billion in 2013 increased by 49% over net income of $2.47 billion in 2012. The higher rate of increase in diluted net income per share reflected the impact of share repurchases in recent periods. The increase in net income primarily reflected the pretax impacts of (i) lower catastrophe losses, (ii) higher underwriting margins excluding catastrophe losses and prior year reserve development (“underlying underwriting margins”), (iii) an increase in net realized investment gains and (iv) a gain from the settlement of a legal proceeding, partially offset by (v) lower net investment income and (vi) lower net favorable prior year reserve development. Catastrophe losses in 2013 were $591 million, compared with $1.86 billion in 2012. Net favorable prior year reserve development in 2013 was $840 million, compared with $940 million in 2012. The improvement in underlying underwriting margins primarily resulted from the impact of earned pricing that exceeded loss cost trends in each of the Company’s business segments. Partially offsetting this net pretax increase in income was the related tax expense. Additionally, net income in 2013 benefited from a reduction in income tax expense resulting from the resolution of prior year tax matters. The effective tax rate in 2013 was higher than in 2012. This resulted from interest on municipal bonds, which is effectively taxed at a rate that is lower than the corporate tax rate of 35%, comprising a lower percentage of pretax income, partially offset by the resolution of prior year tax matters discussed above.

Diluted net income per share of $6.30 in 2012 increased by 88% over diluted net income per share of $3.36 in 2011. Net income of $2.47 billion in 2012 increased by 73% over net income of $1.43 billion in 2011. The higher rate of increase in diluted net income per share reflected the impact of share repurchases in recent periods. The increase in net income primarily reflected the pretax impact of (i) higher underlying underwriting margins, (ii) a decline in catastrophe losses and (iii) higher net favorable prior year reserve development. Catastrophe losses in 2012 were $1.86 billion, compared with $2.56 billion in 2011. Net favorable prior year reserve development in 2012 was $940 million, compared with $715 million in 2011. The improvement in underlying underwriting margins primarily resulted from lower non-catastrophe weather-related losses in the Business and International Insurance and Personal Insurance segments and the impact of earned pricing that exceeded loss cost trends in the Business and International Insurance and Bond & Specialty Insurance segments. Partially offsetting this pretax increase was the related tax expense. Additionally, net income in 2011 benefited from a reduction in income tax expense resulting from the resolution of various prior year tax matters. The effective tax rate in 2012 was higher than in 2011. This resulted from interest on municipal bonds, which is effectively taxed at a rate that is lower than the corporate tax rate of 35%, comprising a lower percentage of pretax income, and the resolution of prior year tax matters in 2011 discussed above.

Revenues

Earned Premiums

Earned premiums in 2013 were $22.64 billion, $280 million or 1% higher than in 2012. In the Business and International Insurance segment, earned premiums in 2013 increased by 4% over 2012. In the Bond & Specialty Insurance segment, earned premiums in 2013 increased by 1% over 2012. In the Personal Insurance segment, earned premiums in 2013 decreased by 4% from 2012.

Earned premiums in 2012 were $22.36 billion, $267 million or 1% higher than in 2011. In the Business and International Insurance segment, earned premiums in 2012 increased by 2% over 2011. In both the Bond & Specialty Insurance segment and the Personal Insurance segment, earned premiums in 2012 increased by less than 1% over 2011.

Factors contributing to the changes in earned premiums in each segment in 2013 and 2012 compared with the respective prior year are discussed in more detail in the segment discussions that follow.

Net Investment Income

The following table sets forth information regarding the Company’s investments.

(for the year ended December 31, in millions)	2013	2012	2011
Average investments(1)	$70,697	$69,863	$70,471
Pretax net investment income	2,716	2,889	2,879
After-tax net investment income	2,186	2,316	2,330
Average pretax yield(2)	3.8%	4.1%	4.1%
Average after-tax yield(2)	3.1%	3.3%	3.3%

(1)                                 Excludes net unrealized investment gains and losses, net of tax, and reflects cash, receivables for investment sales, payables on investment purchases and accrued investment income.

(2)                                 Excludes net realized and unrealized investment gains and losses.

Net investment income in 2013 was $2.72 billion, $173 million or 6% lower than in 2012. Net investment income from fixed maturity investments in 2013 was $2.31 billion in 2013, a decrease of $129 million from 2012, primarily resulting from lower long-term reinvestment yields available in the market. Net investment income from non-fixed maturity investments was $432 million in 2013, a decrease of $44 million from 2012, primarily reflecting lower results from the Company’s real estate partnership investments.

Net investment income in 2012 was $2.89 billion, $10 million or less than 1% higher than in 2011. Net investment income from fixed maturity investments was $2.44 billion in 2012, a decrease of $104 million from 2011, primarily resulting from lower long-term reinvestment yields available in the market. Net investment income generated by non-fixed maturity investments was $476 million in 2012, an increase of $121 million over 2011, primarily driven by improved results from the Company’s real estate partnerships and hedge fund investments. On an after-tax basis, net investment income in 2012 was $14 million, or less than 1% lower than in 2011, reflecting a higher proportion of taxable net investment income in 2012 compared with 2011.

Fee Income

The National Accounts market in the Business and International Insurance segment is the primary source of the Company’s fee-based business. The $72 million and $27 million increases in fee income in 2013 and 2012, respectively, compared with the respective prior years are described in the Business and International Insurance segment discussion that follows.

Net Realized Investment Gains

The following table sets forth information regarding the Company’s net pretax realized investment gains.

(for the year ended December 31, in millions)	2013	2012	2011
Net Realized Investment Gains
Other-than-temporary impairment losses	(15)	(15)	(25)
Other net realized investment gains	181	66	80
Net realized investment gains	$166	$51	$55

Other Net Realized Investment Gains

Other net realized gains in 2013 of $181 million were primarily driven by $115 million of net realized gains associated with U.S. Treasury futures contracts (which require daily mark-to-market settlement and are used to shorten the duration of the Company’s fixed maturity investment portfolio). The remaining $66 million of other net realized investment gains in 2013 were primarily driven by $41 million of net realized investment gains related to fixed maturity investments, $15 million of net realized investment gains related to equity securities and $10 million of net realized investment gains related to other investments.

Other net realized investment gains in 2012 of $66 million were primarily driven by $61 million of net realized investment gains related to fixed maturity investments, $19 million of net realized investment gains related to real estate and $8 million of net realized investment gains related to equity securities. These net realized investment gains were partially offset by $14 million of net realized investment losses associated with U.S. Treasury futures contracts and $8 million of net realized investment losses related to other investments.

Other net realized investment gains in 2011 of $80 million were primarily driven by $52 million of net realized investment gains related to fixed maturity investments, $46 million of net realized investment gains related to equity securities and $41 million of net realized investment gains related to other investments, partially offset by net realized investment losses of $62 million associated with U.S. Treasury futures contracts.

Other Revenues

Other revenues in 2013 included a $91 million gain from the settlement of a legal proceeding, which is discussed in more detail in note 16 of notes to the consolidated financial statements. Other revenues in 2013 also included a $20 million gain from the sale of renewal rights related to the Company’s National Flood Insurance Program business. The remainder of other revenues in all years presented primarily consisted of installment premium charges.

Claims and Expenses

Claims and Claim Adjustment Expenses

Claims and claim adjustment expenses in 2013 were $13.31 billion, $1.37 billion or 9% lower than in 2012, primarily reflecting (i) a decline in catastrophe losses and (ii) the impact of lower volumes of insured exposures (excluding the impact of the acquisition of Dominion), partially offset by (iii) the impact of loss cost trends, (iv) the impact of the acquisition of Dominion and (v) lower net favorable prior year reserve development. Catastrophe losses in 2013 resulted from multiple tornado, wind and hail storms in several regions of the United States, as well as floods in Alberta, Canada and Storm Xaver in the United Kingdom that impacted the Business and International Insurance segment. Catastrophe losses in 2012 primarily resulted from Storm Sandy, as well as multiple tornado, wind and hail storms in several regions of the United States. Net favorable prior year reserve development in 2013 was reduced by a $42 million charge that was precipitated by legislation in New York enacted during the first quarter of 2013 related to the New York Fund for Reopened Cases for workers’ compensation. Factors contributing to net favorable prior year reserve development in each segment are discussed in more detail in note 7 of notes to the Company’s consolidated financial statements.

Claims and claim adjustment expenses in 2012 were $14.68 billion, $1.60 billion or 10% lower than in 2011. The decrease primarily reflected (i) a decline in catastrophe losses, (ii) lower levels of non- catastrophe weather-related losses and (iii) higher net favorable prior year reserve development, partially offset by (iv) the impact of loss cost trends. Catastrophe losses in 2011 primarily resulted from Hurricane Irene and Tropical Storm Lee, multiple tornadoes and hail storms in the Midwest and Southeast regions of the United States and severe winter storms throughout the United States. Catastrophe losses in 2011 also included losses from floods in Thailand and an earthquake in Japan that impacted the Business and International Insurance segment. Factors contributing to net favorable prior year reserve development in each segment are discussed in more detail in note 7 of notes to the Company’s consolidated financial statements.

Significant Catastrophe Losses

The Company defines a “catastrophe” as an event that:

•                  is designated a catastrophe by internationally recognized organizations that track and report on insured losses from catastrophic events, such as Property Claim Services (PCS) for events in the United States and Canada; and

•                  the Company’s estimates of its ultimate losses before reinsurance and taxes exceed a pre-established dollar threshold.

The Company’s threshold for disclosing catastrophes is determined at its reportable segment level, or at a combination thereof, and ranged from approximately $17 million to $30 million of losses before reinsurance and taxes.

The following table presents for significant catastrophes the amount of losses recorded in each of the years ended December 31, 2013, 2012, and 2011, and the amount of related net unfavorable (favorable) prior year reserve development recognized in subsequent years. For purposes of the table, a significant catastrophe is an event for which the Company estimates its ultimate losses will be $100 million or more after reinsurance and before taxes.

(for the year ended December 31, in millions, pretax and net of reinsurance)	2013	2012	2011
2011
PCS Serial Number:
35—Severe winter storms	$(6)	$1	$100
42—Severe thunderstorms and tornadoes	(2)	(5)	130
43—Severe thunderstorms and tornadoes	(1)	2	149
44—Severe thunderstorms and tornadoes	(9)	(10)	121
46—Severe thunderstorms and tornadoes (including Tuscaloosa, AL)	2	(76)	648
48—Severe thunderstorms and tornadoes (including Joplin, MO)	(14)	(24)	430
59—Hurricane Irene	(17)	(47)	375
61—Tropical Storm Lee	(21)	(7)	119
2012
PCS Serial Number:
67—Severe wind and hail storms	(2)	140
74—Severe wind and hail storms	(20)	171
76—Severe wind and hail storms	(10)	148
83—Severe wind storms	2	136
90—Storm Sandy	(52)	1,024
2013
PCS Serial Number:
93—Severe wind and hail storms	114
15—Severe wind and hail storms	128

Amortization of Deferred Acquisition Costs

Amortization of deferred acquisition costs in 2013 was $3.82 billion, $89 million or 2% lower than in 2012. Amortization of deferred acquisition costs in 2012 was $3.91 billion, $34 million or 1% higher than in 2011. Amortization of deferred acquisition costs is discussed in more detail in the segment discussions that follow.

General and Administrative Expenses

General and administrative expenses in 2013 were $3.76 billion, $147 million or 4% higher than in 2012. General and administrative expenses in 2012 were $3.61 billion, $54 million or 2% higher than in 2011. General and administrative expenses are discussed in more detail in the segment discussions that follow.

Interest Expense

Interest expense in 2013, 2012 and 2011 was $361 million, $378 million and $386 million, respectively. The declines both in 2013 and 2012 compared with the respective prior years primarily reflected lower average levels of debt outstanding.

Income Tax Expense (Benefit)

Income tax expense in 2013 was $1.27 billion, $579 million or 84% higher than in 2012, primarily reflecting the impact of a $1.66 billion increase in underwriting margins (including the impacts of decreases in catastrophe losses and net favorable prior year reserve development), partially offset by the impact of lower net investment income and a reduction in income tax expense of $63 million resulting from the resolution of prior year tax matters. Income tax expense in 2012 was $693 million, compared to an income tax benefit of $74 million in 2011. The increase in income tax expense of $767 million in 2012 from 2011 primarily reflected the $1.77 billion increase in underwriting margins in 2012 (including the impacts of a decrease in catastrophe losses and an increase in net favorable prior year reserve development) over 2011 and the $121 million increase in net investment income from non-fixed maturity investments over 2011, as well as the reduction in income tax expense of $104 million in 2011 resulting from the resolution of prior year tax matters.

The Company’s effective tax rate was 26%, 22% and (5)% in 2013, 2012 and 2011, respectively. The effective tax rates in all years were lower than the statutory rate of 35% primarily due to the impact of tax-exempt investment income on the calculation of the Company’s income tax provision. The effective tax rate of (5)% in 2011 also reflected the impact of the significant underwriting loss that primarily resulted from catastrophe losses. In addition, the effective tax rates for 2013 and 2011 were reduced by the impact of the resolution of prior year tax matters.

Combined Ratios

The combined ratio of 89.8% in 2013 was 7.3 points lower than the combined ratio of 97.1% in 2012.

The loss and loss adjustment expense ratio of 57.9% in 2013 was 7.0 points lower than the loss and loss adjustment expense ratio of 64.9% in 2012. Catastrophe losses accounted for 2.6 points and 8.3 points of the 2013 and 2012 loss and loss adjustment expense ratios, respectively. The 2013 and 2012 loss and loss adjustment expense ratios included 3.7 points and 4.2 points of benefit from net favorable prior year reserve development, respectively. The 2013 loss and loss adjustment expense ratio excluding catastrophe losses and prior year reserve development (“underlying loss and loss adjustment expense ratio”) was 1.8 points lower than the 2012 ratio on the same basis, primarily reflecting the improvement in underlying underwriting margins discussed in the “Overview” section above.

The underwriting expense ratio of 31.9% in 2013 was lower than the underwriting expense ratio of 32.2% in 2012, primarily reflecting the impact of growth in earned premiums in 2013.

The combined ratio of 97.1% in 2012 was 8.0 points lower than the combined ratio of 105.1% in 2011.

The loss and loss adjustment expense ratio of 64.9% in 2012 was 8.0 points lower than the loss and loss adjustment expense ratio of 72.9% in 2011. Catastrophe losses accounted for 8.3 points and 11.6 points of the 2012 and 2011 loss and loss adjustment expense ratios, respectively. The 2012 and 2011 loss and loss adjustment expense ratios included 4.2 points and 3.2 points of benefit from net favorable prior year reserve development, respectively. The 2012 loss and loss adjustment expense ratio excluding catastrophe losses and prior year reserve development (“underlying loss and loss adjustment expense ratio”) was 3.7 points lower than the 2011 ratio on the same basis, primarily reflecting the improvement in underlying underwriting margins discussed in the “Overview” section above.

The underwriting expense ratio of 32.2% in 2012 was level with the underwriting expense ratio of 32.2% in 2011.

Written Premiums

Consolidated gross and net written premiums were as follows:

	Gross Written Premiums
(for the year ended December 31, in millions)	2013	2012	2011
Business and International Insurance	$14,992	$14,327	$13,734
Bond & Specialty Insurance	2,131	2,059	2,092
Personal Insurance	7,534	7,923	8,061
Total	$24,657	$24,309	$23,887

	Net Written Premiums
(for the year ended December 31, in millions)	2013	2012	2011
Business and International Insurance	$13,512	$12,929	$12,489
Bond & Specialty Insurance	2,030	1,924	1,953
Personal Insurance	7,225	7,594	7,745
Total	$22,767	$22,447	$22,187

Gross and net written premiums in 2013 both increased by 1% over 2012.  Gross and net written premiums in 2012 increased by 2% and 1%, respectively, over 2011.  Factors contributing to the changes in gross and net written premiums in each segment in 2013 and 2012 as compared with the respective prior year are discussed in more detail in the segment discussions that follow.

RESULTS OF OPERATIONS BY SEGMENT

On June 10, 2014, the Company announced a realignment of its management team, effective July 1, 2014, that gave rise to a realignment of two of its three reportable business segments, as follows:

•                  The Company’s International Insurance group, which had previously been included in the Financial, Professional & International Insurance segment, was combined with the Company’s previous Business Insurance segment to create a new Business and International Insurance segment.

•                  The Bond & Financial Products group, which comprised the remaining businesses in the Financial, Professional & International Insurance segment, now comprises the new Bond & Specialty Insurance segment.

•                  The Personal Insurance segment was not impacted by these changes.

The realignment of segments described above was made to reflect the realignment of the Company’s senior management responsibilities and the manner in which the Company’s businesses have been managed starting July 1, 2014, and the aggregation of products and services based on the type of customer, how the business is marketed and the manner in which risks are underwritten.

In connection with these changes, the Company has realigned and revised the names of several businesses that comprise the Business and International Insurance segment.

The following discussion of segment results is based on the Company’s reportable business segment structure effective July 1, 2014.

Business and International Insurance

Results of the Company’s Business and International Insurance segment were as follows:

(for the year ended December 31, in millions)	2013	2012	2011
Revenues:
Earned premiums	$13,332	$12,779	$12,545
Net investment income	2,087	2,205	2,173
Fee income	395	323	296
Other revenues	160	41	31
Total revenues	$15,974	$15,348	$15,045
Total claims and expenses	$12,812	$12,787	$13,429
Operating income	$2,404	$1,981	$1,456
Loss and loss adjustment expense ratio	60.8%	64.3%	71.6%
Underwriting expense ratio	32.0	32.8	32.7
Combined ratio	92.8%	97.1%	104.3%

Overview

Operating income in 2013 was $2.40 billion, $423 million or 21% higher than operating income of $1.98 billion in 2012.  The increase in operating income primarily reflected the pretax impact of (i) lower catastrophe losses, (ii) higher underlying underwriting margins and (iii) the settlement of a legal matter, partially offset by (iv) lower net favorable prior year reserve development and (v) lower net investment income.  Catastrophe losses in 2013 were $333 million, compared with $829 million in 2012.  Net favorable prior year reserve development in 2013 was $399 million, compared with $585 million in 2012.  Net favorable prior year reserve development in 2013 was reduced by a $42 million charge that was precipitated by legislation in New York as described in the consolidated “Claims and Claim Adjustment Expenses” section above.  The improvement in underlying underwriting margins primarily resulted from the impact of earned pricing that exceeded loss cost trends.  Partially offsetting this net pretax increase in operating income was the related tax expense.  Additionally, operating income in 2013 benefited from a reduction in income tax expense resulting from the resolution of prior year tax matters.  The effective tax rate in 2013 was higher than in 2012.  This resulted from the impact of interest on municipal bonds, which is effectively taxed at a rate that is lower than the corporate tax rate of 35%, comprising a lower percentage of pretax income, partially offset by the resolution of prior year tax matters described above.

Operating income in 2012 was $1.98 billion, $525 million or 36% higher than operating income of $1.46 billion in 2011.  The increase in operating income primarily reflected the pretax impact of (i) higher underlying underwriting margins, (ii) a decline in catastrophe losses and (iii) an increase in net favorable prior year reserve development.  Catastrophe losses in 2012 were $829 million, compared with $1.06 billion in 2011.  Net favorable prior year reserve development in 2012 was $585 million, compared with $395 million in 2011.  The improvement in underlying underwriting margins primarily resulted from the impact of earned pricing that exceeded loss cost trends, lower levels of what the Company defines as large losses, lower non-catastrophe weather-related losses and higher business volume.  Partially offsetting this pretax increase was the related tax expense.  Additionally, net income in 2011 benefited from a reduction in income tax expense resulting from the resolution of various prior year tax matters.  The effective tax rate in 2012 was higher than in 2011.  This resulted from interest on municipal bonds, which is effectively taxed at a rate that is lower than the corporate tax rate of 35%, comprising a lower percentage of pretax income, and the resolution of prior year tax matters discussed above.

Revenues

Earned Premiums

Earned premiums in 2013 were $13.33 billion, $553 million or 4% higher than in 2012.  Earned premiums in 2012 were $12.78 billion, $234 million or 2% higher than in 2011.  The increases in both years primarily reflected the impact of increases in net written premiums over the preceding twelve months.  The increase in 2013 included the impact of the acquisition of Dominion.

Net Investment Income

Net investment income in 2013 was $2.09 billion, $118 million or 5% lower than in 2012.  Net investment income in 2012 was $2.21 billion, $32 million or 1% higher than in 2011.  Included in the Business and International Insurance segment are certain legal entities whose invested assets and related net investment income are reported exclusively in this segment and not allocated among all business segments.  Net investment income in 2013 also benefited from the acquisition of Dominion.

Refer to the “Net Investment Income” section of the “Consolidated Results of Operations” discussion herein for a description of the factors contributing to the changes in the Company’s consolidated net investment income in 2013 and 2012 compared with the respective prior years.  In addition, refer to note 2 of notes to the Company’s consolidated financial statements contained in this Exhibit 99.1 for a discussion of the Company’s net investment income allocation methodology.

Fee Income

National Accounts is the primary source of fee income due to its service businesses, which include claim and loss prevention services to large companies that choose to self-insure a portion of their insurance risks, as well as claims and policy management services to workers’ compensation residual market pools.  Fee income in 2013 increased by $72 million or 22% over 2012.  Fee income in 2012 increased by $27 million or 9% over 2011.  The increases in both years primarily reflected higher serviced premium volume in workers’ compensation residual market pools and higher claim volume in the large deductible business.

Other Revenues

Other revenues in 2013 included a $91 million gain from the settlement of a legal proceeding, which is discussed in more detail in note 16 of notes to the consolidated financial statements.

Claims and Expenses

Claims and Claim Adjustment Expenses

Claims and claim adjustment expenses in 2013 were $8.29 billion, $98 million or 1% lower than in 2012, primarily reflecting (i) a decline in catastrophe losses and (ii) the impact of a modest decline in volumes of insured exposures (excluding Dominion), partially offset by (iii) the impact of the acquisition of Dominion, (iv) the impact of loss cost trends and (v) a decrease in net favorable prior year reserve development.  Factors contributing to net favorable prior year reserve development are discussed in more detail in note 7 of notes to the Company’s consolidated financial statements.

Claims and claim adjustment expenses in 2012 were $8.38 billion, $768 million or 8% lower than in 2011, primarily reflecting (i) lower catastrophe losses, (ii) an increase in net favorable prior year reserve development, (iii) lower levels of what the Company defines as large losses and (iv) lower non-catastrophe weather-related losses, partially offset by (v) the impact of loss cost trends.  Factors contributing to net favorable prior year reserve development are discussed in more detail in note 7 of notes to the Company’s consolidated financial statements.

Amortization of Deferred Acquisition Expenses

Amortization of deferred acquisition costs in 2013 was $2.16 billion, $58 million or 3% higher than in 2012.  Amortization of deferred acquisition costs in 2012 was $2.10 billion, $45 million or 2% higher than in 2011.  The increases in both 2013 and 2012 were generally consistent with the increases in earned premiums compared to the respective prior year.  The increase in 2013 also included the impact of the acquisition of Dominion.

General and Administrative Expenses

General and administrative expenses in 2013 were $2.37 billion, $65 million or 3% higher than in 2012, as increases due to the impact of the acquisition of Dominion and higher employee and technology related costs were partially offset by a reduction in assessments from certain states.  General and administrative expenses in 2012 were $2.30 billion, $81 million or 4% higher than in 2011, primarily driven by increases in employee and technology related costs.

Income Tax Expense

Income tax expense in 2013 was $758 million, $178 million or 31% higher than in 2012, primarily reflecting the impacts of a $600 million increase in underwriting margins (including the impact of decreases in catastrophe losses and net favorable prior year reserve development), partially offset by lower net investment income and a reduction in income tax expense of $43 million resulting from the resolution of prior year tax matters in 2013.

Income tax expense in 2012 was $580 million, $419 million higher than in 2011, primarily reflecting the impacts of a $902 million increase in underwriting margins (including the impact of a decrease in catastrophes and an increase in net favorable prior year reserve development), an increase in net investment income from non-fixed maturity investments and a reduction in income tax expense of $76 million resulting from the resolution of prior year tax matters in 2011.

Combined Ratios

The combined ratio of 92.8% in 2013 was 4.3 points lower than the combined ratio of 97.1% in 2012.

The loss and loss adjustment expense ratio of 60.8% in 2013 was 3.5 points lower than the loss and loss adjustment expense ratio of 64.3% in 2012.  Catastrophe losses in 2013 and 2012 accounted for 2.5 points and 6.5 points, respectively, of the loss and loss adjustment expense ratio.  Net favorable prior year reserve development in 2013 and 2012 provided 3.0 points and 4.6 points of benefit, respectively, to the loss and loss adjustment expense ratio. The 2013 underlying loss and loss adjustment expense ratio was 1.1 points lower than the 2012 ratio on the same basis, reflecting the improvement in underlying underwriting margins discussed in the “Overview” section above, partially offset by the impact of a change in business mix due to an increase in longer-tail loss-sensitive business in National Accounts.

The underwriting expense ratio of 32.0% in 2013 was 0.8 points lower than the 2012 underwriting expense ratio of 32.8%.  The decrease in 2013 primarily reflected the impact of growth in earned premiums.

The combined ratio of 97.1% in 2012 was 7.2 points lower than the combined ratio of 104.3% in 2011.

The loss and loss adjustment expense ratio of 64.3% in 2012 was 7.3 points lower than the loss and loss adjustment expense ratio of 71.6% in 2011.  Catastrophe losses in 2012 and 2011 accounted for 6.5 points and 8.5 points, respectively, of the loss and loss adjustment expense ratio.  Net favorable prior year reserve development in 2012 and 2011 provided 4.6 points and 3.2 points of benefit, respectively, to the loss and loss adjustment expense ratio. The 2012 underlying loss and loss adjustment expense ratio was 3.9 points lower than the 2011 ratio on the same basis, reflecting the improvement in underlying underwriting margins discussed in the “Overview” section above.

The underwriting expense ratio of 32.8% in 2012 was 0.1 points higher than the 2011 underwriting expense ratio of 32.7%.

Written Premiums

The Business and International Insurance segment’s gross and net written premiums by market were as follows:

	Gross Written Premiums
(for the year ended December 31, in millions)	2013	2012	2011
Domestic:
Select Accounts	$2,774	$2,827	$2,830
Middle Market	6,250	6,045	5,685
National Accounts	1,606	1,387	1,112
First Party	1,855	1,743	1,674
Specialized Distribution	1,092	1,109	1,117
Total Domestic	13,577	13,111	12,418
International	1,415	1,216	1,316
Total Business and International Insurance	$14,992	$14,327	$13,734

	Net Written Premiums
(for the year ended December 31, in millions)	2013	2012	2011
Domestic:
Select Accounts	$2,724	$2,775	$2,784
Middle Market	5,862	5,654	5,303
National Accounts	1,010	907	782
First Party	1,552	1,436	1,362
Specialized Distribution	1,085	1,100	1,109
Total Domestic	12,233	11,872	11,340
International	1,279	1,057	1,149
Total Business and International Insurance	$13,512	$12,929	$12,489

Gross and net written premiums in 2013 both increased by 5% over 2012.   The increases in gross and net written premiums in 2013 were concentrated in Middle Market, International, First Party and National Accounts, partially offset by lower premium volume in Select Accounts.  In 2013, business retention rates remained strong and were virtually level with 2012.  Renewal premium changes remained positive in 2013 but were lower than in 2012, primarily due to lower renewal rate increases and a decline in insured exposures.  Renewal rate changes continued to exceed expected loss cost trends.  New business premiums in 2013 increased over 2012.

Gross and net written premiums in 2012 both increased by 4% over 2011.  The increases in gross and net written premiums were concentrated in Middle Market, National Accounts and First Party, partially offset by lower premium volume in International.  The increases were largely driven by rate increases and positive audit premium adjustments (which were higher than in 2011).  In 2012, business retention rates remained strong but were lower than in 2011.  Renewal premium changes remained positive in 2012 and were higher than in 2011.  New business premiums in 2012 decreased from 2011.

Select Accounts.  Net written premiums of $2.72 billion in 2013 decreased by 2% from 2012.  Business retention rates in 2013 remained strong and were level with 2012.  Renewal premium changes remained positive in 2013 and were slightly higher than in 2012, primarily due to higher renewal rate increases.  New business premiums in 2013 declined from 2012.  Net written premiums of $2.78 billion in 2012 were virtually level with 2011.  Business retention rates in 2012 remained strong but were lower than in 2011.  Renewal premium changes remained positive in 2012 and were higher than in 2011, primarily due to higher renewal rate increases.  New business premiums in 2012 decreased from 2011.  Net written premiums in both 2013 and 2012 were favorably impacted by positive audit premium adjustments.

Middle Market.  Net written premiums of $5.86 billion in 2013 increased by 4% over 2012.  Business retention rates in 2013 remained strong and were level with 2012.  Renewal premium changes remained positive in 2013 but were lower than in 2012, primarily due to both lower renewal rate increases and a decline in insured exposures.  New business premiums in 2013 increased over 2012.  Net written premiums of $5.65 billion in 2012 increased by 7% over 2011. Business retention rates in 2012 remained strong but were slightly lower than in 2011.  Renewal premium changes in 2012 remained positive and were higher than in 2011, primarily due to higher renewal rate increases.  New business premiums in 2012 decreased from 2011.  Net written premiums in 2012 were favorably impacted by positive audit premium adjustments (which were higher than in 2011).

National Accounts.  Net written premiums of $1.01 billion in 2013 increased by 11% over 2012, primarily due to continuing strong retention, positive renewal premium changes, increased new business and growth in workers’ compensation residual market pools.  Business retention rates remained strong in 2013 but were lower than in 2012.  Renewal premium changes in 2013 remained positive but were lower than in 2012, driven by a decline in payroll exposure growth.  New business premiums in 2013 were higher than in 2012.  Net written premiums of $907 million in 2012 increased by 16% over 2011.  Business retention rates remained strong in 2012 and were level with 2011.  Renewal premium changes were positive and were higher than in 2011, driven by payroll exposure growth.  New business premiums in 2012 increased over 2011.  Growth in workers’ compensation residual market pools also contributed to premium growth in both 2013 and 2012.

First Party.  Net written premiums of $1.55 billion in 2013 increased by 8% over 2012.  Business retention rates in 2013 remained strong and were level with 2012.  Renewal premium changes in 2013 remained positive but were lower than in 2012, primarily due to lower renewal rate increases.  New business premiums in 2013 increased over 2012.  Net written premiums of $1.44 billion in 2012 increased by 5% over 2011.  Business retention rates in 2012 remained strong but were lower than in 2011.  Renewal premium changes in 2012 remained positive and were higher than in 2011, primarily due to higher renewal rate increases.  New business premiums in 2012 increased over 2011.

Specialized Distribution.  Net written premiums of $1.09 billion in 2013 decreased by 1% from 2012, primarily driven by premium decreases in National Programs.  Business retention rates remained strong in 2013 but were lower than in 2012.  Renewal premium changes remained positive in 2013 and were lower than in 2012, primarily due to a decline in insured exposures.  New business premiums in 2013 increased over 2012.  Net written premiums of $1.10 billion in 2012 decreased by 1% from 2011.  Premium decreases in Northland were largely offset by premium growth in National Programs.  Business retention rates in 2012 remained strong but were lower than in 2011.  Renewal premium changes remained positive in 2012 and were higher than in 2011, primarily due to renewal rate increases.  New business premiums in 2012 decreased from 2011.

International.  Net written premiums of $1.28 billion in 2013 increased by 21% over 2012.  The increase in 2013 primarily reflected the impact of the acquisition of Dominion.  Excluding the surety line of business, for which the following are not relevant measures, business retention rates remained strong and were higher than in 2012.  Renewal premium changes in 2013 were positive and increased over 2012, as growth in insured exposures in 2013, compared with a decline in 2012, was partially offset by lower positive renewal rate changes in 2013 compared with 2012.  New business premiums in 2013 increased over 2012.  Net written premiums of $1.06 billion in 2012 decreased by 8% from 2011.  The decrease in 2012 primarily reflected lower business volume in the Company’s operations at Lloyd’s, lower surety volumes in Canada, the impact of the Company’s withdrawal from personal insurance business in the Republic of Ireland and, to a lesser extent, the impact of foreign currency rates of exchange.  Excluding the surety line of business, for which the following are not relevant measures, business retention rates in 2012 were strong and higher than in 2011.  Renewal premium changes in 2012 were negative and lower than in 2011, as positive renewal rate changes were more than offset by a decline in insured exposures.  New business premiums in 2012 were lower than in 2011.

Bond & Specialty Insurance

Results of the Company’s Bond & Specialty Insurance segment were as follows:

(for the year ended December 31, in millions)	2013	2012	2011
Revenues:
Earned premiums	$1,981	$1,957	$1,956
Net investment income	260	280	282
Other revenues	20	25	26
Total revenues	$2,261	$2,262	$2,264
Total claims and expenses	$1,461	$1,544	$1,515
Operating income	$573	$504	$545
Loss and loss adjustment expense ratio	34.7%	39.8%	39.4%
Underwriting expense ratio	38.7	38.6	37.4
Combined ratio	73.4%	78.4%	76.8%

Overview

Operating income in 2013 was $573 million, $69 million or 14% higher than operating income of $504 million in 2012.  The increase in operating income primarily reflected the pretax impact of (i) higher underlying underwriting margins and (ii) higher net favorable prior year reserve development, largely offset by (iii) lower net investment income.  Catastrophe losses in 2013 were $8 million, compared with $15 million in 2012.  Net favorable prior year reserve development in 2013 was $232 million, compared with $180 million in 2012. The increase in underlying underwriting margins was driven by (i) earned pricing that exceeded loss cost trends, partially offset by (ii) higher general and administrative expenses and (iii) the impact of lower volumes of insured exposures.  Partially offsetting this net pretax increase in operating income was the related tax expense.  Additionally, operating income in 2013 benefited from a reduction in income tax expense resulting from the resolution of prior year tax matters in 2013.  The effective tax rate in 2013 decreased from 2012, primarily due to the impact of the resolution of prior year tax matters described above.

Operating income in 2012 was $504 million, $41 million or 8% lower than operating income in 2011.  The decrease in operating income in 2012 compared with 2011 reflected the pretax decline in net favorable prior year reserve development.  Net favorable prior year reserve development in 2012 was $180 million, compared with $210 million in 2011.  Catastrophe losses in 2012 were $15 million, compared with $11 million in 2011.  Underlying underwriting margins in 2012 were level with 2011, as the pretax impact of (i) earned pricing that exceeded loss cost trends was largely offset by (ii) higher commission expenses and (iii) higher general and administrative expenses.  Partially offsetting this net pretax decrease in operating income was the related reduction in tax expense.  Additionally, tax expense in 2011 was reduced by the resolution of prior year tax matters.  The effective tax rate in 2012 increased over 2011, primarily due to the impact of the resolution of prior year tax matters in 2011 described above.

Revenues

Earned Premiums

Earned premiums in 2013 were $1.98 billion, $24 million or 1% higher than in 2012.  Earned premiums in 2012 were $1.96 billion, virtually level with 2011.

Net Investment Income

Net investment income in 2013 was $260 million, $20 million or 7% lower than in 2012.  Net investment income in 2012 was $280 million or 1% lower than in 2011.  Included in the Bond & Specialty Insurance segment are certain legal entities whose invested assets and related net investment income are reported exclusively in this segment and not allocated among all business segments. As a result, reported net investment income in the Bond & Specialty Insurance segment reflects a significantly smaller proportion of allocated net investment income, including that from the Company’s non-fixed maturity investments that experienced a decrease in investment income in 2013 and an increase in investment income in 2012.  Refer to the “Net Investment Income” section of the “Consolidated Results of Operations” discussion herein for a description of the factors contributing to the changes in the Company’s consolidated net investment income in 2013 and 2012 compared with the respective prior years.  In addition, refer to note 2 of notes to the Company’s consolidated financial statements herein for a discussion of the Company’s net investment income allocation methodology.

Claims and Expenses

Claims and Claim Adjustment Expenses

Claims and claim adjustment expenses in 2013 were $695 million, $93 million or 12% lower than in 2012, primarily reflecting (i) higher net favorable prior year reserve development, (ii) reduced loss cost trends and (iii) the impact of lower volumes of construction surety insured exposures.  Factors contributing to net favorable prior year reserve development are discussed in more detail in note 7 of notes to the Company’s consolidated financial statements.

Claims and claim adjustment expenses in 2012 were $788 million, $5 million or 1% higher than in 2011, primarily reflecting a decline in net favorable prior year reserve development, largely offset by the impact of lower volumes of construction surety insured exposures.  Factors contributing to net favorable prior year reserve development are discussed in more detail in note 7 of notes to the Company’s consolidated financial statements.

Amortization of Deferred Acquisition Costs

Amortization of deferred acquisition costs in 2013 was $378 million, $5 million or 1% higher than in 2012, generally consistent with the increase in earned premiums.  Amortization of deferred acquisition costs in 2012 was $373 million, $10 million or 3% higher than in 2011, primarily reflecting the impact of a change in business mix.

General and Administrative Expenses

General and administrative expenses in 2013 were $388 million, $5 million or 1% higher than in 2012.  General and administrative expenses in 2012 were $383 million, $14 million or 4% higher than in 2011. The increases in both years primarily reflected the impact of higher employee- and technology-related expenses.

Income Tax Expense

Income tax expense in 2013 was $227 million, $13 million or 6% higher than in 2012, primarily reflecting the impact of a $107 million increase in underwriting margins (including the impact of catastrophe losses and net favorable prior year reserve development), partially offset by the impact of the $15 million reduction in income tax expense in 2013 resulting from the resolution of prior year tax matters.  Income tax expense in 2012 was $214 million, $11 million or 5% higher than in 2011, primarily reflecting the impact of a $14 million benefit in 2011 from the resolution of prior year tax matters.

Combined Ratios

The combined ratio of 73.4 in 2013 was 5.0 points lower than the combined ratio of 78.4% in 2012.

The loss and loss adjustment expense ratio of 34.7% in 2013 was 5.1 points lower than the 2012 ratio of 39.8%. Catastrophe losses in 2013 and 2012 accounted for 0.4 points and 0.7 points of the loss and loss adjustment expense ratio, respectively.  Net favorable prior year reserve development provided 11.7 points and 9.2 points of benefit to the loss and loss adjustment expense ratio in 2013 and 2012, respectively.  The 2013 underlying loss and loss adjustment expense ratio was 2.3 points lower than the 2012 ratio on the same basis, reflecting the improvement in underlying underwriting margins discussed in the “Overview” section above.

The underwriting expense ratio of 38.7% in 2013 was 0.1 points higher than the underwriting expense ratio of 38.6% in 2012.

The combined ratio of 78.4% in 2012 was 1.6 points higher than the combined ratio of 76.8% in 2011.

The loss and loss adjustment expense ratio of 39.8% in 2012 was 0.4 points higher than the loss and loss adjustment expense ratio of 39.4% in 2011.  The 2012 and 2011 ratios included 9.2 points and 10.7 points of benefit, respectively, from net favorable prior year reserve development.  Catastrophe losses in 2012 and 2011 accounted for 0.7 points and 0.5 points of the loss and loss adjustment expense ratio, respectively.  The 2012 underlying loss and loss adjustment expense ratio was 1.3 points lower than the 2011 ratio on the same basis, reflecting the improvement in underlying underwriting margins discussed in the “Overview” section above.

The underwriting expense ratio of 38.6% in 2012 was 1.2 points higher than the underwriting expense ratio of 37.4% in 2011, primarily reflecting the impact of an increase in general and administrative expenses and a change in business mix.

Written Premiums

Bond & Specialty Insurance gross and net written premiums were as follows:

	Gross Written Premiums
(for the year ended December 31, in millions)	2013	2012	2011
Total Bond & Specialty Insurance	$2,131	$2,059	$2,092

	Net Written Premiums
(for the year ended December 31, in millions)	2013	2012	2011
Total Bond & Specialty Insurance	$2,030	$1,924	$1,953

Gross and net written premiums in 2013 increased by 3% and 6%, respectively, over 2012.  Gross and net written premiums in 2012 decreased by 2% and 1%, respectively, from 2011.  Renewal rate changes continued to exceed expected loss cost trends.

Net written premiums in 2013 were $2.03 billion, $106 million or 6% higher than in 2012, primarily driven by higher contract surety volume, rate increases in the management liability business and lower reinsurance costs primarily resulting from a change in a reinsurance treaty.  Excluding the surety line of business, for which the following are not relevant measures, business retention rates in 2013 remained strong but were lower than in 2012.  Renewal premium changes in 2013 remained positive and were virtually level with 2012, as increases in renewal rate changes were largely offset by a decline in insured exposures.  Renewal rate changes continued to exceed expected loss cost trends in 2013.  New business premiums in 2013 decreased from 2012.

Net written premiums in 2012 were $1.92 billion, $29 million or 1% lower than in 2011.  The decrease was primarily driven by lower business volume in construction surety due to the continued low levels of government construction spending, which was largely offset by growth in management liability business volume.  Excluding the surety line of business, for which the following are not relevant measures, business retention rates in 2012 remained strong and were slightly higher than in 2011.  Renewal premium changes in 2012 were positive and significantly higher than in 2011, primarily driven by positive renewal rate changes.  New business premiums in 2012 decreased from 2011.

Personal Insurance

Results of the Company’s Personal Insurance segment were as follows:

(for the year ended December 31, in millions)	2013	2012	2011
Revenues:
Earned premiums	$7,324	$7,621	$7,589
Net investment income	369	404	424
Other revenues	103	66	70
Total revenues	$7,796	$8,091	$8,083
Total claims and expenses	$6,592	$7,842	$8,708
Operating income (loss)	$838	$217	$(332)
Loss and loss adjustment expense ratio	59.1%	72.3%	83.5%
Underwriting expense ratio	29.8	29.6	30.1
Combined ratio	88.9%	101.9%	113.6%
Incremental impact of direct to consumer initiative on combined ratio	1.8%	2.3%	2.5%

Overview

Operating income in 2013 was $838 million, $621 million higher than operating income of $217 million in 2012. The increase in operating income primarily reflected the pretax impact of (i) lower catastrophe losses, (ii) higher underlying underwriting margins, (iii) an increase in other revenues and (iv) higher net favorable prior year reserve development, partially offset by (v) lower net investment income. Catastrophe losses in 2013 were $250 million, compared with $1.02 billion in 2012. Net favorable prior year reserve development in 2013 was $209 million, compared with $175 million in 2012. The higher underlying underwriting margins resulted from the impact of earned pricing that exceeded loss cost trends and lower non-catastrophe weather-related losses. Partially offsetting this net pretax increase in operating income was the related tax expense. Additionally, operating income in 2013 benefited from a reduction in income tax expense resulting from the resolution of prior year tax matters. The effective tax rate in 2013 increased over 2012. This resulted from interest on municipal bonds, which is effectively taxed at a rate that is lower than the corporate tax rate of 35%, comprising a lower percentage of pretax income.

Operating income in 2012 was $217 million, $549 million higher than the operating loss of $(332) million in 2011. The improvement in operating income in 2012 compared with 2011 primarily reflected the pretax impact of (i) a decline in catastrophe losses, (ii) higher underlying underwriting margins and (iii) an increase in net favorable prior year reserve development. Catastrophe losses in 2012 were $1.02 billion, compared with $1.49 billion in 2011. Net favorable prior year reserve development in 2012 was $175 million, compared with $110 million in 2011. The higher underlying underwriting margins resulted from lower non-catastrophe weather-related losses and lower fire-related losses. Partially offsetting this net pretax increase in operating income was the related tax expense. Additionally, operating income in 2011 benefited from a reduction in income tax expense resulting from the resolution of prior year tax matters. The effective tax rate in 2012 increased over 2011. This resulted from interest on municipal bonds, which is effectively taxed at a rate that is lower than the corporate tax rate of 35%, comprising a lower percentage of pretax income, as well as the resolution of prior year tax matters discussed above.

Revenues

Earned Premiums

Earned premiums in 2013 were $7.32 billion, $297 million or 4% lower than in 2012. Earned premiums in 2012 were $7.62 billion, $32 million or less than 1% higher than in 2011. The changes in both years reflected changes in net written premiums over the preceding twelve months.

Net Investment Income

Net investment income in 2013 was $369 million, $35 million or 9% lower than in 2012. Net investment income in 2012 was $404 million, $20 million or 5% lower than in 2011. Refer to the “Net Investment Income” section of “Consolidated Results of Operations” herein for a discussion of the change in the Company’s net investment income in 2013 and 2012 as compared with the respective prior year. In addition, refer to note 2 of notes to the Company’s consolidated financial statements herein for a discussion of the Company’s net investment income allocation methodology.

Other Revenues

Other revenues in 2013 included a $20 million gain from the sale of renewal rights in the third quarter of 2013 related to the Company’s National Flood Insurance Program (NFIP) business. The Company was a participant in the NFIP Write Your Own (WYO) Program administered by the Federal Emergency Management Agency (FEMA) and the Federal Insurance & Mitigation Administration (FIMA).

Claims and Expenses

Claims and Claim Adjustment Expenses

Claims and claim adjustment expenses in 2013 were $4.33 billion, $1.18 billion or 21% lower than in 2012. The decrease primarily reflected (i) lower catastrophe losses, (ii) lower non-catastrophe weather- related losses, (iii) the impact of lower volumes of insured exposures and (iv) higher net favorable prior year reserve development, partially offset by (v) the impact of loss cost trends. Factors contributing to net favorable prior year reserve development are discussed in more detail in note 7 of notes to the Company’s consolidated financial statements.

Claims and claim adjustment expenses in 2012 were $5.50 billion, $837 million or 13% lower than in 2011. The decrease primarily reflected (i) lower catastrophe losses, (ii) lower non-catastrophe weather- related losses, (iii) lower fire-related losses and (iv) higher net favorable prior year reserve development, partially offset by (v) the impact of loss cost trends, including a higher number of severe bodily injury claims in the automobile line of business. Factors contributing to net favorable prior year reserve development are discussed in more detail in note 7 of notes to the Company’s consolidated financial statements.

Amortization of Deferred Acquisition Costs

Amortization of deferred acquisition costs in 2013 was $1.29 billion, $152 million or 11% lower than in 2012. The decrease in 2013 reflected (i) the decline in earned premiums compared with 2012, (ii) a reclassification of fee income related to the National Flood Insurance Program from general and administrative expenses to a component of acquisition costs to conform to the presentation prescribed by insurance regulators, and (iii) lower fixed-value commission expense. Amortization of deferred acquisition costs in 2012 was $1.44 billion, $21 million or 1% lower than in 2011, primarily due to lower fixed-value commission expense. The lower fixed- value commission expense in 2013 resulted from an increase in the number of agents reverting to a contingent commission compensation program (the costs of which are classified in “general and administrative expenses”) from a fixed- value compensation program (the costs of which are classified in “amortization of deferred acquisition costs”).

General and Administrative Expenses

General and administrative expenses in 2013 were $980 million, $80 million or 9% higher than in 2012. The increase in 2013 included an increase in contingent commission expense due to the increase in the number of agents reverting to a contingent commission compensation program and the impact of the reclassification of fee income described above. The increase in 2013 also included the impact of $12 million of restructuring charges, primarily comprised of severance costs related to the Company’s announced plan to reduce certain claim and other insurance expenses in this segment. These factors were partially offset by a decline in advertising expense. General and administrative expenses in 2012 were $900 million, $8 million or 1% lower than in 2011.

Income Tax Expense

Income tax expense in 2013 was $366 million, $334 million higher than in 2012, primarily reflecting the impacts of the $953 million increase in underwriting margins (including the impact of a decrease in catastrophe losses and the increase in net favorable prior year reserve development), partially offset by lower net investment income and a reduction in income tax expense of $5 million resulting from the resolution of prior year tax matters in 2013. Income tax expense in 2012 was $32 million, compared to an income tax benefit of $293 million in 2011. The change in income tax expense of $325 million in 2012 from 2011 primarily reflected the $898 million decrease in underwriting loss (including the impact of a decrease in catastrophes and an increase in net favorable prior year reserve development) from 2011, as well as the reduction in income tax expense of $10 million resulting from the resolution of prior year tax matters in 2011.

Combined Ratio

The combined ratio of 88.9% in 2013 was 13.0 points lower than the combined ratio of 101.9% in 2012.

The loss and loss adjustment expense ratio of 59.1% in 2013 was 13.2 points lower than the 2012 ratio of 72.3%. Catastrophe losses accounted for 3.4 points and 13.4 points of the loss and loss adjustment expense ratio in 2013 and 2012, respectively. Net favorable prior year reserve development provided 2.8 points and 2.3 points of benefit to the loss and loss adjustment expense ratio in 2013 and 2012, respectively. The 2013 underlying loss and loss adjustment expense ratio was 2.7 points lower than the 2012 ratio on the same basis, reflecting the improvement in underlying underwriting margins discussed in the “Overview” section above.

The underwriting expense ratio of 29.8% in 2013 was 0.2 points higher than the underwriting expense ratio of 29.6% in 2012. The increase in 2013 primarily reflected the decrease in earned premiums and the expense factors discussed above.

The combined ratio of 101.9% in 2012 was 11.7 points lower than the combined ratio of 113.6% in 2011.

The loss and loss adjustment expense ratio of 72.3% in 2012 was 11.2 points lower than the loss and loss adjustment expense ratio of 83.5% in 2011. Catastrophe losses accounted for 13.4 points and 19.6 points of the loss and loss adjustment expense ratios in 2012 and 2011, respectively. The loss and loss adjustment expense ratio for 2012 and 2011 included 2.3 points and 1.5 points of benefit, respectively, from net favorable prior year reserve development. The 2012 underlying loss and loss adjustment expense ratio was 4.2 points lower than the 2011 ratio on the same basis, reflecting the improvement in underlying underwriting margins discussed in the “Overview” section above.

The underwriting expense ratio of 29.6% in 2012 was 0.5 points lower than the underwriting expense ratio of 30.1% in 2011. The decrease in 2012 primarily reflected the increase in earned premiums discussed above.

Agency Written Premiums

Gross and net written premiums by product line were as follows for the Personal Insurance segment’s Agency business, which comprises business written through agents, brokers and other intermediaries and represents almost all of the segment’s gross and net written premiums:

	Gross Written Premiums
(for the year ended December 31, in millions)	2013	2012	2011
Agency Automobile	$3,277	$3,544	$3,706
Agency Homeowners and Other	4,094	4,220	4,221
Total Agency Personal Insurance	$7,371	$7,764	$7,927

	Net Written Premiums
(for the year ended December 31, in millions)	2013	2012	2011
Agency Automobile	$3,258	$3,527	$3,688
Agency Homeowners and Other	3,805	3,909	3,923
Total Agency Personal Insurance	$7,063	$7,436	$7,611

In 2013, gross and net Agency written premiums were 5% lower than in 2012. Renewal rate changes continued to exceed expected loss cost trends, assuming weather patterns consistent with the Company’s expectations. In 2012, gross and net Agency written premiums were 2% lower than in 2011.

In 2013 in the Agency Automobile line of business, net written premiums were 8% lower than in 2012. Business retention rates in 2013 remained strong but were slightly lower than in 2012, while new business premiums in 2013 decreased from 2012, largely as a result of the Company’s continued pricing strategies and other profitability improvement initiatives. Renewal premium changes in 2013 remained positive and were higher than in 2012, primarily driven by renewal rate changes. In 2012, net written premiums were 4% lower than in 2011. Business retention rates remained strong but were lower than in 2011, while new business premiums in 2012 decreased from 2011, largely as a result of the Company’s pricing strategy and other profitability improvement initiatives. Renewal premium changes remained positive in 2012 and were higher than in 2011.

In 2013 in the Agency Homeowners and Other line of business, net written premiums were 3% lower than in 2012. Business retention rates remained strong but were slightly lower than in 2012. Renewal premium changes in 2013 remained positive but were slightly lower than in 2012. New business premiums in 2013 decreased from 2012. Net written premiums in 2012 were slightly lower than in 2011. Business retention rates remained strong but were lower than in 2011. New business premiums in 2012 decreased from 2011, largely as a result of the Company’s pricing strategy, higher deductibles and other profitability improvement initiatives. Renewal premium changes remained positive in 2012 and were higher than in 2011.

For its Agency business, the Personal Insurance segment had approximately 6.2 million and 6.9 million active policies at December 31, 2013 and 2012, respectively. In the third quarter of 2013, the Company sold the renewal rights related to its National Flood Insurance Program (NFIP) business. Active policies in force at both dates have been adjusted to exclude the NFIP business.

Direct to Consumer Written Premiums

In its direct to consumer business, net written premiums in 2013 were $162 million, $4 million or 3% higher than in 2012. In 2013, homeowners and other net written premiums increased by $7 million, or 16% over 2012, partially offset by a decline of $3 million, or 3%, in automobile net written premiums compared to 2012. Net written premiums in 2012 were $158 million, $24 million or 18% higher than in 2011. The increase in net written premiums in 2012 resulted from a $15 million or 15% increase in automobile net written premiums and a $9 million or 26% increase in homeowners and other net written premiums compared to 2011. The direct to consumer business had 166,000 and 161,000 active policies at December 31, 2013 and 2012, respectively.

Interest Expense and Other

(for the year ended December 31, in millions)	2013	2012	2011
Operating loss	$(248)	$(261)	$(279)

The operating loss for Interest Expense and Other in 2013 was $13 million lower than in 2012. The operating loss for Interest Expense and Other in 2012 was $18 million lower than in 2011. After-tax interest expense in 2013, 2012 and 2011 was $235 million, $246 million and $251 million, respectively. The decline in interest expense in both 2013 and 2012 compared with the respective prior year primarily reflected a lower level of average debt outstanding.

ASBESTOS CLAIMS AND LITIGATION

The Company believes that the property and casualty insurance industry has suffered from court decisions and other trends that have expanded insurance coverage for asbestos claims far beyond the original intent of insurers and policyholders. The Company has received and continues to receive a significant number of asbestos claims from the Company’s policyholders (which includes others seeking coverage under a policy). Factors underlying these claim filings include continued intensive advertising by lawyers seeking asbestos claimants and the continued focus by plaintiffs on defendants who were not traditionally primary targets of asbestos litigation. The focus on these defendants is primarily the result of the number of traditional asbestos defendants who have sought bankruptcy protection in previous years. In addition to contributing to the overall number of claims, bankruptcy proceedings may increase the volatility of asbestos-related losses by initially delaying the reporting of claims and later by significantly accelerating and increasing loss payments by insurers, including the Company. The bankruptcy of many traditional defendants has also caused increased settlement demands against those policyholders who are not in bankruptcy but remain in the tort system. Currently, in many jurisdictions, those who allege very serious injury and who can present credible medical evidence of their injuries are receiving priority trial settings in the courts, while those who have not shown any credible disease manifestation are having their hearing dates delayed or placed on an inactive docket. Prioritizing claims involving credible evidence of injuries, along with the focus on defendants who were not traditionally primary targets of asbestos litigation, contributes to the claims and claim adjustment expense payment patterns experienced by the Company. The Company’s asbestos-related claims and claim adjustment expense experience also has been impacted by the unavailability of other insurance sources potentially available to policyholders, whether through exhaustion of policy limits or through the insolvency of other participating insurers.

The Company continues to be involved in coverage litigation concerning a number of policyholders, some of whom have filed for bankruptcy, who in some instances have asserted that all or a portion of their asbestos-related claims are not subject to aggregate limits on coverage. In these instances, policyholders also may assert that each individual bodily injury claim should be treated as a separate occurrence under the policy. It is difficult to predict whether these policyholders will be successful on both issues. To the extent both issues are resolved in a policyholder’s favor and other Company defenses are not successful, the Company’s coverage obligations under the policies at issue would be materially increased and bounded only by the applicable per- occurrence limits and the number of asbestos bodily injury claims against the policyholders. Although the Company has seen a moderation in the overall risk associated with these lawsuits, it remains difficult to predict the ultimate cost of these claims.

Many coverage disputes with policyholders are only resolved through settlement agreements. Because many policyholders make exaggerated demands, it is difficult to predict the outcome of settlement negotiations. Settlements involving bankrupt policyholders may include extensive releases which are favorable to the Company but which could result in settlements for larger amounts than originally anticipated. There also may be instances where a court may not approve a proposed settlement, which may result in additional litigation and potentially less beneficial outcomes for the Company. As in the past, the Company will continue to pursue settlement opportunities.

In addition to claims against policyholders, proceedings have been launched directly against insurers, including the Company, by individuals challenging insurers’ conduct with respect to the handling of past asbestos claims and by individuals seeking damages arising from alleged asbestos-related bodily injuries. It is possible that the filing of other direct actions against insurers, including the Company, could be made in the future. It is difficult to predict the outcome of these proceedings, including whether the plaintiffs will be able to sustain these actions against insurers based on novel legal theories of liability. The Company believes it has meritorious defenses to these claims and has received favorable rulings in certain jurisdictions.

TPC had entered into settlement agreements, which are subject to a number of contingencies, in connection with a number of these direct action claims (Direct Action Settlements). For a full discussion of these settlement agreements, see the “Asbestos Direct Action Litigation” section of note 16 of notes to the consolidated financial statements.

Because each policyholder presents different liability and coverage issues, the Company generally reviews the exposure presented by each policyholder at least annually. Among the factors which the Company may consider in the course of this review are: available insurance coverage, including the role of any umbrella or excess insurance the Company has issued to the policyholder; limits and deductibles; an analysis of the policyholder’s potential liability; the jurisdictions involved; past and anticipated future claim activity and loss development on pending claims; past settlement values of similar claims; allocated claim adjustment expense; potential role of other insurance; the role, if any, of non-asbestos claims or potential non-asbestos claims in any resolution process; and applicable coverage defenses or determinations, if any, including the determination as to whether or not an asbestos claim is a products/completed operation claim subject to an aggregate limit and the available coverage, if any, for that claim.

In the third quarter of 2013, the Company completed its annual in-depth asbestos claim review, including a review of active policyholders and litigation cases for potential product and “non-product” liability, and noted the continuation of the following trends:

•                  continued high level of litigation activity in certain jurisdictions involving individuals alleging serious asbestos-related illness;

•                  while overall payment patterns have been generally stable, there has been an increase in severity for certain policyholders due to the continued high level of litigation activity;

•                  continued moderate level of asbestos-related bankruptcy activity; and

•                  the absence of new theories of liability or new classes of defendants.

While the Company believes that over the past several years there has been a reduction in the volatility associated with the Company’s overall asbestos exposure, there nonetheless remains a high degree of uncertainty with respect to future exposure from asbestos claims.

The Home Office and Field Office categories, which account for the vast majority of policyholders with active asbestos-related claims, experienced a slight increase in the number of policyholders with open asbestos claims at December 31, 2013 compared with December 31, 2012, while net asbestos- related payments in these categories decreased slightly in 2013 compared with 2012. Payments on behalf of policyholders in these categories continue to be influenced by the high level of litigation activity in a limited number of jurisdictions where individuals alleging serious asbestos-related injury continue to target defendants who were not traditionally primary targets of asbestos litigation.

The Company’s quarterly asbestos reserve reviews include an analysis of exposure and claim payment patterns by policyholder category, as well as recent settlements, policyholder bankruptcies, judicial rulings and legislative actions. The Company also analyzes developing payment patterns among policyholders in the Home Office, Field Office and Assumed Reinsurance and Other categories as well as projected reinsurance billings and recoveries. In addition, the Company reviews its historical gross and net loss and expense paid experience, year-by-year, to assess any emerging trends, fluctuations, or characteristics suggested by the aggregate paid activity. Conventional actuarial methods are not utilized to establish asbestos reserves nor have the Company’s evaluations resulted in any way of determining a meaningful average asbestos defense or indemnity payment.

The completion of these reviews and analyses in 2013, 2012 and 2011 resulted in $190 million, $175 million and $175 million increases, respectively, in the Company’s net asbestos reserves in each period. In each year, the reserve increases were primarily driven by increases in the Company’s estimate of projected settlement and defense costs related to a broad number of policyholders in the Home Office category and by higher projected payments on assumed reinsurance accounts. The increase in the estimate of projected settlement and defense costs resulted from payment trends that continue to be moderately higher than previously anticipated due to the impact of the current litigation environment discussed above. Notwithstanding these trends, the Company’s overall view of the underlying asbestos environment is essentially unchanged from recent periods, and there remains a high degree of uncertainty with respect to future exposure to asbestos claims.

Net asbestos losses paid in 2013, 2012 and 2011 were $218 million, $236 million and $284 million, respectively. Approximately 1%, 6% and 19% of total net paid losses in 2013, 2012 and 2011, respectively, related to policyholders with whom the Company had entered into settlement agreements limiting the Company’s liability.

The Company categorizes its asbestos reserves as follows:

(at and for the year ended December 31, $ in	Number of Policyholders		Total Net Paid		Net Asbestos Reserves
millions)	2013	2012	2013	2012	2013	2012
Policyholders with settlement agreements	15	15	$3	$13	$108	$91
Home office and field office	1,690	1,678	195	199	2,047	2,089
Assumed reinsurance and other	—	—	20	24	195	198
Total	1,705	1,693	$218	$236	$2,350	$2,378

The “policyholders with settlement agreements” category includes structured settlements, coverage in place arrangements and, with respect to TPC, Wellington accounts. Reserves are based on the expected payout for each policyholder under the applicable agreement. Structured settlements are arrangements under which policyholders and/or plaintiffs agree to fixed financial amounts to be paid at scheduled times. Coverage in place arrangements represent agreements with policyholders on specified amounts of coverage to be provided. Payment obligations may be subject to annual maximums and are only made when valid claims are presented. Wellington accounts refer to the 35 defendants that are parties to a 1985 agreement settling certain disputes concerning insurance coverage for their asbestos claims. Many of the aspects of the Wellington agreement are similar to those of coverage in place arrangements in which the parties have agreed on specific amounts of coverage and the terms under which the coverage can be accessed.

The “home office and field office” category relates to all other policyholders and also includes unallocated IBNR reserves and reserves for the costs of defending asbestos-related coverage litigation. Policyholders are identified for the annual home office review based upon, among other factors: a combination of past payments and current case reserves in excess of a specified threshold (currently $100,000), perceived level of exposure, number of reported claims, products/completed operations and potential “non-product” exposures, size of policyholder and geographic distribution of products or services sold by the policyholder. In addition to IBNR amounts contained in the reserves for “home office and field office” policyholders and the costs of litigating asbestos coverage matters, the Company has established a reserve for further adverse development related to existing policyholders, new claims from policyholders reporting claims for the first time and policyholders for which there is, or may be, litigation and direct actions against the Company. During 2012, $502 million of reserves included in “Policyholders with settlement agreements” were reclassified to the unallocated IBNR component in the “home office and field office” category as a result of the U.S. District Court ruling on March 1, 2012 that the conditions of the Direct Action Settlements had not been satisfied. For a full discussion of these settlement agreements see the “Asbestos Direct Action Litigation” section of note 16 of notes to the consolidated financial statements. The “assumed reinsurance and other” category primarily consists of reinsurance of excess coverage, including various pool participations.

On January 29, 2009, the Company and PPG Industries, Inc. (“PPG”), along with approximately 30 other insurers of PPG, agreed in principle to an agreement to settle asbestos-related coverage litigation under insurance policies issued to PPG. The tentative settlement agreement has been incorporated into the Modified Third Amended Plan of Reorganization (“Amended Plan”) proposed as part of the Pittsburgh Corning Corp. (“PCC,” which is 50% owned by PPG) bankruptcy proceeding. Pursuant to the proposed Amended Plan, which was filed on January 30, 2009, PCC, along with enumerated other companies (including PPG as well as the Company as a participating insurer), are to receive protections afforded by Section 524(g) of the Bankruptcy Code from certain asbestos- related bodily injury claims. Under the agreement in principle, the Company has the option to make a series of payments over the next 20 years totaling approximately $620 million to the Trust to be created under the Amended Plan, or it may elect to make a one-time discounted payment, which, as of March 31, 2014, would total approximately $493 million (approximately $464 million after reinsurance). The agreement in principle with PPG is subject to numerous contingencies, including final court approval of the Amended Plan, and the Company has no obligation to make the settlement payment until all contingencies are satisfied. The Company’s obligations under this agreement in principle are included in the “home office and field office” category in the preceding table.

The following table displays activity for asbestos losses and loss expenses and reserves:

(at and for the year ended December 31, in millions)	2013	2012	2011
Beginning reserves:
Gross	$2,689	$2,780	$2,941
Ceded	(311)	(341)	(393)
Net	2,378	2,439	2,548
Incurred losses and loss expenses:
Gross	190	171	195
Ceded	—	4	(20)
Net	190	175	175
Losses paid:
Gross	273	262	356
Ceded	(55)	(26)	(72)
Net	218	236	284
Ending reserves:
Gross	2,606	2,689	2,780
Ceded	(256)	(311)	(341)
Net	$2,350	$2,378	$2,439

See “—Uncertainty Regarding Adequacy of Asbestos and Environmental Reserves.”

ENVIRONMENTAL CLAIMS AND LITIGATION

The Company has received and continues to receive claims from policyholders who allege that they are liable for injury or damage arising out of their alleged disposition of toxic substances. Mostly, these claims are due to various legislative as well as regulatory efforts aimed at environmental remediation. For instance, the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), enacted in 1980 and later modified, enables private parties as well as federal and state governments to take action with respect to releases and threatened releases of hazardous substances. This federal statute permits the recovery of response costs from some liable parties and may require liable parties to undertake their own remedial action. Liability under CERCLA may be joint and several with other responsible parties.

The Company has been, and continues to be, involved in litigation involving insurance coverage issues pertaining to environmental claims. The Company believes that some court decisions have interpreted the insurance coverage to be broader than the original intent of the insurers and policyholders. These decisions often pertain to insurance policies that were issued by the Company prior to the mid-1980s. These decisions continue to be inconsistent and vary from jurisdiction to jurisdiction. Environmental claims when submitted rarely indicate the monetary amount being sought by the claimant from the policyholder, and the Company does not keep track of the monetary amount being sought in those few claims which indicate a monetary amount.

The resolution of environmental exposures by the Company generally occurs through settlements with policyholders as opposed to claimants. Generally, the Company strives to extinguish any obligations it may have under any policy issued to the policyholder for past, present and future environmental liabilities and extinguish any pending coverage litigation dispute with the policyholder. This form of settlement is commonly referred to as a “buy- back” of policies for future environmental liability. In addition, many of the agreements have also extinguished any insurance obligation which the Company may have for other claims, including but not limited to asbestos and other cumulative injury claims. The Company and its policyholders may also agree to settlements which extinguish any liability arising from known specified sites or claims. Where appropriate, these agreements also include indemnities and hold harmless provisions to protect the Company. The Company’s general purpose in executing these agreements is to reduce the Company’s potential environmental exposure and eliminate the risks presented by coverage litigation with the policyholder and related costs.

In establishing environmental reserves, the Company evaluates the exposure presented by each policyholder and the anticipated cost of resolution, if any. In the course of this analysis, the Company generally considers the probable liability, available coverage, relevant judicial interpretations and historical value of similar exposures. In addition, the Company considers the many variables presented, such as: the nature of the alleged activities of the policyholder at each site; the number of sites; the total number of potentially responsible parties at each site; the nature of the alleged environmental harm and the corresponding remedy at each site; the nature of government enforcement activities at each site; the ownership and general use of each site; the overall nature of the insurance relationship between the Company and the policyholder, including the role of any umbrella or excess insurance the Company has issued to the policyholder; the involvement of other insurers; the potential for other available coverage, including the number of years of coverage; the role, if any, of non-environmental claims or potential non-environmental claims in any resolution process; and the applicable law in each jurisdiction. The evaluation of the exposure presented by a policyholder can change as information concerning that policyholder and the many variables presented is developed. Conventional actuarial techniques are not used to estimate these reserves.

In its review of environmental reserves, the Company considers: past settlement payments; changing judicial and legislative trends; its reserves for the costs of litigating environmental coverage matters; the potential for policyholders with smaller exposures to be named in new clean-up actions for both on- and off-site waste disposal activities; the potential for adverse development; the potential for additional new claims beyond previous expectations; and the potential higher costs for new settlements.

The duration of the Company’s investigation and review of these claims and the extent of time necessary to determine an appropriate estimate, if any, of the value of the claim to the Company vary significantly and are dependent upon a number of factors. These factors include, but are not limited to, the cooperation of the policyholder in providing claim information, the pace of underlying litigation or claim processes, the pace of coverage litigation between the policyholder and the Company and the willingness of the policyholder and the Company to negotiate, if appropriate, a resolution of any dispute pertaining to these claims. Because these factors vary from claim-to- claim and policyholder-by-policyholder, the Company cannot provide a meaningful average of the duration of an environmental claim. However, based upon the Company’s experience in resolving these claims, the duration may vary from months to several years.

The Company continues to receive notices from policyholders tendering claims for the first time, frequently under policies issued prior to the mid- 1980’s. These policyholders continue to present smaller exposures, have fewer sites and are lower tier defendants. Further, in many instances, clean-up costs have been reduced because regulatory agencies are willing to accept risk-based site analyses and more efficient clean-up technologies. Over the past several years, the Company has experienced generally favorable trends in the number of new policyholders tendering environmental claims for the first time and in the number of pending declaratory judgment actions relating to environmental matters. However, the degree to which those favorable trends have continued has been less than anticipated. In addition, reserve development on existing environmental claims has been greater than anticipated. As a result, in 2013, 2012 and 2011, the Company increased its net environmental reserves by $65 million, $90 million and $76 million, respectively.

Net environmental losses paid in 2013, 2012 and 2011 were $84 million, $84 million and $86 million, respectively. At December 31, 2013, approximately 91% of the net environmental reserve (approximately $314 million) was carried in a bulk reserve and included unresolved environmental claims, incurred but not reported environmental claims and the anticipated cost of coverage litigation disputes relating to these claims. The bulk reserve the Company carries is established and adjusted based upon the aggregate volume of in-process environmental claims and the Company’s experience in resolving those claims. The balance, approximately 9% of the net environmental reserve (approximately $30 million), consists of case reserves.

The following table displays activity for environmental losses and loss expenses and reserves:

(at and for the year ended December 31, in millions)	2013	2012	2011
Beginning reserves:
Gross	$352	$346	$354
Ceded	(5)	(5)	(3)
Net	347	341	351
Incurred losses and loss expenses:
Gross	72	99	80
Ceded	(7)	(9)	(4)
Net	65	90	76
Losses paid:
Gross	87	93	88
Ceded	(3)	(9)	(2)
Net	84	84	86
Acquired reserves, foreign exchange and other:(1)
Gross	18	—	—
Ceded	(2)	—	—
Net	16	—	—
Ending reserves:
Gross	355	352	346
Ceded	(11)	(5)	(5)
Net	$344	$347	$341

(1)         Represents acquired reserves of Dominion at November 1, 2013.

UNCERTAINTY REGARDING ADEQUACY OF ASBESTOS AND ENVIRONMENTAL RESERVES

As a result of the processes and procedures discussed above, management believes that the reserves carried for asbestos and environmental claims at December 31, 2013 are appropriately established based upon known facts, current law and management’s judgment. However, the uncertainties surrounding the final resolution of these claims continue, and it is difficult to determine the ultimate exposure for asbestos and environmental claims and related litigation. As a result, these reserves are subject to revision as new information becomes available and as claims develop. The continuing uncertainties include, without limitation, the risks and lack of predictability inherent in complex litigation, any impact from the bankruptcy protection sought by various asbestos producers and other asbestos defendants, a further increase or decrease in the cost to resolve, and/or the number of, asbestos and environmental claims beyond that which is anticipated, the emergence of a greater number of asbestos claims than anticipated as a result of extended life expectancies resulting from medical advances and lifestyle improvements, the role of any umbrella or excess policies the Company has issued, the resolution or adjudication of disputes pertaining to the amount of available coverage for asbestos and environmental claims in a manner inconsistent with the Company’s previous assessment of these claims, the number and outcome of direct actions against the Company, future developments pertaining to the Company’s ability to recover reinsurance for asbestos and environmental claims and the unavailability of other insurance sources potentially available to policyholders, whether through exhaustion of policy limits or through the insolvency of other participating insurers. In addition, uncertainties arise from the insolvency or bankruptcy of policyholders and other defendants. It is also not possible to predict changes in the legal, regulatory and legislative environment and their impact on the future development of asbestos and environmental claims. This environment could be affected by changes in applicable legislation and future court and regulatory decisions and interpretations, including the outcome of legal challenges to legislative and/or judicial reforms establishing medical criteria for the pursuit of asbestos claims. It is also difficult to predict the ultimate outcome of complex coverage disputes until settlement negotiations near completion and significant legal questions are resolved or, failing settlement, until the dispute is adjudicated. This is particularly the case with policyholders in bankruptcy where negotiations often involve a large number of claimants and other parties and require court approval to be effective. As part of its continuing analysis of asbestos and environmental reserves, the Company continues to study the implications of these and other developments. (Also see note 16 of notes to the consolidated financial statements).

Because of the uncertainties set forth above, additional liabilities may arise for amounts in excess of the Company’s current reserves. In addition, the Company’s estimate of claims and claim adjustment expenses may change. These additional liabilities or increases in estimates, or a range of either, cannot now be reasonably estimated and could result in income statement charges that could be material to the Company’s operating results in future periods.

INVESTMENT PORTFOLIO

The Company’s invested assets at December 31, 2013 were $73.16 billion, of which 93% was invested in fixed maturity and short-term investments, 1% in equity securities, 1% in real estate and 5% in other investments. As a result of the acquisition of Dominion, total investments increased by $2.62 billion at November 1, 2013, of which $1.83 billion were fixed maturity investments. Because the primary purpose of the investment portfolio is to fund future claims payments, the Company employs a conservative investment philosophy. A significant majority of funds available for investment are deployed in a widely diversified portfolio of high quality, liquid taxable U.S. government, tax- exempt U.S. municipal and taxable corporate and U.S. agency mortgage-backed bonds.

The carrying value of the Company’s fixed maturity portfolio at December 31, 2013 was $63.96 billion. The Company closely monitors the duration of its fixed maturity investments, and investment purchases and sales are executed with the objective of having adequate funds available to satisfy the Company’s insurance and debt obligations. The weighted average credit quality of the Company’s fixed maturity portfolio, both including and excluding U.S. Treasury securities, was “Aa2” at both December 31, 2013 and 2012. Below investment grade securities represented 3.0% and 3.1% of the total fixed maturity investment portfolio at December 31, 2013 and 2012, respectively. The average effective duration of fixed maturities and short-term securities was 3.7 (3.9 excluding short-term securities) at December 31, 2013 and 3.2 (3.4 excluding short-term securities) at December 31, 2012. The increase in the average effective duration of the Company’s fixed maturities and short-term securities at December 31, 2013 when compared to year-end 2012 primarily reflected an increase in interest rates during 2013. See the “Outlook” section in “Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The carrying values of investments in fixed maturities classified as available for sale at December 31, 2013 and 2012 were as follows:

	2013		2012
(at December 31, in millions)	Carrying Value	Average Credit Quality(1)	Carrying Value	Average Credit Quality(1)
U.S. Treasury securities and obligations of U.S. government and government agencies and authorities	$2,315	Aaa/Aa1	$2,222	Aaa/Aa1
Obligations of states, municipalities and political subdivisions:
Pre-refunded	9,518	Aa1	9,025	Aa1
All other	26,044	Aa1	29,656	Aa1
Total obligations of states, municipalities and political subdivisions	35,562		38,681
Debt securities issued by foreign governments	2,577	Aaa/Aa1	2,257	Aaa
Mortgage-backed securities, collateralized mortgage obligations, and pass-through securities	2,424	A1	2,997	A1
All other corporate bonds and redeemable preferred stock:
Financial:
Bank	2,314	Aa3	1,808	A1
Insurance	605	A2	433	A1
Finance/leasing	68	Baa1	39	Baa3
Brokerage and asset management	30	A1	34	A2
Total financial	3,017		2,314
Industrial	12,859	A3	12,076	A3
Public utility	2,166	A3	2,151	A3
Canadian municipal securities(2)	1,207	Aa1	643	Aa1
Sovereign corporate securities(3)	756	Aaa	1,011	Aaa
Commercial mortgage-backed securities and project loans(4)	475	Aaa	453	Aaa
Asset-backed and other	598	A1	588	A2
Total all other corporate bonds and redeemable preferred stock	21,078		19,236
Total fixed maturities	$63,956	Aa2	$65,393	Aa2

(1)         Rated using external rating agencies or by the Company when a public rating does not exist.

(2)         As a result of the acquisition of Dominion, total investments in Canadian municipal securities increased by $473 million at November 1, 2013.

(3)         Sovereign corporate securities include corporate securities that are backed by a government and include sovereign banks and securities issued under the Temporary Liquidity Guaranty and the Federal Ship Financing Programs.

(4)         Included in commercial mortgage-backed securities and project loans at December 31, 2013 and 2012 were $45 million and $50 million of securities guaranteed by the U.S. government, respectively, and $14 million of securities guaranteed by government sponsored enterprises at both dates.

The following table sets forth the Company’s fixed maturity investment portfolio rated using external ratings agencies or by the Company when a public rating does not exist:

(at December 31, 2013, in millions)	Carrying Value	Percent of Total Carrying Value
Quality Rating:
Aaa	$27,209	42.5%
Aa	19,430	30.4
A	9,331	14.6
Baa	6,054	9.5
Total investment grade	62,024	97.0
Below investment grade	1,932	3.0
Total fixed maturities	$63,956	100.0%

The amortized cost and fair value of fixed maturities by contractual maturity follow. Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

(at December 31, 2013, in millions)	Amortized Cost	Fair Value
Due in one year or less	$8,386	$8,525
Due after 1 year through 2 years	7,253	7,534
Due after 2 years through 3 years	5,152	5,458
Due after 3 years through 4 years	4,200	4,442
Due after 4 years through 5 years	3,754	3,973
Due after 5 years through 10 years	17,225	17,579
Due after 10 years	13,963	14,021
	59,933	61,532
Mortgage-backed securities, collateralized mortgage obligations and pass-through securities	2,263	2,424
Total	$62,196	$63,956

Obligations of States, Municipalities and Political Subdivisions

The Company’s fixed maturity investment portfolio at December 31, 2013 and 2012 included $35.56 billion and $38.68 billion, respectively, of securities which are obligations of states, municipalities and political subdivisions (collectively referred to as the municipal bond portfolio). The municipal bond portfolio is diversified across the United States, the District of Columbia and Puerto Rico and includes general obligation and revenue bonds issued by states, cities, counties, school districts and similar issuers. Included in the municipal bond portfolio at December 31, 2013 and 2012 were $9.52 billion and

$9.03 billion, respectively, of pre-refunded bonds, which are bonds for which states or municipalities have established irrevocable trusts, almost exclusively comprised of U.S. Treasury securities, which were created to satisfy their responsibility for payments of principal and interest. The irrevocable trusts are verified as to their sufficiency by an independent verification agent of the underwriter, issuer or trustee. In August 2013, Moody’s Investor Service revised its outlook for U.S. states to stable from negative, and in December 2013, Moody’s revised its local government outlook to stable from negative.

The following table shows the geographic distribution of the $26.04 billion of municipal bonds at December 31, 2013 that were not pre-refunded.

(at December 31, 2013, in millions)	State General Obligation	Local General Obligation	Revenue	Total Carrying Value	Average Credit Quality(1)
State:
Texas	$390	$2,297	$1,186	$3,873	Aaa/Aa1
California	45	1,418	387	1,850	Aa2
Washington	244	735	518	1,497	Aa1
Virginia	144	607	720	1,471	Aaa/Aa1
Illinois	150	776	272	1,198	Aa2
Minnesota	186	725	177	1,088	Aaa/Aa1
Massachusetts	126	30	895	1,051	Aaa/Aa1
Florida	276	38	688	1,002	Aa1
North Carolina	106	605	200	911	Aaa
Arizona	—	483	397	880	Aa1
Maryland	285	345	143	773	Aaa/Aa1
Colorado	—	551	216	767	Aa1
Georgia	126	281	280	687	Aaa/Aa1
All others(2)(3)	1,480	3,349	4,167	8,996	Aa1
Total	$3,558	$12,240	$10,246	$26,044	Aa1

(1)         Rated using external rating agencies or by the Company when a public rating does not exist. Ratings shown are the higher of the rating of the underlying issuer or the insurer in the case of securities enhanced by third-party insurance for the payment of principal and interest in the event of issuer default.

(2)         No other single state accounted for 2.5% or more of the total non-pre-refunded municipal bonds.

(3)         The Company owns $64 million of non-pre-refunded bonds issued by Puerto Rico, of which $45 million are enhanced by third-party insurance for the payment of principal and interest in the event of an issuer default. The Company does not own any municipal securities issued by the city of Detroit, MI.

The following table displays the funding sources for the $10.25 billion of municipal bonds identified as revenue bonds in the foregoing table at December 31, 2013.

(at December 31, 2013, in millions)	Carrying Value	Average Credit Quality(1)
Source:
Water and sewer	$3,479	Aaa/Aa1
Higher education	1,806	Aaa/Aa1
Power and utilities	985	Aa2
Transportation	930	Aa1
Special tax	658	Aa1
Lease	437	Aa2
Housing	107	Aaa/Aa1
Government funded/grant revenue	104	Aaa
Healthcare	92	Aa2
General fund	57	Aa3
Industrial revenue	52	A1
Property tax	24	Aa2
Other revenue sources	1,515	Aaa/Aa1
Total	$10,246	Aa1

(1)         Rated using external rating agencies or by the Company when a public rating does not exist. Ratings shown are the higher of the rating of the underlying issuer or the insurer in the case of securities enhanced by third-party insurance for the payment of principal and interest in the event of issuer default.

The Company bases its investment decision on the underlying credit characteristics of the municipal security. While its municipal bond portfolio includes a number of securities that were enhanced by third-party insurance for the payment of principal and interest in the event of an issuer default, the Company does not rely on enhanced credit characteristics provided by such third- party insurance as part of its investing decisions. Of the insured municipal securities in the Company’s investment portfolio at December 31, 2013, approximately 99% were rated at “A3” or above, and approximately 91% were rated at “Aa3” or above, without the benefit of insurance. The Company believes that a loss of the benefit of insurance would not result in a material adverse impact on the Company’s results of operations, financial position or liquidity, due to the underlying credit strength of the issuers of the securities, as well as the Company’s ability and intent to hold the securities. The average credit rating of the underlying issuers of these securities was “Aa2” at December 31, 2013. The average credit rating of the entire municipal bond portfolio was “Aa1” at December 31, 2013 with and without the enhancement provided by third-party insurance.

Debt Securities Issued by Foreign Governments

The following table shows the geographic distribution of the Company’s long- term fixed maturity investments in debt securities issued by foreign governments at December 31, 2013.

(at December 31, 2013, in millions)	Carrying Value	Average Credit Quality(1)
Foreign Government:
Canada	$1,350	Aaa
United Kingdom	971	Aaa/Aa1
Norway	97	Aaa
All Others(2)(3)	159	Aaa/Aa1
Total	$2,577	Aaa/Aa1

(1)         Rated using external rating agencies or by the Company when a public rating does not exist. Ratings shown are the higher of the rating of the underlying issuer or the insurer in the case of securities enhanced by third-party insurance for the payment of principal and interest in the event of issuer default.

(2)         The Company does not have direct exposure to sovereign debt issued by the Republic of Ireland, Italy, Greece, Portugal or Spain.

(3)         No other country accounted for 2.5% or more of total debt securities issued by foreign governments.

The following table shows the Company’s Eurozone exposure at December 31, 2013 to all debt securities issued by foreign governments, financial companies, sovereign corporations (including sovereign banks) whose securities are backed by the respective country’s government and all other corporate securities (comprised of industrial corporations and utility companies) which could be affected if economic conditions deteriorated due to a prolonged recession.

	Debt Securities Issued		Corporate Securities
	by Foreign Governments		Financial		Sovereign Corporates		All Other
(at December 31, 2013, in millions)	Carrying Value	Average Credit Quality(1)	Carrying Value	Average Credit Quality(1)	Carrying Value	Average Credit Quality(1)	Carrying Value	Average Credit Quality(1)
Eurozone Periphery
Spain	$—	—	$11	Baa2	$—	—	$36	Baa1
Ireland	—	—	2	A3	—	—	54	A3
Italy	—	—	—	—	—	—	17	Ba1
Greece	—	—	—	—	—	—	2	Baa2
Portugal	—	—	—	—	—	—	—	—
Subtotal	—		13		—		109
Eurozone Non-Periphery
Germany	41	Aaa	3	Baa1	277	Aaa	256	A3
France	28	Aa1	18	A2	3	Aaa/Aa1	371	A2
Netherlands	—	—	45	A1	84	Aaa/Aa1	305	A2
Austria	—	—	—	—	7	Aaa/Aa1	—	—
Finland	17	Aaa	—	—	—	—	13	Ba1
Belgium	—	—	—	—	—	—	166	A3
Luxembourg	—	—	—	—	—	—	22	Ba1
Subtotal	86		66		371		1,133
Total	$86		$79		$371		$1,242

(1)             Rated using external rating agencies or by the Company when a public rating does not exist. The table includes $116 million of short-term securities which have the highest ratings issued by external rating agencies for short-term issuances. For purposes of this table, the short-term securities, which are rated “A-1+” and/or “P-1,” are included as “Aaa” rated securities.

In addition to fixed maturities noted in the foregoing table, the Company has exposure totaling $267 million to private equity limited partnerships and real estate partnerships (both of which are included in other investments in the Company’s consolidated balance sheet) whose primary investing focus is across Europe. The Company has unfunded commitments totaling $178 million to these partnerships. The Company also has $5 million of nonredeemable preferred stock (included in equity securities on the Company’s consolidated balance sheet) issued by companies in the Eurozone.

Mortgage-Backed Securities, Collateralized Mortgage Obligations and Pass-Through Securities

The Company’s fixed maturity investment portfolio at December 31, 2013 and 2012 included $2.42 billion and $3.00 billion, respectively, of residential mortgage-backed securities, including pass-through-securities and collateralized mortgage obligations (CMO), all of which are subject to prepayment risk (either shortening or lengthening of duration). While prepayment risk for securities and its effect on income cannot be fully controlled, particularly when interest rates move dramatically, the Company’s investment strategy generally favors securities that reduce this risk within expected interest rate ranges. Included in the totals at December 31, 2013 and 2012 were $1.06 billion and $1.44 billion, respectively, of GNMA, FNMA and FHLMC (excluding FHA project loans) guaranteed residential mortgage-backed pass-through securities classified as available for sale. Also included in those totals were residential CMOs classified as available for sale with a fair value of $1.36 billion and

$1.56 billion, at December 31, 2013 and 2012, respectively. Approximately 42% and 43% of the Company’s CMO holdings at December 31, 2013 and 2012, respectively, were guaranteed by or fully collateralized by securities issued by GNMA, FNMA or FHLMC. The average credit rating of the $790 million and $893 million of non-guaranteed CMO holdings at December 31, 2013 and 2012, respectively, was “Ba3” and “B2,” respectively. The average credit rating of all of the above securities was “A1” at both December 31, 2013 and 2012.

The Company makes investments in residential CMOs that are either guaranteed by GNMA, FNMA or FHLMC, or if not guaranteed, are senior or super-senior positions within their respective securitizations. Both guaranteed and non- guaranteed residential CMOs allocate the distribution of payments from the underlying mortgages among different classes of bondholders. In addition, non-guaranteed residential CMOs provide structures that allocate the impact of credit losses to different classes of bondholders. Senior and super-senior CMOs are protected, to varying degrees, from credit losses as those losses are initially allocated to subordinated bondholders. The Company’s investment strategy is to purchase CMO tranches that are expected to offer the most favorable return given the Company’s assessment of associated risks. The Company does not purchase residual interests in CMOs.

Alternative Documentation Mortgages and Sub-Prime Mortgages

At December 31, 2013 and 2012, the Company’s fixed maturity investment portfolio included collateralized mortgage obligations backed by alternative documentation mortgages and asset-backed securities collateralized by sub- prime mortgages with a collective fair value of $293 million and $347 million, respectively (comprising less than 1% of the Company’s total fixed maturity investments at both dates). The Company defines sub-prime mortgage-backed securities as investments in which the underlying loans primarily exhibit one or more of the following characteristics: low FICO scores, above-prime interest rates, high loan-to-value ratios or high debt- to-income ratios. Alternative documentation securitizations are those in which the underlying loans primarily meet the government-sponsored entities’ requirements for credit score but do not meet the government-sponsored entities’ guidelines for documentation, property type, debt and loan-to-value ratios. The average credit rating on these securities and obligations held by the Company was “Ba2” and “Ba1” at December 31, 2013 and 2012, respectively. The Company does not believe this portfolio exposes it to a material adverse impact on its results of operations, financial position or liquidity, due to the portfolio’s relatively small size.

Commercial Mortgage-Backed Securities and Project Loans

At December 31, 2013 and 2012, the Company held commercial mortgage-backed securities (including FHA project loans) of $475 million and $453 million, respectively. The Company does not believe this portfolio exposes it to a material adverse impact on its results of operations, financial position or liquidity, due to the portfolio’s relatively small size and the underlying credit strength of these securities.

Equity Securities Available for Sale, Real Estate and Short-Term Investments

See note 1 of notes to the Company’s consolidated financial statements for further information about these invested asset classes.

Other Investments

The Company also invests much smaller amounts in equity securities, real estate, private equity limited partnerships, hedge funds, and real estate partnerships and joint ventures, which are subject to more volatility than the Company’s fixed maturity investments. These asset classes have historically provided a higher return than fixed maturities but are subject to more volatility. At December 31, 2013 and 2012, the carrying value of the Company’s other investments was $3.44 billion and $3.43 billion, respectively.

Securities Lending

The Company has engaged in securities lending activities from which it generates net investment income by lending certain of its investments to other institutions for short periods of time. At December 31, 2013 and 2012, the Company had $131 million and $403 million of securities on loan, respectively, as part of a tri-party lending agreement. The average monthly balance of securities on loan during 2013 and 2012 was $168 million and $197 million, respectively. Borrowers of these securities provide collateral equal to at least 102% of the market value of the loaned securities plus accrued interest. The Company has not incurred any investment losses in its securities lending program for the years ended December 31, 2013, 2012 and 2011.

Lloyd’s Trust Deposit

The Company utilizes a Lloyd’s trust deposit, whereby owned securities with a fair value of approximately $181 million held by a wholly-owned subsidiary at December 31, 2013 were pledged into a Lloyd’s trust account to provide a portion of the capital needed to support the Company’s obligations at Lloyd’s.

Net Unrealized Investment Gains

The net unrealized investment gains that were included as a separate component of accumulated other comprehensive income were as follows:

(at December 31, in millions)	2013	2012	2011
Fixed maturities	$1,760	$4,564	$4,238
Equity securities	257	183	145
Other investments	13	14	16
Unrealized investment gains before tax	2,030	4,761	4,399
Tax expense	708	1,658	1,528
Net unrealized investment gains at end of year	$1,322	$3,103	$2,871

Net unrealized investment gains at December 31, 2013 declined from the prior year-end, primarily reflecting the impact of an increase in market interest rates during 2013. Net unrealized investment gains at December 31, 2012 increased over the prior year-end, primarily reflecting the impact of a decline in market interest rates during 2012.

The following table summarizes, for all fixed maturities and equity securities reported at fair value for which fair value is less than 80% of amortized cost at December 31, 2013, the gross unrealized investment loss by length of time those securities have continuously been in an unrealized loss position of greater than 20% of amortized cost:

	Period For Which Fair Value Is Less Than 80% of Amortized Cost
(in millions)	3 Months or Less	Greater Than 3 Months, 6 Months or Less	Greater Than 6 Months, 12 Months or Less	Greater Than 12 Months	Total
Fixed maturities:
Mortgage-backed securities	$—	$—	$—	$—	$—
Other	7	3	1	3	14
Total fixed maturities	7	3	1	3	14
Equity securities	—	—	—	—	—
Total	$7	$3	$1	$3	$14

These unrealized investment losses at December 31, 2013 represent less than 1% of the combined fixed maturity and equity security portfolios on a pretax basis and less than 1% of shareholders’ equity on an after-tax basis.

For fixed maturity investments where fair value is less than the carrying value and the Company did not reach a decision to impair, the Company continues to have the intent and ability to hold such investments to a projected recovery in value, which may not be until maturity.

At December 31, 2013 and 2012, below investment grade securities comprised 3.0% and 3.1% of the Company’s fixed maturity investment portfolio, respectively. Included in below investment grade securities at December 31, 2013 were securities in an unrealized loss position that, in the aggregate, had an amortized cost of $390 million and a fair value of $373 million, resulting in a net pretax unrealized investment loss of $17 million. These securities in an unrealized loss position represented less than 1% of both the total amortized cost and the fair value of the fixed maturity portfolio at December 31, 2013 and accounted for 2.4% of the total gross pretax unrealized investment loss in the fixed maturity portfolio at December 31, 2013.

Impairment Charges

Impairment charges included in net realized investment gains in the consolidated statement of income were as follows:

(for the year ended December 31, in millions)	2013	2012	2011
Fixed maturities
U.S. Treasury securities and obligations of U.S. government and government agencies and authorities	$—	$—	$—
Obligations of states, municipalities and political subdivisions	—	—	—
Debt securities issued by foreign governments	—	—	—
Mortgage-backed securities, collateralized mortgage obligations and pass-through securities	2	4	13
All other corporate bonds	3	4	5
Redeemable preferred stock	—	—	—
Total fixed maturities	5	8	18
Equity securities
Common stock	5	3	6
Non-redeemable preferred stock	—	1	—
Total equity securities	5	4	6
Other investments	5	3	1
Total	$15	$15	$25

Following are the pretax realized losses on investments sold during the year ended December 31, 2013:

(for the year ended December 31, 2013, in millions)	Loss	Fair Value
Fixed maturities	$25	$688
Equity securities	1	27
Total	$26	$715

Purchases and sales of investments are based on cash requirements, the characteristics of the insurance liabilities and current market conditions. The Company identifies investments to be sold to achieve its primary investment goals of assuring the Company’s ability to meet policyholder obligations as well as to optimize investment returns, given these obligations.

CATASTROPHE MODELING

The Company uses various analyses and methods, including proprietary and third- party computer modeling processes, to analyze catastrophic events and the risks associated with them. The Company uses these analyses and methods to make underwriting and reinsurance decisions designed to manage its exposure to catastrophic events. There are no industry-standard methodologies or assumptions for projecting catastrophe exposure. Accordingly, catastrophe estimates provided by different insurers may not be comparable.

The Company actively monitors and evaluates changes in third-party models and, when necessary, calibrates the catastrophe risk model estimates delivered via its own proprietary modeling processes. The Company considers historical loss experience, recent events, underwriting practices, market share analyses, external scientific analysis and various other factors to account for non- modeled losses to refine its proprietary view of catastrophe risk. These proprietary models are continually updated as new information emerges.

The tables below set forth the probabilities that estimated losses, comprising claims and allocated claim adjustment expenses (but excluding unallocated claim adjustment expenses), from a single event occurring in a one-year timeframe will equal or exceed the indicated loss amounts (expressed in dollars and as a percentage of the Company’s common equity), based on the current version of the proprietary and third-party computer models utilized by the Company at December 31, 2013. For example, on the basis described below the tables, the Company estimates that there is a one percent chance that the Company’s loss from a single U.S. hurricane in a one-year timeframe would equal or exceed $1.3 billion, or 6% of the Company’s common equity at December 31, 2013.

	Dollars (in billions)
Likelihood of Exceedance(1)	Single U.S. Hurricane	Single U.S. and Canadian Earthquake
2.0% (1-in-50)	$1.0	$0.4
1.0% (1-in-100)	$1.3	$0.6
0.4% (1-in-250)	$2.2	$0.8
0.1% (1-in-1,000)	$4.7	$1.7

	Percentage of Common Equity(2)
Likelihood of Exceedance	Single U.S. Hurricane	Single U.S. and Canadian Earthquake
2.0% (1-in-50)	4%	2%
1.0% (1-in-100)	6%	2%
0.4% (1-in-250)	9%	3%
0.1% (1-in-1,000)	20%	7%

(1)         An event that has, for example, a 2% likelihood of exceedance is sometimes described as a “1-in-50 year event.” As noted above, however, the probabilities in the table represent the likelihood of losses from a single event equaling or exceeding the indicated threshold loss amount in a one-year timeframe, not over a multi-year timeframe. Also, because the probabilities relate to a single event, the probabilities do not address the likelihood of more than one event occurring in a particular period, and, therefore, the amounts do not address potential aggregate catastrophe losses occurring in a one-year timeframe.

(2)         The percentage of common equity is calculated by dividing (a) indicated loss amounts in dollars by (b) total common equity excluding net unrealized investment gains and losses, net of taxes. Net unrealized investment gains and losses can be significantly impacted by both discretionary and other economic factors and are not necessarily indicative of operating trends. Accordingly, the Company’s management uses the percentage of common equity calculated on this basis as a metric to evaluate the potential impact of a single hurricane or single earthquake on the Company’s financial position for purposes of making underwriting and reinsurance decisions.

The threshold loss amounts in the tables above, which are based on the Company’s in-force portfolio at December 31, 2013 and catastrophic reinsurance program at January 1, 2014, are net of reinsurance, after-tax and exclude unallocated claim adjustment expenses, which historically have been less than 10% of loss estimates. The amounts for hurricanes reflect U.S. exposures and include property exposures, property residual market exposures and an adjustment for certain non-property exposures. The hurricane loss amounts are based on the Company’s catastrophe risk model estimates and include losses from the hurricane hazards of wind and storm surge. The amounts for earthquakes reflect U.S. and Canadian property and workers’ compensation exposures. The Company does not believe that the inclusion of hurricane or earthquake losses arising from other geographical areas or other exposures would materially change the estimated threshold loss amounts.

Catastrophe modeling relies upon inputs based on experience, science, engineering and history. These inputs reflect a significant amount of judgment and are subject to changes which may result in volatility in the modeled output. Catastrophe modeling output may also fail to account for risks that are outside the range of normal probability or are otherwise unforeseeable. Catastrophe modeling assumptions include, among others, the portion of purchased reinsurance that is collectible after a catastrophic event, which may prove to be materially incorrect. Consequently, catastrophe modeling estimates are subject to significant uncertainty. In the tables above, the uncertainty associated with the estimated threshold loss amounts increases significantly as the likelihood of exceedance decreases. In other words, in the case of a relatively more remote event (e.g., 1-in-1,000), the estimated threshold loss amount is relatively less reliable. Actual losses from an event could materially exceed the indicated threshold loss amount. In addition, more than one such event could occur in any period.

Moreover, the Company is exposed to the risk of material losses from other than property and workers’ compensation coverages arising out of hurricanes and earthquakes, and it is exposed to catastrophe losses from perils other than hurricanes and earthquakes, such as tornadoes and other windstorms, hail, wildfires, severe winter weather, floods, volcanic eruptions, tsunamis and acts of terrorism.

For more information about the Company’s exposure to catastrophe losses, see “Item 1A—Risk Factors—Catastrophe losses could materially and adversely affect our results of operations, our financial position and/or liquidity, and could adversely impact our ratings, our ability to raise capital and the availability and cost of reinsurance” and “Item 1A—Risk Factors—We may be adversely affected if our pricing and capital models provide materially different indications than actual results” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 filed on February 13, 2014.

CHANGING CLIMATE CONDITIONS

Severe weather events over the last several years have underscored the unpredictability of future climate trends and created uncertainty regarding insurers’ exposures to financial loss as a result of catastrophes and other weather-related events. For example, over the last decade hurricane activity has impacted areas further inland than previously experienced, thus expanding the Company’s potential for losses from hurricanes. Additionally, both the frequency and severity of tornado and hail storms in the United States have been greater in recent years. Further, any reduction in arctic sea ice may contribute to rising sea levels that could impact flooding in coastal areas. Accordingly, the Company may be subject to increased losses from catastrophes and other weather- related events. Additionally, the Company’s catastrophe models may be less reliable due to the increased unpredictability, frequency and severity of severe weather events.

The Company discusses how potentially changing climate conditions may present other issues for its business under “Item 1A-Risk Factors” and “Outlook” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 filed on February 13, 2014. For example, among other things:

•                  Increasingly unpredictable and severe weather conditions could result in increased frequency and severity of claims under policies issued by the Company. See “Risk Factors—Catastrophe losses could materially and adversely affect our results of operations, our financial position and/or liquidity, and could adversely impact our ratings, our ability to raise capital and the availability and cost of reinsurance” and “—Outlook—Underwriting Gain/Loss.”

•                  Changing climate conditions could also impact the creditworthiness of issuers of securities in which the Company invests. For example, water supply adequacy could impact the creditworthiness of bond issuers in the Southwestern United States, and more frequent and/or severe hurricanes could impact the creditworthiness of issuers in the Southeastern United States, among other areas. See “Risk Factors—Our investment portfolio may suffer reduced returns or material realized or unrealized losses.”

•                  Increased regulation adopted in response to potential changes in climate conditions may impact the Company and its customers. For example, state insurance regulation could impact the Company’s ability to manage property exposures in areas vulnerable to significant climate driven losses. If the Company is unable to implement risk based pricing, modify policy terms or reduce exposures to the extent necessary to address rising losses related to catastrophes and smaller scale weather events (should those increased losses occur), its business may be adversely affected. See “Risk Factors—Catastrophe losses could materially and adversely affect our results of operations, our financial position and/or liquidity, and could adversely impact our ratings, our ability to raise capital and the availability and cost of reinsurance.”

•                  The full range of potential liability exposures related to climate change continues to evolve. Through the Company’s Emerging Issues Committee and its Committee on Climate, Energy and the Environment, the Company works with its business units and corporate groups, as appropriate, to identify and try to assess climate change-related liability issues, which are continually evolving and often hard to fully evaluate. See “Risk Factors—The effects of emerging claim and coverage issues on our business are uncertain.”

Climate change regulation also could increase the Company’s customers’ costs of doing business. For example, insureds faced with carbon management regulatory requirements may have less available capital for investment in loss prevention and safety features which may, over time, increase loss exposures. Also, increased regulation may result in reduced economic activity, which would decrease the amount of insurable assets and businesses.

The Company regularly reviews emerging issues, such as changing climate conditions, to consider potential changes to its modeling and the use of such modeling, as well as to help determine the need for new underwriting strategies, coverage modifications or new products.

REINSURANCE RECOVERABLES

The Company reinsures a portion of the risks it underwrites in order to control its exposure to losses. For additional discussion regarding the Company’s reinsurance coverage, see “Part I—Item 1—Reinsurance.”

The following table summarizes the composition of the Company’s reinsurance recoverables:

(at December 31, in millions)	2013	2012
Gross reinsurance recoverables on paid and unpaid claims and claim adjustment expenses	$4,707	$5,256
Allowance for uncollectible reinsurance	(239)	(258)
Net reinsurance recoverables	4,468	4,998
Mandatory pools and associations	1,897	2,549
Structured settlements	3,348	3,165
Total reinsurance recoverables	$9,713	$10,712

The $530 million decline in net reinsurance recoverables from December 31, 2012 primarily reflected the impacts of (i) cash collections, including commutation agreements and (ii) net favorable prior year reserve development, partially offset by (iii) the acquisition of Dominion. As a result of the acquisition of Dominion, total reinsurance recoverables increased by $352 million at November 1, 2013. The $652 million decline in mandatory pools and associations from December 31, 2012 primarily reflected catastrophe-related collections and, to a lesser extent the impact of the sale of renewal rights, in connection with the Company’s National Flood Insurance Program business.

The following table presents the Company’s top five reinsurer groups by reinsurance recoverable at December 31, 2013 (in millions). Also included is the A.M. Best rating of each reinsurer group at February 13, 2014:

Reinsurer Group	Reinsurance Recoverable	A.M. Best Rating of Group’s Predominant Reinsurer
Munich Re Group	$525	A+	second highest of 16 ratings
Swiss Re Group	491	A+	second highest of 16 ratings
Alleghany Group	254	A	third highest of 16 ratings
XL Capital Group	242	A	third highest of 16 ratings
NKSJ Holdings Inc. Group	242	A+	second highest of 16 ratings

At December 31, 2013, the Company held $1.37 billion of collateral in the form of letters of credit, funds and trust agreements held to fully or partially collateralize certain reinsurance recoverables.

For a discussion of a pending reinsurance dispute pertaining to a portion of the Company’s reinsurance recoverable from the Munich Re Group in the foregoing table, see note 16 of notes to the consolidated financial statements.

Included in reinsurance recoverables are amounts related to structured settlements, which are annuities purchased from various life insurance companies to settle certain personal physical injury claims, of which workers’ compensation claims comprise a significant portion. In cases where the Company did not receive a release from the claimant, the amount due from the life insurance company related to the structured settlement is included in the Company’s consolidated balance sheet as a reinsurance recoverable and the related claim cost is included in the liability for claims and claim adjustment expense reserves, as the Company retains the contingent liability to the claimant. If it is expected that the life insurance company is not able to pay, the Company would recognize an impairment of the related reinsurance recoverable if, and to the extent, the purchased annuities are not covered by state guaranty associations. In the event that the life insurance company fails to make the required annuity payments, the Company would be required to make such payments. The following table presents the Company’s top five groups by structured settlements at December 31, 2013 (in millions). Also included is the A.M. Best rating of the Company’s predominant insurer from each insurer group at February 13, 2014:

Group	Structured Settlements	A.M. Best Rating of Group’s Predominant Insurer
Fidelity & Guaranty Life Group	$972	B++	fifth highest of 16 ratings
MetLife Group	456	A+	second highest of 16 ratings
Genworth Financial Group	429	A	third highest of 16 ratings
John Hancock Group	255	A+	second highest of 16 ratings
Symetra Financial Group	248	A	third highest of 16 ratings

Reinsurance companies and life insurance companies have been negatively impacted by turbulent economic conditions, significant catastrophe events and investment portfolio challenges in recent years. A number of such companies have been subjected to downgrades and/or negative outlook changes by various ratings agencies, including those with which the Company conducts business. The Company considers these factors in assessing the adequacy of its allowance for uncollectible amounts.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity is a measure of a company’s ability to generate sufficient cash flows to meet the cash requirements of its business operations and to satisfy general corporate purposes when needed.

Operating Company Liquidity.  The liquidity requirements of the Company’s insurance subsidiaries are met primarily by funds generated from premiums, fees, income received on investments and investment maturities. Cash provided from these sources is used primarily for claims and claim adjustment expense payments and operating expenses. The insurance subsidiaries’ liquidity requirements can be impacted by, among other factors, the timing and amount of catastrophe claims, which are inherently unpredictable, as well as the timing and amount of reinsurance recoveries, which may be affected by reinsurer solvency and reinsurance coverage disputes. Additionally, the variability of asbestos-related claim payments, as well as the volatility of potential judgments and settlements arising out of litigation, may also result in increased liquidity requirements. It is the opinion of the Company’s management that the insurance subsidiaries’ future liquidity needs will be adequately met from all of sources described above. Subject to restrictions imposed by states in which the Company’s insurance subsidiaries are domiciled, the Company’s principal insurance subsidiaries pay dividends to their respective parent companies, which in turn pay dividends to the corporate holding (parent) company (TRV). For further information regarding restrictions on dividends paid by the Company’s insurance subsidiaries, see “Part I—Item 1—Regulation.”

Holding Company Liquidity.  TRV’s liquidity requirements primarily include shareholder dividends, debt servicing, common share repurchases and, from time to time, contributions to its qualified domestic pension plan. At December 31, 2013, TRV held total cash and short-term invested assets in the United States aggregating $1.59 billion and having a weighted average maturity of 84 days. These assets are sufficient to meet TRV’s current liquidity requirements and are in excess of TRV’s minimum target level, which comprises TRV’s estimated annual pretax interest expense and common shareholder dividends, and currently totals approximately $1.1 billion.

TRV is not dependent on dividends or other forms of repatriation from its foreign operations to support its liquidity needs. U.S. income taxes have not been recognized on $714 million of the Company’s foreign operations’ undistributed earnings as of December 31, 2013, as such earnings are intended to be permanently reinvested in those operations. Furthermore, taxes paid to foreign governments on these earnings may be used as credits against the U.S. tax on dividend distributions if such earnings were to be distributed to the holding company. The amount of undistributed earnings from foreign operations and related taxes on those undistributed earnings were not material to the Company’s financial position or liquidity at December 31, 2013.

TRV has a shelf registration statement with the Securities and Exchange Commission which permits it to issue securities from time to time. TRV also has a $1.0 billion line of credit facility with a syndicate of financial institutions that expires in June 2018. This line of credit also supports TRV’s $800 million commercial paper program, of which $100 million was outstanding at December 31, 2013. TRV is not reliant on its commercial paper program to meet its operating cash flow needs.

The Company utilized uncollateralized letters of credit issued by major banks with an aggregate limit of approximately $206 million, to provide a portion of the capital needed to support its obligations at Lloyd’s at December 31, 2013. If uncollateralized letters of credit are not available at a reasonable price or at all in the future, the Company can collateralize these letters of credit or may have to seek alternative means of supporting its obligations at Lloyd’s, which could include utilizing holding company funds on hand.

Operating Activities

Net cash flows provided by operating activities were $3.82 billion, $3.23 billion and $2.17 billion in 2013, 2012 and 2011, respectively. Cash flows in 2013 primarily reflected a decrease in losses paid related to catastrophes and a higher level of collected premiums, partially offset by an increase in income tax payments. Cash flows in 2012 primarily reflected a decrease in losses paid related to catastrophes, a lower level of paid losses related to asbestos claims and operations in runoff and a higher level of collected premiums, partially offset by an increase in paid losses related to non-catastrophe ongoing business (including the impact of increased loss costs). In 2013, the Company made no contributions to its qualified domestic pension plan, which was 106% funded at December 31, 2013. In 2012 and 2011, the Company voluntarily made contributions totaling $217 million and $185 million, respectively, to its qualified domestic pension plan.

Investing Activities

Net cash flows used in investing activities in 2013 and 2012 were $910 million and $972 million, compared with net cash flows provided by investing activities of $1.15 billion in 2011. The 2013 total included $997 million related to the Company’s acquisition of Dominion (net of cash acquired). The Company’s consolidated total investments at December 31, 2013 decreased by $678 million, or 1% from year-end 2012, primarily reflecting the impact of a significant decline in net unrealized appreciation of investments driven by an increase in interest rates, common share repurchases and dividends paid to shareholders, partially offset by net cash flows provided by operating activities and the impact of the acquisition of Dominion.

On December 5, 2012, the Company increased its ownership in J. Malucelli Participações em Seguros e Resseguros S.A, its Brazilian joint venture (JMalucelli), through the exercise of a pre-existing option. As a result, the Company increased its ownership to 49.5% of the venture. JMalucelli is currently the market leader in surety in Brazil based on market share. The Company’s investment was funded with cash provided internally from an operating subsidiary of the Company.

The Company’s investment portfolio is managed to support its insurance operations; accordingly, the portfolio is positioned to meet obligations to policyholders. As such, the primary goals of the

Company’s asset-liability management process are to satisfy the insurance liabilities and maintain sufficient liquidity to cover fluctuations in projected liability cash flows. Generally, the expected principal and interest payments produced by the Company’s fixed maturity portfolio adequately fund the estimated runoff of the Company’s insurance reserves. Although this is not an exact cash flow match in each period, the substantial amount by which the market value of the fixed maturity portfolio exceeds the value of the net insurance liabilities, as well as the positive cash flow from newly sold policies and the large amount of high quality liquid bonds, contributes to the Company’s ability to fund claim payments without having to sell illiquid assets or access credit facilities.

Financing Activities

Net cash flows used in financing activities were $2.94 billion, $2.15 billion and $3.31 billion in 2013, 2012 and 2011, respectively. The totals in each year reflected common share repurchases, dividends to shareholders and the repayment of debt, partially offset by the proceeds from employee stock option exercises and, in 2013, proceeds from the issuance of debt.

Debt Transactions.

2013.  On July 25, 2013, the Company issued $500 million aggregate principal amount of 4.60% senior notes that will mature on August 1, 2043. The net proceeds of the issuance, after original issuance discount and the deduction of underwriting expenses and commissions and other expenses, totaled approximately $494 million. Interest on the senior notes is payable semi-annually in arrears on February 1 and August 1, commencing on February 1, 2014. The senior notes are redeemable in whole at any time or in part from time to time, at the Company’s option, at a redemption price equal to the greater of (a) 100% of the principal amount of senior notes to be redeemed or (b) the sum of the present value of the remaining scheduled payments of principal and interest on the senior notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the then current treasury rate (as defined) plus 15 basis points.

On March 15, 2013, the Company’s $500 million, 5.00% senior notes matured and were fully paid.

2012.  On May 29, 2012, the Company purchased and retired $8.5 million aggregate principal amount of its 6.25% fixed-to-floating rate junior subordinated debentures due March 15, 2067 in an open market transaction. The Company’s $250 million, 5.375% senior notes matured on June 15, 2012 and were paid from existing holding company liquidity.

2011.  On June 1, 2011, the Company repaid the remaining $9 million principal balance on its 7.22% real estate non-recourse debt.

In 2014, no debt obligations, other than commercial paper, become due. In 2015, the amount of debt obligations, other than commercial paper, that comes due is $400 million. The Company may refinance maturing debt through funds generated internally or, depending on market conditions, through funds generated externally, including as a result of the issuance of debt or other securities.

Dividends.  Dividends paid to shareholders were $729 million, $694 million and $665 million in 2013, 2012 and 2011, respectively. The declaration and payment of future dividends to holders of the Company’s common stock will be at the discretion of the Company’s board of directors and will depend upon many factors, including the Company’s financial position, earnings, capital requirements of the Company’s operating subsidiaries, legal requirements, regulatory constraints and other factors as the board of directors deems relevant. Dividends will be paid by the Company only if declared by its board of directors out of funds legally available, subject to any other restrictions that may be applicable to the Company. On January 21, 2014, the Company announced that it declared a regular quarterly dividend of $0.50 per share, payable March 31, 2014, to shareholders of record on March 10, 2014.

Share Repurchases.  The Company’s board of directors has approved common share repurchase authorizations under which repurchases may be made from time to time in the open market, pursuant to pre-set trading plans meeting the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, in private transactions or otherwise. The authorizations do not have a stated expiration date. The timing and actual number of shares to be repurchased in the future will depend on a variety of factors, including the Company’s financial position, earnings, share price, catastrophe losses, maintaining capital levels commensurate with the Company’s desired ratings from independent rating agencies, funding of the Company’s qualified pension plan, capital requirements of the Company’s operating subsidiaries, legal requirements, regulatory constraints, other investment opportunities (including mergers and acquisitions and related financings), market conditions and other factors. In October 2013, the board of directors approved a share repurchase authorization that added an additional $5.0 billion of repurchase capacity. The following table summarizes repurchase activity in 2013 and remaining repurchase capacity at December 31, 2013.

Quarterly Period Ending (in millions, except per share amounts)	Number of shares purchased	Cost of shares repurchased	Average price paid per share	Remaining capacity under share repurchase authorization
March 31, 2013	3.7	$300	$81.01	$1,859
June 30, 2013	3.6	300	82.99	1,559
September 30, 2013	9.7	800	82.21	759
December 31, 2013	11.4	1,000	88.10	4,759
Total	28.4	$2,400	84.51	4,759

From the inception of the first authorization in May 2006 through December 31, 2013, the Company repurchased a cumulative total of 390.8 million shares for a total cost of $21.24 billion, or an average of $54.35 per share.

In 2013, 2012 and 2011, the Company acquired 0.8 million, 0.9 million and 1.4 million shares, respectively, of common stock from employees as treasury stock primarily to cover payroll withholding taxes related to the vesting of restricted stock awards and exercises of stock options.

Capital Resources

Capital resources reflect the overall financial strength of the Company and its ability to borrow funds at competitive rates and raise new capital to meet its needs. The following table summarizes the components of the Company’s capital structure at December 31, 2013 and 2012.

(at December 31, in millions)	2013	2012
Debt:
Short-term	$100	$600
Long-term	6,261	5,761
Net unamortized fair value adjustments and debt issuance costs	(15)	(11)
Total debt	6,346	6,350
Shareholders’ equity:
Common stock and retained earnings, less treasury stock	23,986	23,169
Accumulated other comprehensive income	810	2,236
Total shareholders’ equity	24,796	25,405
Total capitalization	$31,142	$31,755

Total capitalization at December 31, 2013 was $31.14 billion, $613 million lower than at December 31, 2012, primarily reflecting the impact of a decrease in net unrealized appreciation of investments, common share repurchases totaling $2.40 billion under the Company’s share repurchase authorization, shareholder dividends of $734 million and debt repayments of $500 million, partially offset by net income of $3.67 billion and the issuance of debt for net proceeds of $494 million.

The following table provides a reconciliation of total capitalization excluding net unrealized gains on investments to total capitalization presented in the foregoing table.

(at December 31, dollars in millions)	2013	2012
Total capitalization excluding net unrealized gains on investments	$29,820	$28,652
Net unrealized gain on investments, net of taxes	1,322	3,103
Total capitalization	$31,142	$31,755
Debt-to-total capital ratio	20.4%	20.0%
Debt-to-total capital ratio excluding net unrealized gains on investments	21.3%	22.2%

The debt-to-total capital ratio excluding net unrealized gain on investments is calculated by dividing (a) debt by (b) total capitalization excluding net unrealized gains and losses on investments, net of taxes. Net unrealized gains and losses on investments can be significantly impacted by both interest rate movements and other economic factors. Accordingly, in the opinion of the Company’s management, the debt-to-total capital ratio calculated on this basis provides another useful metric for investors to understand the Company’s financial leverage position. The Company’s ratio of debt-to-total capital (excluding after-tax net unrealized investment gains) was 21.3% at December 31, 2013, within the Company’s target range of 15% to 25%.

Credit Agreement.  On June 7, 2013, the Company entered into a five-year, $1.0 billion revolving credit agreement with a syndicate of financial institutions, replacing its three-year $1.0 billion credit agreement that was due to expire on June 10, 2013. Terms of the credit agreement are discussed in more detail in note 8 of notes to the Company’s consolidated financial statements.

Shelf Registration.  The Company has filed with the Securities and Exchange Commission a universal shelf registration statement for the potential offering and sale of securities. The Company may offer these securities from time to time at prices and on other terms to be determined at the time of offering.

Share Repurchase Authorization.  At December 31, 2013, the Company had $4.76 billion of capacity remaining under its share repurchase authorization approved by the board of directors.

Contractual Obligations

The following table summarizes, as of December 31, 2013, the Company’s future payments under contractual obligations and estimated claims and claim-related payments. The table excludes short-term obligations and includes only liabilities at December 31, 2013 that are expected to be settled in cash.

The table below includes the amount and estimated future timing of claims and claim-related payments. The amounts do not represent the exact liability, but instead represent estimates, generally utilizing actuarial projections techniques, at a given accounting date. These estimates include expectations of what the ultimate settlement and administration of claims will cost based on the Company’s assessment of facts and circumstances known, review of historical settlement patterns, estimates of trends in claims severity, frequency, legal theories of liability and other factors. Variables in the reserve estimation process can be affected by both internal and external events, such as changes in claims handling procedures, economic inflation or deflation, legal trends and legislative changes. Many of these items are not directly quantifiable, particularly on a prospective basis. Additionally, there may be significant reporting lags between the occurrence of the policyholder event and the time it is actually reported to the insurer. The future cash flows related to the items contained in the table below required estimation of both amount (including severity considerations) and timing. Amount and timing are frequently estimated separately. An estimation of both amount and timing of future cash flows related to claims and claim-related payments has some unavoidable estimation uncertainty.

The contractual obligations related to debt, operating leases, purchase obligations, long-term unfunded investment commitments, estimated claims and claim-related payments (gross of the estimated reinsurance recoveries) and liabilities related to unrecognized tax benefits, at December 31, 2013 were as follows:

Payments Due by Period (in millions)	Total	Less than 1 Year	1 - 3 Years	3 - 5 Years	After 5 Years
Debt
Senior notes	$5,900	$—	$800	$950	$4,150
Junior subordinated debentures	361	—	—	—	361
Total debt principal	6,261	—	800	950	4,511
Interest	5,572	365	696	590	3,921
Total long-term debt obligations(1)	11,833	365	1,496	1,540	8,432
Operating leases(2)	816	178	297	175	166
Purchase obligations
Information systems administration and maintenance commitments(3)	129	48	62	17	2
Other purchase commitments(4)	49	30	15	4	—
Total purchase obligations	178	78	77	21	2
Long-term unfunded investment commitments(5)	1,516	333	452	502	229
Estimated claims and claim-related payments
Claims and claim adjustment expenses(6)	48,637	10,622	11,405	6,395	20,215
Claims from large deductible policies(7)	—	—	—	—	—
Loss-based assessments(8)	174	37	52	19	66
Payout from ceded funds withheld(9)	229	27	54	30	118
Total estimated claims and claim-related payments	49,040	10,686	11,511	6,444	20,399
Liabilities related to unrecognized tax benefits(10)	381	—	381	—	—
Total	$63,764	$11,640	$14,214	$8,682	$29,228

(1)         The Company’s $107 million remaining aggregate principal amount of 6.25% fixed-to-floating rate debentures bear interest at an annual rate of 6.25% from the date of issuance to, but excluding, March 15, 2017 and at a rate of three-month LIBOR plus 2.215% thereafter. The table above includes interest payments through the scheduled maturity date of March 15, 2037. Interest payments beginning March 15, 2017 through March 15, 2037 were calculated using the three-month LIBOR rate as of December 31, 2013.

See note 8 of notes to the Company’s consolidated financial statements for a further discussion of outstanding indebtedness. Because the amounts reported in the foregoing table include principal and interest, the total long-term debt obligations will not agree with the amounts reported in note 8.

(2)         Represents agreements entered into in the ordinary course of business to lease office space, equipment and furniture.

(3)         Includes agreements with vendors to purchase system software administration and maintenance services.

(4)         Includes commitments to vendors entered into in the ordinary course of business for goods and services including property, plant and equipment, office supplies, archival services, etc.

(5)         Represents estimated timing for fulfilling unfunded commitments for private equity limited partnerships and real estate partnerships.

(6)         The amounts in “Claims and claim adjustment expenses” in the table above represent the estimated timing of future payments for both reported and unreported claims incurred and related claim adjustment expenses, gross of reinsurance recoverables, excluding structured settlements expected to be paid by annuity companies.

The Company has entered into reinsurance agreements to protect itself from potential losses in excess of the amount it is prepared to accept as described in note 5 of notes to the Company’s consolidated financial statements.

In order to qualify for reinsurance accounting, a reinsurance agreement must indemnify the insurer from insurance risk, i.e., the agreement must transfer amount and timing risk. Since the timing and amount of cash inflows from such reinsurance agreements are directly related to the underlying payment of claims and claim adjustment expenses by the insurer, reinsurance recoverables are recognized in a manner consistent with the liabilities (the estimated liability for claims and claim adjustment expenses) relating to the underlying reinsured contracts. The presence of any feature that can delay timely reimbursement of claims by a reinsurer results in the reinsurance contract being accounted for as a deposit rather than reinsurance. The assumptions used in estimating the amount and timing of the reinsurance recoverables are consistent with those used in estimating the amount and timing of the related liabilities.

The estimated future cash inflows from the Company’s reinsurance contracts that qualify for reinsurance accounting are as follows:

(in millions)	Total	Less than 1 Year	1 - 3 Years	3 - 5 Years	After 5 Years
Reinsurance recoverables	$6,071	$1,090	$1,129	$837	$3,015

The Company manages its business and evaluates its liabilities for claims and claim adjustment expenses on a net of reinsurance basis. The estimated cash flows on a net of reinsurance basis are as follows:

(in millions)	Total	Less than 1 Year	1 - 3 Years	3 - 5 Years	After 5 Years
Claims and claim adjustment expenses, net	$42,566	$9,532	$10,276	$5,558	$17,200

For business underwritten by non-U.S. operations, future cash flows related to reported and unreported claims incurred and related claim adjustment expenses were translated at the spot rate on December 31, 2013.

The amounts reported in the table above and in the table of reinsurance recoverables above are presented on a nominal basis and have not been adjusted to reflect the time value of money. Accordingly, the amounts above will differ from the Company’s balance sheet to the extent that the liability for claims and claim adjustment expenses and the related reinsurance recoverables have been discounted in the balance sheet. (See note 1 of notes to the Company’s consolidated financial statements.)

(7)         Workers’ compensation large deductible policies provide third party coverage in which the Company typically is responsible for paying the entire loss under such policies and then seeks reimbursement from the insured for the deductible amount. “Claims from large deductible policies” represent the estimated future payment for claims and claim related expenses below the deductible amount, net of the estimated recovery of the deductible. The liability and the related deductible receivable for unpaid claims are presented in the consolidated balance sheet as “contractholder payables” and “contractholder receivables,” respectively. Most deductibles for such policies are paid directly from the policyholder’s escrow which is periodically replenished by the policyholder. The payment of the loss amounts above the deductible are reported within “Claims and claim adjustment expenses” in the above table. Because the timing of the collection of the deductible (contractholder receivables) occurs shortly after the payment of the deductible to a claimant (contractholder payables), these cash flows offset each other in the table.

The estimated timing of the payment of the contractholder payables and the collection of contractholder receivables for workers’ compensation policies is presented below:

(in millions)	Total	Less than 1 Year	1 - 3 Years	3 - 5 Years	After 5 Years
Contractholder payables/receivables	$4,328	$1,091	$1,204	$633	$1,400

(8)         The amounts in “Loss-based assessments” relate to estimated future payments of second-injury fund assessments which would result from payment of current claim liabilities. Second injury funds cover the cost of any additional benefits for aggravation of a pre-existing condition. For loss-based assessments, the cost is shared by the insurance industry and self-insureds, funded through assessments to insurance companies and self-insureds based on losses. Amounts relating to second-injury fund assessments are included in “other liabilities” in the consolidated balance sheet.

(9)         The amounts in “Payout from ceded funds withheld” represent estimated payments for losses and return of funds held related to certain reinsurance arrangements whereby the Company holds a portion of the premium due to the reinsurer and is allowed to pay claims from the amounts held.

(10)  The Company’s current liabilities related to unrecognized tax benefits from uncertain tax positions are $381 million. Offsetting these liabilities are deferred tax assets of $362 million associated with the temporary differences that would exist if these positions become realized.

The above table does not include an analysis of liabilities reported for structured settlements for which the Company has purchased annuities and remains contingently liable in the event of default by the company issuing the annuity. The Company is not reasonably likely to incur material future payment obligations under such agreements. In addition, the Company is not currently subject to any minimum funding requirements for its qualified pension plan. Accordingly, future contributions are not included in the foregoing table.

Dividend Availability

The Company’s principal insurance subsidiaries are domiciled in the state of Connecticut. The insurance holding company laws of Connecticut applicable to the Company’s subsidiaries requires notice to, and approval by, the state insurance commissioner for the declaration or payment of any dividend that, together with other distributions made within the preceding twelve months, exceeds the greater of 10% of the insurer’s capital and surplus as of the preceding December 31, or the insurer’s net income for the twelve-month period ending the preceding December 31, in each case determined in accordance with statutory accounting practices and by state regulation. This declaration or payment is further limited by adjusted unassigned surplus, as determined in accordance with statutory accounting practices. The insurance holding company laws of other states in which the Company’s subsidiaries are domiciled generally contain similar, although in some instances somewhat more restrictive, limitations on the payment of dividends. A maximum of $3.33 billion is available by the end of 2014 for such dividends to the holding company, TRV, without prior approval of the Connecticut Insurance Department. The Company may choose to accelerate the timing within 2014 and/or increase the amount of dividends from its insurance subsidiaries in 2014, which could result in certain dividends being subject to approval by the Connecticut Insurance Department.

TRV is not dependent on dividends or other forms of repatriation from its foreign operations to support its liquidity needs. The undistributed earnings of the Company’s foreign operations are not material and are intended to be permanently reinvested in those operations.

TRV and its two non-insurance holding company subsidiaries received $2.90 billion of dividends in 2013, all of which was received from their U.S. insurance subsidiaries.

Pension and Other Postretirement Benefit Plans

The Company sponsors a qualified non-contributory defined benefit pension plan (the Qualified Plan), which covers substantially all U.S. domestic employees and provides benefits primarily under a cash balance formula. In addition, the Company sponsors: a nonqualified defined benefit pension plan which covers certain highly-compensated employees, pension plans for employees of its foreign subsidiaries, and a postretirement health and life insurance benefit plan for employees satisfying certain age and service requirements and for certain retirees.

The Qualified Plan is subject to regulations under the Employee Retirement Income Act of 1974 as amended (ERISA), which requires plans to meet minimum standards of funding and requires such plans to subscribe to plan termination insurance through the Pension Benefit Guaranty Corporation (PBGC). The Company does not have a minimum funding requirement for the Qualified Plan for 2014 and does not anticipate having a minimum funding requirement in 2015. The Company has significant discretion in making contributions above those necessary to satisfy the minimum funding requirements. In 2013, there was no minimum funding requirement for the Qualified Plan, and the Company made no voluntary contributions to the Qualified Plan. In 2012 and 2011, the Company voluntarily made contributions totaling $217 million and $185 million, respectively, to the Qualified Plan. In determining future contributions, the Company will consider the performance of the plan’s investment portfolio, the effects of interest rates on the projected benefit obligation of the plan and the Company’s other capital requirements. The Company has not determined whether or not additional voluntary funding will be made in the 2014. However, the Company currently believes, subject to actual plan performance and funded status at the time, that it may make voluntary pension contributions of approximately $75 million to $100 million annually beginning in 2015 as well as over the following several years.

The Qualified Plan assets are managed to maximize long-term total return. The Company’s overall strategy is to achieve a mix of approximately 85% to 90% of investments for long-term growth and 10% to 15% for near-term benefit payments with a wide diversification of asset types, fund strategies and fund managers. The current target allocations for plan assets are 55% to 65% equity securities and 20% to 40% fixed income securities, with the remainder allocated to short-term securities. For 2014, the Company plans to apply an expected long-term rate of return on plan assets of 7.50%, the same rate as in 2013. The rates of return reflect the Company’s current expectations of long-term returns on the plan’s invested assets, taking into account the current low level of long-term interest rates as well as the Federal Reserve’s commentary in November 2013 regarding its expectation to maintain interest rates at their current low levels until the national labor market is sufficiently strong. The Company’s expected long-term rate of return on plan assets also contemplates a return to more normal levels of long-term interest rates in the future.

For further discussion of the pension and other postretirement benefit plans, see note 14 of notes to the consolidated financial statements.

Risk-Based Capital

The NAIC has Risk-Based Capital (RBC) requirements for property casualty companies to be used as minimum capital requirements by the NAIC and states to identify companies that merit further regulatory action. The formulas have not been designed to differentiate among adequately capitalized companies that operate with levels of capital above the RBC requirements. Therefore, it is inappropriate and ineffective to use the formulas to rate or to rank these companies. At December 31, 2013, all of the Company’s insurance subsidiaries had adjusted capital in excess of amounts requiring any company or regulatory action.

Off-Balance Sheet Arrangements

The Company has entered into certain contingent obligations for guarantees related to the sale of business entities, certain investments, third-party loans related to certain investments, certain insurance policy obligations of former insurance subsidiaries and various other indemnifications. See note 16 of notes to the Company’s consolidated financial statements. The Company does not expect these arrangements will have a material effect on the Company’s financial position, changes in financial position, revenues and expenses, results of operations, liquidity, capital expenditures or capital resources.

CRITICAL ACCOUNTING ESTIMATES

The Company considers its most significant accounting estimates to be those applied to claims and claim adjustment expense reserves and related reinsurance recoverables, investment valuation and impairments, and goodwill and other intangible assets impairments.

Claims and Claim Adjustment Expense Reserves

Gross claims and claim adjustment expense reserves by product line were as follows:

	2013			2012
(at December 31, in millions)	Case	IBNR	Total	Case	IBNR	Total
General liability	$5,355	$8,604	$13,959	$5,525	$9,109	$14,634
Commercial property	778	542	1,320	992	638	1,630
Commercial multi-peril	1,879	1,707	3,586	2,018	1,723	3,741
Commercial automobile	2,305	1,219	3,524	2,343	1,241	3,584
Workers’ compensation	9,918	7,856	17,774	9,684	7,589	17,273
Fidelity and surety	426	818	1,244	479	934	1,413
Personal automobile	1,793	785	2,578	1,980	722	2,702
Homeowners and personal—other	635	551	1,186	1,335	809	2,144
International and other	3,585	2,109	5,694	2,216	1,551	3,767
Property-casualty	26,674	24,191	50,865	26,572	24,316	50,888
Accident and health	30	—	30	34	—	34
Claims and claim adjustment expense reserves	$26,704	$24,191	$50,895	$26,606	$24,316	$50,922

Gross claims and claim adjustment expense reserves at December 31, 2013 decreased by $27 million from December 31, 2012, primarily reflecting the impact of net favorable prior year reserve development, payments related to catastrophes and payments related to operations in runoff, including asbestos and environmental claims, partially offset by the impact of the acquisition of Dominion. Dominion’s reserves at December 31, 2013 were included in the “International and other” category in the foregoing table.

Asbestos and environmental reserves are included in the General liability, Commercial multi-peril and International and other lines in the foregoing summary table. Asbestos and environmental reserves are discussed separately; see “Asbestos Claims and Litigation”, “Environmental Claims and Litigation” and “Uncertainty Regarding Adequacy of Asbestos and Environmental Reserves.”

Claims and claim adjustment expense reserves represent management’s estimate of ultimate unpaid costs of losses and loss adjustment expenses for claims that have been reported and claims that have been incurred but not yet reported (IBNR). Claims and claim adjustment expense reserves do not represent an exact calculation of liability, but instead represent management estimates, generally utilizing actuarial expertise and projection techniques, at a given accounting date. These estimates are expectations of what the ultimate settlement and administration of claims will cost upon final resolution in the future, based on the Company’s assessment of facts and circumstances then known, review of historical settlement patterns, estimates of trends in claims severity and frequency, expected interpretations of legal theories of liability and other factors. In establishing gross claims and claim adjustment expense reserves, the Company also considers salvage and subrogation. Estimated recoveries from reinsurance are included in “Reinsurance Recoverables” as an asset on the Company’s consolidated balance sheet. The claims and claim adjustment expense reserves are reviewed regularly by qualified actuaries employed by the Company.

The process of estimating claims and claim adjustment expense reserves involves a high degree of judgment and is subject to a number of variables. These variables can be affected by both internal and external events, such as changes in claims handling procedures, changes in individuals involved in the reserve estimation process, economic inflation, legal trends and legislative changes, among others. The impact of many of these items on ultimate costs for claims and claim adjustment expenses is difficult to estimate. Estimation difficulties also differ significantly by product line due to differences in claim complexity, the volume of claims, the potential severity of individual claims, the determination of occurrence date for a claim and reporting lags (the time between the occurrence of the policyholder event and when it is actually reported to the insurer). Informed judgment is applied throughout the process, including the application of various individual experiences and expertise to multiple sets of data and analyses. The Company continually refines its estimates in a regular ongoing process as historical loss experience develops and additional claims are reported and settled. The Company rigorously attempts to consider all significant facts and circumstances known at the time claims and claim adjustment expense reserves are established. Due to the inherent uncertainty underlying these estimates including, but not limited to, the future settlement environment, final resolution of the estimated liability for claims and claim adjustment expenses may be higher or lower than the related claims and claim adjustment expense reserves at the reporting date. Therefore, actual paid losses, as claims are settled in the future, may be materially different than the amount currently recorded—favorable or unfavorable.

Because establishment of claims and claim adjustment expense reserves is an inherently uncertain process involving estimates, currently established claims and claim adjustment expense reserves may change. The Company reflects adjustments to the reserves in the results of operations in the period the estimates are changed.

There are also additional risks which impact the estimation of ultimate costs for catastrophes. For example, the estimation of reserves related to hurricanes, tornadoes and other catastrophic events can be affected by the inability of the Company and its insureds to access portions of the impacted areas, the complexity of factors contributing to the losses, the legal and regulatory uncertainties, including the interpretation of policy terms and conditions, and the nature of the information available to establish the reserves. Complex factors include, but are not limited to: determining whether damage was caused by flooding versus wind; evaluating general liability and pollution exposures; estimating additional living expenses; estimating the impact of demand surge, infrastructure disruption, fraud, the effect of mold damage and business interruption costs; and reinsurance collectibility. The timing of a catastrophe, such as at or near the end of a reporting period, can also affect the information available to the Company in estimating reserves for that reporting period. The estimates related to catastrophes are adjusted as actual claims emerge.

A portion of the Company’s gross claims and claim adjustment expense reserves (totaling $2.96 billion at December 31, 2013) are for asbestos and environmental claims and related litigation. While the ongoing review of asbestos and environmental claims and associated liabilities considers the inconsistencies of court decisions as to coverage, plaintiffs’ expanded theories of liability and the risks inherent in complex litigation and other uncertainties, in the opinion of the Company’s management, it is possible that the outcome of the continued uncertainties regarding these claims could result in liability in future periods that differs from current reserves by an amount that could be material to the Company’s future operating results. See the preceding discussion of “Asbestos Claims and Litigation” and “Environmental Claims and Litigation.”

General Discussion

The process for estimating the liabilities for claims and claim adjustment expenses begins with the collection and analysis of claim data. Data on individual reported claims, both current and historical, including paid amounts and individual claim adjuster estimates, are grouped by common characteristics (components) and evaluated by actuaries in their analyses of ultimate claim liabilities by product line. Such data is occasionally supplemented with external data as available and when appropriate. The process of analyzing reserves for a component is undertaken on a regular basis, generally quarterly, in light of continually updated information.

Multiple estimation methods are available for the analysis of ultimate claim liabilities. Each estimation method has its own set of assumption variables and its own advantages and disadvantages, with no single estimation method being better than the others in all situations and no one set of assumption variables being meaningful for all product line components. The relative strengths and weaknesses of the particular estimation methods when applied to a particular group of claims can also change over time. Therefore, the actual choice of estimation method(s) can change with each evaluation. The estimation method(s) chosen are those that are believed to produce the most reliable indication at that particular evaluation date for the claim liabilities being evaluated.

In most cases, multiple estimation methods will be valid for the particular facts and circumstances of the claim liabilities being evaluated. This will result in a range of reasonable estimates for any particular claim liability. The Company uses such range analyses to back test whether previously established estimates for reserves at the reporting segments are reasonable, given subsequent information. Reported values found to be closer to the endpoints of a range of reasonable estimates are subject to further detailed reviews. These reviews may substantiate the validity of management’s recorded estimate or lead to a change in the reported estimate.

The exact boundary points of these ranges are more qualitative than quantitative in nature, as no clear line of demarcation exists to determine when the set of underlying assumptions for an estimation method switches from being reasonable to unreasonable. As a result, the Company does not believe that the endpoints of these ranges are or would be comparable across companies. In addition, potential interactions among the different estimation assumptions for different product lines make the aggregation of individual ranges a highly judgmental and inexact process.

Property-casualty insurance policies are either written on a claims-made or on an occurrence basis. Claims-made policies generally cover, subject to requirements in individual policies, claims reported during the policy period. Policies that are written on an occurrence basis require that the insured demonstrate that a loss occurred in the policy period, even if the insured reports the loss many years later.

Most general liability policies are written on an occurrence basis. These policies are subject to substantial loss development over time as facts and circumstances change in the years following the policy issuance. The occurrence form, which accounts for much of the reserve development in asbestos and environmental exposures, is also used to provide coverage for construction general liability, including construction defect. Occurrence-based forms of insurance for general liability exposures require substantial projection of various trends, including future inflation, judicial interpretations and societal litigation trends (e.g., size of jury awards and propensity of individuals to pursue litigation), among others.

A basic premise in most actuarial analyses is that past patterns demonstrated in the data will repeat themselves in the future, absent a material change in the associated risk factors discussed below. To the extent a material change affecting the ultimate claim liability is known, such change is quantified to the extent possible through an analysis of internal company data and, if available and when appropriate, external data. Such a measurement is specific to the facts and circumstances of the particular claim portfolio and the known change being evaluated. Significant structural changes to the available data, product mix or organization can materially impact the reserve estimation process.

Informed judgment is applied throughout the reserving process. This includes the application of various individual experiences and expertise to multiple sets of data and analyses. In addition to actuaries, experts involved with the reserving process also include underwriting and claims personnel and lawyers, as well as other company management. Therefore, management may have to consider varying individual viewpoints as part of its estimation of claims and claim adjustment expense reserves. It is also likely that during periods of significant change, such as a merger, consistent application of informed judgment becomes even more complicated and difficult.

The variables discussed above in this general discussion have different impacts on reserve estimation uncertainty for a given product line, depending on the length of the claim tail, the reporting lag, the impact of individual claims and the complexity of the claim process for a given product line.

Product lines are generally classifiable as either long tail or short tail, based on the average length of time between the event triggering claims under a policy and the final resolution of those claims. Short tail claims are reported and settled quickly, resulting in less estimation variability. The longer the time before final claim resolution, the greater the exposure to estimation risks and hence the greater the estimation uncertainty.

A major component of the claim tail is the reporting lag. The reporting lag, which is the time between the event triggering a claim and the reporting of the claim to the insurer, makes estimating IBNR inherently more uncertain. In addition, the greater the reporting lag, the greater the proportion of IBNR to the total claim liability for the product line. Writing new products with material reporting lags can result in adding several years’ worth of IBNR claim exposure before the reporting lag exposure becomes clearly observable, thereby increasing the risk associated with pricing and reserving such products. The most extreme example of claim liabilities with long reporting lags are asbestos claims.

For some lines, the impact of large individual claims can be material to the analysis. These lines are generally referred to as being “low frequency/high severity,” while lines without this “large claim” sensitivity are referred to as “high frequency/low severity.” Estimates of claim liabilities for low frequency/high severity lines can be sensitive to the impact of a small number of potentially large claims. As a result, the role of judgment is much greater for these reserve estimates. In contrast, for high frequency/low severity lines the impact of individual claims is relatively minor and the range of reasonable reserve estimates is narrower and more stable.

Claim complexity can also greatly affect the estimation process by impacting the number of assumptions needed to produce the estimate, the potential stability of the underlying data and claim process, and the ability to gain an understanding of the data. Product lines with greater claim complexity, such as for certain surety and construction exposures, have inherently greater estimation uncertainty.

Actuaries have to exercise a considerable degree of judgment in the evaluation of all these factors in their analysis of reserves. The human element in the application of actuarial judgment is unavoidable when faced with material uncertainty. Different actuaries may choose different assumptions when faced with such uncertainty, based on their individual backgrounds, professional experiences and areas of focus. Hence, the estimates selected by the various actuaries may differ materially from each other.

Lastly, significant structural changes to the available data, product mix or organization can also materially impact the reserve estimation process. Events such as mergers increase the inherent uncertainty of reserve estimates for a period of time, until stable trends re-establish themselves within the new organization.

Risk factors

The major causes of material uncertainty (“risk factors”) generally will vary for each product line, as well as for each separately analyzed component of the product line. In a few cases, such risk factors are explicit assumptions of the estimation method, but in most cases, they are implicit. For example, a method may explicitly assume that a certain percentage of claims will close each year, but will implicitly assume that the legal interpretation of existing contract language will remain unchanged. Actual results will likely vary from expectations for each of these assumptions, causing actual paid losses, as claims are settled in the future, to be different in amount than the reserves being estimated currently.

Some risk factors will affect more than one product line. Examples include changes in claim department practices, changes in settlement patterns, regulatory and legislative actions, court actions, timeliness of claim reporting, state mix of claimants and degree of claimant fraud. The extent of the impact of a risk factor will also vary by components within a product line. Individual risk factors are also subject to interactions with other risk factors within product line components.

The effect of a particular risk factor on estimates of claim liabilities cannot be isolated in most cases. For example, estimates of potential claim settlements may be impacted by the risk associated with potential court rulings, but the final settlement agreement typically does not delineate how much of the settled amount is due to this and other factors.

The evaluation of data is also subject to distortion from extreme events or structural shifts, sometimes in unanticipated ways. For example, the timing of claims payments in one geographic region will be impacted if claim adjusters are temporarily reassigned from that region to help settle catastrophe claims in another region.

While some changes in the claim environment are sudden in nature (such as a new court ruling affecting the interpretation of all contracts in that jurisdiction), others are more evolutionary. Evolutionary changes can occur when multiple factors affect final claim values, with the uncertainty surrounding each factor being resolved separately, in stepwise fashion. The final impact is not known until all steps have occurred.

Sudden changes generally cause a one-time shift in claim liability estimates, although there may be some lag in reliable quantification of their impact. Evolutionary changes generally cause a series of shifts in claim liability estimates, as each component of the evolutionary change becomes evident and estimable.

Actuarial methods for analyzing and estimating claims and claim adjustment expense reserves

The principal estimation and analysis methods utilized by the Company’s actuaries to evaluate management’s existing estimates for prior accident periods are the paid development method, the case incurred development method, the Bornhuetter-Ferguson (BF) method, and average value analysis combined with the reported claim development method. The BF method is usually utilized for more recent accident periods, with a transition to other methods as the underlying claim data becomes more voluminous and therefore more credible. These are typically referred to as conventional actuarial methods. (See Glossary for an explanation of these methods).

While these are the principal methods utilized throughout the Company, actuaries evaluating a particular component for a product line have available to them the full range of methods developed within the casualty actuarial profession. The Company’s actuaries are also continually monitoring developments within the profession for advances in existing techniques or the creation of new techniques that might improve current and future estimates.

Some components of product line reserves are susceptible to relatively infrequent large claims that can materially impact the total estimate for that component. In such cases, the Company’s actuarial analysis generally isolates and analyzes separately such large claims. The reserves excluding such large claims are generally analyzed using the conventional methods described above. The reserves associated with large claims are then analyzed utilizing various methods, such as:

•                  Estimating the number of large claims and their average values based on historical trends from prior accident periods, adjusted for the current environment and supplemented with actual data for the accident year analyzed to the extent available.

•                  Utilizing individual claim adjuster estimates of the large claims, combined with continual monitoring of the aggregate accuracy of such claim adjuster estimates. (This monitoring may lead to supplemental adjustments to the aggregate of such claim estimates.)

•                  Utilizing historic longer-term average ratios of large claims to small claims, and applying such ratios to the estimated ultimate small claims from conventional analysis.

•                  Ground-up analysis of the underlying exposure (typically used for asbestos and environmental).

The results of such methodologies are subjected to various reasonability and diagnostic tests, including paid-to-incurred loss ratios, implied incurred-loss-to-earned-premium ratios and non-zero claim severity trends. An actual versus expected analysis is also performed comparing actual loss development to expected development embedded within management’s best estimate. Additional analyses may be performed based on the results of these diagnostics, including the investigation of other actuarial methods.

The methods described above are generally utilized to evaluate management’s existing estimate for prior accident periods. For the initial estimate of the current accident year, the available claim data is typically insufficient to produce a reliable indication. Hence, the initial estimate for an accident year is generally based on a loss ratio projection method, which uses the earned premium for the current year multiplied by a projected loss ratio. The projected loss ratio is determined through an analysis of prior periods’ experience, using loss trend, rate level differences, mix of business changes and other known or observed factors influencing the current accident year relative to prior accident years. The exact number of prior accident years utilized varies by product line component, based on the volume of business for that component and the reliability of an individual accident year estimate.

Management’s estimates

At least once per quarter, certain members of Company management meet with the Company’s actuaries to review the latest claims and claim adjustment expense reserve analyses. Based on these analyses, management determines whether its ultimate claim liability estimates should be changed. In doing so, it must evaluate whether the new data provided represents credible actionable information or an anomaly that will have no effect on estimated ultimate claim liability. For example, as described above, payments may have decreased in one geographic region due to fewer claim adjusters being available to process claims. The resulting claim payment patterns would be analyzed to determine whether or not the change in payment pattern represents a change in ultimate claim liability.

Such an assessment requires considerable judgment. It is frequently not possible to determine whether a change in the data is an anomaly until sometime after the event. Even if a change is determined to be permanent, it is not always possible to reliably determine the extent of the change until sometime later. The overall detailed analyses supporting such an effort can take several months to perform. This is because the underlying causes of the trends observed need to be evaluated, which may require the gathering or assembling of data not previously available. It may also include interviews with experts involved with the underlying processes. As a result, there can be a time lag between the emergence of a change and a determination that the change should be reflected in the Company’s estimated claim liabilities. The final estimate selected by management in a reporting period is based on these various detailed analyses of past data, adjusted to reflect any new actionable information.

The Audit Committee of the Board of Directors is responsible for providing oversight of reserving propriety, and annually reviews the process by which the Company establishes reserves.

Discussion of Product Lines

The following section details reserving considerations and common risk factors by product line. There are many additional risk factors that may impact ultimate claim costs. Each risk factor presented will have a different impact on required reserves. Also, risk factors can have offsetting or compounding effects on required reserves. For example, in workers’ compensation, the use of expensive medical procedures that result in medical cost inflation may enable workers to return to work faster, thereby lowering indemnity costs. Thus, in almost all cases, it is impossible to discretely measure the effect of a single risk factor and construct a meaningful sensitivity expectation.

In order to provide information on reasonably possible reserving changes by product line, the historical changes in year-end claims and claim adjustment expense reserves over a one-year period are provided for the U.S. product lines. This information is provided for both the Company and the industry for the nine most recent years, and is based on the most recent publicly available data for the reported line(s) that most closely match the individual product line being discussed. These changes were calculated, net of reinsurance, from statutory annual statement data found in Schedule P of those statements, and represent the reported reserve development on the beginning-of-the- year claim liabilities divided by the beginning claim liabilities, all accident years combined, excluding non-defense related claim adjustment expense. Data presented for the Company includes history for the entire Travelers group (U.S. companies only), whether or not the individual subsidiaries were originally part of SPC or TPC. This treatment is required by the statutory reporting instructions promulgated by state regulatory authorities for Schedule P. Comparable data for non-U.S. companies is not available.

General Liability

General liability is generally considered a long tail line, as it takes a relatively long period of time to finalize and settle claims from a given accident year. The speed of claim reporting and claim settlement is a function of the specific coverage provided, the jurisdiction and specific policy provisions such as self-insured retentions. There are numerous components underlying the general liability product line. Some of these have relatively moderate payment patterns (with most of the claims for a given accident year closed within five to seven years), while others can have extreme lags in both reporting and payment of claims (e.g., a reporting lag of a decade or more for “construction defect” claims).

While the majority of general liability coverages are written on an “occurrence” basis, certain general liability coverages (such as those covering directors and officers or professional liability) are typically insured on a “claims-made” basis.

General liability reserves are generally analyzed as two components: primary and excess/umbrella, with the primary component generally analyzed separately for bodily injury and property damage. Bodily injury liability payments reimburse the claimant for damages pertaining to physical injury as a result of the policyholder’s legal obligation arising from non-intentional acts such as negligence, subject to the insurance policy provisions. In some cases the damages can include future wage loss (which is a function of future earnings power and wage inflation) and future medical treatment costs. Property damage liability payments result from damages to the claimant’s private property arising from the policyholder’s legal obligation for non-intentional acts. In most cases, property damage losses are a function of costs as of the loss date, or soon thereafter.

In addition, sizable or unique exposures are reviewed separately. These exposures include asbestos, environmental, other mass torts, construction defect and large unique accounts that would otherwise distort the analysis. These unique categories often require a very high degree of judgment and require reserve analyses that do not rely on conventional actuarial methods.

Defense costs are also a part of the insured costs covered by liability policies and can be significant, sometimes greater than the cost of the actual paid claims. For some products this risk is mitigated by policy language such that the insured portion of defense costs erodes the amount of policy limit available to pay the claim. Such “defense within the limits” policies are most common for “claims-made” products. When defense costs are outside of the limits, amounts paid for defense costs do not erode the policy limits.

This line is typically the largest source of reserve estimate uncertainty in the United States (excluding assumed reinsurance contracts covering the same risk). Major contributors to this reserve estimate uncertainty include the reporting lag (i.e., the length of time between the event triggering coverage and the actual reporting of the claim), the number of parties involved in the underlying tort action, whether the “event” triggering coverage is confined to only one time period or is spread over multiple time periods, the potential dollars involved (in the individual claim actions), whether such claims were reasonably foreseeable and intended to be covered at the time the contracts were written (i.e., coverage dispute potential), and the potential for mass claim actions. Claims with longer reporting lags result in greater inherent risk. This is especially true for alleged claims with a latency feature, particularly where courts have ruled that coverage is spread over multiple policy years, hence involving multiple defendants (and their insurers and reinsurers) and multiple policies (thereby increasing the potential dollars involved and the underlying settlement complexity). Claims with long latencies also increase the potential recognition lag (i.e., the lag between writing a type of policy in a certain market and the recognition that such policies have potential mass tort and/or latent claim exposure).

The amount of reserve estimate uncertainty also varies significantly by component for the general liability product line. The components in this product line with the longest latency, longest reporting lags, largest potential dollars involved and greatest claim settlement complexity are asbestos and environmental. Components that include latency, reporting lag and/or complexity issues, but to a materially lesser extent than asbestos and environmental, include construction defect and other mass tort actions. Many components of general liability are not subject to material latency or claim complexity risks and hence have materially less uncertainty than the previously mentioned components. In general, policies providing coverage with shorter reporting lags, fewer parties involved in settlement negotiations, only one policy potentially triggered per claim, fewer potential settlement dollars, reasonably foreseeable (and stable) potential hazards/claims and no mass tort potential result in much less reserve estimate uncertainty than policies without those characteristics.

In addition to the conventional actuarial methods mentioned in the general discussion section, the company utilizes various report year development and S-curve methods for the construction defect components of this product line. The Construction Defect report year development analysis is supplemented with projected claim counts and average values for IBNR claim counts. For components with greater lags in claim reporting, such as excess and umbrella components of this product line, the company relies more heavily on the BF method than on the paid and case incurred development methods.

Examples of common risk factors, or perceptions thereof, that could change and, thus, affect the required general liability reserves (beyond those included in the general discussion section) include:

General liability risk factors

•                  Changes in claim handling philosophies

•                  Changes in policy provisions or court interpretation of such provisions

•                  New or expanded theories of liability

•                  Trends in jury awards

•                  Changes in the propensity to sue, in general with specificity to particular issues

•                  Changes in the propensity to litigate rather than settle a claim

•                  Changes in statutes of limitations

•                  Changes in the underlying court system

•                  Distortions from losses resulting from large single accounts or single issues

•                  Changes in tort law

•                  Shifts in lawsuit mix between federal and state courts

•                  Changes in claim adjuster office structure (causing distortions in the data)

•                  The potential impact of inflation on loss costs

•                  Changes in settlement patterns

General liability book of business risk factors

•                  Changes in policy provisions (e.g., deductibles, policy limits, endorsements)

•                  Changes in underwriting standards

•                  Product mix (e.g., size of account, industries insured, jurisdiction mix)

Unanticipated changes in risk factors can affect reserves. As an indicator of the causal effect that a change in one or more risk factors could have on reserves for general liability (excluding asbestos and environmental), a 1% increase (decrease) in incremental paid loss development for each future calendar year could result in a 1.5% increase (decrease) in claims and claim adjustment expense reserves.

Historically, the one-year change in the reserve estimate for this product line, excluding estimated asbestos and environmental amounts, over the last nine years has varied from -8% to 4% (averaging -3%) for the Company and from -5% to 5% (averaging -2%) for the industry overall. The Company’s year-to-year changes are driven by, and are based on, observed events during the year. The Company believes that its range of historical outcomes is illustrative of reasonably possible one-year changes in reserve estimates for this product line. General liability reserves (excluding asbestos and environmental) represent approximately 22% of the Company’s total claims and claim adjustment expense reserves.

The Company’s change in reserve estimate for this product line, excluding estimated asbestos and environmental amounts, was -4% for 2013, -3% for 2012 and -8% for 2011. The 2013 change was primarily concentrated in accident years 2010 and prior and reflected what the Company believes are more favorable legal and judicial environments than what the Company previously expected. The 2012 change was primarily concentrated in excess coverages for accident years 2009 and prior and reflected what the Company believes are more favorable legal and judicial environments than what the Company previously expected. Also contributing to the 2012 change was better than expected results for management liability business, primarily for the errors & omissions and fiduciary products for accident years 2007 and prior. The 2011 change was concentrated in excess coverages for accident years 2005-2008 and reflected what the Company believes are more favorable legal and judicial environments than what the Company previously expected.

Commercial Property

Commercial property is generally considered a short tail line with a simpler and faster claim reporting and adjustment process than liability coverages, and less uncertainty in the reserve setting process (except for more complex business interruption claims). It is generally viewed as a moderate frequency, low to moderate severity line, except for catastrophes and coverage related to large properties. The claim reporting and settlement process for property coverage claim reserves is generally restricted to the insured and the insurer. Overall, the claim liabilities for this line create a low estimation risk, except possibly for catastrophes and business interruption claims.

Commercial property reserves are typically analyzed in two components, one for catastrophic or other large single events, and another for all other events. Examples of common risk factors, or perceptions thereof, that could change and, thus, affect the required property reserves (beyond those included in the general discussion section) include:

Commercial property risk factors

•                  Physical concentration of policyholders

•                  Availability and cost of local contractors

•                  For the more severe catastrophic events, “demand surge” inflation, which refers to significant short-term increases in building material and labor costs due to a sharp increase in demand for those materials and services

•                  Local building codes

•                  Amount of time to return property to full usage (for business interruption claims)

•                  Frequency of claim re-openings on claims previously closed

•                  Court interpretation of policy provisions (such as occurrence definition, or wind versus flooding)

•                  Lags in reporting claims (e.g., winter damage to summer homes, hidden damage after an earthquake, hail damage to roofs and/or equipment on roofs)

•                  Court or legislative changes to the statute of limitations

Commercial property book of business risk factors

•                  Policy provisions mix (e.g., deductibles, policy limits, endorsements)

•                  Changes in underwriting standards

Unanticipated changes in risk factors can affect reserves. As an indicator of the causal effect that a change in one or more risk factors could have on reserves for property, a 1% increase (decrease) in incremental paid loss development for each future calendar year could result in a 1.1% increase (decrease) in claims and claim adjustment expense reserves.

Historically, the one-year change in the reserve estimate for this product line over the last nine years has varied from -34% to -5% (averaging -18%) for the Company, and from -14% to -5% (averaging -10%) for the industry overall. The Company’s year-to-year changes are driven by, and are based on, observed events during the year. The Company believes that its range of historical outcomes is illustrative of reasonably possible one-year changes in reserve estimates for this product line. Commercial property reserves represent approximately 3% of the Company’s total claims and claim adjustment expense reserves.

Since commercial property is considered a short tail coverage, the one year change for commercial property can be more volatile than that for the longer tail product lines. This is due to the fact that the majority of the reserve for commercial property relates to the most recent accident year, which is subject to the most uncertainty for all product lines. This recent accident year uncertainty is relevant to commercial property because of weather-related events which, notwithstanding 2010 and 2011 experience, tend to be concentrated in the second half of the year, and generally are not completely resolved until the following year. Reserve estimates associated with major catastrophes may take even longer to resolve. The reserve estimates for this product line are also potentially subject to material changes due to uncertainty in measuring ultimate losses for significant catastrophes such as the events of September 11, 2001, Hurricane Katrina and Storm Sandy.

The Company’s change in reserve estimate for this product line was -17% for 2013, -22% for 2012 and -5% for 2011. The 2013 change primarily reflected better than expected loss experience for accident years 2010 through 2012, driven by favorable loss development related to both catastrophe and non-catastrophe losses. The 2012 change primarily reflected better than expected development for accident years 2009 through 2011, driven by favorable loss development related to catastrophe losses incurred in 2011, and by higher subrogation and salvage recoveries for accident years 2009 through 2011. The 2011 change primarily reflected better than expected development in the 2008 and 2009 accident years for certain large national property and ocean marine exposures.

Commercial Multi-Peril

Commercial multi-peril provides a combination of property and liability coverage typically for small businesses and, therefore, includes both short and long tail coverages. For property coverage, it generally takes a relatively short period of time to close claims, while for the other coverages, generally for the liability coverages, it takes a longer period of time to close claims.

The reserving risk for this line is dominated by the liability coverage portion of this product, except occasionally in the event of catastrophic or large single losses. The reserving risk for this line differs from that of the general liability product line and the property product line due to the nature of the customer. Commercial multi-peril is generally sold to smaller-sized accounts, while the customer profile for general liability and commercial property includes larger customers.

See “Commercial property risk factors” and “General liability risk factors,” discussed above, with regard to reserving risk for commercial multi- peril.

Unanticipated changes in risk factors can affect reserves. As an indicator of the causal effect that a change in one or more risk factors could have on reserves for commercial multi-peril (excluding asbestos and environmental), a 1% increase (decrease) in incremental paid loss development for each future calendar year could result in a 1.2% increase (decrease) in claims and claim adjustment expense reserves.

Historically, the one-year change in the reserve estimate for this product line over the last nine years has varied from -19% to 5% (averaging -5%) for the Company, and from -6% to 2% (averaging -3%) for the industry overall. The Company’s year-to-year changes are driven by, and are based on, observed events during the year. The Company believes that its range of historical outcomes is illustrative of reasonably possible one-year changes in reserve estimates for this product line. Commercial multi-peril reserves (excluding asbestos and environmental reserves) represent approximately 7% of the Company’s total claims and claim adjustment expense reserves.

As discussed above, this line combines general liability and commercial property coverages and it has been impacted in the past by many of the same events as those two lines.

The Company’s change in reserve estimate for this product line was 2% for 2013, -1% for 2012 and 5% for 2011. The 2013 change primarily reflected unfavorable loss experience for the liability coverage for accident years 2008 through 2011, driven by higher than expected severity and defense costs. The 2011 change reflected unfavorable loss development driven by late reporting of hail claims incurred in 2010.

Commercial Automobile

The commercial automobile product line is a mix of property and liability coverages and, therefore, includes both short and long tail coverages. The payments that are made quickly typically pertain to auto physical damage (property) claims and property damage (liability) claims. The payments that take longer to finalize and are more difficult to estimate relate to bodily injury claims. In general, claim reporting lags are minor, claim complexity is not a major issue, and the line is viewed as high frequency, low to moderate severity. Overall, the claim liabilities for this line create a moderate estimation risk.

Commercial automobile reserves are typically analyzed in four components: bodily injury liability; property damage liability; collision claims; and comprehensive claims. These last two components have minimum reserve risk and fast payouts and, accordingly, separate risk factors are not presented.

The Company utilizes the conventional actuarial methods mentioned in the general discussion above in estimating claim liabilities for this line. This is supplemented with detailed custom analyses where needed.

Examples of common risk factors, or perceptions thereof, that could change and, thus, affect the required commercial automobile reserves (beyond those included in the general discussion section) include:

Bodily injury and property damage liability risk factors

•                  Trends in jury awards

•                  Changes in the underlying court system

•                  Changes in case law

•                  Litigation trends

•                  Frequency of claims with payment capped by policy limits

•                  Change in average severity of accidents, or proportion of severe accidents

•                  Changes in auto safety technology

•                  Subrogation opportunities

•                  Changes in claim handling philosophies

•                  Frequency of visits to health providers

•                  Number of medical procedures given during visits to health providers

•                  Types of health providers used

•                  Types of medical treatments received

•                  Changes in cost of medical treatments

•                  Degree of patient responsiveness to treatment

Commercial automobile book of business risk factors

•                  Changes in policy provisions (e.g., deductibles, policy limits, endorsements, etc.)

•                  Changes in mix of insured vehicles (e.g., long haul trucks versus local and smaller vehicles, fleet risks versus non-fleets)

•                  Changes in underwriting standards

Unanticipated changes in risk factors can affect reserves. As an indicator of the causal effect that a change in one or more risk factors could have on reserves for commercial automobile, a 1% increase (decrease) in incremental paid loss development for each future calendar year could result in a 1.2% increase (decrease) in claims and claim adjustment expense reserves.

Historically, the one-year change in the reserve estimate for this product line over the last nine years has varied from -10% to 7% (averaging -3%) for the Company, and from -3% to 2% (averaging -1%) for the industry overall. The Company’s year-to-year changes are driven by, and are based on, observed events during the year. The Company believes that its range of historical outcomes is illustrative of reasonably possible one-year changes in reserve estimates for this product line. Commercial automobile reserves represent approximately 7% of the Company’s total claims and claim adjustment expense reserves.

The Company’s change in reserve estimate for this product line was 1% for 2013, 7% for 2012 and 5% for 2011. The 2012 change reflected higher than expected severity in the bodily injury coverage primarily for accident years 2010 and 2011. The 2011 change reflected higher than expected severity for the 2009 and 2010 accident years.

Workers’ Compensation

Workers’ compensation is generally considered a long tail coverage, as it takes a relatively long period of time to finalize claims from a given accident year. While certain payments such as initial medical treatment or temporary wage replacement for the injured worker are made quickly, some other payments are made over the course of several years, such as awards for permanent partial injuries. In addition, some payments can run as long as the injured worker’s life, such as permanent disability benefits and on-going medical care. Despite the possibility of long payment tails, the reporting lags are generally short, settlements are generally not complex, and most of the liability can be considered high frequency with moderate severity. The largest reserve risk generally comes from the low frequency, high severity claims providing lifetime coverage for medical expense arising from a worker’s injury, as such claims are subject to greater inflation risk. Overall, the claim liabilities for this line create a somewhat greater than moderate estimation risk.

Workers’ compensation reserves are typically analyzed in three components: indemnity losses, medical losses and claim adjustment expenses.

Examples of common risk factors, or perceptions thereof, that could change and, thus, affect the required workers’ compensation reserves (beyond those included in the general discussion section) include:

Indemnity risk factors

•                  Time required to recover from the injury

•                  Degree of available transitional jobs

•                  Degree of legal involvement

•                  Changes in the interpretations and processes of the administrative bodies that oversee workers’ compensation claims

•                  Future wage inflation for states that index benefits

•                  Changes in the administrative policies of second injury funds

Medical risk factors

•                  Changes in the cost of medical treatments (including prescription drugs) and underlying fee schedules (“inflation”)

•                  Frequency of visits to health providers

•                  Number of medical procedures given during visits to health providers

•                  Types of health providers used

•                  Type of medical treatments received

•                  Use of preferred provider networks and other medical cost containment practices

•                  Availability of new medical processes and equipment

•                  Changes in the use of pharmaceutical drugs

•                  Degree of patient responsiveness to treatment

General workers’ compensation risk factors

•                  Frequency of claim reopenings on claims previously closed

•                  Mortality trends of injured workers with lifetime benefits and medical treatment

•                  Degree of cost shifting between workers’ compensation and health insurance, including Medicare, and the impact, if any, of the Affordable Care Act.

Workers’ compensation book of business risk factors

•                  Product mix

•                  Injury type mix

•                  Changes in underwriting standards

Unanticipated changes in risk factors can affect reserves. As an indicator of the causal effect that a change in one or more risk factors could have on reserves for workers’ compensation, a 1% increase (decrease) in incremental paid loss development for each future calendar year could result in a 1.3% increase (decrease) in claims and claim adjustment expense reserves.

Historically, the one-year change in the reserve estimate for this product line over the last nine years has varied from -2% to 1% (averaging 0%) for the Company, and from -1% to 2% (averaging 0%) for the industry overall. The Company’s year-to-year changes are driven by, and are based on, observed events during the year. The Company believes that its range of historical outcomes is illustrative of reasonably possible one-year changes in reserve estimates for this product line. Workers’ compensation reserves represent approximately 35% of the Company’s total claims and claim adjustment expense reserves.

The Company’s change in reserve estimate for this product line was -1% in 2013, -2% in 2012 and 0% for 2011. The 2012 change was primarily driven by better than expected frequency and severity related to lifetime medical claims for accident years 2008 and prior.

Fidelity and Surety

Fidelity is generally considered a short tail coverage. It takes a relatively short period of time to finalize and settle fidelity claims. The volatility of fidelity reserves is generally related to the type of business of the insured, the size and complexity of the insured’s business operations, amount of policy limit and attachment point of coverage. The uncertainty surrounding reserves for small, commercial insureds is typically less than the uncertainty for large commercial or financial institutions. The high frequency, low severity nature of small commercial fidelity losses provides for stability in loss estimates, whereas the low frequency, high severity nature of losses for large insureds results in a wider range of ultimate loss outcomes. Actuarial techniques that rely on a stable pattern of loss development are generally not applicable to low frequency, high severity policies.

Surety has certain components that are generally considered short tail coverages with short reporting lags, although large individual construction and commercial surety contracts can result in a long settlement tail, based on the length and complexity of the construction project or commercial transaction being insured. (Large construction projects can take many years to complete.) The frequency of losses in surety generally correlates with economic cycles as the primary cause of surety loss is the inability of an insured contractor to fulfill its contractual obligations. The Company actively seeks to mitigate this exposure to loss through disciplined risk selection and adherence to underwriting standards. The volatility of surety losses is generally related to the type of business performed by the insured, the type of bonded obligation, the amount of limit exposed to loss and the amount of assets available to the insurer to mitigate losses, such as unbilled contract funds, collateral, first and third party indemnity, and other security positions of an insured’s assets. Certain classes of surety claims are very high severity, low frequency in nature. These can include large construction contractors involved with one or multiple large, complex projects as well as certain large commercial surety exposures. Other claim factors affecting reserve variability of surety include litigation related to amounts owed by and due the insured (e.g., salvage and subrogation efforts) and the results of financial restructuring of an insured.

Examples of common risk factors, or perceptions thereof, that could change and, thus, affect the required fidelity and surety reserves (beyond those included in the general discussion section) include:

Fidelity risk factors

•                  Type of business of insured

•                  Policy limit and attachment points

•                  Third-party claims

•                  Coverage litigation

•                  Complexity of claims

•                  Growth in insureds’ operations

Surety risk factors

•                  Economic trends, including the general level of construction activity

•                  Concentration of reserves in a relatively few large claims

•                  Type of business insured

•                  Type of obligation insured

•                  Cumulative limits of liability for insured

•                  Assets available to mitigate loss

•                  Defective workmanship/latent defects

•                  Financial strategy of insured

•                  Changes in statutory obligations

•                  Geographic spread of business

Fidelity and Surety book of business risk factors

•                  Changes in policy provisions (e.g., deductibles, limits, endorsements)

•                  Changes in underwriting standards

Unanticipated changes in risk factors can affect reserves. As an indicator of the causal effect that a change in one or more risk factors could have on reserves for fidelity and surety, a 1% increase (decrease) in incremental paid loss development for each future calendar year could result in a 1.3% increase (decrease) in claims and claim adjustment expense reserves.

Historically, the one-year change in the reserve estimate for this product line over the last nine years has varied from -21% to 0% (averaging -8%) for the Company, and from -13% to 24% (averaging -1%) for the industry overall. The Company’s year-to-year changes are driven by, and are based on, observed events during the year. The Company believes that its range of historical outcomes is illustrative of reasonably possible one-year changes in reserve estimates for this product line. Fidelity and surety reserves represent approximately 2% of the Company’s total claims and claim adjustment expense reserves.

In general, developments on single large claims (both adverse and favorable) are a primary source of changes in reserve estimates for this product line.

The Company’s change in reserve estimate for this product line was -21% for 2013, -8% for 2012 and -11% for 2011. The 2013 change reflected better than expected results primarily for the contract surety line of business for accident years 2010 and prior. The 2012 change reflected better than expected results primarily for the contract surety line of business for accident years 2008 and prior. The 2011 change primarily reflected better than expected development for accident years 2008 and prior for the contract surety business.

Personal Automobile

Personal automobile includes both short and long tail coverages. The payments that are made quickly typically pertain to auto physical damage (property) claims and property damage (liability) claims. The payments that take longer to finalize and are more difficult to estimate relate to bodily injury claims. Reporting lags are relatively short and the claim settlement process for personal automobile liability generally is the least complex of the liability products. It is generally viewed as a high frequency, low to moderate severity product line. Overall, the claim liabilities for this line create a moderate estimation risk.

Personal automobile reserves are typically analyzed in five components: bodily injury liability, property damage liability, no-fault losses, collision claims and comprehensive claims. These last two components have minimum reserve risk and fast payouts and, accordingly, separate factors are not presented.

Examples of common risk factors, or perceptions thereof, that could change and, thus, affect the required personal automobile reserves (beyond those included in the general reserve discussion section) include:

Bodily injury and property damage liability risk factors

•                  Trends in jury awards

•                  Changes in the underlying court system and its philosophy

•                  Changes in case law

•                  Litigation trends

•                  Frequency of claims with payment capped by policy limits

•                  Change in average severity of accidents, or proportion of severe accidents

•                  Subrogation opportunities

•                  Degree of patient responsiveness to treatment

•                  Changes in claim handling philosophies

No-fault risk factors (for selected states and time periods)

•                  Effectiveness of no-fault laws

•                  Frequency of visits to health providers

•                  Number of medical procedures given during visits to health providers

•                  Types of health providers used

•                  Types of medical treatments received

•                  Changes in cost of medical treatments

•                  Degree of patient responsiveness to treatment

Personal automobile book of business risk factors

•                  Changes in policy provisions (e.g., deductibles, policy limits, endorsements, etc.)

•                  Changes in underwriting standards

•                  Changes in the use of credit data for rating and underwriting

Unanticipated changes in risk factors can affect reserves. As an indicator of the causal effect that a change in one or more risk factors could have on reserves for personal automobile, a 1% increase (decrease) in incremental paid loss development for each future calendar year could result in a 1.1% increase (decrease) in claims and claim adjustment expense reserves.

Historically, the one-year change in the reserve estimate for this product line over the last nine years has varied from -9% to 3% (averaging -2%) for the Company, and from -4% to -1% (averaging -3%) for the industry overall. The Company’s year-to-year changes are driven by, and are based on, observed events during the year. The Company believes that its range of historical outcomes is illustrative of reasonably possible one-year changes in reserve estimates for this product line. Personal automobile reserves represent approximately 5% of the Company’s total claims and claim adjustment expense reserves.

The Company’s change in reserve estimate for this product line was 1% for 2013, 2% for 2012 and 3% for 2011. The 2012 change was primarily driven by higher than expected bodily injury severity for accident year 2011. The 2011 change reflected worse than expected severity for the 2007-2010 accident years.

Homeowners and Personal Lines Other

Homeowners is generally considered a short tail coverage. Most payments are related to the property portion of the policy, where the claim reporting and settlement process is generally restricted to the insured and the insurer. Claims on property coverage are typically reported soon after the actual damage occurs, although delays of several months are not unusual. The resulting settlement process is typically fairly short term, although exceptions do exist.

The liability portion of the homeowners policy generates claims which take longer to pay due to the involvement of litigation and negotiation, but with generally small reporting lags.

Overall, the line is generally high frequency, low to moderate severity (except for catastrophes), with simple to moderate claim complexity.

Homeowners reserves are typically analyzed in two components: non- catastrophe related losses and catastrophe loss payments.

Examples of common risk factors, or perceptions thereof, that could change and, thus, affect the required homeowners reserves (beyond those included in the general discussion section) include:

Non-catastrophe risk factors

•                  Salvage opportunities

•                  Amount of time to return property to residential use

•                  Changes in weather patterns

•                  Local building codes

•                  Litigation trends

•                  Trends in jury awards

•                  Court interpretation of policy provisions (such as occurrence definition, or wind versus flooding)

•                  Lags in reporting claims (e.g., winter damage to summer homes, hidden damage after an earthquake, hail damage to roofs and/or equipment on roofs)

•                  Court or legislative changes to the statute of limitations

Catastrophe risk factors

•                  Physical concentration of policyholders

•                  Availability and cost of local contractors

•                  Local building codes

•                  Quality of construction of damaged homes

•                  Amount of time to return property to residential use

•                  For the more severe catastrophic events, “demand surge” inflation, which refers to significant short-term increases in building material and labor costs due to a sharp increase in demand for those materials and services

Homeowners book of business risk factors

•                  Policy provisions mix (e.g., deductibles, policy limits, endorsements, etc.)

•                  Degree of concentration of policyholders

•                  Changes in underwriting standards

•                  Changes in the use of credit data for rating and underwriting

Unanticipated changes in risk factors can affect reserves. As an indicator of the causal effect that a change in one or more risk factors could have on reserves for homeowners and personal lines other, a 1% increase (decrease) in incremental paid loss development for each future calendar year could result in a 1.0% increase (decrease) in claims and claim adjustment expense reserves.

Historically, the one-year change in the reserve estimate for this product line (excluding the umbrella line of business, which for statutory reporting purposes is included with the general liability line of business) over the last nine years has varied from -22% to 3% (averaging -9%) for the Company, and from -8% to -2% (averaging -5%) for the industry overall. The Company’s year-to-year changes are driven by, and are based on, observed events during the year. The Company believes that its range of historical outcomes is illustrative of reasonably possible one-year changes in reserve estimates for this product line. Homeowners and personal lines other reserves represent approximately 2% of the Company’s total claims and claim adjustment expense reserves.

This line combines both liability and property coverages; however, the majority of the reserves relate to property. While property is considered a short tail coverage, the one year change for property can be more volatile than that for the longer tail product lines. This is due to the fact that the majority of the reserve for property relates to the most recent accident year, which is subject to the most uncertainty for all product lines. This recent accident year uncertainty is relevant to property because of weather related events which, notwithstanding 2010 and 2011 experience, tend to be concentrated in the second half of the year, and generally are not completely resolved until the following year. Reserve estimates associated with major catastrophes may take even longer to resolve.

The Company’s change in reserve estimate for this product line (excluding the umbrella line of business) was -17% for 2013, -11% for 2012 and -7% for 2011. The 2013 change was primarily driven by better than expected loss experience for catastrophe losses incurred in 2012 and non-catastrophe weather-related losses and non-weather-related losses for accident years 2012 and 2011. The 2012 change reflected better than expected loss development related to catastrophe losses incurred in 2011 and non-catastrophe losses incurred in accident years 2010 and 2011. The 2011 change reflected better than expected loss development related to catastrophe losses incurred in the first half of 2010.

International and other

International and other includes products written by the Company’s international operations, as well as all other products not explicitly discussed above. The principal component of “other” claim reserves is assumed reinsurance written on an excess-of-loss basis, which may include reinsurance of non- U.S. exposures, and is runoff business.

International and other claim liabilities result from a mix of coverages, currencies and jurisdictions/countries. The common characteristic is the need to customize the analysis to the individual component, and the inability to rely on data characterizations and reporting requirements in the U.S. statutory reporting framework.

Due to changes in the business mix for this line over time, including the recent acquisition of Dominion, the recently incurred claim liabilities are relatively shorter tail (due to both the products and the jurisdictions involved, e.g., Canada, the Republic of Ireland and the United Kingdom), while the older liabilities include some from runoff operations that are extremely long tail (e.g., U.S. excess liabilities reinsured through the London market, and several underwriting pools in runoff). The speed of claim reporting and claim settlement is a function of the specific coverage provided, the jurisdiction, the distribution system (e.g., underwriting pool versus direct) and the proximity of the insurance sale to the insured hazard (e.g., insured and insurer located in different countries). In particular, liabilities arising from the underwriting pools in runoff may result in significant reporting lags, settlement lags and claim complexity, due to the need to coordinate with other pool members or co-insurers through a broker or lead-insurer for claim settlement purposes.

International reserves are generally analyzed by country and general coverage category (e.g. General Liability in Canada, Commercial Property in the United Kingdom, etc.). The business is also generally split by direct versus assumed reinsurance for a given coverage. Where the underlying insured hazard is outside the United States, the underlying coverages are generally similar to those described under the Homeowners, Personal Automobile, Commercial Automobile, General Liability, Commercial Property and Surety discussions above, taking into account differences in the legal environment and differences in terms and conditions. For example, in some jurisdictions there are no aggregate policy limits on certain liability coverages.

Other reserves, primarily assumed reinsurance in runoff, are generally analyzed by program/pool, treaty type, and general coverage category (e.g. General Liability—excess of loss reinsurance). Excess exposure requires the insured to “prove” not only claims under the policy, but also the prior payment of claims reaching up to the excess policy’s attachment point.

Examples of common risk factors, or perceptions thereof, that could change and, thus, affect the required International and other reserves (beyond those included in the general discussion section, and in the Personal Automobile, Homeowners, General Liability, Commercial Property, Commercial Automobile and Surety discussions above) include:

International and other risk factors

•                  Changes in claim handling procedures, including those of the primary carriers

•                  Changes in policy provisions or court interpretation of such provision

•                  New theories of liability

•                  Trends in jury awards

•                  Changes in the propensity to sue

•                  Changes in statutes of limitations

•                  Changes in the underlying court system

•                  Distortions from losses resulting from large single accounts or single issues

•                  Changes in tort law

•                  Changes in claim adjuster office structure (causing distortions in the data)

International and other book of business risk factors

•                  Changes in policy provisions (e.g., deductibles, policy limits, endorsements, “claims-made” language)

•                  Changes in underwriting standards

•                  Product mix (e.g., size of account, industries insured, jurisdiction mix)

Unanticipated changes in risk factors can affect reserves. As an indicator of the causal effect that a change in one or more risk factors could have on reserves for International and other (excluding asbestos and environmental), a 1% increase (decrease) in incremental paid loss development for each future calendar year could result in a 1.2% increase (decrease) in claims and claim adjustment expense reserves. International and other reserves (excluding asbestos and environmental) represent approximately 11% of the Company’s total claims and claim adjustment expense reserves.

International and other represents a combination of different product lines, some of which are in runoff. Comparative historical information is not available for international product lines as insurers domiciled outside of the U.S. do not file U.S. statutory reports. Comparative historical information on runoff business is not indicative of reasonably possible one-year changes in the reserve estimate for this mix of runoff business. Accordingly, the Company has not included comparative analyses for International and other.

Reinsurance Recoverables

Amounts recoverable from reinsurers are estimated in a manner consistent with the associated claim liability. The Company evaluates and monitors the financial condition of its reinsurers under voluntary reinsurance arrangements to minimize its exposure to significant losses from reinsurer insolvencies. In addition, in the ordinary course of business, the Company becomes involved in coverage disputes with its reinsurers. Some of these disputes could result in lawsuits and arbitrations brought by or against the reinsurers to determine the Company’s rights and obligations under the various reinsurance agreements. The Company employs dedicated specialists and aggressive strategies to manage reinsurance collections and disputes.

The Company has entered into two reinsurance contracts in connection with catastrophe bonds issued by Long Point Re III. Both of these contracts meet the requirements to be accounted for as reinsurance in accordance with guidance for accounting for reinsurance contracts. The catastrophe bonds are described in more detail in “Item 1—Business—Catastrophe Reinsurance.”

The Company reports its reinsurance recoverables net of an allowance for estimated uncollectible reinsurance recoverables. The allowance is based upon the Company’s ongoing review of amounts outstanding, length of collection periods, changes in reinsurer credit standing, disputes, applicable coverage defenses and other relevant factors. Accordingly, the establishment of reinsurance recoverables and the related allowance for uncollectible reinsurance recoverables is also an inherently uncertain process involving estimates. From time to time, as a result of the long-tailed nature of the underlying liabilities, coverage complexities and potential for disputes, the Company considers the commutation of reinsurance contracts. Changes in estimated reinsurance recoverables and commutation activity could result in additional income statement charges.

Recoverables attributable to structured settlements relate primarily to personal injury claims, of which workers’ compensation claims comprise a significant portion, for which the Company has purchased annuities and remains contingently liable in the event of a default by the companies issuing the annuities. Recoverables attributable to mandatory pools and associations relate primarily to workers’ compensation service business. These recoverables are supported by the participating insurance companies’ obligation to pay a pro rata share based on each company’s voluntary market share of written premium in each state in which it is a pool participant. In the event a member of a mandatory pool or association defaults on its share of the pool’s or association’s obligations, the other members’ share of such obligation increases proportionally.

For a discussion of a pending reinsurance dispute pertaining to a portion of the Company’s reinsurance recoverable from the Munich Re Group, see note 16 of notes to the consolidated financial statements.

Investment Valuation and Impairments

Fair Value Measurements

The Company’s estimates of fair value for financial assets and financial liabilities are based on the framework established in the fair value accounting guidance. The framework is based on the inputs used in valuation, gives the highest priority to quoted prices in active markets and requires that observable inputs be used in the valuations when available. The disclosure of fair value estimates in the fair value accounting guidance hierarchy is based on whether the significant inputs into the valuation are observable. In determining the level of the hierarchy in which the estimate is disclosed, the highest priority is given to unadjusted quoted prices in active markets and the lowest priority to unobservable inputs that reflect the Company’s significant market assumptions. The level in the fair value hierarchy within which the fair value measurement is reported is based on the lowest level input that is significant to the measurement in its entirety. The three levels of the hierarchy are as follows:

•                  Level 1—Unadjusted quoted market prices for identical assets or liabilities in active markets that the Company has the ability to access.

•                  Level 2—Quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in inactive markets; or valuations based on models where the significant inputs are observable (e.g., interest rates, yield curves, prepayment speeds, default rates, loss severities, etc.) or can be corroborated by observable market data.

•                  Level 3—Valuations based on models where significant inputs are not observable. The unobservable inputs reflect the Company’s own assumptions about the inputs that market participants would use.

Valuation of Investments Reported at Fair Value in Financial Statements

The fair value of a financial instrument is the estimated amount at which the instrument could be exchanged in an orderly transaction between knowledgeable, unrelated, willing parties, i.e., not in a forced transaction. The estimated fair value of a financial instrument may differ from the amount that could be realized if the security was sold in an immediate sale, e.g., a forced transaction. Additionally, the valuation of investments is more subjective when markets are less liquid due to the lack of market based inputs, which may increase the potential that the estimated fair value of an investment is not reflective of the price at which an actual transaction would occur.

For investments that have quoted market prices in active markets, the Company uses the unadjusted quoted market prices as fair value and includes these prices in the amounts disclosed in Level 1 of the hierarchy. The Company receives the quoted market prices from a third party, nationally recognized pricing service (pricing service). When quoted market prices are unavailable, the Company utilizes a pricing service to determine an estimate of fair value, which is mainly used for its fixed maturity investments. The fair value estimates provided from this pricing service are included in the amount disclosed in Level 2 of the hierarchy. If quoted market prices and an estimate from a pricing service are unavailable, the Company produces an estimate of fair value based on internally developed valuation techniques, which, depending on the level of observable market inputs, will render the fair value estimate as Level 2 or Level 3. The Company bases all of its estimates of fair value for assets on the bid price as it represents what a third-party market participant would be willing to pay in an arm’s length transaction.

Fixed Maturities

The Company utilized a pricing service to estimate fair value measurements for approximately 98% of its fixed maturities at both December 31, 2013 and 2012. The pricing service utilizes market quotations for fixed maturity securities that have quoted prices in active markets. Since fixed maturities other than U.S. Treasury securities generally do not trade on a daily basis, the pricing service prepares estimates of fair value measurements for these securities using its proprietary pricing applications, which include available relevant market information, benchmark curves, benchmarking of like securities, sector groupings and matrix pricing. Additionally, the pricing service uses an Option Adjusted Spread model to develop prepayment and interest rate scenarios.

The pricing service evaluates each asset class based on relevant market information, relevant credit information, perceived market movements and sector news. The market inputs utilized in the pricing evaluation, listed in the approximate order of priority, include: benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, reference data, and industry and economic events. The extent of the use of each market input depends on the asset class and the market conditions. Depending on the security, the priority of the use of inputs may change or some market inputs may not be relevant. For some securities, additional inputs may be necessary.

The pricing service utilized by the Company has indicated that it will only produce an estimate of fair value if there is objectively verifiable information to produce a valuation. If the pricing service discontinues pricing an investment, the Company would be required to produce an estimate of fair value using some of the same methodologies as the pricing service but would have to make assumptions for market-based inputs that are unavailable due to market conditions.

The fair value estimates of most fixed maturity investments are based on observable market information rather than market quotes. Accordingly, the estimates of fair value for such fixed maturities, other than U.S. Treasury securities, provided by the pricing service are included in the amount disclosed in Level 2 of the hierarchy. The estimated fair value of U.S. Treasury securities is included in the amount disclosed in Level 1 as the estimates are based on unadjusted market prices.

The Company reviews the estimates of fair value provided by the pricing service and compares the estimates to the Company’s knowledge of the market to determine if the estimates obtained are representative of the prices in the market. In addition, the Company has periodic discussions with the pricing service to discuss any changes in their process and reactions to overall markets. The Company produces a report monthly that lists all price changes from the previous month in excess of 10%. The Company reviews the report and will challenge any prices deemed not to be representative of fair value. In addition, the Company has implemented various other processes including randomly selecting purchased or sold securities and comparing execution prices to the estimates from the pricing service as well as reviewing reports that contain securities whose valuation did not change from their previous valuation (stale price review). The Company also uses an additional independent pricing service to further test the primary pricing service’s valuation of the Company’s fixed maturity portfolio. These processes have not highlighted any significant issues with the fair value estimates received from the pricing service.

The Company also holds certain fixed maturity investments which are not priced by the pricing service and, accordingly, estimates the fair value of such fixed maturities using an internal matrix that is based on market information regarding interest rates, credit spreads and liquidity. The underlying source data for calculating the matrix of credit spreads relative to the U.S. Treasury curve are the BofA Merrill Lynch U.S. Corporate Index and the BofA Merrill Lynch High Yield BB Rated Index. The Company includes the fair value estimates of these corporate bonds in Level 2, since all significant inputs are market observable.

While the vast majority of the Company’s municipal bonds and corporate bonds are included in Level 2, the Company holds a number of municipal bonds and corporate bonds which are not valued by the pricing service and estimates the fair value of these bonds using an internal pricing matrix with some unobservable inputs that are significant to the valuation. Due to the limited amount of observable market information, the Company includes the fair value estimates for these particular bonds in Level 3. The fair value of the fixed maturities for which the Company used an internal pricing matrix was $94 million and $102 million at December 31, 2013 and 2012, respectively. Additionally, the Company holds a small amount of other fixed maturity investments that have characteristics that make them unsuitable for matrix pricing. For these fixed maturities, the Company obtains a quote from a broker (primarily the market maker). The fair value of the fixed maturities for which the Company received a broker quote was $161 million and $128 million at December 31, 2013 and 2012, respectively. Due to the disclaimers on the quotes that indicate that the price is indicative only, the Company includes these fair value estimates in Level 3.

Non-Fixed Maturities and Other Investments Not Reported at Fair Value

See note 4 of notes to the Company’s consolidated financial statements for a discussion of the determination of fair value of non-fixed maturities and valuation of investments not reported at fair value in the financial statements.

Investment Impairments

The Company conducts a periodic review to identify and evaluate invested assets having other-than-temporary impairments. Some of the factors considered in identifying other-than-temporary impairments include: (1) for fixed maturity investments, whether the Company intends to sell the investment or whether it is more likely than not that the Company will be required to sell the investment prior to an anticipated recovery in value; (2) for non- fixed maturity investments, the Company’s ability and intent to retain the investment for a reasonable period of time sufficient to allow for an anticipated recovery in value; (3) the likelihood of the recoverability of principal and interest for fixed maturity securities (i.e., whether there is a credit loss) or cost for equity securities; (4) the length of time and extent to which the fair value has been less than amortized cost for fixed maturity securities or cost for equity securities; and (5) the financial condition, near-term and long-term prospects for the issuer, including the relevant industry conditions and trends, and implications of rating agency actions and offering prices.

Other-Than-Temporary Impairments of Fixed Maturities and Equity Securities

For fixed maturity investments that the Company does not intend to sell or for which it is more likely than not that the Company would not be required to sell before an anticipated recovery in value, the Company separates the credit loss component of the impairment from the amount related to all other factors and reports the credit loss component in net realized investment gains (losses). The impairment related to all other factors is reported in other comprehensive income.

For equity securities (including public common and non-redeemable preferred stock) and for fixed maturity investments the Company intends to sell or for which it is more likely than not that the Company will be required to sell before an anticipated recovery in value, the full amount of the impairment is included in net realized investment gains (losses).

Upon recognizing an other-than-temporary impairment, the new cost basis of the investment is the previous amortized cost basis less the other- than-temporary impairment recognized in net realized investment gains (losses). The new cost basis is not adjusted for any subsequent recoveries in fair value; however, for fixed maturity investments the difference between the new cost basis and the expected cash flows is accreted on a quarterly basis to net investment income over the remaining expected life of the investment.

Due to the subjective nature of the Company’s analysis and estimates of future cash flows, along with the judgment that must be applied in the analysis, it is possible that the Company could reach a different conclusion whether or not to impair a security if it had access to additional information about the issuer. Additionally, it is possible that the issuer’s actual ability to meet contractual obligations may be different than what the Company determined during its analysis, which may lead to a different impairment conclusion in future periods.

See note 1 of notes to the Company’s consolidated financial statements for a further discussion of investment impairments.

Goodwill and Other Intangible Assets Impairments

See note 1 of notes to the Company’s consolidated financial statements for a discussion of impairments of goodwill and other intangible assets.

OTHER UNCERTAINTIES

For a discussion of other risks and uncertainties that could impact the Company’s results of operations or financial position, see note 16 of notes to the Company’s consolidated financial statements in this Exhibit 99.1 and “Item 1A—Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 filed on February 13, 2014.

FUTURE APPLICATION OF ACCOUNTING STANDARDS

See note 1 of notes to the Company’s consolidated financial statements for a discussion of recently issued accounting standards updates.

The Company is currently required to prepare its financial statements in accordance with U.S. Generally Accepted Accounting Principles (GAAP), as promulgated by the Financial Accounting Standards Board (FASB). During the last several years, the Securities and Exchange Commission (SEC) has been evaluating whether, when and how International Financial Reporting Standards (IFRS) should be incorporated into the U.S. financial reporting system. Before making a decision, the SEC set forth a work plan to evaluate the remaining differences between GAAP and IFRS, determine whether IFRS represented high quality standards, consider how the International Accounting Standards Board is funded and its governance structure, and examine the variations in the way IFRS was applied by various foreign companies that file financial statements with the SEC. In July 2012, the SEC staff issued a final report on the SEC work plan which concluded that IFRS provide high quality accounting standards, but also indicated concerns with funding, consistency of application and enforcement of IFRS globally. The report did not give a recommendation to the SEC on whether, when and how IFRS should be incorporated into the U.S. financial reporting system. Additionally, the SEC has not indicated a timeline for further consideration of incorporating IFRS.

The International Accounting Standards Board (IASB) and the FASB have a convergence program with the intent of developing global standards for several significant areas of accounting, including the accounting for insurance contracts. In June 2012, the FASB issued a statement that indicated that based on the nature and totality of differences between the FASB’s and IASB’s views, it is not likely that the two boards will achieve convergence on this project. The FASB further noted that the FASB and IASB have very different perspectives on the project, given that the U.S. has existing guidance on insurance contracts whereas there is currently no comprehensive IFRS accounting standard for insurance contracts. In June 2013, each board issued for comment an exposure draft of the accounting for insurance contracts that has significant differences from the other board’s draft as well as from current GAAP. Both exposure drafts propose changes that, if ultimately adopted, could significantly impact the accounting by insurers, including the Company, for premiums and unearned premium reserves, the liability for claims and claims adjustment expenses, reinsurance, and deferred acquisition costs. The Boards are reviewing the comments received on the exposure drafts and are expected to begin re-deliberations in the first quarter of 2014. As a result of this, it is currently unclear what changes, if any, may be made to the accounting for insurance contracts under GAAP as a result of this project. Additionally, any new standards issued by the Boards regarding insurance contracts may involve methodologies for valuing insurance contract liabilities that may be significantly different from the methodologies required by current U.S. GAAP. It is also possible that the Boards could issue different final standards that could result in the Company having to apply an accounting standard for its consolidated financial statements that is different from the accounting standard used for local reporting in foreign jurisdictions.

The FASB and the IASB also continue to deliberate the three remaining projects intended to bring convergence between GAAP and IFRS for revenue recognition, accounting for financial instruments, and leasing. The revenue recognition project is largely converged and the Boards are expected to issue final guidance in the first half of 2014, while the Boards currently have different positions on certain key aspects of the financial instrument project (the classification and measurement and impairment). Both Boards intend to complete their financial instrument project during the first half of 2014. The timing of the leasing project is not known at this time.

The Company is not able to predict whether it will choose to, or be required to, adopt IFRS or how the adoption of IFRS (or the potential convergence of GAAP and IFRS, including the joint project for valuing insurance contract liabilities) may impact the Company’s financial statements in the future.

FORWARD-LOOKING STATEMENTS

This report contains, and management may make, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates” and similar expressions are used to identify these forward-looking statements. Specifically, statements about the Company’s share repurchase plans, expected margin improvement, potential returns, future pension plan contributions and the potential impact of investment markets and other economic conditions on the Company’s investment portfolio and underwriting results, among others, are forward looking, and the Company may also make forward-looking statements about, among other things:

•                  its results of operations and financial condition (including, among other things, premium volume, premium rates, net and operating income, investment income and performance, loss costs, return on equity, and expected current returns and combined ratios);

•                  the sufficiency of the Company’s asbestos and other reserves;

•                  the impact of emerging claims issues as well as other insurance and non-insurance litigation;

•                  the cost and availability of reinsurance coverage;

•                  catastrophe losses;

•                  the impact of investment, economic and underwriting market conditions;

•                  strategic initiatives, including initiatives, such as in Personal Insurance, to improve profitability and competitiveness; and

•                  the impact of its merger and acquisition transactions, including the acquisition of Dominion.

The Company cautions investors that such statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond the Company’s control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

For a discussion of some of the factors that could cause actual results to differ, see “Item 1A—Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 filed on February 13, 2014 and “Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Estimates.”

The Company’s forward-looking statements in this report speak only as of February 13, 2014, and the Company undertakes no obligation to update its forward-looking statements.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Report Of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

The Travelers Companies, Inc.:

We have audited the accompanying consolidated balance sheet of The Travelers Companies, Inc. and subsidiaries (the Company) as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2013. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Travelers Companies, Inc. and subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), The Travelers Companies, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control—Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 13, 2014 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

As discussed in Note 1 Nature of Operations, on June 10, 2014, the Company announced a realignment of its management team, effective July 1, 2014, that gave rise to a realignment of two of its three reportable business segments and subsequently reclassified its consolidated financial statements as of December 31, 2013 and 2012 and for each year in the three-year period ended December 31, 2013.  The reclassification of the consolidated financial statements in Notes 1 Nature of Operations, 2, 6 and 7 relates solely to the presentation of the segment specific disclosures on a basis consistent with the realigned segment reporting structure.

/s/ KPMG LLP
KPMG LLP

New York, New York

February 13, 2014, except for Notes 1 Nature of Operations,

2, 6 and 7 as to which the date is September 10, 2014

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME

(in millions, except per share amounts)

For the year ended December 31,	2013	2012	2011
Revenues
Premiums	$22,637	$22,357	$22,090
Net investment income	2,716	2,889	2,879
Fee income	395	323	296
Net realized investment gains(1)	166	51	55
Other revenues	277	120	126
Total revenues	26,191	25,740	25,446
Claims and expenses
Claims and claim adjustment expenses	13,307	14,676	16,276
Amortization of deferred acquisition costs	3,821	3,910	3,876
General and administrative expenses	3,757	3,610	3,556
Interest expense	361	378	386
Total claims and expenses	21,246	22,574	24,094
Income before income taxes	4,945	3,166	1,352
Income tax expense (benefit)	1,272	693	(74)
Net income	$3,673	$2,473	$1,426
Net income per share
Basic	$9.84	$6.35	$3.40
Diluted	$9.74	$6.30	$3.36
Weighted average number of common shares outstanding
Basic	370.3	386.2	415.8
Diluted	374.3	389.8	420.5

(1)         Total other-than-temporary impairment (OTTI) gains (losses) were $(10) million, $27 million and $30 million for the years ended December 31, 2013, 2012 and 2011, respectively. Of total OTTI, credit losses of $(15) million, $(15) million and $(25) million for the years ended December 31, 2013, 2012 and 2011, respectively, were recognized in net realized investment gains. In addition, unrealized gains from other changes in total OTTI of $5 million, $42 million and $55 million for the years ended December 31, 2013, 2012 and 2011, respectively, were recognized in other comprehensive income (loss) as part of changes in net unrealized gains on investment securities having credit losses recognized in the consolidated statement of income.

The accompanying notes are an integral part of the consolidated financial statements.

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

(in millions)

For the year ended December 31,	2013	2012	2011
Net income	$3,673	$2,473	$1,426
Other comprehensive income (loss):
Changes in net unrealized gains on investment securities:
Having no credit losses recognized in the consolidated statement of income	(2,734)	281	1,570
Having credit losses recognized in the consolidated statement of income	3	81	4
Net changes in benefit plan assets and obligations	647	(69)	(307)
Net changes in unrealized foreign currency translation	(112)	43	(90)
Other comprehensive income (loss) before income taxes	(2,196)	336	1,177
Income tax expense (benefit)	(770)	105	427
Other comprehensive income (loss), net of taxes	(1,426)	231	750
Comprehensive income	$2,247	$2,704	$2,176

The accompanying notes are an integral part of the consolidated financial statements.

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(in millions)

At December 31,	2013	2012
Assets
Fixed maturities, available for sale, at fair value (amortized cost $62,196 and $60,829)	$63,956	$65,393
Equity securities, available for sale, at fair value (cost $686 and $462)	943	645
Real estate investments	938	883
Short-term securities	3,882	3,483
Other investments	3,441	3,434
Total investments	73,160	73,838
Cash	294	330
Investment income accrued	734	752
Premiums receivable	6,125	5,872
Reinsurance recoverables	9,713	10,712
Ceded unearned premiums	801	856
Deferred acquisition costs	1,804	1,792
Deferred taxes	303	—
Contractholder receivables	4,328	4,806
Goodwill	3,634	3,365
Other intangible assets	351	381
Other assets	2,565	2,234
Total assets	$103,812	$104,938
Liabilities
Claims and claim adjustment expense reserves	$50,895	$50,922
Unearned premium reserves	11,850	11,241
Contractholder payables	4,328	4,806
Payables for reinsurance premiums	298	346
Deferred taxes	—	338
Debt	6,346	6,350
Other liabilities	5,299	5,530
Total liabilities	79,016	79,533
Shareholders’ equity
Common stock (1,750.0 shares authorized; 353.5 and 377.4 shares issued and outstanding)	21,500	21,161
Retained earnings	24,291	21,352
Accumulated other comprehensive income	810	2,236
Treasury stock, at cost (401.5 and 372.3 shares)	(21,805)	(19,344)
Total shareholders’ equity	24,796	25,405
Total liabilities and shareholders’ equity	$103,812	$104,938

The accompanying notes are an integral part of the consolidated financial statements.

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

(in millions)

For the year ended December 31,	2013	2012	2011
Convertible preferred stock—savings plan
Balance, beginning of year	$—	$—	$68
Redemptions	—	—	(5)
Conversion to common stock	—	—	(63)
Balance, end of year	—	—	—
Common stock
Balance, beginning of year	21,161	20,732	20,162
Employee share-based compensation	158	261	328
Common shares issued—conversion of preferred stock	—	—	93
Compensation amortization under share-based plans and other changes	181	168	149
Balance, end of year	21,500	21,161	20,732
Retained earnings
Balance, beginning of year	21,352	19,579	18,847
Net income	3,673	2,473	1,426
Dividends	(734)	(700)	(669)
Premium on preferred stock converted to common stock	—	—	(30)
Other	—	—	5
Balance, end of year	24,291	21,352	19,579
Accumulated other comprehensive income, net of tax
Balance, beginning of year	2,236	2,005	1,255
Other comprehensive income (loss)	(1,426)	231	750
Balance, end of year	810	2,236	2,005
Treasury stock (at cost)
Balance, beginning of year	(19,344)	(17,839)	(14,857)
Treasury stock acquired—share repurchase authorization	(2,400)	(1,450)	(2,900)
Net shares acquired related to employee share-based compensation plans	(61)	(55)	(82)
Balance, end of year	(21,805)	(19,344)	(17,839)
Total shareholders’ equity	$24,796	$25,405	$24,477
Common shares outstanding
Balance, beginning of year	377.4	392.8	434.6
Treasury stock acquired—share repurchase authorization	(28.4)	(22.4)	(51.0)
Net shares issued under employee share-based compensation plans	4.5	7.0	7.7
Common shares issued—conversion of preferred stock	—	—	1.5
Balance, end of year	353.5	377.4	392.8

The accompanying notes are an integral part of the consolidated financial statements.

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(in millions)

For the year ended December 31,	2013	2012	2011
Cash flows from operating activities
Net income	$3,673	$2,473	$1,426
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized investment gains	(166)	(51)	(55)
Depreciation and amortization	867	827	802
Deferred federal income tax expense	167	223	63
Amortization of deferred acquisition costs	3,821	3,910	3,876
Equity in income from other investments	(357)	(342)	(281)
Premiums receivable	54	(138)	(237)
Reinsurance recoverables	1,284	453	809
Deferred acquisition costs	(3,759)	(3,914)	(3,881)
Claims and claim adjustment expense reserves	(2,057)	(540)	(154)
Unearned premium reserves	27	123	188
Other	262	206	(387)
Net cash provided by operating activities	3,816	3,230	2,169
Cash flows from investing activities
Proceeds from maturities of fixed maturities	7,904	8,369	7,404
Proceeds from sales of investments:
Fixed maturities	1,635	1,087	1,161
Equity securities	86	37	135
Real estate investments	18	53	1
Other investments	762	835	594
Purchases of investments:
Fixed maturities	(9,467)	(10,447)	(8,704)
Equity securities	(57)	(48)	(131)
Real estate investments	(107)	(95)	(66)
Other investments	(446)	(534)	(889)
Net sales of short-term securities	111	117	2,018
Securities transactions in course of settlement	21	(23)	—
Acquisition, net of cash acquired	(997)	—	—
Other	(373)	(323)	(371)
Net cash provided by (used in) investing activities	(910)	(972)	1,152
Cash flows from financing activities
Payment of debt	(500)	(258)	(8)
Issuance of debt	494	—	—
Dividends paid to shareholders	(729)	(694)	(665)
Issuance of common stock—employee share options	206	295	314
Treasury stock acquired—share repurchase authorization	(2,400)	(1,474)	(2,919)
Treasury stock acquired—net employee share-based compensation	(61)	(53)	(46)
Excess tax benefits from share-based payment arrangements	51	38	18
Net cash used in financing activities	(2,939)	(2,146)	(3,306)
Effect of exchange rate changes on cash	(3)	4	(1)
Net increase (decrease) in cash	(36)	116	14
Cash at beginning of year	330	214	200
Cash at end of year	$294	$330	$214
Supplemental disclosure of cash flow information
Income taxes paid	$1,057	$188	$218
Interest paid	$355	$375	$382

The accompanying notes are an integral part of the consolidated financial statements.

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements include the accounts of The Travelers Companies, Inc. (together with its subsidiaries, the Company). The preparation of the consolidated financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and claims and expenses during the reporting period. Actual results could differ from those estimates. Certain reclassifications have been made to the 2012 and 2011 financial statements to conform to the 2013 presentation. All material intercompany transactions and balances have been eliminated.

On November 1, 2013, the Company acquired all of the issued and outstanding shares of Dominion for an aggregate purchase price of approximately $1.034 billion. Dominion primarily markets personal lines and small commercial insurance business in Canada. At the acquisition date, the Company recorded at fair value $3.91 billion of assets acquired and $2.88 billion of liabilities assumed as part of purchase accounting, including $16 million of identifiable intangible assets and $273 million of goodwill. Dominion is included in the Company’s Business and International Insurance segment. The unearned premium reserve related to the acquired insurance and reinsurance contracts was carried over and included in the Company’s unearned premium reserve. Premium revenue from the acquired business will be recognized on a pro rata basis beginning with the acquisition date over the remaining policy terms in accordance with the Company’s accounting policy. The Company recognized an intangible asset for the value of business acquired (VOBA) of $76 million at the acquisition date. VOBA represents the present value of future gross profits of the business acquired from Dominion, is reported as part of the Company’s deferred acquisition costs, and will be amortized in proportion to the premium revenue recognized from the acquired business.

Adoption of Accounting Standards Updates

Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income

In February 2013, the Financial Accounting Standards Board (FASB) issued updated guidance to improve the reporting of reclassifications out of accumulated other comprehensive income. The guidance requires an entity to present, either on the face of the statement of income or in the notes, separately for each component of comprehensive income, the current period reclassifications out of accumulated other comprehensive income by the respective line items of net income affected by the reclassification.

The updated guidance was effective prospectively for reporting periods beginning after December 15, 2012. The Company adopted the updated guidance effective March 31, 2013, and such adoption did not have any effect on the Company’s results of operations, financial position or liquidity.

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Accounting Standards Not Yet Adopted

Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation Is Fixed at the Reporting Date

In February 2013, the FASB issued updated guidance to resolve diversity in practice concerning the recognition, measurement, and disclosure of obligations resulting from certain joint and several liability arrangements for which the total amount under the arrangement is fixed at the reporting date.  The guidance requires that the reporting entity measure joint and several liability arrangements within the scope of the guidance as the amount the reporting entity agreed to pay on the basis of its arrangement among the co-obligors and any additional amount the reporting entity expects to pay on behalf of its co-obligors.  The updated guidance is effective for the quarter ending March 31, 2014. The adoption of this guidance is not expected to have a material effect on the Company’s results of operations, financial position or liquidity.

Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity

In March 2013, the FASB issued updated guidance to resolve diversity in practice concerning the release of the cumulative foreign currency translation adjustment into net income when a parent sells a part or all of its investment in a foreign entity or no longer holds a controlling financial interest in a subsidiary or group of assets within a foreign entity. When a company ceases to have a controlling financial interest in a subsidiary within a foreign entity, the company should recognize any related cumulative translation adjustment into net income only if the sale or transfer results in the complete or substantially complete liquidation of the foreign entity in which the subsidiary had resided. Upon the partial sale of an equity method investment that is a foreign entity, the company should release into earnings a pro rata portion of the cumulative translation adjustment. Upon the partial sale of an equity method investment that is not a foreign entity, the company should release into earnings the cumulative translation adjustment if the partial sale represents a complete or substantially complete liquidation of the foreign entity that holds the equity method investment. The updated guidance is effective for the quarter ending March 31, 2014. The adoption of this guidance is not expected to have a material effect on the Company’s results of operations, financial position or liquidity.

Accounting Policies

Investments

Fixed Maturity and Equity Securities

Fixed maturities include bonds, notes and redeemable preferred stocks. Fixed maturities, including instruments subject to securities lending agreements, are classified as available for sale and are reported at fair value, with unrealized investment gains and losses, net of income taxes, charged or credited directly to other comprehensive income. Equity securities, which include public common and non-redeemable preferred stocks, are classified as available for sale with changes in fair value, net of income taxes, charged or credited directly to other comprehensive income.

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Real Estate Investments

The Company’s real estate investments include warehouses, office buildings and other commercial land and properties that are directly owned. Real estate is recorded on the purchase date at the purchase price, which generally represents fair value, and is supported by internal analysis or external appraisals that use discounted cash flow analyses and other acceptable valuation techniques. Real estate held for investment purposes is subsequently carried at cost less accumulated depreciation.

Buildings are depreciated on a straight-line basis over the shorter of the expected useful life of the building or 39 years. Real estate held for sale is carried at lower of cost or fair value, less estimated costs to sell.

Short-term Securities

Short-term securities have an original maturity of less than one year and are carried at amortized cost, which approximates fair value.

Other Investments

Investments in Private Equity Limited Partnerships, Hedge Funds and Real Estate Partnerships

The Company uses the equity method of accounting for private equity limited partnerships, hedge funds and real estate partnerships. The partnerships and the hedge funds generally report investments on their balance sheet at fair value. The financial statements prepared by the investee are received by the Company on a lag basis, with the lag period generally dependent upon the type of underlying investments. The private equity and real estate partnerships provide financial information quarterly which is generally available to investors, including the Company, within three to six months following the date of the reporting period. The hedge funds provide financial information monthly, which is generally available to investors within one month following the date of the reporting period. The Company regularly requests financial information from the partnerships prior to the receipt of the partnerships’ financial statements and records any material information obtained from these requests in its consolidated financial statements.

Other

Also included in other investments are non-public common and preferred equities, trading securities and derivatives. Non-public common and preferred equities are reported at fair value with changes in fair value, net of income taxes, charged or credited directly to other comprehensive income. Trading securities are marked to market with the change in fair value recognized in net investment income during the current period. The Company sold all of its remaining trading securities during 2013. The Company’s derivative financial instruments are carried at fair value, with the changes in fair value reflected in the consolidated statement of income in net realized investment gains (losses). For a further discussion of the derivatives used by the Company, see note 3.

Net Investment Income

Investment income from fixed maturities is recognized based on the constant effective yield method which includes an adjustment for estimated principal repayments, if any. The effective yield used to determine amortization for fixed maturities subject to prepayment risk (e.g., asset-backed,

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

loan-backed and structured securities) is recalculated and adjusted periodically based upon actual historical and/or projected future cash flows, which are obtained from a widely-accepted securities data provider. The adjustments to the yield for highly rated prepayable fixed maturities are accounted for using the retrospective method. The adjustments to the yield for non-highly rated prepayable fixed maturities are accounted for using the prospective method. Dividends on equity securities (including those with transfer restrictions) are recognized in income when declared. Rental income on real estate is recognized on a straight-line basis over the lease term. See note 3 for further discussion. Investments in private equity limited partnerships, hedge funds, real estate partnerships and joint ventures are accounted for using the equity method of accounting, whereby the Company’s share of the investee’s earnings or losses in the fund is reported in net investment income. Trading securities were marked to market with the change in fair value recognized in net investment income during the current period. The Company sold all of its remaining trading securities in 2013.

Accrual of income is suspended on non-securitized fixed maturities that are in default, or on which it is likely that future payments will not be made as scheduled. Interest income on investments in default is recognized only when payments are received. Investments included in the consolidated balance sheet that were not income-producing for the preceding 12 months were not material.

For fixed maturities where the Company records an other-than-temporary impairment, a determination is made as to the cause of the impairment and whether the Company expects a recovery in the value. For fixed maturities where the Company expects a recovery in value, not necessarily to par, the constant effective yield method is utilized, and the investment is amortized to the expected recovery amount.

Investment Gains and Losses

Net realized investment gains and losses are included as a component of pretax revenues based upon specific identification of the investments sold on the trade date. Included in net realized investment gains (losses) are other-than-temporary impairment losses on invested assets other than those investments accounted for using the equity method of accounting as described in the “Investment Impairments” section that follows.

Investment Impairments

The Company conducts a periodic review to identify and evaluate invested assets having other-than-temporary impairments. Some of the factors considered in identifying other-than-temporary impairments include: (1) for fixed maturity investments, whether the Company intends to sell the investment or whether it is more likely than not that the Company will be required to sell the investment prior to an anticipated recovery in value; (2) for non-fixed maturity investments, the Company’s ability and intent to retain the investment for a reasonable period of time sufficient to allow for an anticipated recovery in value; (3) the likelihood of the recoverability of principal and interest for fixed maturity securities (i.e., whether there is a credit loss) or cost for equity securities; (4) the length of time and extent to which the fair value has been less than amortized cost for fixed maturity securities or cost for equity securities; and (5) the financial condition, near-term and long-term prospects for the issuer, including the relevant industry conditions and trends, and implications of rating agency actions and offering prices.

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Other-Than-Temporary Impairments of Fixed Maturities and Equity Securities

For fixed maturity investments that the Company does not intend to sell or for which it is more likely than not that the Company would not be required to sell before an anticipated recovery in value, the Company separates the credit loss component of the impairment from the amount related to all other factors and reports the credit loss component in net realized investment gains (losses). The impairment related to all other factors is reported in other comprehensive income.

For equity securities (including public common and non-redeemable preferred stock) and for fixed maturity investments the Company intends to sell or for which it is more likely than not that the Company will be required to sell before an anticipated recovery in value, the full amount of the impairment is included in net realized investment gains (losses).

Upon recognizing an other-than-temporary impairment, the new cost basis of the investment is the previous amortized cost basis less the other-than-temporary impairment recognized in net realized investment gains (losses). The new cost basis is not adjusted for any subsequent recoveries in fair value; however, for fixed maturity investments the difference between the new cost basis and the expected cash flows is accreted on a quarterly basis to net investment income over the remaining expected life of the investment.

Determination of Credit Loss—Fixed Maturities

The Company determines the credit loss component of fixed maturity investments by utilizing discounted cash flow modeling to determine the present value of the security and comparing the present value with the amortized cost of the security. If the amortized cost is greater than the present value of the expected cash flows, the difference is considered a credit loss and recognized in net realized investment gains (losses).

For non-structured fixed maturities (U.S. Treasury securities, obligations of U.S. government and government agencies and authorities, obligations of states, municipalities and political subdivisions, debt securities issued by foreign governments, and certain corporate debt), the estimate of expected cash flows is determined by projecting a recovery value and a recovery time frame and assessing whether further principal and interest will be received. The determination of recovery value incorporates an issuer valuation assumption utilizing one or a combination of valuation methods as deemed appropriate by the Company. The Company determines the undiscounted recovery value by allocating the estimated value of the issuer to the Company’s assessment of the priority of claims. The present value of the cash flows is determined by applying the effective yield of the security at the date of acquisition (or the most recent implied rate used to accrete the security if the implied rate has changed as a result of a previous impairment) and an estimated recovery time frame. Generally, that time frame for securities for which the issuer is in bankruptcy is 12 months. For securities for which the issuer is financially troubled but not in bankruptcy, that time frame is generally 24 months. Included in the present value calculation are expected principal and interest payments; however, for securities for which the issuer is classified as bankrupt or in default, the present value calculation assumes no interest payments and a single recovery amount.

In estimating the recovery value, significant judgment is involved in the development of assumptions relating to a myriad of factors related to the issuer including, but not limited to, revenue, margin and earnings projections, the likely market or liquidation values of assets, potential additional

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

debt to be incurred pre- or post-bankruptcy/restructuring, the ability to shift existing or new debt to different priority layers, the amount of restructuring/bankruptcy expenses, the size and priority of unfunded pension obligations, litigation or other contingent claims, the treatment of intercompany claims and the likely outcome with respect to inter-creditor conflicts.

For structured fixed maturity securities (primarily residential and commercial mortgage-backed securities and asset-backed securities), the Company estimates the present value of the security by projecting future cash flows of the assets underlying the securitization, allocating the flows to the various tranches based on the structure of the securitization and determining the present value of the cash flows using the effective yield of the security at the date of acquisition (or the most recent implied rate used to accrete the security if the implied rate has changed as a result of a previous impairment or changes in expected cash flows). The Company incorporates levels of delinquencies, defaults and severities as well as credit attributes of the remaining assets in the securitization, along with other economic data, to arrive at its best estimate of the parameters applied to the assets underlying the securitization. In order to project cash flows, the following assumptions are applied to the assets underlying the securitization: (1) voluntary prepayment rates, (2) default rates and (3) loss severity. The key assumptions made for the Prime, Alt-A and first-lien Sub-Prime mortgage-backed securities at December 31, 2013 were as follows:

(at December 31, 2013)	Prime	Alt-A	Sub-Prime
Voluntary prepayment rates	4% - 34%	0% - 15%	1% - 9%
Percentage of remaining pool liquidated due to defaults	1% - 45%	19% - 69%	23% - 74%
Loss severity	30% - 60%	50% - 75%	65% - 100%

Real Estate Investments

On at least an annual basis, the Company obtains independent appraisals for substantially all of its real estate investments. In addition, the carrying value of all real estate investments is reviewed for impairment on a quarterly basis or when events or changes in circumstances indicate that the carrying amount may not be recoverable. The review for impairment considers the valuation from the independent appraisal, when applicable, and incorporates an estimate of the undiscounted cash flows expected to result from the use and eventual disposition of the real estate property. An impairment loss is recognized if the expected future undiscounted cash flows are less than the carrying value of the real estate property. The impairment loss is the amount by which the carrying amount exceeds fair value.

Other Investments

Investments in Private Equity Limited Partnerships, Hedge Funds and Real Estate Partnerships

The Company reviews its investments in private equity limited partnerships, hedge funds and real estate partnerships for impairment no less frequently than quarterly and monitors the performance throughout the year through discussions with the managers/general partners. If the Company becomes aware of an impairment of a partnership’s investments at the balance sheet date prior to receiving the partnership’s financial statements, it will recognize an impairment by recording a reduction in the carrying value of the partnership with a corresponding charge to net investment income.

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Changes in Intent to Sell Temporarily Impaired Assets

The Company may, from time to time, sell invested assets subsequent to the balance sheet date that it did not intend to sell at the balance sheet date. Conversely, the Company may not sell invested assets that it asserted that it intended to sell at the balance sheet date. Such changes in intent are due to events occurring subsequent to the balance sheet date. The types of events that may result in a change in intent include, but are not limited to, significant changes in the economic facts and circumstances related to the invested asset (e.g., a downgrade or upgrade from a rating agency), significant unforeseen changes in liquidity needs, or changes in tax laws or the regulatory environment.

Securities Lending

The Company has engaged in securities lending activities from which it generates net investment income by lending certain of its investments to other institutions for short periods of time. Borrowers of these securities provide collateral equal to at least 102% of the market value of the loaned securities plus accrued interest. This collateral is held by a third-party custodian, and the Company has the right to access the collateral only in the event that the institution borrowing the Company’s securities is in default under the lending agreement. Therefore, the Company does not recognize the receipt of the collateral held by the third-party custodian or the obligation to return the collateral. The loaned securities remain a recorded asset of the Company. The Company accepts only cash as collateral for securities on loan and restricts the manner in which that cash is invested.

Reinsurance Recoverables

Amounts recoverable from reinsurers are estimated in a manner consistent with the associated claim liability. The Company reports its reinsurance recoverables net of an allowance for estimated uncollectible reinsurance recoverables. The allowance is based upon the Company’s ongoing review of amounts outstanding, length of collection periods, changes in reinsurer credit standing, disputes, applicable coverage defenses and other relevant factors. Amounts deemed to be uncollectible, including amounts due from known insolvent reinsurers, are written off against the allowance for estimated uncollectible reinsurance recoverables. Any subsequent collections of amounts previously written off are reported as part of claims and claim adjustment expenses. The Company evaluates and monitors the financial condition of its reinsurers under voluntary reinsurance arrangements to minimize its exposure to significant losses from reinsurer insolvencies.

Deferred Acquisition Costs

Incremental direct costs of acquired new and renewal insurance contracts, consisting of commissions (other than contingent commissions) and premium-related taxes, are capitalized and charged to expense pro rata over the contract periods in which the related premiums are earned. Deferred acquisition costs are reviewed to determine if they are recoverable from future income and, if not, are charged to expense. Future investment income attributable to related premiums is taken into account in measuring the recoverability of the carrying value of this asset. All other acquisition expenses are charged to operations as incurred.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Contractholder Receivables and Payables

Under certain workers’ compensation insurance contracts with deductible features, the Company is obligated to pay the claimant for the full amount of the claim. The Company is subsequently reimbursed by the policyholder for the deductible amount. These amounts are included on a gross basis in the consolidated balance sheet in contractholder payables and contractholder receivables, respectively.

Goodwill and Other Intangible Assets

The Company performs a review, on at least an annual basis, of goodwill held by the reporting units which are the Company’s three operating and reportable segments: Business and International Insurance; Bond & Specialty Insurance; and Personal Insurance. The Company estimates the fair value of its reporting units and compares it to their carrying value, including goodwill. If the carrying values of the reporting units were to exceed their fair value, the amount of the impairment would be calculated and goodwill adjusted accordingly.

The Company uses a discounted cash flow model to estimate the fair value of its reporting units. The discounted cash flow model is an income approach to valuation that is based on a detailed cash flow analysis for deriving a current fair value of reporting units and is representative of the Company’s reporting units’ current and expected future financial performance. The discount rate assumptions reflect the Company’s assessment of the risks inherent in the projected future cash flows and the Company’s weighted-average cost of capital, and are compared against available market data for reasonableness.

Other indefinite-lived intangible assets held by the Company are also reviewed for impairment on at least an annual basis. The classification of the asset as indefinite-lived is reassessed and an impairment is recognized if the carrying amount of the asset exceeds its fair value.

Intangible assets that are deemed to have a finite useful life are amortized over their useful lives. The carrying amount of intangible assets with a finite useful life is regularly reviewed for indicators of impairment in value. Impairment is recognized only if the carrying amount of the intangible asset is not recoverable from its undiscounted cash flows and is measured as the difference between the carrying amount and the fair value of the asset.

As a result of the reviews performed for the years ended December 31, 2013, 2012 and 2011, the Company determined that the estimated fair value significantly exceeded the respective carrying value of its reporting units for those years and that goodwill was not impaired. The Company also determined during its reviews for each year that its other indefinite-lived intangible assets and finite-lived intangible assets were not impaired.

Claims and Claim Adjustment Expense Reserves

Claims and claim adjustment expense reserves represent estimates for the ultimate cost of unpaid reported and unreported claims incurred and related expenses. The reserves are adjusted regularly based upon experience. Included in the claims and claim adjustment expense reserves in the consolidated balance sheet are certain reserves discounted to the present value of estimated future payments. The liabilities for losses for most long-term disability and annuity claim payments, primarily arising from workers’ compensation insurance and workers’ compensation excess insurance policies,

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1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

were discounted using a rate of 5% at both December 31, 2013 and 2012. These discounted reserves totaled $2.21 billion and $2.01 billion at December 31, 2013 and 2012, respectively.

The Company performs a continuing review of its claims and claim adjustment expense reserves, including its reserving techniques and its reinsurance. The reserves are also reviewed regularly by qualified actuaries employed by the Company. Since the reserves are based on estimates, the ultimate liability may be more or less than such reserves. The effects of changes in such estimated reserves are included in the results of operations in the period in which the estimates are changed. Such changes in estimates could occur in a future period and may be material to the Company’s results of operations and financial position in such period.

Other Liabilities

Included in other liabilities in the consolidated balance sheet is the Company’s estimate of its liability for guaranty fund and other insurance-related assessments. The liability for expected state guaranty fund and other premium- based assessments is recognized as the Company writes or becomes obligated to write or renew the premiums on which the assessments are expected to be based. The liability for loss-based assessments is recognized as the related losses are incurred. At December 31, 2013 and 2012, the Company had a liability of $261 million and $297 million, respectively, for guaranty fund and other insurance-related assessments and related recoverables of $14 million and $15 million, respectively. The liability for such assessments and the related recoverables are not discounted for the time value of money. The loss-based assessments are expected to be paid over a period ranging from one year to the life expectancy of certain workers’ compensation claimants and the recoveries are expected to occur over the same period of time.

Also included in other liabilities is an accrual for policyholder dividends. Certain insurance contracts, primarily workers’ compensation, are participating whereby dividends are paid to policyholders in accordance with contract provisions. Net written premiums for participating dividend policies were approximately 1%, 2% and 1% of total net written premiums for the year ended December 31, 2013, 2012 and 2011, respectively. Policyholder dividends are accrued against earnings using best available estimates of amounts to be paid. The liability accrued for policyholder dividends totaled $53 million and $59 million at December 31, 2013 and 2012, respectively.

Treasury Stock

The cost of common stock repurchased by the Company is reported as treasury stock and represents authorized and unissued shares of the Company under the Minnesota Business Corporation Act.

Statutory Accounting Practices

The Company’s U.S. insurance subsidiaries, domiciled principally in the state of Connecticut, prepare statutory financial statements in accordance with the accounting practices prescribed or permitted by the insurance departments of the states of domicile. Prescribed statutory accounting practices are those practices that are incorporated directly or by reference in state laws, regulations, and general administrative rules applicable to all insurance enterprises domiciled in a particular state. Permitted statutory accounting practices include practices not prescribed by the domiciliary state, but

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

allowed by the domiciliary state regulatory authority. The impact of any permitted accounting practices on policyholders’ surplus of the Company is not material.

The Company’s non-U.S. insurance subsidiaries file financial statements prepared in accordance with the regulatory reporting requirements of their respective local jurisdiction.

Premiums and Unearned Premium Reserves

Premiums are recognized as revenues pro rata over the policy period. Unearned premium reserves represent the unexpired portion of policy premiums. Accrued retrospective premiums are included in premium balances receivable. Premium balances receivable are reported net of an allowance for estimated uncollectible premium amounts.

Ceded premiums are charged to income over the applicable term of the various reinsurance contracts with third party reinsurers. Prepaid reinsurance premiums represent the unexpired portion of premiums ceded to reinsurers and are reported as part of other assets.

Fee Income

Fee income includes servicing fees from carriers and revenues from large deductible policies and service contracts and is recognized pro rata over the contract or policy periods.

Other Revenues

Other revenues include revenues from premium installment charges, which are recognized as collected, revenues of noninsurance subsidiaries other than fee income and gains and losses on dispositions of assets and redemption of debt, and other miscellaneous revenues.

Income Taxes

The Company recognizes deferred income tax assets and liabilities for the expected future tax effects attributable to temporary differences between the financial statement and tax return bases of assets and liabilities, based on enacted tax rates and other provisions of the tax law. The effect of a change in tax laws or rates on deferred tax assets and liabilities is recognized in income in the period in which such change is enacted. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that all or some portion of the deferred tax assets will not be realized.

Foreign Currency Translation

The Company assigns functional currencies to its foreign operations, which are generally the currencies of the local operating environment. Foreign currency amounts are remeasured to the functional currency, and the resulting foreign exchange gains or losses are reflected in earnings. Functional currency amounts are then translated into U.S. dollars. The foreign currency remeasurement and translation are calculated using current exchange rates for items reported in the balance sheets and average exchange rates for items recorded in earnings. The change in unrealized foreign currency translation gain or loss during the year, net of tax, is a component of other comprehensive income.

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1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Share-Based Compensation

The Company has an employee stock incentive compensation plan that permits grants of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, deferred stock, stock units, performance awards and other stock-based or stock-denominated awards with respect to the Company’s common stock.

Compensation cost is measured based on the grant-date fair value of an award, utilizing the assumptions discussed in note 13. Compensation cost is recognized for financial reporting purposes over the period in which the employee is required to provide service in exchange for the award (generally the vesting period). In connection with certain share-based awards, participants are entitled to receive dividends during the vesting period, either in cash or dividend equivalent shares, commensurate with the dividends paid to common shareholders. Dividends and dividend equivalent shares on awards that are expected to vest are recorded in retained earnings. Dividends paid on awards that are not expected to vest as part of the Company’s forfeiture estimate are recorded as compensation expense.

Nature of Operations

On June 10, 2014, the Company announced a realignment of its management team, effective July 1, 2014, that gave rise to a realignment of two of its three reportable business segments, as follows:

•                  The Company’s International Insurance group, which had previously been included in the Financial, Professional & International Insurance segment, was combined with the Company’s previous Business Insurance segment to create a new Business and International Insurance segment.

•                  The Bond & Financial Products group, which comprised the remaining businesses in the Financial, Professional & International Insurance segment, now comprises the new Bond & Specialty Insurance segment.

•                  The Personal Insurance segment was not impacted by these changes.

The realignment of segments described above was made to reflect the realignment of the Company’s senior management responsibilities and the manner in which the Company’s businesses have been managed starting July 1, 2014, and the aggregation of products and services based on the type of customer, how the business is marketed and the manner in which risks are underwritten.

In connection with these changes, the Company has realigned and revised the names of several businesses that comprise the Business and International Insurance segment. The new reportable business segments are as follows:

Business and International Insurance

The Business and International Insurance segment offers a broad array of property and casualty insurance and insurance related services to its clients, primarily in the United States, as well as in Canada, the United Kingdom, the Republic of Ireland and throughout other parts of the world as a corporate member of Lloyd’s. Business and International Insurance is organized as follows:

Domestic

•                   Select Accounts provides small businesses with property and casualty products, including commercial multi-peril, commercial property, general liability, commercial auto and workers’ compensation insurance.

•                   Middle Market provides mid-sized businesses with property and casualty products, including commercial multi-peril, commercial property, general liability, commercial auto and workers’ compensation insurance, as well as risk management, claims handling and other services. Middle Market generally provides these products to mid-sized businesses through Commercial Accounts, as well as to targeted industries through Construction, Technology, Public Sector Services and Oil & Gas. Middle Market also provides mono-line umbrella and excess coverage insurance through Excess Casualty and insurance coverages for foreign organizations with United States exposures through Global Partner Services.

•                   National Accounts provides large companies with casualty products and services, including workers’ compensation, general liability and automobile liability, generally utilizing loss-sensitive products, on both a bundled and unbundled basis. National Accounts also includes the Company’s commercial residual market business, which primarily offers workers’ compensation products and services to the involuntary market.

•                   First Party provides traditional and customized property insurance programs to large and mid-sized customers through National Property, insurance for goods in transit and movable objects, as well as builders’ risk insurance, through Inland Marine, insurance for the marine transportation industry and related services, as well as other businesses involved in international trade, through Ocean Marine and comprehensive breakdown coverages for equipment, including property and business interruption coverages, through Boiler & Machinery.

•                   Specialized Distribution markets and underwrites its products to customers predominantly through licensed wholesale agents and program managers that manage customers’ unique insurance requirements. Specialized Distribution provides insurance coverage for the commercial transportation industry, as well as commercial liability and commercial property policies for small, difficult to place specialty classes of commercial business primarily on an excess and surplus lines basis, through Northland, and tailored property and casualty programs on an admitted basis for customers with common risk characteristics or coverage requirements through National Programs.

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1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Specialized Distribution also serves small to medium-sized agricultural businesses, including farms, ranches, wineries and related operations, through Agribusiness.

International

•                   International, through its operations in Canada, the United Kingdom and the Republic of Ireland, offers property and casualty insurance and risk management services to several customer groups, including, among others, those in the technology, public services, and financial and professional services industry sectors. In addition, International markets personal lines and small commercial insurance business in Canada through The Dominion of Canada General Insurance Company (Dominion), which the Company acquired on November 1, 2013. International, through its Lloyd’s syndicate (Syndicate 5000), for which the Company provides 100% of the capital, underwrites five principal businesses — marine, global property, accident & special risks, power & utilities and aviation.

International also includes the Company’s 49.5% ownership of the common stock of J. Malucelli Participações em Seguros e Resseguros S.A. (JMalucelli), its joint venture in Brazil. JMalucelli is currently the market leader in surety in Brazil based on market share. JMalucelli commenced writing other property and casualty insurance business in 2012. The Company’s investment in JMalucelli is accounted for using the equity method and is included in “other investments” on the consolidated balance sheet.

Business and International Insurance also includes the Special Liability Group (which manages the Company’s asbestos and environmental liabilities) and the assumed reinsurance and certain other runoff operations, which are collectively referred to as Business and International Insurance Other.

Bond & Specialty Insurance

The Bond & Specialty Insurance segment provides a wide range of customers with bond and insurance products and risk management services. The range of coverages includes performance, payment and commercial surety and fidelity bonds for construction and general commercial enterprises; management liability coverages for losses caused by the actual or alleged negligence or misconduct of directors and officers or employee dishonesty; employment practices liability coverages and fiduciary coverages for public corporations, private companies and not-for-profit organizations; professional liability coverage for actual or alleged errors and omissions committed in the course of professional conduct or practice for a variety of professionals including, among others, lawyers and design professionals; and professional and management liability, property, workers’ compensation, auto and general liability and fidelity insurance for financial institutions. The surety and financial liability coverages provided by Bond & Specialty Insurance primarily use credit-based underwriting processes.

Personal Insurance

The Personal Insurance segment writes a broad range of property and casualty insurance covering individuals’ personal risks. The primary products of automobile and homeowners insurance are complemented by a broad suite of related coverages.

Automobile policies provide coverage for liability to others for both bodily injury and property damage, uninsured motorist protection, and for physical damage to an insured’s own vehicle from collision, fire, flood, hail and theft. In addition, many states require policies to provide first-party personal injury protection, frequently referred to as no-fault coverage.

Homeowners policies provide protection against losses to dwellings and contents from a variety of perils (excluding flooding) as well as coverage for personal liability. The Company writes homeowners insurance for dwellings, condominiums and tenants, and rental properties. The Company also writes coverage for boats and yachts and valuable personal items such as jewelry, and also writes coverages for umbrella liability, identity fraud, and weddings and special events.

2. SEGMENT INFORMATION

The accounting policies used to prepare the segment reporting data for the Company’s three reportable business segments are the same as those described in the Summary of Significant Accounting Policies in note 1.

Except as described below for certain legal entities, the Company allocates its invested assets and the related net investment income to its reportable business segments. Pretax net investment income is allocated based upon an investable funds concept, which takes into account liabilities (net of non- invested assets) and appropriate capital considerations for each segment. For investable funds, a benchmark investment yield is developed that reflects the estimated duration of the loss reserves’ future cash flows, the interest rate environment at the time the losses were incurred and A+ rated corporate debt instrument yields. For capital, a benchmark investment yield is developed that reflects the average yield on the total investment portfolio. The benchmark investment yields are applied to each segment’s investable funds and capital, respectively, to produce a total notional investment income by segment. The Company’s actual net investment income is allocated to each segment in proportion to the respective segment’s notional investment income to total notional investment income. There are certain legal entities within the Company that are dedicated to specific reportable business segments. The invested assets and related net investment income from these legal entities are reported in the applicable business segment and are not allocated among the other business segments.

The cost of the Company’s catastrophe treaty program is included in the Company’s ceded premiums and is allocated among reportable business segments based on an estimate of actual market reinsurance pricing using expected losses calculated by the Company’s catastrophe model, adjusted for any experience adjustments.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SEGMENT INFORMATION (Continued)

The following tables summarize the components of the Company’s revenues, operating income (loss), net written premiums and total assets by reportable business segments:

(for the year ended December 31, in millions)	Business and International Insurance	Bond & Specialty Insurance	Personal Insurance	Total Reportable Segments
2013
Premiums	$13,332	$1,981	$7,324	$22,637
Net investment income	2,087	260	369	2,716
Fee income	395	—	—	395
Other revenues	160	20	103	283
Total operating revenues (1)	$15,974	$2,261	$7,796	$26,031

Amortization and depreciation	$2,751	$473	$1,461	$4,685
Income tax expense	758	227	366	1,351
Operating income (1)	2,404	573	838	3,815

2012
Premiums	$12,779	$1,957	$7,621	$22,357
Net investment income	2,205	280	404	2,889
Fee income	323	—	—	323
Other revenues	41	25	66	132
Total operating revenues (1)	$15,348	$2,262	$8,091	$25,701

Amortization and depreciation	$2,654	$470	$1,602	$4,726
Income tax expense	580	214	32	826
Operating income (1)	1,981	504	217	2,702

2011
Premiums	$12,545	$1,956	$7,589	$22,090
Net investment income	2,173	282	424	2,879
Fee income	296	—	—	296
Other revenues	31	26	70	127
Total operating revenues (1)	$15,045	$2,264	$8,083	$25,392

Amortization and depreciation	$2,593	$460	$1,615	$4,668
Income tax expense (benefit)	161	203	(293)	71
Operating income (loss) (1)	1,456	545	(332)	1,669

(1)                                 Operating revenues for reportable business segments exclude net realized investment gains (losses). Operating income (loss) for reportable business segments equals net income (loss) excluding the after-tax impact of net realized investment gains (losses).

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SEGMENT INFORMATION (Continued)

Net written premiums by market were as follows:

(for the year ended December 31, in millions)	2013	2012	2011
Business and International Insurance:
Domestic:
Select Accounts	$2,724	$2,775	$2,784
Middle Market	5,862	5,654	5,303
National Accounts	1,010	907	782
First Party	1,552	1,436	1,362
Specialized Distribution	1,085	1,100	1,109
Total Domestic	12,233	11,872	11,340
International	1,279	1,057	1,149
Total Business and International Insurance	13,512	12,929	12,489

Bond & Specialty Insurance	2,030	1,924	1,953

Personal Insurance:
Automobile	3,370	3,642	3,788
Homeowners and Other	3,855	3,952	3,957
Total Personal Insurance	7,225	7,594	7,745
Total consolidated net written premiums	$22,767	$22,447	$22,187

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SEGMENT INFORMATION (Continued)

Business Segment Reconciliations

(for the year ended December 31, in millions)	2013	2012	2011
Revenue reconciliation
Earned premiums
Business and International Insurance:
Domestic:
Workers’ compensation	$3,560	$3,222	$2,899
Commercial automobile	1,904	1,943	1,940
Commercial property	1,698	1,621	1,607
General liability	1,790	1,757	1,738
Commercial multi-peril	3,093	3,113	3,126
Other	39	35	17
Total Domestic	12,084	11,691	11,327
International	1,248	1,088	1,218
Total Business and International Insurance	13,332	12,779	12,545

Bond & Specialty Insurance:
Fidelity and surety	913	939	970
General liability	891	850	832
Other	177	168	154
Total Bond & Specialty Insurance	1,981	1,957	1,956

Personal Insurance:
Automobile	3,431	3,665	3,720
Homeowners and Other	3,893	3,956	3,869
Total Personal Insurance	7,324	7,621	7,589

Total earned premiums	22,637	22,357	22,090
Net investment income	2,716	2,889	2,879
Fee income	395	323	296
Other revenues	283	132	127
Total operating revenues for reportable segments	26,031	25,701	25,392
Other revenues	(6)	(12)	(1)
Net realized investment gains	166	51	55
Total consolidated revenues	$26,191	$25,740	$25,446

Income reconciliation, net of tax
Total operating income for reportable segments	$3,815	$2,702	$1,669
Interest Expense and Other (1)	(248)	(261)	(279)
Total operating income	3,567	2,441	1,390
Net realized investment gains	106	32	36
Total consolidated net income	$3,673	$2,473	$1,426

(1)                  The primary component of Interest Expense and Other was after-tax interest expense of $235 million, $246 million and $251 million in 2013, 2012 and 2011, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SEGMENT INFORMATION (Continued)

(at December 31, in millions)	2013	2012
Asset reconciliation:
Business and International Insurance	$82,789	$82,191
Bond & Specialty Insurance	7,648	8,233
Personal Insurance	12,870	14,195
Total assets for reportable segments	103,307	104,619
Other assets(1)	505	319
Total consolidated assets	$103,812	$104,938

(1)         The primary components of other assets at December 31, 2013 were other intangible assets and accrued over-funded benefit plan assets related to the Company’s qualified domestic pension plan. The primary component of other assets at December 31, 2012 was other intangible assets.

Enterprise-Wide Disclosures

The Company does not have revenue from transactions with a single customer amounting to 10 percent or more of its revenues.

The following table presents revenues of the Company’s operations based on location:

(for the year ended December 31, in millions)	2013	2012	2011
U.S.	$25,138	$24,827	$24,408
Non-U.S.	1,053	913	1,038
Total revenues	$26,191	$25,740	$25,446

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3. INVESTMENTS

Fixed Maturities

The amortized cost and fair value of investments in fixed maturities classified as available for sale were as follows:

	Amortized	Gross Unrealized		Fair
(at December 31, 2013, in millions)	Cost	Gains	Losses	Value
U.S. Treasury securities and obligations of U.S. government and government agencies and authorities	$2,288	$39	$12	$2,315
Obligations of states, municipalities and political subdivisions:
Pre-refunded	9,074	445	1	9,518
All other	25,414	991	361	26,044
Total obligations of states, municipalities and political subdivisions	34,488	1,436	362	35,562
Debt securities issued by foreign governments	2,552	33	8	2,577
Mortgage-backed securities, collateralized mortgage obligations and pass-through securities	2,263	179	18	2,424
All other corporate bonds	20,472	767	299	20,940
Redeemable preferred stock	133	6	1	138
Total	$62,196	$2,460	$700	$63,956

	Amortized	Gross Unrealized		Fair
(at December 31, 2012, in millions)	Cost	Gains	Losses	Value
U.S. Treasury securities and obligations of U.S. government and government agencies and authorities	$2,148	$75	$1	$2,222
Obligations of states, municipalities and political subdivisions:
Pre-refunded	8,458	567	—	9,025
All other	27,405	2,262	11	29,656
Total obligations of states, municipalities and political subdivisions	35,863	2,829	11	38,681
Debt securities issued by foreign governments	2,185	72	—	2,257
Mortgage-backed securities, collateralized mortgage obligations and pass-through securities	2,744	255	2	2,997
All other corporate bonds	17,863	1,360	20	19,203
Redeemable preferred stock	26	7	—	33
Total	$60,829	$4,598	$34	$65,393

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. INVESTMENTS (Continued)

The amortized cost and fair value of fixed maturities by contractual maturity follow. Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

(at December 31, 2013, in millions)	Amortized Cost	Fair Value
Due in one year or less	$8,386	$8,525
Due after 1 year through 5 years	20,359	21,407
Due after 5 years through 10 years	17,225	17,579
Due after 10 years	13,963	14,021
	59,933	61,532
Mortgage-backed securities, collateralized mortgage obligations and pass-through securities	2,263	2,424
Total	$62,196	$63,956

Pre-refunded bonds of $9.52 billion and $9.03 billion at December 31, 2013 and 2012, respectively, were bonds for which states or municipalities have established irrevocable trusts, almost exclusively comprised of U.S. Treasury securities, which were created to satisfy their responsibility for payments of principal and interest.

The Company’s fixed maturity investment portfolio at December 31, 2013 and 2012 included $2.42 billion and $3.00 billion, respectively, of residential mortgage-backed securities, which include pass-through securities and collateralized mortgage obligations (CMO). Included in the totals at December 31, 2013 and 2012 were $1.06 billion and $1.44 billion, respectively, of GNMA, FNMA and FHLMC (excluding FHA project loans) guaranteed residential mortgage-backed pass-through securities classified as available for sale. Also included in those totals were residential CMOs classified as available for sale with a fair value of $1.36 billion and $1.56 billion, respectively. Approximately 42% and 43% of the Company’s CMO holdings were guaranteed by or fully collateralized by securities issued by GNMA, FNMA or FHLMC at December 31, 2013 and 2012, respectively. The average credit rating of the $790 million and $893 million of non-guaranteed CMO holdings at December 31, 2013 and 2012, respectively, was “Ba3” and “B2,” respectively. The average credit rating of all of the above securities was “A1” at both December 31, 2013 and 2012.

At December 31, 2013 and 2012, the Company held commercial mortgage-backed securities (CMBS, including FHA project loans) of $475 million and $453 million, respectively, which are included in “All other corporate bonds” in the tables above. At December 31, 2013 and 2012, approximately $59 million and $64 million of these securities, respectively, or the loans backing such securities, contained guarantees by the U.S. government or a government-sponsored enterprise, and $7 million and $4 million at December 31, 2013 and 2012, respectively, were comprised of Canadian non- guaranteed securities. The average credit rating of the $416 million and $389 million of non- guaranteed securities at December 31, 2013 and 2012, respectively, was “Aaa” at both dates. The CMBS portfolio is supported by loans that are diversified across economic sectors and geographical areas. The average credit rating of the CMBS portfolio was “Aaa” at both December 31, 2013 and 2012.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. INVESTMENTS (Continued)

At December 31, 2013 and 2012, the Company had $131 million and $403 million, respectively, of securities on loan as part of a tri-party lending agreement.

Proceeds from sales of fixed maturities classified as available for sale were $1.64 billion, $1.09 billion and $1.16 billion in 2013, 2012 and 2011, respectively. Gross gains of $66 million, $70 million and $63 million and gross losses of $25 million, $9 million and $10 million were realized on sales and other fixed maturity-related transactions (excluding impairments) in 2013, 2012 and 2011, respectively.

At December 31, 2013 and 2012, the Company’s insurance subsidiaries had $4.77 billion and $4.94 billion, respectively, of securities on deposit at financial institutions in certain states pursuant to the respective states’ insurance regulatory requirements. Funds deposited with third parties to be used as collateral to secure various liabilities on behalf of insureds, cedants and other creditors had a fair value of $59 million and $68 million at December 31, 2013 and 2012, respectively. Other investments pledged as collateral securing outstanding letters of credit had a fair value of $42 million and $56 million at December 31, 2013 and 2012, respectively. In addition, the Company utilized a Lloyd’s trust deposit at December 31, 2013, whereby owned securities with a fair value of approximately $181 million held by an insurance subsidiary were pledged into a Lloyd’s trust account to support capital requirements for the Company’s operations at Lloyd’s.

Equity Securities

The cost and fair value of investments in equity securities were as follows:

		Gross Unrealized		Fair
(at December 31, 2013, in millions)	Cost	Gains	Losses	Value
Common stock	$385	$226	$1	$610
Non-redeemable preferred stock	301	34	2	333
Total	$686	$260	$3	$943

		Gross Unrealized		Fair
(at December 31, 2012, in millions)	Cost	Gains	Losses	Value
Common stock	$366	$148	$4	$510
Non-redeemable preferred stock	96	39	—	135
Total	$462	$187	$4	$645

Proceeds from sales of equity securities were $86 million, $37 million and $135 million in 2013, 2012 and 2011, respectively. Gross gains of $16 million, $8 million and $48 million and gross losses of $1 million, less than $1 million and $2 million were realized on those sales (excluding impairments) in 2013, 2012 and 2011, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. INVESTMENTS (Continued)

Real Estate

The Company’s real estate investments include warehouses, office buildings and other commercial land and properties that are directly owned. The Company negotiates commercial leases with individual tenants through unrelated, licensed real estate brokers. Negotiated terms and conditions include, among others, rental rates, length of lease period and improvements to the premises to be provided by the landlord.

Proceeds from the sale of real estate investments were $18 million and $53 million in 2013 and 2012, respectively. Gross gains of $7 million and $19 million were realized on those sales in 2013 and 2012, respectively, and there were no gross losses. In 2011, there were no sales of real estate investments. The Company had no real estate held for sale at December 31, 2013 and 2012. Accumulated depreciation on real estate held for investment purposes was $264 million and $242 million at December 31, 2013 and 2012, respectively.

Future minimum rental income on operating leases relating to the Company’s real estate properties is expected to be $84 million, $75 million, $58 million, $41 million and $30 million for 2014, 2015, 2016, 2017 and 2018, respectively, and $48 million for 2019 and thereafter.

Short-term Securities

The Company’s short-term securities consist of Aaa-rated registered money market funds, U.S. Treasury securities, high-quality commercial paper (primarily A1/P1) and high-quality corporate securities purchased within a year to their maturity with a combined average of 80 days to maturity at December 31, 2013. The amortized cost of these securities, which totaled $3.88 billion and $3.48 billion at December 31, 2013 and 2012, respectively, approximated their fair value.

Variable Interest Entities

Entities which do not have sufficient equity at risk to allow the entity to finance its activities without additional financial support or in which the equity investors, as a group, do not have the characteristic of a controlling financial interest are referred to as variable interest entities (VIE). A VIE is consolidated by the variable interest holder that is determined to have the controlling financial interest (primary beneficiary) as a result of having both the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance and the obligation to absorb losses or right to receive benefits from the VIE that could potentially be significant to the VIE. The Company determines whether it is the primary beneficiary of an entity subject to consolidation based on a qualitative assessment of the VIE’s capital structure, contractual terms, nature of the VIE’s operations and purpose and the Company’s relative exposure to the related risks of the VIE on the date it becomes initially involved in the VIE. The Company reassesses its VIE determination with respect to an entity on an ongoing basis.

The Company is a passive investor in limited partner equity interests issued by third party VIEs. These include certain of the Company’s investments in private equity limited partnerships, hedge funds and real estate partnerships where the Company is not related to the general partner. These investments are generally accounted for under the equity method and reported in the Company’s consolidated balance sheet as other investments unless the Company is deemed the primary beneficiary. These equity interests generally cannot be redeemed. Distributions from these investments are received

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3. INVESTMENTS (Continued)

by the Company as a result of liquidation of the underlying investments of the funds and/or as income distribution. The Company’s maximum exposure to loss with respect to these investments is limited to the investment carrying amounts reported in the Company’s consolidated balance sheet and any unfunded commitment. Neither the carrying amounts nor the unfunded commitments related to these VIEs are material.

Unrealized Investment Losses

The following tables summarize, for all investments in an unrealized loss position at December 31, 2013 and 2012, the aggregate fair value and gross unrealized loss by length of time those securities have been continuously in an unrealized loss position. The fair value amounts reported in the tables are estimates that are prepared using the process described in note 4. The Company also relies upon estimates of several factors in its review and evaluation of individual investments, using the process described in note 1, in determining whether such investments are other-than-temporarily impaired.

	Less than 12 months		12 months or longer		Total
(at December 31, 2013, in millions)	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Fixed maturities
U.S. Treasury securities and obligations of U.S. government and government agencies and authorities	$433	$12	$—	$—	$433	$12
Obligations of states, municipalities and political subdivisions	4,785	298	432	64	5,217	362
Debt securities issued by foreign governments	907	8	1	—	908	8
Mortgage-backed securities, collateralized mortgage obligations and pass-through securities	542	17	21	1	563	18
All other corporate bonds	6,887	253	421	46	7,308	299
Redeemable preferred stock	82	1	—	—	82	1
Total fixed maturities	13,636	589	875	111	14,511	700
Equity securities
Common stock	53	1	—	—	53	1
Non-redeemable preferred stock	147	2	—	—	147	2
Total equity securities	200	3	—	—	200	3
Total	$13,836	$592	$875	$111	$14,711	$703

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. INVESTMENTS (Continued)

	Less than 12 months		12 months or longer		Total
(at December 31, 2012, in millions)	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Fixed maturities
U.S. Treasury securities and obligations of U.S. government and government agencies and authorities	$589	$1	$—	$—	$589	$1
Obligations of states, municipalities and political subdivisions	611	9	45	2	656	11
Debt securities issued by foreign governments	186	—	2	—	188	—
Mortgage-backed securities, collateralized mortgage obligations and pass-through securities	70	—	36	2	106	2
All other corporate bonds	1,097	13	89	7	1,186	20
Total fixed maturities	2,553	23	172	11	2,725	34
Equity securities
Common stock	40	4	—	—	40	4
Non-redeemable preferred stock	13	—	—	—	13	—
Total equity securities	53	4	—	—	53	4
Total	$2,606	$27	$172	$11	$2,778	$38

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. INVESTMENTS (Continued)

The following table summarizes, for all fixed maturities and equity securities reported at fair value for which fair value is less than 80% of amortized cost at December 31, 2013, the gross unrealized investment loss by length of time those securities have continuously been in an unrealized loss position of greater than 20% of amortized cost:

	Period For Which Fair Value Is Less Than 80% of Amortized Cost
(in millions)	3 Months or Less	Greater Than 3 Months, 6 Months or Less	Greater Than 6 Months, 12 Months or Less	Greater Than 12 Months	Total
Fixed maturities
Mortgage-backed securities	$—	$—	$—	$—	$—
Other	7	3	1	3	14
Total fixed maturities	7	3	1	3	14
Equity securities	—	—	—	—	—
Total	$7	$3	$1	$3	$14

These unrealized losses at December 31, 2013 represented less than 1% of the combined fixed maturity and equity security portfolios on a pretax basis and less than 1% of shareholders’ equity on an after-tax basis.

Impairment Charges

Impairment charges included in net realized investment gains in the consolidated statement of income were as follows:

(for the year ended December 31, in millions)	2013	2012	2011
Fixed maturities
U.S. Treasury securities and obligations of U.S. government and government agencies and authorities	$—	$—	$—
Obligations of states, municipalities and political subdivisions	—	—	—
Debt securities issued by foreign governments	—	—	—
Mortgage-backed securities, collateralized mortgage obligations and pass-through securities	2	4	13
All other corporate bonds	3	4	5
Redeemable preferred stock	—	—	—
Total fixed maturities	5	8	18
Equity securities
Common stock	5	3	6
Non-redeemable preferred stock	—	1	—
Total equity securities	5	4	6
Other investments	5	3	1
Total	$15	$15	$25

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. INVESTMENTS (Continued)

The following tables present a roll-forward of the credit component of OTTI on fixed maturities recognized in the consolidated statement of income for which a portion of the OTTI was recognized in other comprehensive income for the years ended December 31, 2013 and 2012:

Year ended December 31, 2013 (in millions)	Cumulative OTTI Credit Losses Recognized for Securities Held, Beginning of Period	Additions for OTTI Securities Where No Credit Losses Were Previously Recognized	Additions for OTTI Securities Where Credit Losses Have Been Previously Recognized	Reductions Due to Sales/Defaults of Credit- Impaired Securities	Adjustments to Book Value of Credit- Impaired Securities due to Changes in Cash Flows	Cumulative OTTI Credit Losses Recognized for Securities Still Held, End of Period
Fixed maturities
Mortgage-backed securities, collateralized mortgage obligations and pass-through securities	$55	$—	$2	$—	$(4)	$53
All other corporate bonds	72	3	—	(7)	(3)	65
Total fixed maturities	$127	$3	$2	$(7)	$(7)	$118

Year ended December 31, 2012 (in millions)	Cumulative OTTI Credit Losses Recognized for Securities Held, Beginning of Period	Additions for OTTI Securities Where No Credit Losses Were Previously Recognized	Additions for OTTI Securities Where Credit Losses Have Been Previously Recognized	Reductions Due to Sales/Defaults of Credit- Impaired Securities	Adjustments to Book Value of Credit- Impaired Securities due to Changes in Cash Flows	Cumulative OTTI Credit Losses Recognized for Securities Still Held, End of Period
Fixed maturities
Mortgage-backed securities, collateralized mortgage obligations and pass-through securities	$54	$—	$4	$(1)	$(2)	$55
All other corporate bonds	72	—	4	—	(4)	72
Total fixed maturities	$126	$—	$8	$(1)	$(6)	$127

Concentrations and Credit Quality

Concentrations of credit risk arise from exposure to counterparties that are engaged in similar activities and have similar economic characteristics that could cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions. The Company seeks to mitigate credit risk by actively monitoring the creditworthiness of counterparties, obtaining collateral as deemed appropriate and applying controls that include credit approvals, limits of credit exposure and other monitoring procedures.

At December 31, 2013, other than U.S. Treasury securities, obligations of U.S. government and government agencies and authorities, and obligations of the Canadian government, the Company was not exposed to any concentration of credit risk of a single issuer greater than 5% of the Company’s shareholders’ equity. At December 31, 2012, other than U.S. Treasury securities and obligations of U.S. government and government agencies and authorities, the Company was not exposed to any concentration of credit risk of a single issuer greater than 5% of the Company’s shareholders’ equity.

Included in fixed maturities are below investment grade securities totaling $1.93 billion and $2.05 billion at December 31, 2013 and 2012, respectively. The Company defines its below investment grade securities as those securities rated below investment grade by external rating agencies, or the equivalent by the Company when a public rating does not exist. Such securities include below

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. INVESTMENTS (Continued)

investment grade bonds that are publicly traded and certain other privately issued bonds that are classified as below investment grade loans.

Net Investment Income

(for the year ended December 31, in millions)	2013	2012	2011
Gross investment income
Fixed maturities	$2,310	$2,439	$2,543
Equity securities	31	28	29
Short-term securities	11	10	12
Real estate	37	34	34
Other investments	364	414	292
Gross investment income	2,753	2,925	2,910
Investment expenses	37	36	31
Net investment income	$2,716	$2,889	$2,879

Changes in net unrealized gains on investment securities that are included as a separate component of other comprehensive income (loss) were as follows:

(at and for the year ended December 31, in millions)	2013	2012	2011
Changes in net unrealized investment gains
Fixed maturities	$(2,804)	$326	$1,588
Equity securities	74	38	(2)
Other investments	(1)	(2)	(14)
Change in net pretax unrealized gains on investment securities	(2,731)	362	1,572
Related tax expense (benefit)	(950)	130	560
Change in net unrealized gains on investment securities	(1,781)	232	1,012
Balance, beginning of year	3,103	2,871	1,859
Balance, end of year	$1,322	$3,103	$2,871

Derivative Financial Instruments

From time to time, the Company enters into U.S. Treasury note futures contracts to modify the effective duration of specific assets within the investment portfolio. U.S. Treasury futures contracts require a daily mark-to-market and settlement with the broker. At December 31, 2013 and 2012, the Company had $0 and $800 million notional value of open U.S. Treasury futures contracts, respectively. Net realized investment gains in 2013, 2012 and 2011 included net gains of $115 million, net losses of $14 million and net losses of $62 million, respectively, related to U.S. Treasury futures contracts.

The Company purchases investments that have embedded derivatives, primarily convertible debt securities. These embedded derivatives are carried at fair value with changes in value reflected in net realized investment gains. Derivatives embedded in convertible debt securities are reported on a combined basis with their host instrument and are classified as fixed maturity securities. The Company

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. INVESTMENTS (Continued)

recorded net realized investment gains of less than $1 million in 2013, net realized investment losses of less than $1 million in 2012 and net realized investment losses of $2 million in 2011 related to these embedded derivatives.

4. FAIR VALUE MEASUREMENTS

The Company’s estimates of fair value for financial assets and financial liabilities are based on the framework established in the fair value accounting guidance. The framework is based on the inputs used in valuation, gives the highest priority to quoted prices in active markets and requires that observable inputs be used in the valuations when available. The disclosure of fair value estimates in the fair value accounting guidance hierarchy is based on whether the significant inputs into the valuation are observable. In determining the level of the hierarchy in which the estimate is disclosed, the highest priority is given to unadjusted quoted prices in active markets and the lowest priority to unobservable inputs that reflect the Company’s significant market assumptions. The level in the fair value hierarchy within which the fair value measurement is reported is based on the lowest level input that is significant to the measurement in its entirety. The three levels of the hierarchy are as follows:

•                  Level 1—Unadjusted quoted market prices for identical assets or liabilities in active markets that the Company has the ability to access.

•                  Level 2—Quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in inactive markets; or valuations based on models where the significant inputs are observable (e.g., interest rates, yield curves, prepayment speeds, default rates, loss severities, etc.) or can be corroborated by observable market data.

•                  Level 3—Valuations based on models where significant inputs are not observable. The unobservable inputs reflect the Company’s own assumptions about the inputs that market participants would use.

Valuation of Investments Reported at Fair Value in Financial Statements

The fair value of a financial instrument is the estimated amount at which the instrument could be exchanged in an orderly transaction between knowledgeable, unrelated, willing parties, i.e., not in a forced transaction. The estimated fair value of a financial instrument may differ from the amount that could be realized if the security was sold in an immediate sale, e.g., a forced transaction. Additionally, the valuation of investments is more subjective when markets are less liquid due to the lack of market based inputs, which may increase the potential that the estimated fair value of an investment is not reflective of the price at which an actual transaction would occur.

For investments that have quoted market prices in active markets, the Company uses the unadjusted quoted market prices as fair value and includes these prices in the amounts disclosed in Level 1 of the hierarchy. The Company receives the quoted market prices from a third party, nationally recognized pricing service (pricing service). When quoted market prices are unavailable, the Company utilizes a pricing service to determine an estimate of fair value, which is mainly used for its fixed maturity investments. The fair value estimates provided from this pricing service are included in the amount disclosed in Level 2 of the hierarchy. If quoted market prices and an estimate from a pricing service are unavailable, the Company produces an estimate of fair value based on internally developed valuation techniques, which, depending on the level of observable market inputs, will render the fair

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. FAIR VALUE MEASUREMENTS (Continued)

value estimate as Level 2 or Level 3. The Company bases all of its estimates of fair value for assets on the bid price as it represents what a third-party market participant would be willing to pay in an arm’s length transaction.

Fixed Maturities

The Company utilized a pricing service to estimate fair value measurements for approximately 98% of its fixed maturities at both December 31, 2013 and 2012. The pricing service utilizes market quotations for fixed maturity securities that have quoted prices in active markets. Since fixed maturities other than U.S. Treasury securities generally do not trade on a daily basis, the pricing service prepares estimates of fair value measurements for these securities using its proprietary pricing applications, which include available relevant market information, benchmark curves, benchmarking of like securities, sector groupings and matrix pricing. Additionally, the pricing service uses an Option Adjusted Spread model to develop prepayment and interest rate scenarios.

The pricing service evaluates each asset class based on relevant market information, relevant credit information, perceived market movements and sector news. The market inputs utilized in the pricing evaluation, listed in the approximate order of priority, include: benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, reference data, and industry and economic events. The extent of the use of each market input depends on the asset class and the market conditions. Depending on the security, the priority of the use of inputs may change or some market inputs may not be relevant. For some securities, additional inputs may be necessary.

The pricing service utilized by the Company has indicated that it will only produce an estimate of fair value if there is objectively verifiable information to produce a valuation. If the pricing service discontinues pricing an investment, the Company would be required to produce an estimate of fair value using some of the same methodologies as the pricing service but would have to make assumptions for market-based inputs that are unavailable due to market conditions.

The fair value estimates of most fixed maturity investments are based on observable market information rather than market quotes. Accordingly, the estimates of fair value for such fixed maturities, other than U.S. Treasury securities, provided by the pricing service are included in the amount disclosed in Level 2 of the hierarchy. The estimated fair value of U.S. Treasury securities is included in the amount disclosed in Level 1 as the estimates are based on unadjusted market prices.

The Company also holds certain fixed maturity investments which are not priced by the pricing service and, accordingly, estimates the fair value of such fixed maturities using an internal matrix that is based on market information regarding interest rates, credit spreads and liquidity. The underlying source data for calculating the matrix of credit spreads relative to the U.S. Treasury curve are the BofA Merrill Lynch U.S. Corporate Index and the BofA Merrill Lynch High Yield BB Rated Index. The Company includes the fair value estimates of these corporate bonds in Level 2, since all significant inputs are market observable.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. FAIR VALUE MEASUREMENTS (Continued)

While the vast majority of the Company’s municipal bonds and corporate bonds are included in Level 2, the Company holds a number of municipal bonds and corporate bonds which are not valued by the pricing service and estimates the fair value of these bonds using an internal pricing matrix with some unobservable inputs that are significant to the valuation. Due to the limited amount of observable market information, the Company includes the fair value estimates for these particular bonds in Level 3. The fair value of the fixed maturities for which the Company used an internal pricing matrix was $94 million and $102 million at December 31, 2013 and 2012, respectively. Additionally, the Company holds a small amount of other fixed maturity investments that have characteristics that make them unsuitable for matrix pricing. For these fixed maturities, the Company obtains a quote from a broker (primarily the market maker). The fair value of the fixed maturities for which the Company received a broker quote was $161 million and $128 million at December 31, 2013 and 2012, respectively. Due to the disclaimers on the quotes that indicate that the price is indicative only, the Company includes these fair value estimates in Level 3.

Equities—Public Common and Preferred

For public common and preferred stocks, the Company receives prices from a nationally recognized pricing service that are based on observable market transactions and includes these estimates in the amount disclosed in Level 1. When current market quotes in active markets are unavailable for certain non-redeemable preferred stocks held by the Company, the Company receives an estimate of fair value from the pricing service that provides fair value estimates for the Company’s fixed maturities. The service utilizes some of the same methodologies to price the non-redeemable preferred stocks as it does for the fixed maturities. The Company includes the fair value estimate for these non-redeemable preferred stocks in the amount disclosed in Level 2.

Other Investments

The Company holds investments in various publicly-traded securities which are reported in other investments. These investments include securities in the Company’s trading portfolio, mutual funds and other small holdings. The $19 million and $46 million fair value of these investments at December 31, 2013 and 2012, respectively, was disclosed in Level 1. At December 31, 2013 and 2012, the Company held investments in non-public common and preferred equity securities, with fair value estimates of $34 million and $54 million, respectively, reported in other investments, where the fair value estimate is determined either internally or by an external fund manager based on recent filings, operating results, balance sheet stability, growth and other business and market sector fundamentals. Due to the significant unobservable inputs in these valuations, the Company includes the total fair value estimate for all of these investments at December 31, 2013 and 2012 in the amount disclosed in Level 3.

Derivatives

At December 31, 2013 and 2012, the Company held $8 million and $21 million, respectively, of convertible bonds containing embedded conversion options that are valued separately from the host bond contract in the amount disclosed in Level 2—fixed maturities.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. FAIR VALUE MEASUREMENTS (Continued)

Fair Value Hierarchy

The following tables present the level within the fair value hierarchy at which the Company’s financial assets and financial liabilities are measured on a recurring basis at December 31, 2013 and 2012. An investment transferred between levels during a period is transferred at its fair value as of the beginning of that period.

(at December 31, 2013, in millions)	Total	Level 1	Level 2	Level 3
Invested assets:
Fixed maturities
U.S. Treasury securities and obligations of U.S. government and government agencies and authorities	$2,315	$2,298	$17	$—
Obligations of states, municipalities and political subdivisions	35,562	1	35,538	23
Debt securities issued by foreign governments	2,577	—	2,577	—
Mortgage-backed securities, collateralized mortgage obligations and pass-through securities	2,424	—	2,415	9
All other corporate bonds	20,940	—	20,726	214
Redeemable preferred stock	138	—	129	9
Total fixed maturities	63,956	2,299	61,402	255
Equity securities
Common stock	610	610	—	—
Non-redeemable preferred stock	333	138	195	—
Total equity securities	943	748	195	—
Other investments	53	19	—	34
Total	$64,952	$3,066	$61,597	$289

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. FAIR VALUE MEASUREMENTS (Continued)

During the year ended December 31, 2013, the Company had transfers of $31 million of redeemable preferred stock and $54 million of non- redeemable preferred stock from Level 1 to Level 2.

(at December 31, 2012, in millions)	Total	Level 1	Level 2	Level 3
Invested assets:
Fixed maturities
U.S. Treasury securities and obligations of U.S. government and government agencies and authorities	$2,222	$2,205	$17	$—
Obligations of states, municipalities and political subdivisions	38,681	—	38,653	28
Debt securities issued by foreign governments	2,257	—	2,257	—
Mortgage-backed securities, collateralized mortgage obligations and pass-through securities	2,997	—	2,992	5
All other corporate bonds	19,203	—	19,006	197
Redeemable preferred stock	33	32	1	—
Total fixed maturities	65,393	2,237	62,926	230
Equity securities
Common stock	510	510	—	—
Non-redeemable preferred stock	135	92	43	—
Total equity securities	645	602	43	—
Other investments	100	46	—	54
Total	$66,138	$2,885	$62,969	$284

During the year ended December 31, 2012, the Company had transfers of $4 million of non-redeemable preferred stock from Level 1 to Level 2.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. FAIR VALUE MEASUREMENTS (Continued)

The following tables present the changes in the Level 3 fair value category for the years ended December 31, 2013 and 2012.

(in millions)	Fixed Maturities	Other Investments	Total
Balance at December 31, 2012	$230	$54	$284
Total realized and unrealized investment gains (losses):
Reported in net realized investment gains(1)	4	12	16
Reported in increases (decreases) in other comprehensive income	(2)	1	(1)
Purchases, sales and settlements/maturities:
Purchases	180	—	180
Sales	(25)	(33)	(58)
Settlements/maturities	(83)	—	(83)
Gross transfers into Level 3	15	—	15
Gross transfers out of Level 3	(64)	—	(64)
Balance at December 31, 2013	$255	$34	$289
Amount of total realized investment gains (losses) for the period included in the consolidated statement of income attributable to changes in the fair value of assets still held at the reporting date	$—	$—	$—

(1)         Includes impairments on investments held at the end of the period as well as amortization on fixed maturities.

(in millions)	Fixed Maturities	Other Investments	Total
Balance at December 31, 2011	$250	$44	$294
Total realized and unrealized investment gains (losses):
Reported in net realized investment gains(1)	4	5	9
Reported in increases (decreases) in other comprehensive income	5	2	7
Purchases, sales and settlements/maturities:
Purchases	79	3	82
Sales	—	—	—
Settlements/maturities	(94)	—	(94)
Gross transfers into Level 3	10	—	10
Gross transfers out of Level 3	(24)	—	(24)
Balance at December 31, 2012	$230	$54	$284
Amount of total realized investment gains (losses) for the period included in the consolidated statement of income attributable to changes in the fair value of assets still held at the reporting date	$—	$—	$—

(1)         Includes impairments on investments held at the end of the period as well as amortization on fixed maturities.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. FAIR VALUE MEASUREMENTS (Continued)

Financial Instruments Disclosed, But Not Carried, At Fair Value

The Company uses various financial instruments in the normal course of its business. The Company’s insurance contracts are excluded from fair value of financial instruments accounting guidance and, therefore, are not included in the amounts discussed below. The following tables present the carrying value and fair value of the Company’s financial assets and financial liabilities disclosed, but not carried, at fair value at December 31, 2013 and 2012, and the level within the fair value hierarchy at which such assets and liabilities are measured on a recurring basis.

(at December 31, 2013, in millions)	Carrying Value	Fair Value	Level 1	Level 2	Level 3
Financial assets:
Short-term securities	$3,882	$3,882	$1,608	$2,215	$59
Financial liabilities:
Debt	$6,246	$7,123	$—	$7,123	$—
Commercial paper	100	100	—	100	—

(at December 31, 2012, in millions)	Carrying Value	Fair Value	Level 1	Level 2	Level 3
Financial assets:
Short-term securities	$3,483	$3,483	$1,448	$1,957	$78
Financial liabilities:
Debt	$6,250	$7,715	$—	$7,715	$—
Commercial paper	100	100	—	100	—

The Company utilized a pricing service to estimate fair value for approximately 97% and 95% of short-term securities at December 31, 2013 and 2012, respectively. A description of the process and inputs used by the pricing service to estimate fair value is discussed in the “Fixed Maturities” section above. Estimates of fair value for U.S. Treasury securities and money market funds are based on market quotations received from the pricing service and are disclosed in Level 1 of the hierarchy. The fair value of other short-term fixed maturity securities is estimated by the pricing service using observable market inputs and is disclosed in Level 2 of the hierarchy. For short-term securities where an estimate is not obtained from the pricing service, the carrying value approximates fair value and is included in Level 3 of the hierarchy.

The Company utilized a pricing service to estimate fair value for 100% of its debt, including commercial paper, at December 31, 2013 and 2012. The pricing service utilizes market quotations for debt that have quoted prices in active markets. Since fixed maturities other than U.S. Treasury securities generally do not trade on a daily basis, the fair value estimates are based on market observable inputs and disclosed in Level 2 of the hierarchy.

The Company had no material assets or liabilities that were measured at fair value on a non-recurring basis during the years ended December 31, 2013 and 2012.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. REINSURANCE

The Company’s consolidated financial statements reflect the effects of assumed and ceded reinsurance transactions. Assumed reinsurance refers to the acceptance of certain insurance risks that other insurance companies have underwritten. Ceded reinsurance involves transferring certain insurance risks (along with the related written and earned premiums) the Company has underwritten to other insurance companies who agree to share these risks. The primary purpose of ceded reinsurance is to protect the Company, at a cost, from losses in excess of the amount it is prepared to accept. Reinsurance is placed on both a quota-share and excess-of-loss basis. Ceded reinsurance arrangements do not discharge the Company as the primary insurer, except for instances where the primary policy or policies have been novated.

The Company utilizes general catastrophe reinsurance treaties with unaffiliated reinsurers to help manage its exposure to losses resulting from catastrophes. In addition to the coverage provided under these treaties, the Company also utilizes catastrophe bonds and a Northeast catastrophe reinsurance treaty to protect against losses resulting from catastrophes in the Northeastern United States. The Company also utilizes excess-of-loss treaties to protect against earthquake losses up to a certain threshold in the Business and International Insurance segment (for certain markets) and for the Personal Insurance segment.

The Company evaluates and monitors the financial condition of its reinsurers under voluntary reinsurance arrangements to minimize its exposure to significant losses from reinsurer insolvencies. In addition, in the ordinary course of business, the Company may become involved in coverage disputes with its reinsurers. Some of these disputes could result in lawsuits and arbitrations brought by or against the reinsurers to determine the Company’s rights and obligations under the various reinsurance agreements. The Company employs dedicated specialists and strategies to manage reinsurance collections and disputes.

Included in reinsurance recoverables are amounts related to involuntary reinsurance arrangements. The Company is required to participate in various involuntary reinsurance arrangements through assumed reinsurance, principally with regard to residual market mechanisms in workers’ compensation and automobile insurance, as well as homeowners’ insurance in certain coastal areas. In addition, the Company provides services for several of these involuntary arrangements (mandatory pools and associations) under which it writes such residual market business directly, then cedes 100% of this business to the mandatory pool. Such participations and servicing arrangements are arranged to mitigate credit risk to the Company, as any ceded balances are jointly backed by all the pool members.

Also included in reinsurance recoverables are amounts related to structured settlements. Structured settlements are annuities purchased from various life insurance companies to settle certain personal physical injury claims, of which workers’ compensation claims comprise a significant portion. In cases where the Company did not receive a release from the claimant, the structured settlement is included in reinsurance recoverables and the related claim cost is included in the liability for claims and claim adjustment expense reserves, as the Company retains the contingent liability to the claimant. If it is expected that the life insurance company is not able to pay, the Company would recognize an impairment of the related reinsurance recoverable if, and to the extent, the purchased annuities are not covered by state guaranty associations. In the event that the life insurance company fails to make the required annuity payments, the Company would be required to make such payments.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. REINSURANCE (Continued)

The following is a summary of reinsurance financial data reflected in the consolidated statement of income:

(for the year ended December 31, in millions)	2013	2012	2011
Written premiums
Direct	$23,952	$23,612	$23,218
Assumed	705	697	669
Ceded	(1,890)	(1,862)	(1,700)
Total net written premiums	$22,767	$22,447	$22,187
Earned premiums
Direct	$23,891	$23,507	$23,144
Assumed	717	693	643
Ceded	(1,971)	(1,843)	(1,697)
Total net earned premiums	$22,637	$22,357	$22,090
Percentage of assumed earned premiums to net earned premiums	3.2%	3.1%	2.9%
Ceded claims and claim adjustment expenses incurred	$1,019	$1,357	$737

Ceded premiums included the premiums paid for coverage provided by the Company’s catastrophe bonds.

Reinsurance recoverables include amounts recoverable on both paid and unpaid claims and were as follows:

(at December 31, in millions)	2013	2012
Gross reinsurance recoverables on paid and unpaid claims and claim adjustment expenses	$4,707	$5,256
Allowance for uncollectible reinsurance	(239)	(258)
Net reinsurance recoverables	4,468	4,998
Mandatory pools and associations	1,897	2,549
Structured settlements	3,348	3,165
Total reinsurance recoverables	$9,713	$10,712

Terrorism Risk Insurance Program

The Terrorism Risk Insurance Program is a Federal program administered by the Department of the Treasury that provides for a system of shared public and private compensation for certain insured losses resulting from certified acts of terrorism. The current program has been authorized through 2014. Several bills have been introduced in Congress to extend the current program beyond December 31, 2014.

In order for a loss to be covered under the program (subject losses), the loss must meet certain aggregate industry loss minimums and must be the result of an event that is certified as an act of terrorism by the U.S. Secretary of the Treasury, in concurrence with the Secretary of State and the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. REINSURANCE (Continued)

Attorney General of the United States. The annual aggregate industry loss minimum is $100 million through 2014. The program excludes from participation the following types of insurance: Federal crop insurance, private mortgage insurance, financial guaranty insurance, medical malpractice insurance, health or life insurance, flood insurance, reinsurance, commercial automobile, professional liability (other than directors and officers’), surety, burglary and theft, and farm-owners multi-peril. In the case of a war declared by Congress, only workers’ compensation losses are covered by the program. All commercial property and casualty insurers licensed in the United States are generally required to participate in the program. Under the program, a participating insurer, in exchange for making terrorism insurance available, is entitled to be reimbursed by the Federal Government for 85% of subject losses, after an insurer deductible, subject to an annual cap.

The deductible for any calendar year is equal to 20% of the insurer’s direct earned premiums for covered lines for the preceding calendar year. The Company’s estimated deductible under the program is $2.35 billion for 2014. The annual cap limits the amount of aggregate subject losses for all participating insurers to $100 billion. Once subject losses have reached the $100 billion aggregate during a program year, participating insurers will not be liable under the program for additional covered terrorism losses for that program year. There have been no terrorism-related losses that have triggered program coverage since the program was established. Since the law is untested, there is substantial uncertainty as to how it will be applied if an act of terrorism is certified under the program. It is also possible that future legislative action could change the program. Further, given the unpredictable frequency and severity of terrorism losses, as well as the limited terrorism coverage in the Company’s own reinsurance program, future losses from acts of terrorism, particularly involving nuclear, biological, chemical or radiological events, could be material to the Company’s operating results, financial position and/or liquidity in future periods. In addition, the Company may not have sufficient resources to respond to claims arising from a high frequency of high severity natural catastrophes and/or of man-made catastrophic events involving conventional means. While the Company seeks to manage its exposure to man-made catastrophic events involving conventional means, the Company may not have sufficient resources to respond to claims arising out of one or more man-made catastrophic events involving nuclear, biological, chemical or radiological means.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill

The following table presents the carrying amount of the Company’s goodwill by segment at December 31, 2013 and 2012:

(in millions)	2013	2012
Business and International Insurance(1)	$2,499	$2,230
Bond & Specialty Insurance	495	495
Personal Insurance	613	613
Other	27	27
Total	$3,634	$3,365

(1)         Goodwill of $273 million was recorded at November 1, 2013 as a result of the acquisition of Dominion and is subject to the impact of changes in foreign currency exchange rates. At December 31, 2013, goodwill related to Dominion was $268 million.

Other Intangible Assets

The following presents a summary of the Company’s other intangible assets by major asset class at December 31, 2013 and 2012:

(at December 31, 2013, in millions)	Gross Carrying Amount	Accumulated Amortization	Net
Intangibles subject to amortization
Customer-related(1)	$460	$414	$46
Fair value adjustment on claims and claim adjustment expense reserves, reinsurance recoverables and other contract-related intangibles(2)	201	113	88
Total intangible assets subject to amortization	661	527	134
Intangible assets not subject to amortization(3)	217	—	217
Total other intangible assets	$878	$527	$351

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. GOODWILL AND OTHER INTANGIBLE ASSETS (Continued)

(at December 31, 2012, in millions)	Gross Carrying Amount	Accumulated Amortization	Net
Intangibles subject to amortization
Customer-related	$455	$383	$72
Fair value adjustment on claims and claim adjustment expense reserves and reinsurance recoverables(2)	191	98	93
Total intangible assets subject to amortization	646	481	165
Intangible assets not subject to amortization	216	—	216
Total other intangible assets	$862	$481	$381

(1)         Customer-related intangibles of $5 million were recorded in connection with the acquisition of Dominion in 2013.

(2)         Fair value adjustments of $5 million and $191 million were recorded in connection with the acquisition of Dominion in 2013 and in connection with the merger of The St. Paul Companies, Inc. and Travelers Property Casualty Corp. in 2004, respectively, and were based on management’s estimate of nominal claims and claim adjustment expense reserves and reinsurance recoverables. The method used calculated a risk adjustment to a risk-free discounted reserve that would, if reserves ran off as expected, produce results that yielded the assumed cost-of-capital on the capital supporting the loss reserves. The fair value adjustments are reported as other intangible assets on the consolidated balance sheet, and the amounts measured in accordance with the acquirer’s accounting policies for insurance contracts have been reported as part of the claims and claim adjustment expense reserves and reinsurance recoverables. The intangible assets are being recognized into income over the expected payment pattern. Because the time value of money and the risk adjustment (cost of capital) components of the intangible assets run off at different rates, the amount recognized in income may be a net benefit in some periods and a net expense in other periods. Additionally, $5 million of contract-related intangibles were recorded related to operating leases in connection with the acquisition of Dominion in 2013.

(3)         Intangible assets not subject to amortization of $1 million were recorded in connection with the acquisition of Dominion in 2013.

The following presents a summary of the Company’s amortization expense for other intangible assets by major asset class:

(for the year ended December 31, in millions)	2013	2012	2011
Customer-related	$31	$33	$47
Fair value adjustment on claims and claim adjustment expense reserves, reinsurance recoverables and other contract-related intangibles	15	19	22
Total amortization expense	$46	$52	$69

Intangible asset amortization expense is estimated to be $47 million in 2014, $27 million in 2015, $10 million in 2016, $9 million in 2017 and $8 million in 2018.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. INSURANCE CLAIM RESERVES

Claims and claim adjustment expense reserves were as follows:

(at December 31, in millions)	2013	2012
Property-casualty	$50,865	$50,888
Accident and health	30	34
Total	$50,895	$50,922

The following table presents a reconciliation of beginning and ending property casualty reserve balances for claims and claim adjustment expenses:

(at and for the year ended December 31, in millions)	2013	2012	2011
Claims and claim adjustment expense reserves at beginning of year	$50,888	$51,353	$51,537
Less reinsurance recoverables on unpaid losses	10,254	10,434	11,282
Net reserves at beginning of year	40,634	40,919	40,255
Estimated claims and claim adjustment expenses for claims arising in the current year	14,060	15,559	16,937
Estimated decrease in claims and claim adjustment expenses for claims arising in prior years	(944)	(1,074)	(842)
Total increases	13,116	14,485	16,095
Claims and claim adjustment expense payments for claims arising in:
Current year	5,485	6,507	7,751
Prior years	8,477	8,326	7,653
Total payments	13,962	14,833	15,404
Acquisition(1)	1,792	—	—
Unrealized foreign exchange (gain) loss	5	63	(27)
Net reserves at end of year	41,585	40,634	40,919
Plus reinsurance recoverables on unpaid losses	9,280	10,254	10,434
Claims and claim adjustment expense reserves at end of year	$50,865	$50,888	$51,353

(1)         Dominion’s net claims and claim adjustment expense reserves at November 1, 2013 were $1,792 million. Dominion’s gross reserves on that date were $2,144 million. Dominion’s reinsurance recoverables on unpaid losses on that date were $352 million.

Gross claims and claim adjustment expense reserves at December 31, 2013 decreased by $23 million from December 31, 2012, primarily reflecting the impact of net favorable prior year reserve development, payments related to catastrophes and payments related to operations in runoff, including asbestos and environmental claims, largely offset by the impact of the acquisition of Dominion. Gross claims and claim adjustment expense reserves at December 31, 2012 decreased by $465 million from December 31, 2011, primarily reflecting the impact of net favorable prior year reserve development as well as payments related to operations in runoff, including asbestos and environmental claims.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. INSURANCE CLAIM RESERVES (Continued)

Reinsurance recoverables on unpaid losses at December 31, 2013 declined by $974 million from December 31, 2012, reflecting the impacts of (i) a decline in mandatory pools and associations primarily due to catastrophe-related collections and, to a lesser extent the sale of renewal rights, related to the Company’s National Flood Insurance Program in 2013, (ii) cash collections, including commutation agreements, and (iii) net favorable prior year reserve development, partially offset by (iv) the acquisition of Dominion, which added $352 million of reinsurance recoverables on unpaid losses at November 1, 2013. Reinsurance recoverables on unpaid losses at December 31, 2012 declined by $180 million from December 31, 2011, reflecting cash collections, including commutation agreements, and the impact of net favorable prior year reserve development.

Prior Year Reserve Development

The following disclosures regarding reserve development are on a “net of reinsurance” basis.

2013.

In 2013, estimated claims and claim adjustment expenses incurred included $944 million of net favorable development for claims arising in prior years, including $840 million of net favorable prior year reserve development impacting the Company’s results of operations and $48 million of accretion of discount.

Business and International Insurance.  Net favorable prior year reserve development in 2013 totaled $399 million.  In the segment’s domestic operations, net favorable prior year reserve development in 2013 was primarily driven by better than expected loss experience in the general liability product line for accident years 2012 and prior, reflecting more favorable legal and judicial environments than what the Company previously expected, better than expected loss experience related to both catastrophe and non-catastrophe losses in the property product line for accident years 2010 through 2012, and better than expected loss experience in the workers’ compensation line of business (which was largely offset by a $42 million charge that was precipitated by legislation in New York enacted during the first quarter of 2013 related to the New York Fund for Reopened Cases for workers’ compensation). Net favorable prior year reserve development in 2013 was also reduced by $190 million and $65 million increases to asbestos and environmental reserves, respectively, which are discussed in further detail in the “Asbestos and Environmental Reserves” section below.  In the segment’s International operations, net favorable prior year reserve development in 2013 primarily reflected better than expected loss experience for the surety line of business in Canada and the marine line of business in the Company’s operations at Lloyd’s, partially offset by higher than expected loss experience in the public and product liability line of business in the United Kingdom.

Bond & Specialty Insurance.  Net favorable prior year reserve development in 2013 of $232 million was primarily driven by better than expected results in the surety product line for the contract surety business for accident years 2010 and prior.

Personal Insurance.  Net favorable prior year reserve development in 2013 of $209 million was primarily driven by better than expected loss experience in the Homeowners and Other product line for (i) catastrophe losses incurred in 2012, and (ii) non-catastrophe weather-related losses and non- weather-related losses for accident years 2012 and 2011.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. INSURANCE CLAIM RESERVES (Continued)

2012.

In 2012, estimated claims and claim adjustment expenses incurred included $1.07 billion of net favorable development for claims arising in prior years, including $940 million of net favorable prior year reserve development impacting the Company’s results of operations and $48 million of accretion of discount.

Business and International Insurance.  Net favorable prior year reserve development in 2012 totaled $585 million.  In the segment’s domestic operations, net favorable prior year reserve development in 2012 was concentrated in the general liability product line for accident years 2010 and prior (excluding increases to asbestos and environmental reserves discussed below), which reflected what the Company believes are more favorable legal and judicial environments than what the Company previously expected; the commercial property product line primarily for accident years 2009 through 2011, driven by higher than expected subrogation and salvage  recoveries and by favorable loss development related to catastrophe losses incurred in 2011; and the workers’ compensation product line, primarily driven by better than expected frequency and severity related to lifetime medical claims for accident years 2008 and prior.  Lower than expected claim department expenses also contributed to net favorable prior year reserve development in 2012.  Net favorable prior year reserve development in 2012 was reduced by $167 million and $90 million increases to asbestos and environmental reserves, respectively, which are discussed in further detail in the “Asbestos and Environmental Reserves” section below, net unfavorable prior year reserve development in the commercial automobile line of business, driven by higher than expected severity in the bodily injury coverage primarily for accident years 2010 and 2011, and net unfavorable prior year reserve development in the general liability product line for the 2011 accident year resulting from higher than expected claim frequency.  In the segment’s International operations, net favorable prior year reserve development in 2012 occurred in several lines of business in Canada and in the Company’s operations at Lloyd’s, partially offset by an $8 million increase to asbestos reserves.

Bond & Specialty Insurance.  Net favorable prior year reserve development in 2012 of $180 million was primarily driven by better than expected results in the surety product line for the contract surety business for accident years 2008 and prior, and better than expected results for management liability business primarily for the errors & omissions and fiduciary products for accident years 2007 and prior.

Personal Insurance.  Net favorable prior year reserve development of $175 million in 2012 was primarily driven by better than expected loss development in the Homeowners and Other product line related to catastrophe losses incurred for 2011 and non-catastrophe losses incurred for accident years 2010 and 2011, as well as favorable loss development in the umbrella line of business for accident years 2007 through 2011. These factors were partially offset by unfavorable prior year reserve development in the personal automobile line of business, driven primarily by higher than expected bodily injury severity for accident year 2011.

2011.

In 2011, estimated claims and claim adjustment expenses incurred included $842 million of net favorable development for claims arising in prior years, including $715 million of net favorable prior year reserve development impacting the Company’s results of operations and $45 million of accretion of discount. Overall, accident years prior to and including 2009 experienced $1.10 billion of net

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. INSURANCE CLAIM RESERVES (Continued)

favorable reserve development, while the 2010 accident year experienced $383 million of net unfavorable reserve development.

Business and International Insurance.  Net favorable prior year reserve development in 2011 totaled $395 million.  In the segment’s domestic operations, net favorable prior year reserve development in 2011 was primarily driven by better than expected loss development in the general liability product line (excluding increases to asbestos and environmental reserves discussed below) which was concentrated in excess coverages for accident years 2005 through 2008 and reflected what the Company believes are more favorable legal and judicial environments than what the Company previously expected, as well as net favorable prior year reserve development in the commercial property product line that reflected better than expected loss development for the 2008 and 2009 accident years.  The workers’ compensation line of business also contributed slightly to net favorable prior year reserve development in 2011, as favorable loss development for accident years 2003 through 2009 was largely offset by net unfavorable loss development for the 2010 accident year.  Net favorable prior year reserve development in 2011 was reduced by $175 million and $76 million increases to asbestos and environmental reserves, respectively (discussed in further detail in the “Asbestos and Environmental Reserves” section below), unfavorable prior year reserve development in the commercial multi-peril product line driven by late reporting of hail claims incurred in 2010 and unfavorable prior year reserve development in the commercial automobile product line that reflected worse than expected severity for accident years 2009 and 2010.  In the segment’s International operations, net favorable development in 2011 reflected better than expected loss development in Canada, primarily in the surety, directors and officers, and general liability lines of business for recent accident years and better than expected development in the Company’s operation at Lloyd’s in the aviation, kidnap & ransom, and property lines for recent accident years.

Bond & Specialty Insurance.  Net favorable prior year reserve development of $210 million was driven by better than expected results for accident years 2008 and prior for the contract surety business, and better than expected loss development for liability lines of business, driven by the fiduciary product for accident years 2008 and prior.

Personal Insurance.  Net favorable prior year reserve development in 2011 was $110 million, driven by better than expected loss development related to catastrophe losses incurred in the first half of 2010, as well as better than expected loss development for accident years 2006 through 2010 in the umbrella line of business in the Homeowners and Other product line, partially offset by unfavorable prior year reserve development in the Automobile product line that was driven by worse than expected loss experience for accident years 2007 through 2010.

Asbestos and Environmental Reserves

At December 31, 2013 and 2012, the Company’s claims and claim adjustment expense reserves included $2.69 billion and $2.73 billion, respectively, for asbestos and environmental-related claims, net of reinsurance.

It is difficult to estimate the reserves for asbestos and environmental- related claims due to the vagaries of court coverage decisions, plaintiffs’ expanded theories of liability, the risks inherent in complex litigation and other uncertainties, including, without limitation, those which are set forth below.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. INSURANCE CLAIM RESERVES (Continued)

Asbestos Reserves.  Because each policyholder presents different liability and coverage issues, the Company generally reviews the exposure presented by each policyholder at least annually. Among the factors which the Company may consider in the course of this review are: available insurance coverage, including the role of any umbrella or excess insurance the Company has issued to the policyholder; limits and deductibles; an analysis of the policyholder’s potential liability; the jurisdictions involved; past and anticipated future claim activity and loss development on pending claims; past settlement values of similar claims; allocated claim adjustment expense; potential role of other insurance; the role, if any, of non-asbestos claims or potential non- asbestos claims in any resolution process; and applicable coverage defenses or determinations, if any, including the determination as to whether or not an asbestos claim is a products/completed operation claim subject to an aggregate limit and the available coverage, if any, for that claim.

In the third quarter of 2013, the Company completed its annual in-depth asbestos claim review, including a review of active policyholders and litigation cases for potential product and “non-product” liability, and noted the continuation of the following trends:

•                  continued high level of litigation activity in certain jurisdictions involving individuals alleging serious asbestos-related illness;

•                  while overall payment patterns have been generally stable, there has been an increase in severity for certain policyholders due to the continued high level of litigation activity;

•                  continued moderate level of asbestos-related bankruptcy activity; and

•                  the absence of new theories of liability or new classes of defendants.

While the Company believes that over the past several years there has been a reduction in the volatility associated with the Company’s overall asbestos exposure, there nonetheless remains a high degree of uncertainty with respect to future exposure from asbestos claims.

The Home Office and Field Office categories, which account for the vast majority of policyholders with active asbestos-related claims, experienced a slight increase in the number of policyholders with open asbestos claims at December 31, 2013 compared with December 31, 2012, while net asbestos- related payments in these categories decreased slightly in 2013 compared with 2012. Payments on behalf of policyholders in these categories continue to be influenced by the high level of litigation activity in a limited number of jurisdictions where individuals alleging serious asbestos-related injury continue to target defendants who were not traditionally primary targets of asbestos litigation.

The Company’s quarterly asbestos reserve reviews include an analysis of exposure and claim payment patterns by policyholder category, as well as recent settlements, policyholder bankruptcies, judicial rulings and legislative actions. The Company also analyzes developing payment patterns among policyholders in the Home Office, Field Office and Assumed Reinsurance and Other categories as well as projected reinsurance billings and recoveries. In addition, the Company reviews its historical gross and net loss and expense paid experience, year-by-year, to assess any emerging trends, fluctuations, or characteristics suggested by the aggregate paid activity. Conventional actuarial methods are not utilized to establish asbestos reserves nor have the Company’s evaluations resulted in any way of determining a meaningful average asbestos defense or indemnity payment.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. INSURANCE CLAIM RESERVES (Continued)

The completion of these reviews and analyses in 2013, 2012 and 2011 resulted in $190 million, $175 million and $175 million increases, respectively, in the Company’s net asbestos reserves in each period. In each year, the reserve increases were primarily driven by increases in the Company’s estimate of projected settlement and defense costs related to a broad number of policyholders in the Home Office category and by higher projected payments on assumed reinsurance accounts. The increase in the estimate of projected settlement and defense costs resulted from payment trends that continue to be moderately higher than previously anticipated due to the impact of the current litigation environment discussed above. Notwithstanding these trends, the Company’s overall view of the underlying asbestos environment is essentially unchanged from recent periods, and there remains a high degree of uncertainty with respect to future exposure to asbestos claims.

Net asbestos losses paid in 2013, 2012 and 2011 were $218 million, $236 million and $284 million, respectively. Approximately 1%, 6% and 19% of total net paid losses in 2013, 2012 and 2011, respectively, related to policyholders with whom the Company had entered into settlement agreements limiting the Company’s liability.

Environmental Reserves.  In establishing environmental reserves, the Company evaluates the exposure presented by each policyholder and the anticipated cost of resolution, if any. In the course of this analysis, the Company generally considers the probable liability, available coverage, relevant judicial interpretations and historical value of similar exposures. In addition, the Company considers the many variables presented, such as: the nature of the alleged activities of the policyholder at each site; the number of sites; the total number of potentially responsible parties at each site; the nature of the alleged environmental harm and the corresponding remedy at each site; the nature of government enforcement activities at each site; the ownership and general use of each site; the overall nature of the insurance relationship between the Company and the policyholder, including the role of any umbrella or excess insurance the Company has issued to the policyholder; the involvement of other insurers; the potential for other available coverage, including the number of years of coverage; the role, if any, of non-environmental claims or potential non-environmental claims in any resolution process; and the applicable law in each jurisdiction. The evaluation of the exposure presented by a policyholder can change as information concerning that policyholder and the many variables presented is developed. Conventional actuarial techniques are not used to estimate these reserves.

The Company continues to receive notices from policyholders tendering claims for the first time, frequently under policies issued prior to the mid- 1980’s. These policyholders continue to present smaller exposures, have fewer sites and are lower tier defendants. Further, in many instances, clean-up costs have been reduced because regulatory agencies are willing to accept risk-based site analyses and more efficient clean-up technologies. Over the past several years, the Company has experienced generally favorable trends in the number of new policyholders tendering environmental claims for the first time and in the number of pending declaratory judgment actions relating to environmental matters. However, the degree to which those favorable trends have continued has been less than anticipated. In addition, reserve development on existing environmental claims has been greater than anticipated. As a result, in 2013, 2012 and 2011, the Company increased its net environmental reserves by $65 million, $90 million and $76 million, respectively.

Asbestos and Environmental Reserves.  As a result of the processes and procedures discussed above, management believes that the reserves carried for asbestos and environmental claims at December 31, 2013 are appropriately established based upon known facts, current law and

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. INSURANCE CLAIM RESERVES (Continued)

management’s judgment. However, the uncertainties surrounding the final resolution of these claims continue, and it is difficult to determine the ultimate exposure for asbestos and environmental claims and related litigation. As a result, these reserves are subject to revision as new information becomes available and as claims develop. The continuing uncertainties include, without limitation, the risks and lack of predictability inherent in complex litigation, any impact from the bankruptcy protection sought by various asbestos producers and other asbestos defendants, a further increase or decrease in the cost to resolve, and/or the number of, asbestos and environmental claims beyond that which is anticipated, the emergence of a greater number of asbestos claims than anticipated as a result of extended life expectancies resulting from medical advances and lifestyle improvements, the role of any umbrella or excess policies the Company has issued, the resolution or adjudication of disputes pertaining to the amount of available coverage for asbestos and environmental claims in a manner inconsistent with the Company’s previous assessment of these claims, the number and outcome of direct actions against the Company, future developments pertaining to the Company’s ability to recover reinsurance for asbestos and environmental claims and the unavailability of other insurance sources potentially available to policyholders, whether through exhaustion of policy limits or through the insolvency of other participating insurers. In addition, uncertainties arise from the insolvency or bankruptcy of policyholders and other defendants. It is also not possible to predict changes in the legal, regulatory and legislative environment and their impact on the future development of asbestos and environmental claims. This environment could be affected by changes in applicable legislation and future court and regulatory decisions and interpretations, including the outcome of legal challenges to legislative and/or judicial reforms establishing medical criteria for the pursuit of asbestos claims. It is also difficult to predict the ultimate outcome of complex coverage disputes until settlement negotiations near completion and significant legal questions are resolved or, failing settlement, until the dispute is adjudicated. This is particularly the case with policyholders in bankruptcy where negotiations often involve a large number of claimants and other parties and require court approval to be effective. As part of its continuing analysis of asbestos and environmental reserves, the Company continues to study the implications of these and other developments.

Because of the uncertainties set forth above, additional liabilities may arise for amounts in excess of the Company’s current reserves. In addition, the Company’s estimate of claims and claim adjustment expenses may change. These additional liabilities or increases in estimates, or a range of either, cannot now be reasonably estimated and could result in income statement charges that could be material to the Company’s operating results in future periods.

Catastrophe Exposure

The Company has geographic exposure to catastrophe losses, which can be caused by a variety of events, including, among others, hurricanes, tornadoes and other windstorms, earthquakes, hail, wildfires, severe winter weather, floods, tsunamis and volcanic eruptions. Catastrophes can also result from a terrorist attack (including those involving nuclear, biological, chemical or radiological events), explosions, infrastructure failures or as a consequence of political instability. The incidence and severity of catastrophes are inherently unpredictable. The extent of losses from a catastrophe is a function of both the total amount of insured exposure in the area affected by the event and the severity of the event. Most catastrophes are restricted to small geographic areas; however, hurricanes and earthquakes may produce significant damage in larger areas, especially those that are heavily populated. The Company generally seeks to mitigate its exposure to catastrophes through individual risk selection and the purchase of catastrophe reinsurance.

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. INSURANCE CLAIM RESERVES (Continued)

There are also risks which impact the estimation of ultimate costs for catastrophes. For example, the estimation of reserves related to hurricanes can be affected by the inability of the Company and its insureds to access portions of the impacted areas, the complexity of factors contributing to the losses, the legal and regulatory uncertainties and the nature of the information available to establish the reserves. Complex factors include, but are not limited to: determining whether damage was caused by flooding versus wind; evaluating general liability and pollution exposures; estimating additional living expenses; the impact of demand surge; the potential impact of changing climate conditions, including higher frequency and severity of weather-related events; infrastructure disruption; fraud; the effect of mold damage and business income interruption costs; and reinsurance collectibility. The timing of a catastrophe’s occurrence, such as at or near the end of a reporting period, can also affect the information available to us in estimating reserves for that reporting period. The estimates related to catastrophes are adjusted as actual claims emerge.

8. DEBT

Debt outstanding was as follows:

(at December 31, in millions)	2013	2012
Short-term:
Commercial paper	$100	$100
5.00% Senior notes due March 15, 2013	—	500
Total short-term debt	100	600
Long-term:
5.50% Senior notes due December 1, 2015	400	400
6.25% Senior notes due June 20, 2016	400	400
5.75% Senior notes due December 15, 2017	450	450
5.80% Senior notes due May 15, 2018	500	500
5.90% Senior notes due June 2, 2019	500	500
3.90% Senior notes due November 1, 2020	500	500
7.75% Senior notes due April 15, 2026	200	200
7.625% Junior subordinated debentures due December 15, 2027	125	125
6.375% Senior notes due March 15, 2033	500	500
6.75% Senior notes due June 20, 2036	400	400
6.25% Senior notes due June 15, 2037	800	800
5.35% Senior notes due November 1, 2040	750	750
4.60% Senior notes due August 1, 2043	500	—
8.50% Junior subordinated debentures due December 15, 2045	56	56
8.312% Junior subordinated debentures due July 1, 2046	73	73
6.25% Fixed-to-floating rate junior subordinated debentures due March 15, 2067	107	107
Total long-term debt	6,261	5,761
Total debt principal	6,361	6,361
Unamortized fair value adjustment	51	52
Unamortized debt issuance costs	(66)	(63)
Total debt	$6,346	$6,350

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. DEBT (Continued)

2013 Debt Issuance.  On July 25, 2013, the Company issued $500 million aggregate principal amount of 4.60% senior notes that will mature on August 1, 2043. The net proceeds of the issuance, after original issuance discount and the deduction of underwriting expenses and commissions and other expenses, totaled approximately $494 million. Interest on the senior notes is payable semi-annually in arrears on February 1 and August 1, commencing on February 1, 2014. The senior notes are redeemable in whole at any time or in part from time to time, at the Company’s option, at a redemption price equal to the greater of (a) 100% of the principal amount of senior notes to be redeemed or (b) the sum of the present value of the remaining scheduled payments of principal and interest on the senior notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the then current treasury rate (as defined) plus 15 basis points.

2013 Debt Repayment.  On March 15, 2013, the Company’s $500 million, 5.00% senior notes matured and were fully paid.

2012 Debt Repayments.  On May 29, 2012, the Company purchased and retired $8.5 million aggregate principal amount of its 6.25% fixed- to-floating rate junior subordinated debentures due March 15, 2067. On June 15, 2012, the Company’s $250 million, 5.375% senior notes matured and were fully paid.

Description of Debt

Commercial Paper—The Company maintains an $800 million commercial paper program, supported by a $1.0 billion bank credit agreement that expires on June 7, 2018. (See “Credit Agreement” discussion that follows). Interest rates on commercial paper issued in 2013 ranged from 0.08% to 0.13%, and in 2012 ranged from 0.08% to 0.17%.

Senior Notes—The Company’s various senior debt issues are unsecured obligations that rank equally with one another. Interest payments are made semi-annually. The Company generally may redeem some or all of the notes prior to maturity in accordance with terms unique to each debt instrument.

Junior Subordinated Debentures—The Company’s $107 million remaining aggregate principal amount of 6.25% fixed-to-floating rate debentures bear interest at an annual rate of 6.25% from the date of issuance to, but excluding, March 15, 2017, payable semi-annually in arrears on March 15 and September 15. From and including March 15, 2017, the debentures will bear interest at an annual rate equal to three-month LIBOR plus 2.215%, payable quarterly on March 15, June 15, September 15 and December 15 of each year. The Company can redeem the debentures at its option, in whole or in part, at any time on or after March 15, 2017 at a redemption price of 100% of the principal amount being redeemed plus accrued but unpaid interest. The Company can redeem the debentures at its option prior to March 15, 2017 (a) in whole at any time or in part from time to time or (b) in whole, but not in part, in the event of certain tax or rating agency events relating to the debentures, at a redemption price equal to the greater of 100% of the principal amount being redeemed and the applicable make-whole amount, in each case plus any accrued and unpaid interest.

The Company has the right, on one or more occasions, to defer the payment of interest on the debentures. The Company will not be required to settle deferred interest until it has deferred interest

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. DEBT (Continued)

for five consecutive years or, if earlier, made a payment of current interest during a deferral period. The Company may defer interest for up to ten consecutive years without giving rise to an event of default. Deferred interest will accumulate additional interest at an annual rate equal to the annual interest rate then applicable to the debentures.

The debentures have a final maturity date of March 15, 2067 and a scheduled maturity date of March 15, 2037. The Company can redeem the debentures at its option any time (as described above) using any source of funds, including cash. If the Company chooses not to redeem the debentures, then during the 180-day period ending not more than 15 and not less than ten business days prior to the scheduled maturity date, the Company will be required to use commercially reasonable efforts to sell enough qualifying capital securities to permit repayment of the debentures at the scheduled maturity date. If any debentures remain outstanding after the scheduled maturity date, unless and until the Company redeems the debentures (as described above) using any source of funds, including cash, the Company shall be required to use its commercially reasonable efforts on a quarterly basis to raise sufficient proceeds from the sale of qualifying capital securities to permit the repayment in full of the debentures. If there are remaining debentures at the final maturity date, the Company is required to redeem the debentures using any source of funds. Qualifying capital securities are securities (other than common stock, qualifying warrants, mandatorily convertible preferred stock, debt exchangeable for common equity, and debt exchangeable for preferred equity) which generally are treated by the ratings agencies as having similar equity content to the debentures.

The Company’s three other junior subordinated debenture instruments are all similar in nature to each other. Three separate business trusts issued preferred securities to investors and used the proceeds to purchase the Company’s subordinated debentures. Interest on each of the instruments is paid semi- annually.

The Company’s consolidated balance sheet includes the debt instruments acquired in the merger, which were recorded at fair value as of the acquisition date. The resulting fair value adjustment is being amortized over the remaining life of the respective debt instruments using the effective-interest method. The amortization of the fair value adjustment reduced interest expense by $1 million for each of the years ended December 31, 2013 and 2012.

The following table presents merger-related unamortized fair value adjustments and the related effective interest rate:

			Unamortized Fair Value Purchase Adjustment at December 31,		Effective Interest Rate
(in millions)	Issue Rate	Maturity Date	2013	2012	to Maturity
Subordinated debentures	7.625%	Dec. 2027	$17	$17	6.147%
	8.500%	Dec. 2045	15	16	6.362%
	8.312%	Jul. 2046	19	19	6.362%
Total			$51	$52

The Travelers Companies, Inc. fully and unconditionally guarantees the payment of all principal, premiums, if any, and interest on certain debt obligations of its subsidiaries TPC and Travelers Insurance Group Holdings Inc. (TIGHI). The guarantees pertain to the $200 million 7.75% notes due 2026 and the $500 million 6.375% notes due 2033.

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. DEBT (Continued)

Maturities—The amount of debt obligations, other than commercial paper, that become due in each of the next five years is as follows: 2014, none; 2015, $400 million; 2016, $400 million; 2017, $450 million; and 2018, $500 million.

Credit Agreement

On June 7, 2013, the Company entered into a five-year, $1.0 billion revolving credit agreement with a syndicate of financial institutions, replacing its three-year $1.0 billion credit agreement that was due to expire on June 10, 2013. Pursuant to the credit agreement covenants, the Company must maintain a minimum consolidated net worth, defined as shareholders’ equity determined in accordance with GAAP plus (a) trust preferred securities (not to exceed 15% of total capital) and (b) mandatorily convertible securities (combined with trust preferred securities, not to exceed 25% of total capital) less goodwill and other intangible assets. That threshold is adjusted downward by an amount equal to 70% of the aggregate amount of common stock repurchased by the Company after March 31, 2013, up to a maximum deduction of $1.75 billion. The threshold was $14.01 billion at December 31, 2013 and could decline to a minimum of $13.73 billion during the term of the credit agreement, subject to the Company repurchasing an additional $400 million of its common stock. In addition, the credit agreement contains other customary restrictive covenants as well as certain customary events of default, including with respect to a change in control, which is defined to include the acquisition of 35% or more of the Company’s voting stock and certain changes in the composition of the Company’s board of directors. At December 31, 2013, the Company was in compliance with these covenants. Generally, the cost of borrowing under this agreement will range from LIBOR plus 87.5 basis points to LIBOR plus 150 basis points, depending on the Company’s credit ratings. At December 31, 2013, that cost would have been LIBOR plus 112.5 basis points, had there been any amounts outstanding under the credit agreement. This credit agreement also supports the Company’s commercial paper program.

Shelf Registration

In June 2013, the Company filed with the Securities and Exchange Commission a universal shelf registration statement for the potential offering and sale of securities to replace the Company’s previous registration statement that had expired in the normal course of business. The Company may offer these securities from time to time at prices and on other terms to be determined at the time of offering.

9. SHAREHOLDERS’ EQUITY AND DIVIDEND AVAILABILITY

Authorized Shares

The number of authorized shares of the company is 1.755 billion, consisting of five million of preferred stock, 1.745 billion shares of voting common stock and five million undesignated shares. The Company’s articles of incorporation authorize the board of directors to establish, from the undesignated shares, one or more classes and series of shares, and to further designate the type of shares and terms thereof.

Preferred Stock

In May 2013, the Company’s shareholders voted to amend the Company’s Articles of Incorporation to provide authority to issue up to five million additional shares of preferred stock.

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. SHAREHOLDERS’ EQUITY AND DIVIDEND AVAILABILITY (Continued)

Subsequent to this amendment of the Company’s Articles of Incorporation, the Company filed a shelf registration statement with the Securities and Exchange Commission in June 2013 pursuant to which it may publicly sell securities, including the new preferred stock, from time to time. The new shelf registration statement replaced the Company’s prior shelf registration statement.

In May 2011, the Company’s board of directors authorized the redemption of the Company’s preferred stock held by The Travelers 401(k) Savings Plan (the Savings Plan) and gave notice of that redemption to the appropriate fiduciaries of the Savings Plan. Following a fiduciary review, the Savings Plan exercised its right to convert each preferred share into eight shares of the Company’s common stock. As a result, all preferred shares outstanding on June 7, 2011 (190,083 shares) were converted into a total of 1.52 million shares of the Company’s common stock.

Common Stock

The Company is governed by the Minnesota Business Corporation Act. All authorized shares of voting common stock have no par value. Shares of common stock reacquired are considered authorized and unissued shares.

Treasury Stock

The Company’s board of directors has approved common share repurchase authorizations under which repurchases may be made from time to time in the open market, pursuant to pre-set trading plans meeting the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, in private transactions or otherwise. The authorizations do not have a stated expiration date. The timing and actual number of shares to be repurchased in the future will depend on a variety of factors, including the Company’s financial position, earnings, share price, catastrophe losses, maintaining capital levels commensurate with the Company’s desired ratings from independent rating agencies, funding of the Company’s qualified pension plan, capital requirements of the Company’s operating subsidiaries, legal requirements, regulatory constraints, other investment opportunities (including mergers and acquisitions and related financings), market conditions and other factors. In October 2013, the board of directors approved a share repurchase authorization that added an additional $5.0 billion of repurchase capacity. The following table summarizes repurchase activity in 2013 and remaining repurchase capacity at December 31, 2013.

Quarterly Period Ending (in millions, except per share amounts)	Number of shares purchased	Cost of shares repurchased	Average price paid per share	Remaining capacity under share repurchase authorization
March 31, 2013	3.7	$300	$81.01	$1,859
June 30, 2013	3.6	300	82.99	1,559
September 30, 2013	9.7	800	82.21	759
December 31, 2013	11.4	1,000	88.10	4,759
Total	28.4	$2,400	84.51	4,759

The Company’s Amended and Restated 2004 Stock Incentive Plan provides settlement alternatives to employees in which the Company retains shares to cover tax withholding costs and exercise costs. During the years ended December 31, 2013 and 2012, the Company acquired $61 million and $55 million, respectively, of its common stock under this plan.

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. SHAREHOLDERS’ EQUITY AND DIVIDEND AVAILABILITY (Continued)

Common shares acquired are reported as treasury stock in the consolidated balance sheet.

Dividend Availability

The Company’s U.S. insurance subsidiaries, domiciled principally in the state of Connecticut, are subject to various regulatory restrictions that limit the maximum amount of dividends available to be paid by each insurance subsidiary to its respective parent company without prior approval of insurance regulatory authorities. A maximum of $3.33 billion is available by the end of 2014 for such dividends to the holding company, TRV, without prior approval of the Connecticut Insurance Department. The Company may choose to accelerate the timing within 2014 and/or increase the amount of dividends from its insurance subsidiaries in 2014, which could result in certain dividends being subject to approval by the Connecticut Insurance Department.

TRV is not dependent on dividends or other forms of repatriation from its foreign operations to support its liquidity needs. The undistributed earnings of the Company’s foreign operations are not material and are intended to be permanently reinvested in those operations.

TRV and its two non-insurance holding company subsidiaries received $2.90 billion of dividends in 2013, all of which were received from their U.S. insurance subsidiaries.

Statutory Net Income and Policyholder Surplus

Statutory net income of the Company’s domestic and international insurance subsidiaries was $4.18 billion, $2.84 billion and $1.50 billion for the years ended December 31, 2013, 2012 and 2011, respectively. Policyholder surplus of the Company’s domestic and international insurance subsidiaries was $21.12 billion and $20.05 billion at December 31, 2013 and 2012, respectively.

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. OTHER COMPREHENSIVE INCOME AND ACCUMULATED OTHER COMPREHENSIVE INCOME

The following table presents the changes in the Company’s accumulated other comprehensive income (AOCI) for the years ended December 31, 2013, 2012 and 2011.

(in millions)	Changes in Net Unrealized Gains on Investment Securities Having No Credit Losses Recognized in the Consolidated Statement of Income	Changes in Net Unrealized Gains on Investment Securities Having Credit Losses Recognized in the Consolidated Statement of Income	Net Benefit Plan Assets and Obligations Recognized in Shareholders’ Equity	Net Unrealized Foreign Currency Translation	Total Accumulated Other Comprehensive Income
Balance, December 31, 2010	$1,719	$140	$(610)	$6	$1,255
Other comprehensive income (OCI) before reclassifications	1,091	(8)	(251)	(61)	771
Amounts reclassified from AOCI	(81)	10	50	—	(21)
Net OCI, current period	1,010	2	(201)	(61)	750
Balance, December 31, 2011	2,729	142	(811)	(55)	2,005
OCI before reclassifications	228	48	(104)	45	217
Amounts reclassified from AOCI	(49)	5	58	—	14
Net OCI, current period	179	53	(46)	45	231
Balance, December 31, 2012	2,908	195	(857)	(10)	2,236
OCI before reclassifications	(1,740)	(2)	358	(79)	(1,463)
Amounts reclassified from AOCI	(43)	4	68	8	37
Net OCI, current period	(1,783)	2	426	(71)	(1,426)
Balance, December 31, 2013	$1,125	$197	$(431)	$(81)	$810

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. OTHER COMPREHENSIVE INCOME AND ACCUMULATED OTHER COMPREHENSIVE INCOME (Continued)

The following table presents the pretax components of the Company’s other comprehensive income (loss) and the related income tax expense (benefit) for the years ended December 31, 2013, 2012 and 2011.

(for the year ended December 31, in millions)	2013	2012	2011
Changes in net unrealized gains on investment securities:
Having no credit losses recognized in the consolidated statement of income	$(2,734)	$281	$1,570
Income tax expense (benefit)	(951)	102	560
Net of taxes	(1,783)	179	1,010
Having credit losses recognized in the consolidated statement of income	3	81	4
Income tax expense	1	28	2
Net of taxes	2	53	2
Net changes in benefit plan assets and obligations	647	(69)	(307)
Income tax expense (benefit)	221	(23)	(106)
Net of taxes	426	(46)	(201)
Net changes in unrealized foreign currency translation	(112)	43	(90)
Income tax expense (benefit)	(41)	(2)	(29)
Net of taxes	(71)	45	(61)
Total other comprehensive income (loss)	(2,196)	336	1,177
Total income tax expense (benefit)	(770)	105	427
Total other comprehensive income (loss), net of taxes	$(1,426)	$231	$750

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. OTHER COMPREHENSIVE INCOME AND ACCUMULATED OTHER COMPREHENSIVE INCOME (Continued)

The following table presents the pretax and related income tax expense (benefit) components of the amounts reclassified from the Company’s AOCI to the Company’s consolidated statement of income for the years ended December 31, 2013, 2012 and 2011.

(for the year ended December 31, in millions)	2013	2012	2011
Reclassification adjustments related to unrealized gains on investment securities:
Having no credit losses recognized in the consolidated statement of income(1)	$(66)	$(75)	$(125)
Income tax expense(2)	(23)	(26)	(44)
Net of taxes	(43)	(49)	(81)
Having credit losses recognized in the consolidated statement of income(1)	5	8	16
Income tax benefit(2)	1	3	6
Net of taxes	4	5	10
Reclassification adjustment related to benefit plan assets and obligations(3)	105	88	76
Income tax benefit(2)	37	30	26
Net of taxes	68	58	50
Reclassification adjustment related to foreign currency translation(1)	8	—	—
Income tax benefit(2)	—	—	—
Net of taxes	8	—	—
Total reclassifications	52	21	(33)
Total income tax benefit (expense)	15	7	(12)
Total reclassifications, net of taxes	$37	$14	$(21)

(1)         (Increases) decreases net realized investment gains on the consolidated statement of income.

(2)         (Increases) decreases income tax expense on the consolidated statement of income.

(3)         Increases (decreases) general and administrative expenses on the consolidated statement of income.

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. EARNINGS PER SHARE

Basic earnings per share was computed by dividing income available to common shareholders by the weighted average number of common shares outstanding during the period. The computation of diluted earnings per share reflected the effect of potentially dilutive securities.

The following is a reconciliation of the income and share data used in the basic and diluted earnings per share computations:

(for the year ended December 31, in millions, except per share amounts)	2013	2012	2011
Basic
Net income, as reported	$3,673	$2,473	$1,426
Participating share-based awards—allocated income	(27)	(19)	(11)
Preferred stock dividends	—	—	(1)
Net income available to common shareholders—basic	$3,646	$2,454	$1,414
Diluted
Net income available to common shareholders	$3,646	$2,454	$1,414
Effect of dilutive securities:
Convertible preferred stock	—	—	1
Net income available to common shareholders—diluted	$3,646	$2,454	$1,415
Common Shares
Basic
Weighted average shares outstanding	370.3	386.2	415.8
Diluted
Weighted average shares outstanding	370.3	386.2	415.8
Weighted average effects of dilutive securities:
Stock options and performance shares	4.0	3.6	4.0
Convertible preferred stock	—	—	0.7
Total	374.3	389.8	420.5
Net income Per Common Share
Basic	$9.84	$6.35	$3.40
Diluted	$9.74	$6.30	$3.36

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. INCOME TAXES

(for the year ended December 31, in millions)	2013	2012	2011
Composition of income tax expense (benefit) included in the consolidated statement of income
Current expense (benefit):
Federal	$1,059	$406	$(176)
Foreign	30	45	34
State	6	3	3
Total current tax expense (benefit)	1,095	454	(139)
Deferred expense:
Federal	167	223	63
Foreign	10	16	2
Total deferred tax expense	177	239	65
Total income tax expense (benefit) included in the consolidated statement of income	1,272	693	(74)
Composition of income tax included in shareholders’ equity
Expense (benefit) relating to stock-based compensation, and the expense (benefit) related to the changes in unrealized gain on investments, unrealized loss on foreign exchange and other comprehensive income	(822)	57	399
Total income tax expense included in the consolidated financial statements	$450	$750	$325

(for the year ended December 31, in millions)	2013	2012	2011
Income before income taxes
U.S	$4,804	$2,955	$1,175
Foreign	141	211	177
Total income before income taxes	4,945	3,166	1,352
Effective tax rate
Statutory tax rate	35%	35%	35%
Expected federal income tax expense	1,731	1,108	473
Tax effect of:
Nontaxable investment income	(409)	(427)	(449)
Resolution of prior year tax matters	(63)	—	(104)
Other, net	13	12	6
Total income tax expense (benefit)	$1,272	$693	$(74)
Effective tax rate	26%	22%	(5)%

The Company paid income taxes of $1.06 billion, $188 million and $218 million during the years ended December 31, 2013, 2012 and 2011, respectively. The current income tax payable was $85 million and $102 million at December 31, 2013 and 2012, respectively, and was included in other liabilities in the consolidated balance sheet.

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. INCOME TAXES (Continued)

The net deferred tax asset (liability) comprises the tax effects of temporary differences related to the following assets and liabilities:

(at December 31, in millions)	2013	2012
Deferred tax assets
Claims and claim adjustment expense reserves	$825	$888
Unearned premium reserves	693	689
Other	621	741
Total gross deferred tax assets	2,139	2,318
Deferred tax liabilities
Deferred acquisition costs	554	590
Investments	931	1,800
Internally developed software	138	134
Other	213	132
Total gross deferred tax liabilities	1,836	2,656
Total deferred tax asset (liability)	$303	$(338)

If the Company determines that any of its deferred tax assets will not result in future tax benefits, a valuation allowance must be established for the portion of these assets that are not expected to be realized. Based upon a review of the Company’s anticipated future taxable income, and also including all other available evidence, both positive and negative, the Company’s management concluded that it is more likely than not that the gross deferred tax assets will be realized.

For tax return purposes, as of December 31, 2013, the Company had net operating loss (NOL) carryforwards in the United States, Canada and United Kingdom. The amount and timing of realizing the benefits of NOL carryforwards depend on future taxable income and limitations imposed by tax laws. The benefits of the NOL carryforwards have been recognized in the consolidated financial statements and are included in net deferred tax assets. The NOL amounts by jurisdiction and year of expiration are as follows:

(in millions)	Amount	Year of expiration
United States	$26	2018
Canada	100	2028 - 2033
United Kingdom	123	None

U.S. income taxes have not been recognized on $714 million of the Company’s foreign operations’ undistributed earnings as of December 31, 2013, as such earnings are intended to be permanently reinvested in those operations. Furthermore, any taxes paid to foreign governments on these earnings may be used as credits against the U.S. tax on any dividend distributions from such earnings.

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. INCOME TAXES (Continued)

The following is a reconciliation of the beginning and ending amount of unrecognized tax benefits for the years ended December 31, 2013 and 2012:

(in millions)	2013	2012
Balance at January 1	$24	$37
Additions for tax positions of prior years	—	2
Reductions for tax positions of prior years	(3)	(15)
Additions based on tax positions related to current year	—	—
Balance at December 31	$21	$24

Included in the balances at December 31, 2013 and 2012 were $2 million and $3 million, respectively, of unrecognized tax benefits that, if recognized, would affect the annual effective tax rate. Also included in the balances at those dates were $19 million and $21 million, respectively, of tax positions for which the ultimate deductibility is certain, but for which there is uncertainty about the timing of deductibility. The timing of such deductibility would not affect the annual effective tax rate.

The Company recognizes accrued interest and penalties, if any, related to unrecognized tax benefits in income taxes. During the years ended December 31, 2013 and 2012, the Company recognized approximately $(67) million and $46 million in interest, respectively. The Company had approximately $27 million and $94 million accrued for the payment of interest at December 31, 2013 and 2012, respectively.

The IRS is conducting an examination of the Company’s U.S. income tax returns for 2011 and 2012. The Company does not expect any significant changes to its liability for unrecognized tax benefits during the next twelve months.

13. SHARE-BASED INCENTIVE COMPENSATION

The Company has a share-based incentive compensation plan, The Travelers Companies, Inc. Amended and Restated 2004 Stock Incentive Plan, as amended (the 2004 Incentive Plan), which replaced prior share-based incentive compensation plans (legacy plans). The purposes of the 2004 Incentive Plan are to align the interests of the Company’s non-employee directors, executive officers and other employees with those of the Company’s shareholders, and to attract and retain personnel by providing incentives in the form of stock-based awards. The 2004 Incentive Plan permits grants of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units, deferred stock, deferred stock units, performance awards and other stock-based or stock-denominated awards with respect to the Company’s common stock. The number of shares of the Company’s common stock authorized for grant under the 2004 Incentive Plan is 35 million shares, subject to additional shares that may be available for awards as described below. The Company has a policy of issuing new shares to settle the exercise of stock option awards and the vesting of other equity awards. The 2004 Incentive Plan expires in July 2014. The Company’s board of directors has approved a new share-based incentive compensation plan to replace the expiring plan having substantially the same terms (other than the number of shares available) as the 2004 Incentive Plan which will be submitted for shareholder approval at the Company’s 2014 Annual Meeting of Shareholders.

In connection with the adoption of the 2004 Incentive Plan, legacy share-based incentive compensation plans were terminated. Outstanding grants were not affected by the termination of these

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13. SHARE-BASED INCENTIVE COMPENSATION (Continued)

legacy plans, including the grant of reload options related to prior option grants under the legacy plans. As of December 31, 2012, there were no longer any options eligible for reload.

The 2004 Incentive Plan is currently the only plan pursuant to which future stock-based awards may be granted. In addition to the 35 million shares initially authorized for issuance under the 2004 Incentive Plan, the following will not be counted towards the 35 million shares available and will be available for future grants under the 2004 Incentive Plan: (i) shares of common stock subject to an award that expires unexercised, that is forfeited, terminated or canceled, that is settled in cash or other forms of property, or otherwise does not result in the issuance of shares of common stock, in whole or in part; (ii) shares that are used to pay the exercise price of stock options and shares used to pay withholding taxes on awards generally; and (iii) shares purchased by the Company on the open market using cash option exercise proceeds; provided, however, that the increase in the number of shares of common stock available for grant pursuant to such market purchases shall not be greater than the number that could be repurchased at fair market value on the date of exercise of the stock option giving rise to such option proceeds. These provisions also apply to awards granted under the legacy share-based incentive compensation plans that were outstanding on the effective date of the 2004 Incentive Plan.

The Company also has a compensation program for non-employee directors (the Director Compensation Program). Under the Director Compensation Program, non-employee directors’ compensation consists of an annual retainer, a deferred stock award, committee chair fees and a lead director fee. Each non-employee director may choose to receive all or a portion of his or her annual retainer in the form of cash or deferred stock units which vest upon grant. The annual deferred stock awards vest in full one day prior to the date of the Company’s annual meeting of shareholders occurring in the year following the year of the grant date, subject to continued service. The deferred stock awards may accumulate, including reinvestment dividends, until distribution either in a lump sum six months after termination of service as a director or, if the director so elects, in annual installments beginning at least six months following termination of service as a director. The shares of deferred stock units issued under the Director Compensation Program are awarded under the 2004 Incentive Plan.

Stock Option Awards

Stock option awards granted to eligible officers and key employees have a ten-year term. Prior to January 1, 2007, stock options were granted with an exercise price equal to the fair market value of the Company’s common stock on the day preceding the date of grant. Beginning January 1, 2007, all stock options are granted with an exercise price equal to the closing price of the Company’s common stock on the date of grant. The stock options granted generally vest upon meeting certain years of service criteria. Except as the Compensation Committee of the Board may allow in the future, stock options cannot be sold or transferred by the participant. The stock options granted under the 2004 Incentive Plan vest three years after grant date (cliff vest).

In addition to the stock option awards described above, certain stock option awards that were granted under legacy plans permitted an employee exercising an option to be granted a new option (a reload option) at an exercise price equal to the closing price of the Company’s common stock on the date on which the original option was exercised. The reload option was permitted on certain stock option awards granted prior to January 2003 at an amount equal to the number of shares of the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. SHARE-BASED INCENTIVE COMPENSATION (Continued)

common stock used to satisfy both the exercise price and withholding taxes due upon exercise of an option and vest either six months or one year after the grant date and are exercisable for the remaining term of the related original option. As of December 31, 2012, there were no longer any options eligible for reload.

The fair value of each option award is estimated on the date of grant by application of a variation of the Black-Scholes option pricing model using the assumptions noted in the following table. The expected term of newly granted stock options is the time to vest plus half the remaining time to expiration. This considers the vesting restriction and represents an even pattern of exercise behavior over the remaining term. Reload options were exercisable for the remaining term of the original option and therefore generally had a shorter expected term. Beginning in April 2010, due to the Company having attained sufficient history with respect to changes in its stock prices over time, the expected volatility assumption is based on the historical volatility of the Company’s common stock for the same period as the estimated option term based on the mid-month of the option grant. Prior to April 2010, the expected volatility was based on the average historical volatility of the common stock of an industry peer group of entities due to the limited Company stock history. The expected dividend is based upon the Company’s current quarter dividend annualized and assumed to be constant over the expected option term. The risk-free interest rate for each option is the interpolated market yield for the mid-month of the option grant on a U.S. Treasury bill with a term comparable to the expected option term of the granted stock option. Shares received through option exercises under the reload program were subject to either a one-year or two-year restriction on sale. A discount, as measured by the estimated cost of protecting against changes in market value - 5% for one-year sales restrictions and 10% for two-year sales restrictions - had been applied to the fair value of reload options granted to reflect these sales restrictions. The following assumptions were used in estimating the fair value of options on grant date for the years ended December 31, 2013, 2012 and 2011:

2013	Original Grants
Expected term of stock options	6 years
Expected volatility of the Company’s stock	28.7% - 28.8%
Weighted average volatility	28.8%
Expected annual dividend per share	$1.84
Risk-free rate	1.11% - 1.14%

2012	Original Grants	Reload Grants
Expected term of stock options	6 years	1 year
Expected volatility of the Company’s stock	28.5% - 28.6%	22.9% - 23.5%
Weighted average volatility	28.6%	23.4%
Expected annual dividend per share	$1.64 - $1.84	$1.64 - $1.84
Risk-free rate	1.02% - 1.17%	0.10% - 0.17%

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13. SHARE-BASED INCENTIVE COMPENSATION (Continued)

2011	Original Grants	Reload Grants
Expected term of stock options	6 years	1 year
Expected volatility of the Company’s stock	28.0% - 28.6%	15.7% - 17.6%
Weighted average volatility	28.2%	15.9%
Expected annual dividend per share	$1.44 - $1.64	$1.44 - $1.64
Risk-free rate	1.19% - 2.62%	0.10% - 0.29%

A summary of stock option activity under the Company’s 2004 Incentive Plan and legacy share-based incentive compensation plans as of and for the year ended December 31, 2013 is as follows:

Stock Options	Number	Weighted Average Exercise Price	Weighted Average Contractual Life Remaining	Aggregate Intrinsic Value ($ in millions)
Outstanding, beginning of year	12,596,208	$50.58
Original grants	1,862,670	78.65
Exercised	(3,320,511)	45.72
Forfeited or expired	(67,111)	63.13
Outstanding, end of year	11,071,256	$56.68	6.3 Years	$375
Vested at end of year(1)	7,796,550	$53.40	5.6 Years	$290
Exercisable at end of year	4,888,957	$47.05	4.1 Years	$213

(1)         Represents awards for which the requisite service has been rendered, including those that are retirement eligible.

The following table presents additional information regarding original and reload grants for the years ended December 31, 2013, 2012 and 2011.

2013	Original Grants
Weighted average grant-date fair value of options granted (per share)	$17.09
Total intrinsic value of options exercised during the year (in millions)	$122

2012	Original Grants	Reload Grants
Weighted average grant-date fair value of options granted (per share)	$12.08	$4.49
Total intrinsic value of options exercised during the year (in millions)	$102	$5

2011	Original Grants	Reload Grants
Weighted average grant-date fair value of options granted (per share)	$12.94	$3.19
Total intrinsic value of options exercised during the year (in millions)	$76	$11

On February 4, 2014, the Company, under the 2004 Stock Incentive Plan, granted 2,009,087 stock option awards with an exercise price of $80.35 per share. The fair value attributable to the stock option awards on the date of grant was $17.22 per share.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. SHARE-BASED INCENTIVE COMPENSATION (Continued)

Restricted Stock Units, Deferred Stock Units and Performance Share Award Programs

The Company issues restricted stock unit awards to eligible officers and key employees under the Equity Awards program established pursuant to the 2004 Incentive Plan. A restricted stock unit represents the right to receive a share of common stock. These restricted stock unit awards are granted at market price, generally vest three years from the date of grant, do not have voting rights and the underlying shares of common stock are not issued until the vesting criteria is satisfied. In addition, the Company’s board of directors can be issued deferred stock unit awards from (i) an annual award; (ii) deferred compensation (in lieu of cash retainer); and (iii) dividend reinvestment shares earned on outstanding deferred compensation.

The Company also has a Performance Share Awards Program pursuant to the 2004 Incentive Plan which became effective beginning in 2006. Under the program, the Company may issue performance share awards to certain employees of the Company who hold positions of Vice President (or its equivalent) or above. The performance awards provide the recipient the right to earn shares of the Company’s common stock based upon the Company’s attainment of certain performance goals. The performance goals for performance awards are based on the Company’s adjusted return on equity over a three-year performance period. Vesting of any performance shares is contingent upon the Company attaining the relevant performance period minimum threshold return on equity. If the performance period return on equity is below the minimum threshold, none of the shares will vest. If performance meets or exceeds the minimum performance threshold, a range of performance shares will vest (50%—150% for awards granted in February 2010, 50%—130% for awards granted in February 2011, 2012 and 2013; and 50%—150% for awards granted in 2014); depending on the actual return on equity attained.

The fair value of restricted stock units, deferred stock units and performance shares is measured at the market price of the Company stock at date of grant.

The total fair value of shares that vested during the years ended December 31, 2013, 2012 and 2011 was $151 million, $146 million and $121 million, respectively.

A summary of restricted stock units, deferred stock units and performance share activity under the Company’s 2004 Incentive Plan and legacy plans as of and for the year ended December 31, 2013 is as follows:

	Restricted and Deferred Stock Units			Performance Shares
Other Equity Instruments	Number		Weighted Average Grant-Date Fair Value	Number		Weighted Average Grant-Date Fair Value
Outstanding, beginning of year	2,196,382		$56.17	1,438,221		$58.22
Granted	763,358		79.00	604,057		77.29
Vested	(962,737	)(1)	56.92	(811,184	)(2)	57.91
Forfeited	(67,103)		67.30	(37,793)		65.60
Performance-based adjustment	—		—	211,053	(3)	66.16
Outstanding, end of year	1,929,900		$64.43	1,404,354		$68.29

(1)         Represents awards for which the requisite service has been rendered.

(2)         Reflects the number of performance shares attributable to the performance goals attained over the completed performance period (three years) and for which service conditions have been met.

(3)         Represents the current year change in estimated performance shares to reflect the attainment of performance goals for the awards that were granted in each of the years 2010 through 2013.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. SHARE-BASED INCENTIVE COMPENSATION (Continued)

On February 4, 2014, the Company, under the 2004 Stock Incentive Plan, granted 1,334,775 common stock awards in the form of restricted stock units, deferred stock units and performance share awards to participating officers, non-employee directors and other key employees. The restricted stock units and deferred stock units totaled 739,874 shares while the performance share awards totaled 594,901 shares. The fair value per share attributable to the common stock awards on the date of grant was $80.35.

Share-Based Compensation Cost Recognition

The amount of compensation cost for awards subject to a service condition is based on the number of shares expected to be issued and is recognized over the time period for which service is to be provided (requisite service period). Awards granted to retiree-eligible employees or to employees who become retiree-eligible before an award’s vesting date are considered to have met the requisite service condition. The compensation cost for awards subject to a performance condition is based upon the probable outcome of the performance condition, which on the grant date reflects an estimate of attaining 100% of the performance shares granted. The compensation cost reflects an estimated annual forfeiture rate from 3.0% to 4.5% over the requisite service period of the awards. That estimate is revised if subsequent information indicates that the actual number of instruments expected to vest is likely to differ from previous estimates. Compensation costs for awards are recognized on a straight-line basis over the requisite service period. For awards that have a graded vesting schedule, the compensation cost is recognized on a straight-line basis over the requisite service period for each separate vesting portion of the award as if the award was, in substance, multiple awards. The total compensation cost for all share-based incentive compensation awards recognized in earnings for the years ended December 31, 2013, 2012 and 2011 was $129 million, $120 million and $121 million, respectively. Included in these amounts are compensation cost adjustments of $8 million, $4 million and $4 million, for the years ended December 31, 2013, 2012 and 2011, respectively, that reflected the cost associated with the updated estimate of performance shares due to attaining certain performance levels from the date of the initial grant of the performance awards. The related tax benefits recognized in earnings were $45 million, $42 million and $42 million for the years ended December 31, 2013, 2012 and 2011, respectively.

At December 31, 2013, there was $120 million of total unrecognized compensation cost related to all nonvested share-based incentive compensation awards. This includes stock options, restricted and deferred stock units and performance shares granted under the 2004 Incentive Plan. The unrecognized compensation cost is expected to be recognized over a weighted-average period of 1.7 years.

Cash received from the exercise of employee stock options under share-based compensation plans totaled $206 million and $295 million in 2013 and 2012, respectively. The tax benefit realized for tax deductions from employee stock options exercised during 2013 and 2012 totaled $42 million and $36 million, respectively.

14. PENSION PLANS, RETIREMENT BENEFITS AND SAVINGS PLANS

The Company sponsors a qualified non-contributory defined benefit pension plan, which covers substantially all U.S. domestic employees and provides benefits under a cash balance formula, except that employees satisfying certain age and service requirements remain covered by a prior final average pay formula. In addition, the Company sponsors a nonqualified defined benefit pension plan which

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. PENSION PLANS, RETIREMENT BENEFITS AND SAVINGS PLANS (Continued)

covers certain highly-compensated employees, pension plans for employees of its foreign subsidiaries, and a postretirement health and life insurance benefit plan for employees satisfying certain age and service requirements and for certain retirees.

Obligations and Funded Status

The following tables summarize the funded status, obligations and amounts recognized in the consolidated balance sheet for the Company’s benefit plans. The Company uses a December 31 measurement date for its pension and postretirement benefit plans.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. PENSION PLANS, RETIREMENT BENEFITS AND SAVINGS PLANS (Continued)

(at and for the year ended December 31,	Qualified Domestic Pension Plan		Nonqualified and Foreign Pension Plans		Total
in millions)	2013	2012	2013	2012	2013	2012
Change in projected benefit obligation:
Benefit obligation at beginning of year	$3,055	$2,706	$206	$183	$3,261	$2,889
Benefits earned	112	107	6	6	118	113
Interest cost on benefit obligation	124	129	8	9	132	138
Actuarial loss (gain)	(243)	225	(19)	17	(262)	242
Benefits paid	(140)	(112)	(9)	(13)	(149)	(125)
Foreign currency exchange rate change	—	—	2	4	2	4
Acquisition	—	—	15	—	15	—
Benefit obligation at end of year	$2,908	$3,055	$209	$206	$3,117	$3,261
Change in plan assets:
Fair value of plan assets at beginning of year	$2,761	$2,414	$98	$86	$2,859	$2,500
Actual return on plan assets	453	242	12	10	465	252
Company contributions	—	217	6	11	6	228
Benefits paid	(140)	(112)	(9)	(13)	(149)	(125)
Foreign currency exchange rate change	—	—	2	4	2	4
Acquisition	—	—	20	—	20	—
Fair value of plan assets at end of year	3,074	2,761	129	98	3,203	2,859
Funded status of plan at end of year	$166	$(294)	$(80)	$(108)	$86	$(402)
Amounts recognized in the statement of financial position consist of:
Accrued over-funded benefit plan assets	$176	$—	$10	$—	$186	$—
Accrued under-funded benefit plan liabilities	(10)	(294)	(90)	(108)	(100)	(402)
Total	$166	$(294)	$(80)	$(108)	$86	$(402)
Amounts recognized in accumulated other comprehensive income consist of:
Net actuarial loss	$704	$1,300	$34	$63	$738	$1,363
Prior service benefit	—	—	—	—	—	—
Total	$704	$1,300	$34	$63	$738	$1,363

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. PENSION PLANS, RETIREMENT BENEFITS AND SAVINGS PLANS (Continued)

	Postretirement Benefit Plans
(at and for the year ended December 31, in millions)	2013	2012
Change in projected benefit obligation:
Benefit obligation at beginning of year	$222	$246
Benefits earned	—	—
Plan amendments	—	(31)
Interest cost on benefit obligation	9	12
Actuarial loss (gain)	(25)	11
Benefits paid	(14)	(16)
Acquisition	19	—
Benefit obligation at end of year	$211	$222
Change in plan assets:
Fair value of plan assets at beginning of year	$18	$19
Actual return on plan assets	—	1
Company contributions	13	14
Benefits paid	(14)	(16)
Fair value of plan assets at end of year	17	18
Funded status of plan at end of year	$(194)	$(204)
Amounts recognized in the statement of financial position consist of:
Accrued under-funded benefit plan liability	$(194)	$(204)
Amounts recognized in accumulated other comprehensive income consist of:
Net actuarial gain	$(44)	$(50)
Prior service benefit	(28)	—
Total	$(72)	$(50)

Effective January 1, 2013, the Company converted its current prescription drug program for Medicare-eligible retirees to a group-based company-sponsored Medicare Part D Employer Group Waiver Plan (EGWP) program. The EGWP structure was made financially attractive for companies due to changes stemming from health care reform legislation. Under EGWP, the federal direct capitation payments will be paid to the Company, while the federal reinsurance and pharmaceutical rebates will be used to offset claims. Due to the transition to EGWP, the Company reduced its prescription drug liability at December 31, 2012 by approximately $31 million.

The total accumulated benefit obligation for the Company’s defined benefit pension plans was $3.05 billion and $3.21 billion at December 31, 2013 and 2012, respectively. The Qualified Domestic Plan accounted for $2.85 billion and $3.01 billion of the total accumulated benefit obligation at December 31, 2013 and 2012, respectively, whereas the Nonqualified and Foreign Plans accounted for $0.20 billion of the total accumulated benefit obligation at both December 31, 2013 and 2012.

For pension plans with an accumulated benefit obligation in excess of plan assets, the aggregate projected benefit obligation was $123 million and $3.25 billion at December 31, 2013 and 2012, respectively, and the aggregate accumulated benefit obligation was $121 million and $3.20 billion at

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. PENSION PLANS, RETIREMENT BENEFITS AND SAVINGS PLANS (Continued)

December 31, 2013 and 2012, respectively. The fair value of plan assets for the above plans was $33 million and $2.85 billion at December 31, 2013 and 2012, respectively.

The Company has discretion regarding whether to provide additional funding and when to provide such funding to its qualified domestic pension plan. In 2013, there were no required contributions to the qualified domestic pension plan, and the Company made no voluntary contributions to the qualified domestic pension plan. In 2012 and 2011, the Company voluntarily made contributions totaling $217 million and $185 million, respectively, to the qualified domestic pension plan. The Company has not determined whether or not additional funding will be made during 2014. There is no required contribution to the qualified domestic pension plan during 2014. With respect to the Company’s foreign pension plans, there are no significant required contributions in 2014.

The following table summarizes the components of net periodic benefit cost and other amounts recognized in other comprehensive income related to the benefit plans for the years ended December 31, 2013, 2012 and 2011.

	Pension Plans			Postretirement Benefit Plans
(in millions)	2013	2012	2011	2013	2012	2011
Net Periodic Benefit Cost:
Service cost	$118	$113	$98	$—	$—	$—
Interest cost on benefit obligation	132	138	135	9	12	13
Expected return on plan assets	(208)	(187)	(182)	(1)	(1)	(1)
Amortization of unrecognized:
Prior service benefit	—	—	—	(2)	—	—
Net actuarial loss (gain)	107	89	76	—	(1)	—
Net benefit expense	$149	$153	$127	$6	$10	$12
Other Changes in Benefit Plan Assets and Benefit Obligations Recognized in Other Comprehensive Income:
Prior service benefit	$—	$—	$—	$—	$—	$—
Net actuarial loss (gain)	(518)	176	388	(24)	11	(5)
Plan amendments	—	—	—	—	(31)	—
Amortization of prior service benefit	—	—	—	2	—	—
Amortization of net actuarial gain (loss)	(107)	(89)	(76)	—	1	—
Total other changes recognized in other comprehensive income	(625)	87	312	(22)	(19)	(5)
Total other changes recognized in net benefit expense and other comprehensive income	$(476)	$240	$439	$(16)	$(9)	$7

For the defined benefit pension plans, the estimated net actuarial loss that will be reclassified (amortized) from accumulated other comprehensive income into net income as part of net periodic benefit cost over the next fiscal year is $65 million, and there is no estimated prior service benefit to be amortized over the next fiscal year. For the postretirement benefit plans, the estimated net actuarial gain that will be reclassified (amortized) from accumulated other comprehensive income into net

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. PENSION PLANS, RETIREMENT BENEFITS AND SAVINGS PLANS (Continued)

income as part of net periodic benefit cost over the next fiscal year is $2 million, and the estimated prior service benefit to be amortized over the next fiscal year is $3 million.

Assumptions and Health Care Cost Trend Rate Sensitivity

The following table summarizes assumptions used with regard to the Company’s U.S. qualified domestic pension plan and the postretirement benefit plan.

(at and for the year ended December 31,)	2013	2012
Assumptions used to determine benefit obligations
Discount rate	4.96%	4.15%
Future compensation increase rate	4.00%	4.00%
Assumptions used to determine net periodic benefit cost
Discount rate	4.15%	4.90%
Expected long-term rate of return on pension plans’ assets	7.50%	7.50%
Expected long-term rate of return on postretirement benefit plans’ assets	4.00%	5.00%
Assumed health care cost trend rates
Following year:
Medical (before age 65)	7.25%	7.50%
Medical (age 65 and older)	6.75%	7.50%
Rate to which the cost trend rate is assumed to decline (ultimate trend rate):	5.00%	5.00%
Year that the rate reaches the ultimate trend rate:
Medical (before age 65)	2022	2018
Medical (age 65 and older)	2020	2018

The discount rate assumption used to determine the benefit obligation was based on a yield-curve approach. Under this approach, a weighted average yield is determined from a hypothetical portfolio of high quality fixed maturity corporate bonds (rated Aa) available at the year-end valuation date for which the timing and amount of cash outflows correspond with the timing and amount of the estimated benefit payouts of the Company’s benefit plan.

In choosing the expected long-term rate of return on plan assets, the Company selected the rate that was set as the return objective by the Company’s Benefit Plans Investment Committee, which had considered the historical returns of equity and fixed maturity markets in conjunction with prevailing economic and financial market conditions.

As an indicator of sensitivity, increasing the assumed health care cost trend rate by 1% would have increased the accumulated postretirement benefit obligation by $20 million at December 31, 2013, and the aggregate of the service and interest cost components of net postretirement benefit expense by $1 million for the year ended December 31, 2013. Decreasing the assumed health care cost trend rate by 1% would have decreased the accumulated postretirement benefit obligation at December 31, 2013 by $17 million and the aggregate of the service and interest cost components of net postretirement benefit expense by $1 million for the year ended December 31, 2013.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. PENSION PLANS, RETIREMENT BENEFITS AND SAVINGS PLANS (Continued)

The assumptions made for the Company’s foreign pension and postretirement benefit plans are not materially different from those of the Company’s U.S. qualified domestic pension plan and the postretirement benefit plan.

Plan Assets

The U.S. qualified domestic pension plan assets are invested for the exclusive benefit of the plan participants and beneficiaries and are intended, over time, to satisfy the benefit obligations under the plan. Risk tolerance is established through consideration of plan liabilities, plan funded status and corporate financial position. The asset mix guidelines have been established and are reviewed quarterly. These guidelines are intended to serve as tools to facilitate the investment of plan assets to maximize long-term total return and the ongoing oversight of the plan’s investment performance. Investment risk is measured and monitored on an ongoing basis through daily and monthly investment portfolio reviews, annual liability measurements and periodic asset/liability studies.

The Company’s overall investment strategy for the U.S. qualified domestic pension plan is to achieve a mix of approximately 85% to 90% of investments for long-term growth and 10% to 15% for near-term benefit payments with a wide diversification of asset types, fund strategies and fund managers. The current target allocations for plan assets are 55% to 65% equity securities and 20% to 40% fixed income securities, with the remainder allocated to short- term securities. Equity securities primarily include investments in large, medium and small-cap companies primarily located in the United States. Fixed income securities include corporate bonds of companies from diversified industries, mortgage-backed securities, U.S. Treasury securities and debt securities issued by foreign governments. Other investments include two private equity funds held by the Company’s qualified defined benefit pension plan. One private equity fund is focused on financial companies, and the other is focused on real estate-related investments.

Assets of the Company’s foreign pension plans are not significant.

Fair Value Measurement—Pension Plans and Other Postretirement Benefit Assets

For a discussion of the methods employed by the Company to measure the fair value of invested assets, see note 4. The following discussion of fair value measurements applies exclusively to the Company’s pension plans and other postretirement benefit assets.

Fair value estimates for equity and bond mutual funds held by the pension plans reflect prices received from an external pricing service that are based on observable market transactions. These estimates are included in Level 1.

Short-term securities are carried at fair value which approximates cost plus accrued interest or amortized discount. The fair value or market value of these is periodically compared to this amortized cost and is based on significant observable inputs as determined by an external pricing service. Accordingly, the estimates of fair value for such short-term securities, other than U.S. Treasury securities and money market mutual funds, provided by an external pricing service are included in the amount disclosed in Level 2 of the hierarchy. The estimated fair value of U.S. Treasury securities and money market mutual funds is included in the amount disclosed in Level 1 as the estimates are based on unadjusted market prices.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. PENSION PLANS, RETIREMENT BENEFITS AND SAVINGS PLANS (Continued)

Fair Value Hierarchy—Pension Plans

The following tables present the level within the fair value hierarchy at which the financial assets of the Company’s pension plans are measured on a recurring basis at December 31, 2013 and 2012.

(at December 31, 2013, in millions)	Total	Level 1	Level 2	Level 3
Invested assets:
Fixed maturities
Obligations of states, municipalities and political subdivisions	$18	$—	$18	$—
Debt securities issued by foreign governments	14	—	14	—
Mortgage-backed securities, collateralized mortgage obligations and pass-through securities	11	—	11	—
All other corporate bonds	447	—	447	—
Total fixed maturities	490	—	490	—
Mutual funds
Equity mutual funds	1,355	1,355	—	—
Bond mutual funds	446	446	—	—
Total mutual funds	1,801	1,801	—	—
Equity securities	571	570	1	—
Other investments(1)	4	—	—	4
Cash and short-term securities
U.S. Treasury securities	122	122	—	—
Money market mutual funds	19	19	—	—
Other	196	31	165	—
Total cash and short-term securities	337	172	165	—
Total	$3,203	$2,543	$656	$4

(1)         The fair value estimates of the two private equity funds comprising these investments are determined by an external fund manager based on recent filings, operating results, balance sheet stability, growth and other business and market sector fundamentals. Due to the significant unobservable inputs in these valuations, the total fair value estimates are disclosed in Level 3.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. PENSION PLANS, RETIREMENT BENEFITS AND SAVINGS PLANS (Continued)

(at December 31, 2012, in millions)	Total	Level 1	Level 2	Level 3
Invested assets:
Fixed maturities
Obligations of states, municipalities and political subdivisions	$7	$—	$7	$—
Debt securities issued by foreign governments	14	—	14	—
Mortgage-backed securities, collateralized mortgage obligations and pass-through securities	9	—	9	—
All other corporate bonds	383	—	383	—
Total fixed maturities	413	—	413	—
Mutual funds
Equity mutual funds	1,143	1,143	—	—
Bond mutual funds	406	406	—	—
Total mutual funds	1,549	1,549	—	—
Equity securities	450	450	—	—
Other investments(1)	6	—	—	6
Cash and short-term securities
U.S. Treasury securities	132	132	—	—
Money market mutual funds	22	22	—	—
Other	287	17	270	—
Total cash and short-term securities	441	171	270	—
Total	$2,859	$2,170	$683	$6

(1)         The fair value estimates of the two private equity funds comprising these investments are determined by an external fund manager based on recent filings, operating results, balance sheet stability, growth and other business and market sector fundamentals. Due to the significant unobservable inputs in these valuations, the total fair value estimates are disclosed in Level 3.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. PENSION PLANS, RETIREMENT BENEFITS AND SAVINGS PLANS (Continued)

The following table presents the changes in the Level 3 fair value category for the years ended December 31, 2013 and 2012.

	Other Investments
(at and for the year ended December 31, in millions)	2013	2012
Balance at beginning of year	$6	$18
Actual return on plan assets:
Relating to assets still held	1	2
Relating to assets sold during the year	—	—
Purchases, sales, settlements and maturities:
Purchases	—	—
Sales	(3)	(12)
Settlements/maturities	—	—
Gross transfers into Level 3	—	—
Gross transfers out of Level 3	—	(2)
Balance at end of year	$4	$6

Other Postretirement Benefit Plan

The Company’s overall investment strategy is to achieve a mix of approximately 35% to 65% of investments for long-term growth and 35% to 60% for near- term insurance payments with a wide diversification of asset types, fund strategies and fund managers. The current target allocations for plan assets are 25% to 75% fixed income securities, with the remainder allocated to short- term securities. Fixed income securities include corporate bonds of companies from diversified industries, mortgage-backed securities and U.S. Treasuries.

Fair Value—Other Postretirement Benefit Plan

The Company’s other postretirement benefit plan had financial assets of $17 million and $18 million at December 31, 2013 and 2012, respectively, which are measured at fair value on a recurring basis. The assets are primarily short-term securities and corporate bonds, and categorized as level 2 in the fair value hierarchy.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. PENSION PLANS, RETIREMENT BENEFITS AND SAVINGS PLANS (Continued)

Estimated Future Benefit Payments

The following table presents the estimated benefits expected to be paid by the Company’s pension and postretirement benefit plans for the next ten years (reflecting estimated future employee service).

	Benefits Expected to be Paid
(in millions)	Pension Plans	Postretirement Benefit Plans
2014	$165	$15
2015	176	15
2016	187	15
2017	198	15
2018	209	14
2019 through 2023	1,165	70

Savings Plan

The Company has a savings plan, The Travelers 401(k) Savings Plan (the Savings Plan), in which substantially all U.S. domestic Company employees are eligible to participate. Under the Savings Plan, the Company matches employee contributions up to 5% of eligible pay, with a maximum annual match of $6,000 which becomes 100% vested after three years of service. For the year ended December 31, 2011, existing employees whose annual base salary on December 31, 2010 was $175,000 or more, and employees hired during 2011 at an annual base salary of $175,000 or more, were not eligible for the Company’s matching contribution. The Company’s matching contribution is made in cash and invested according to the employee’s current investment elections. The Company’s matching contribution can be reinvested at any time into any other investment option. The Company’s non-U.S. employees participate in separate savings plans. The total expense related to all of the savings plans was $100 million, $92 million and $90 million for the years ended December 31, 2013, 2012 and 2011, respectively.

Included in the Savings Plan are a legacy Savings Plus Plan (SPP) and a Stock Ownership Plan (SOP) in which substantially all employees who were hired by legacy SPC before April 1, 2004 were eligible to participate. In 2004 under the SPP, the Company matched 100% of employees’ contributions up to a maximum of 6% of their salary. The match was in the form of preferred shares, to the extent available in the SOP, or in the Company’s common shares. Also allocated to participants were preferred shares equal to the value of dividends on previously allocated shares. Each share of preferred stock paid a dividend of $11.72 annually and was convertible into eight shares of the Company’s common stock. The SOP has no preferred shares available for future allocations. As described in more detail in note 9 above, all preferred shares outstanding on June 7, 2011 (190,083 shares) were converted into a total of 1.52 million shares of the Company’s common stock.

All common shares held by the Savings Plan are considered outstanding for diluted EPS computations and dividends paid on all shares are charged to retained earnings.

15. LEASES

Rent expense was $196 million, $192 million and $191 million in 2013, 2012 and 2011, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. LEASES (Continued)

Future minimum annual rental payments under noncancellable operating leases for 2014, 2015, 2016, 2017 and 2018 are $178 million, $160 million, $137 million, $106 million and $69 million, respectively, and $166 million for 2019 and thereafter. Future sublease rental income aggregating approximately $6 million will partially offset these commitments.

16. CONTINGENCIES, COMMITMENTS AND GUARANTEES

Contingencies

The major pending legal proceedings, other than ordinary routine litigation incidental to the business, to which the Company or any of its subsidiaries is a party or to which any of the Company’s properties is subject are described below.

Asbestos- and Environmental-Related Proceedings

In the ordinary course of its insurance business, the Company has received and continues to receive claims for insurance arising under policies issued by the Company asserting alleged injuries and damages from asbestos- and environmental- related exposures that are the subject of related coverage litigation, including, among others, the litigation described below. The Company is defending asbestos- and environmental-related litigation vigorously and believes that it has meritorious defenses; however, the outcomes of these disputes are uncertain. In this regard, the Company employs dedicated specialists and aggressive resolution strategies to manage asbestos and environmental loss exposure, including settling litigation under appropriate circumstances.

Asbestos Direct Action Litigation—In October 2001 and April 2002, two purported class action suits (Wise v. Travelers and Meninger v. Travelers) were filed against Travelers Property Casualty Corp. (TPC), a wholly-owned subsidiary of the Company, and other insurers (not including The St. Paul Companies, Inc. (SPC), which was acquired by TPC in 2004) in state court in West Virginia. These and other cases subsequently filed in West Virginia were consolidated into a single proceeding in the Circuit Court of Kanawha County, West Virginia. The plaintiffs allege that the insurer defendants engaged in unfair trade practices in violation of state statutes by inappropriately handling and settling asbestos claims. The plaintiffs seek to reopen large numbers of settled asbestos claims and to impose liability for damages, including punitive damages, directly on insurers. Similar lawsuits alleging inappropriate handling and settling of asbestos claims were filed in Massachusetts and Hawaii state courts. These suits are collectively referred to as the Statutory and Hawaii Actions.

In March 2002, the plaintiffs in consolidated asbestos actions pending before a mass tort panel of judges in West Virginia state court amended their complaint to include TPC as a defendant, alleging that TPC and other insurers breached alleged duties to certain users of asbestos products. The plaintiffs seek damages, including punitive damages. Lawsuits seeking similar relief and raising similar allegations, primarily violations of purported common law duties to third parties, have also been asserted in various state courts against TPC and SPC. The claims asserted in these suits are collectively referred to as the Common Law Claims.

In response to these claims, TPC moved to enjoin the Statutory Actions and the Common Law Claims in the federal bankruptcy court that had presided over the bankruptcy of TPC’s former policyholder Johns-Manville Corporation on the ground that the suits violated injunctions entered in connection with confirmation of the Johns-Manville bankruptcy (the “1986 Orders”). The bankruptcy

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. CONTINGENCIES, COMMITMENTS AND GUARANTEES (Continued)

court issued a temporary restraining order and referred the parties to mediation. In November 2003, the parties reached a settlement of the Statutory and Hawaii Actions, which included a lump-sum payment of up to $412 million by TPC, subject to a number of significant contingencies. In May 2004, the parties reached a settlement resolving substantially all pending and similar future Common Law Claims against TPC, which included a payment of up to $90 million by TPC, subject to similar contingencies. Among the contingencies for each of these settlements was that the bankruptcy court issue an order, which must become a final order, clarifying that all of these claims, and similar future asbestos- related claims against TPC, as well as related contribution claims, are barred by the 1986 Orders.

On August 17, 2004, the bankruptcy court entered an order approving the settlements and clarifying that the 1986 Orders barred the pending Statutory and Hawaii Actions and substantially all Common Law Claims pending against TPC (the “Clarifying Order”). The Clarifying Order also applies to similar direct action claims that may be filed in the future. Although the District Court substantially affirmed the Clarifying Order, on February 15, 2008, the Second Circuit issued an opinion vacating on jurisdictional grounds the District Court’s approval of the Clarifying Order.

On December 12, 2008, the United States Supreme Court granted TPC’s Petition for Writ of Certiorari and, on June 18, 2009, the Supreme Court reversed the Second Circuit’s February 15, 2008 decision, finding, among other things, that the 1986 Orders are final and therefore may not be collaterally challenged on jurisdictional grounds. The Supreme Court further ruled that the bankruptcy court had jurisdiction to issue the Clarifying Order. However, since the Second Circuit had not ruled on certain additional issues, principally related to procedural matters and the adequacy of notice provided to certain parties, the Supreme Court remanded the case to the Second Circuit for further proceedings on those specific issues.

On March 22, 2010, the Second Circuit issued an opinion in which it found that the notice of the 1986 Orders provided to one remaining objector was insufficient to bar contribution claims by that objector against TPC. TPC’s Petition for Rehearing and Rehearing En Banc was denied May 25, 2010 and its Petition for Writ of Certiorari and Petition for a Writ of Mandamus were denied by the United States Supreme Court on November 29, 2010.

The plaintiffs in the Statutory and Hawaii actions and the Common Law Claims actions thereafter filed motions in the bankruptcy court to compel TPC to make payment under the settlement agreements, arguing that all conditions precedent to the settlements had been met. On December 16, 2010, the bankruptcy court granted the plaintiffs’ motions and ruled that TPC was required to fund the settlements. The court entered judgment against TPC on January 20, 2011 in accordance with this ruling and ordered TPC to pay the settlement amounts plus prejudgment interest. The bankruptcy court’s judgment was reversed by the district court on March 1, 2012, the district court having found that the conditions to the settlements had not been met in view of the Second Circuit’s March 22, 2010 ruling permitting the filing of contribution claims against TPC. The plaintiffs appealed the district court’s March 1, 2012 decision to the Second Circuit Court of Appeals. Oral argument before the Second Circuit took place on January 10, 2013, and the parties await the court’s decision.

SPC, which is not covered by the Manville bankruptcy court rulings or the settlements described above, from time to time has been named as a defendant in direct action cases in Texas state court asserting common law claims. All such cases that are still pending and in which SPC has been served are currently on the inactive docket in Texas state court. If any of those cases becomes active, SPC

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. CONTINGENCIES, COMMITMENTS AND GUARANTEES (Continued)

intends to litigate those cases vigorously. SPC was previously a defendant in similar direct actions in Ohio state court, which have been dismissed following favorable rulings by Ohio trial and appellate courts. From time to time, SPC and/or its subsidiaries have been named in similar individual direct actions in other jurisdictions.

Outcome and Impact of Asbestos and Environmental Claims and Litigation.  Currently, it is not possible to predict legal outcomes and their impact on the future development of claims and litigation relating to asbestos and environmental claims. Any such development will be affected by future court decisions and interpretations, as well as changes in applicable legislation. Because of these uncertainties, additional liabilities may arise for amounts in excess of the Company’s current reserves. In addition, the Company’s estimate of ultimate claims and claim adjustment expenses may change. These additional liabilities or increases in estimates, or a range of either, cannot now be reasonably estimated and could result in income statement charges that could be material to the Company’s results of operations in future periods.

Other Proceedings Not Arising Under Insurance Contracts or Reinsurance Agreements

The Company is involved in other lawsuits, including lawsuits alleging extra- contractual damages relating to insurance contracts or reinsurance agreements, that do not arise under insurance contracts or reinsurance agreements. Based upon currently available information, the Company does not believe it is reasonably possible that any such lawsuit or related lawsuits would be material to the Company’s results of operations or would have a material adverse effect on the Company’s financial position or liquidity.

Gain Contingencies

On August 17, 2010, in a reinsurance dispute in New York state court captioned United States Fidelity & Guaranty Company v. American Re- Insurance Company, et al., the trial court granted summary judgment for United States Fidelity and Guaranty Company (USF&G), a subsidiary of the Company, and denied summary judgment for American Re-Insurance Company, a subsidiary of Munich Re (American Re), and three other reinsurers. By order dated October 22, 2010, the trial court corrected certain clerical errors and made certain clarifications to the August 17, 2010 order. On October 25, 2010, judgment was entered against American Re and the other three insurers, awarding USF&G $420 million, comprising $251 million ceded under the terms of the disputed reinsurance contract plus interest of 9% amounting to $169 million as of that date. The judgment, including the award of interest, was appealed by the reinsurers to the New York Supreme Court, Appellate Division, First Department. On January 24, 2012, the Appellate Division affirmed the judgment. On January 30, 2012, the reinsurers filed a motion with the Appellate Division seeking permission to appeal its decision to the New York Court of Appeals, and on March 12, 2012, the Appellate Division granted the reinsurers’ motion. On February 7, 2013, the Court of Appeals issued an opinion that largely affirmed the summary judgment in USF&G’s favor, while modifying in part the summary judgment with respect to two discrete issues and remanding the case to the trial court for determination of those issues. The Company believes it has a meritorious position on each of these issues and intends to pursue its claim vigorously. On May 2, 2013, the Court of Appeals denied a motion by reinsurers to reconsider the February 7, 2013 opinion. In November 2013, the Company entered into a settlement agreement with one of the reinsurers. At December 31, 2013, the claim totaled $466 million, comprising the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. CONTINGENCIES, COMMITMENTS AND GUARANTEES (Continued)

$238 million of reinsurance recoverable plus interest amounting to $228 million as of that date. Interest will continue to accrue at 9% until the claim is paid. The $238 million of reinsurance recoverable owed to USF&G under the terms of the disputed reinsurance contract has been reported as part of reinsurance recoverables in the Company’s consolidated balance sheet. The interest that would be owed as part of any judgment ultimately entered in favor of USF&G is treated for accounting purposes as a gain contingency in accordance with FASB Topic 450, Contingencies, and accordingly has not been recognized in the Company’s consolidated financial statements.

In an unrelated action, The Travelers Indemnity Company is one of the Settlement Class plaintiffs and a class member in a class action lawsuit captioned Safeco Insurance Company of America, et al. v American International Group, Inc. et al. (U.S. District Court, N.D. Ill.) in which the defendants are alleged to have engaged in the under-reporting of workers’ compensation premium in connection with a workers’ compensation reinsurance pool in which several subsidiaries of the Company participate. On July 26, 2011, the court granted preliminary approval of a class settlement pursuant to which the defendants agreed to pay $450 million to the class. On December 21, 2011, the court entered an order granting final approval of the settlement, and on February 28, 2012, the district court issued a written opinion approving the settlement. On March 27, 2012, three parties who objected to the settlement appealed the court’s orders approving the settlement to the U.S. Court of Appeals for the Seventh Circuit. On January 11, 2013, all parties, including the three parties who had objected to the settlement, filed a Stipulation of Dismissal indicating that there were no longer any objections to the settlement. On March 25, 2013, the Seventh Circuit dismissed the appeals. On April 16, 2013, the Seventh Circuit issued its mandate returning the case to the district court for administration of the settlement. Prior to receiving payment, the Company accounted for its anticipated allocation from the settlement fund as a gain contingency in accordance with FASB Topic 450, Contingencies. On June 26, 2013, the Company received payment of approximately $91 million, comprising 98% of its allocation from the settlement fund. On November 11, 2013, the Company received payment of approximately $2 million, comprising the remaining 2% to be paid from the settlement fund. The combination of the payments received in June and November 2013 totaling $93 million, less approximately $2 million remitted to another insurer, resulted in a net gain of $91 million that is reported in “Other revenues” in the Company’s consolidated statement of income.

Other Commitments and Guarantees

Commitments

Investment Commitments—The Company has unfunded commitments to private equity limited partnerships and real estate partnerships in which it invests. These commitments totaled $1.52 billion and $1.27 billion at December 31, 2013 and 2012, respectively.

Guarantees

In the ordinary course of selling businesses to third parties, the Company has agreed to indemnify purchasers for losses arising out of breaches of representations and warranties with respect to the businesses being sold, covenants and obligations of the Company and/or its subsidiaries following the closing, and in certain cases obligations arising from undisclosed liabilities, adverse reserve development and imposition of additional taxes due to either a change in the tax law or an adverse interpretation of the tax law. Such indemnification provisions generally are applicable from the closing date to the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. CONTINGENCIES, COMMITMENTS AND GUARANTEES (Continued)

expiration of the relevant statutes of limitations, although, in some cases, there may be agreed upon term limitations or no term limitations. Certain of these contingent obligations are subject to deductibles which have to be incurred by the obligee before the Company is obligated to make payments. The maximum amount of the Company’s contingent obligation for indemnifications related to the sale of businesses that are quantifiable was $465 million at December 31, 2013, of which $9 million was recognized on the balance sheet at that date.

The Company also has contingent obligations for guarantees related to certain investments, third-party loans related to certain investments, certain insurance policy obligations of former insurance subsidiaries, and various other indemnifications. The Company also provides standard indemnifications to service providers in the normal course of business. The indemnification clauses are often standard contractual terms. Certain of these guarantees and indemnifications have no stated or notional amounts or limitation to the maximum potential future payments, and, accordingly, the Company is unable to develop an estimate of the maximum potential payments for such arrangements. The maximum amount of the Company’s obligation for guarantees of certain investments and third-party loans related to certain investments that are quantifiable was $153 million at December 31, 2013, approximately $75 million of which is indemnified by a third party. The maximum amount of the Company’s obligation related to the guarantee of certain insurance policy obligations of a former insurance subsidiary was $480 million at December 31, 2013, all of which is indemnified by a third party.

17. NONCASH INVESTING AND FINANCING ACTIVITIES

There were no material noncash financing or investing activities during the years ended December 31, 2013, 2012 and 2011.

18. CONSOLIDATING FINANCIAL STATEMENTS OF THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

The following consolidating financial statements of the Company have been prepared pursuant to Rule 3-10 of Regulation S-X. These consolidating financial statements have been prepared from the Company’s financial information on the same basis of accounting as the consolidated financial statements. The Travelers Companies, Inc. has fully and unconditionally guaranteed certain debt obligations of TPC, which totaled $700 million at December 31, 2013.

Prior to the merger of TPC and SPC in 2004, TPC fully and unconditionally guaranteed the payment of all principal, premiums, if any, and interest on certain debt obligations of its wholly-owned subsidiary, Travelers Insurance Group Holdings, Inc. (TIGHI). Concurrent with the merger, The Travelers Companies, Inc. fully and unconditionally assumed such guarantee obligations of TPC. TPC is deemed to have no assets or operations independent of TIGHI. Consolidating financial information for TIGHI has not been presented herein because such financial information would be substantially the same as the financial information provided for TPC.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. CONSOLIDATING FINANCIAL STATEMENTS OF THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES (Continued)

CONSOLIDATING STATEMENT OF INCOME (Unaudited)

For the year ended December 31, 2013

(in millions)	TPC	Other Subsidiaries	Travelers(2)	Eliminations	Consolidated
Revenues
Premiums	$15,262	$7,375	$—	$—	$22,637
Net investment income	1,830	879	7	—	2,716
Fee income	393	2	—	—	395
Net realized investment gains(1)	126	38	2	—	166
Other revenues	225	52	—	—	277
Total revenues	17,836	8,346	9	—	26,191
Claims and expenses
Claims and claim adjustment expenses	8,817	4,490	—	—	13,307
Amortization of deferred acquisition costs	2,571	1,250	—	—	3,821
General and administrative expenses	2,570	1,174	13	—	3,757
Interest expense	53	—	308	—	361
Total claims and expenses	14,011	6,914	321	—	21,246
Income (loss) before income taxes	3,825	1,432	(312)	—	4,945
Income tax expense (benefit)	1,054	388	(170)	—	1,272
Net income of subsidiaries	—	—	3,815	(3,815)	—
Net income	$2,771	$1,044	$3,673	$(3,815)	$3,673

(1)         Total other-than-temporary impairment (OTTI) for the year ended December 31, 2013, and the amounts comprising total OTTI that were recognized in net realized investment gains and in other comprehensive income (OCI), were as follows:

(in millions)	TPC	Other Subsidiaries	Travelers(2)	Eliminations	Consolidated
Total OTTI gains (losses)	$(8)	$(2)	$—	$—	$(10)
OTTI losses recognized in net realized investment gains	$(10)	$(5)	$—	$—	$(15)
OTTI gains recognized in OCI	$2	$3	$—	$—	$5

(2)         The Travelers Companies, Inc., excluding its subsidiaries.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. CONSOLIDATING FINANCIAL STATEMENTS OF THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES (Continued)

CONSOLIDATING STATEMENT OF INCOME (Unaudited)

For the year ended December 31, 2012

(in millions)	TPC	Other Subsidiaries	Travelers(2)	Eliminations	Consolidated
Revenues
Premiums	$15,158	$7,199	$—	$—	$22,357
Net investment income	1,912	968	9	—	2,889
Fee income	321	2	—	—	323
Net realized investment gains(1)	29	22	—	—	51
Other revenues	87	34	(1)	—	120
Total revenues	17,507	8,225	8	—	25,740
Claims and expenses
Claims and claim adjustment expenses	9,908	4,768	—	—	14,676
Amortization of deferred acquisition costs	2,636	1,274	—	—	3,910
General and administrative expenses	2,445	1,161	4	—	3,610
Interest expense	73	—	305	—	378
Total claims and expenses	15,062	7,203	309	—	22,574
Income (loss) before income taxes	2,445	1,022	(301)	—	3,166
Income tax expense (benefit)	588	224	(119)	—	693
Net income of subsidiaries	—	—	2,655	(2,655)	—
Net income	$1,857	$798	$2,473	$(2,655)	$2,473

(1)         Total other-than-temporary impairment (OTTI) for the year ended December 31, 2012, and the amounts comprising total OTTI that were recognized in net realized investment gains and in other comprehensive income (OCI), were as follows:

(in millions)	TPC	Other Subsidiaries	Travelers(2)	Eliminations	Consolidated
Total OTTI gains	$18	$9	$—	$—	$27
OTTI losses recognized in net realized investment gains	$(9)	$(6)	$—	$—	$(15)
OTTI gains recognized in OCI	$27	$15	$—	$—	$42

(2)         The Travelers Companies, Inc., excluding its subsidiaries.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. CONSOLIDATING FINANCIAL STATEMENTS OF THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES (Continued)

CONSOLIDATING STATEMENT OF INCOME (Unaudited)

For the year ended December 31, 2011

(in millions)	TPC	Other Subsidiaries	Travelers(2)	Eliminations	Consolidated
Revenues
Premiums	$14,903	$7,187	$—	$—	$22,090
Net investment income	1,933	938	8	—	2,879
Fee income	294	2	—	—	296
Net realized investment gains (losses)(1)	10	50	(5)	—	55
Other revenues	103	23	—	—	126
Total revenues	17,243	8,200	3	—	25,446
Claims and expenses
Claims and claim adjustment expenses	10,906	5,370	—	—	16,276
Amortization of deferred acquisition costs	2,594	1,282	—	—	3,876
General and administrative expenses	2,377	1,152	27	—	3,556
Interest expense	73	—	313	—	386
Total claims and expenses	15,950	7,804	340	—	24,094
Income (loss) before income taxes	1,293	396	(337)	—	1,352
Income tax expense (benefit)	111	14	(199)	—	(74)
Net income of subsidiaries	—	—	1,564	(1,564)	—
Net income	$1,182	$382	$1,426	$(1,564)	$1,426

(1)         Total other-than-temporary impairment (OTTI) for the year ended December 31, 2011, and the amounts comprising total OTTI that were recognized in net realized investment gains (losses) and in other comprehensive income (OCI), were as follows:

(in millions)	TPC	Other Subsidiaries	Travelers(2)	Eliminations	Consolidated
Total OTTI gains	$15	$15	$—	$—	$30
OTTI losses recognized in net realized investment gains (losses)	$(15)	$(10)	$—	$—	$(25)
OTTI gains recognized in OCI	$30	$25	$—	$—	$55

(2)         The Travelers Companies, Inc., excluding its subsidiaries.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. CONSOLIDATING FINANCIAL STATEMENTS OF THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES (Continued)

CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (Unaudited)

For the year ended December 31, 2013

(in millions)	TPC	Other Subsidiaries	Travelers(1)	Eliminations	Consolidated
Net income	$2,771	$1,044	$3,673	$(3,815)	$3,673
Other comprehensive income (loss):
Changes in net unrealized gains on investment securities:
Having no credit losses recognized in the consolidated statement of income	(1,982)	(771)	19	—	(2,734)
Having credit losses recognized in the consolidated statement of income	4	(1)	—	—	3
Net changes in benefit plan assets and obligations	12	19	616	—	647
Net changes in unrealized foreign currency translation	(92)	(20)	—	—	(112)
Other comprehensive income (loss) before income taxes and other comprehensive loss of subsidiaries	(2,058)	(773)	635	—	(2,196)
Income tax expense (benefit)	(719)	(273)	222	—	(770)
Other comprehensive income (loss), net of taxes, before other comprehensive loss of subsidiaries	(1,339)	(500)	413	—	(1,426)
Other comprehensive loss of subsidiaries	—	—	(1,839)	1,839	—
Other comprehensive loss	(1,339)	(500)	(1,426)	1,839	(1,426)
Comprehensive income	$1,432	$544	$2,247	$(1,976)	$2,247

(1)         The Travelers Companies, Inc., excluding its subsidiaries.

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. CONSOLIDATING FINANCIAL STATEMENTS OF THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES (Continued)

CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (Unaudited)

For the year ended December 31, 2012

(in millions)	TPC	Other Subsidiaries	Travelers(1)	Eliminations	Consolidated
Net income	$1,857	$798	$2,473	$(2,655)	$2,473
Other comprehensive income:
Changes in net unrealized gains on investment securities:
Having no credit losses recognized in the consolidated statement of income	248	23	10	—	281
Having credit losses recognized in the consolidated statement of income	57	24	—	—	81
Net changes in benefit plan assets and obligations	(6)	(5)	(58)	—	(69)
Net changes in unrealized foreign currency translation	(19)	62	—	—	43
Other comprehensive income (loss) before income taxes and other comprehensive income of subsidiaries	280	104	(48)	—	336
Income tax expense (benefit)	101	21	(17)	—	105
Other comprehensive income (loss), net of taxes, before other comprehensive income of subsidiaries	179	83	(31)	—	231
Other comprehensive income of subsidiaries	—	—	262	(262)	—
Other comprehensive income	179	83	231	(262)	231
Comprehensive income	$2,036	$881	$2,704	$(2,917)	$2,704

(1)         The Travelers Companies, Inc., excluding its subsidiaries.

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. CONSOLIDATING FINANCIAL STATEMENTS OF THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES (Continued)

CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (Unaudited)

For the year ended December 31, 2011

(in millions)	TPC	Other Subsidiaries	Travelers(1)	Eliminations	Consolidated
Net income	$1,182	$382	$1,426	$(1,564)	$1,426
Other comprehensive income:
Changes in net unrealized gains on investment securities:
Having no credit losses recognized in the consolidated statement of income	1,100	472	(2)	—	1,570
Having credit losses recognized in the consolidated statement of income	(10)	14	—	—	4
Net changes in benefit plan assets and obligations	(5)	1	(303)	—	(307)
Net changes in unrealized foreign currency translation	(76)	(14)	—	—	(90)
Other comprehensive income (loss) before income taxes and other comprehensive income of subsidiaries	1,009	473	(305)	—	1,177
Income tax expense (benefit)	356	177	(106)	—	427
Other comprehensive income (loss), net of taxes, before other comprehensive income of subsidiaries	653	296	(199)	—	750
Other comprehensive income of subsidiaries	—	—	949	(949)	—
Other comprehensive income	653	296	750	(949)	750
Comprehensive income	$1,835	$678	$2,176	$(2,513)	$2,176

(1)         The Travelers Companies, Inc., excluding its subsidiaries.

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. CONSOLIDATING FINANCIAL STATEMENTS OF THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES (Continued)

CONSOLIDATING BALANCE SHEET (Unaudited)

At December 31, 2013

(in millions)	TPC	Other Subsidiaries	Travelers(1)	Eliminations	Consolidated
Assets
Fixed maturities, available for sale, at fair value (amortized cost $62,196)	$43,720	$20,199	$37	$—	$63,956
Equity securities, available for sale, at fair value (cost $686)	329	484	130	—	943
Real estate investments	33	905	—	—	938
Short-term securities	1,867	492	1,523	—	3,882
Other investments	2,450	990	1	—	3,441
Total investments	48,399	23,070	1,691	—	73,160
Cash	137	154	3	—	294
Investment income accrued	499	231	4	—	734
Premiums receivable	4,124	2,001	—	—	6,125
Reinsurance recoverables	6,292	3,421	—	—	9,713
Ceded unearned premiums	712	89	—	—	801
Deferred acquisition costs	1,570	234	—	—	1,804
Deferred taxes	279	86	(62)	—	303
Contractholder receivables	3,179	1,149	—	—	4,328
Goodwill	2,619	1,015	—	—	3,634
Other intangible assets	250	101	—	—	351
Investment in subsidiaries	—	—	28,616	(28,616)	—
Other assets	2,010	357	198	—	2,565
Total assets	$70,070	$31,908	$30,450	$(28,616)	$103,812
Liabilities
Claims and claim adjustment expense reserves	$33,506	$17,389	$—	$—	$50,895
Unearned premium reserves	8,188	3,662	—	—	11,850
Contractholder payables	3,179	1,149	—	—	4,328
Payables for reinsurance premiums	127	171	—	—	298
Debt	692	—	5,654	—	6,346
Other liabilities	4,109	1,180	10	—	5,299
Total liabilities	49,801	23,551	5,664	—	79,016
Shareholders’ equity
Common stock (1,750.0 shares authorized; 353.5 shares issued and outstanding)	—	390	21,500	(390)	21,500
Additional paid-in capital	11,634	6,502	—	(18,136)	—
Retained earnings	7,868	1,042	24,281	(8,900)	24,291
Accumulated other comprehensive income	767	423	810	(1,190)	810
Treasury stock, at cost (401.5 shares)	—	—	(21,805)	—	(21,805)
Total shareholders’ equity	20,269	8,357	24,786	(28,616)	24,796
Total liabilities and shareholders’ equity	$70,070	$31,908	$30,450	$(28,616)	$103,812

(1)         The Travelers Companies, Inc., excluding its subsidiaries.

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. CONSOLIDATING FINANCIAL STATEMENTS OF THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES (Continued)

CONSOLIDATING BALANCE SHEET (Unaudited)

At December 31, 2012

(in millions)	TPC	Other Subsidiaries	Travelers(1)	Eliminations	Consolidated
Assets
Fixed maturities, available for sale, at fair value (amortized cost $60,829)	$44,336	$21,019	$38	$—	$65,393
Equity securities, available for sale, at fair value (cost $462)	153	386	106	—	645
Real estate investments	33	850	—	—	883
Short-term securities	1,187	338	1,958	—	3,483
Other investments	2,443	990	1	—	3,434
Total investments	48,152	23,583	2,103	—	73,838
Cash	177	151	2	—	330
Investment income accrued	507	240	5	—	752
Premiums receivable	3,944	1,928	—	—	5,872
Reinsurance recoverables	7,112	3,600	—	—	10,712
Ceded unearned premiums	698	158	—	—	856
Deferred acquisition costs	1,560	232	—	—	1,792
Contractholder receivables	3,540	1,266	—	—	4,806
Goodwill	2,411	954	—	—	3,365
Other intangible assets	268	113	—	—	381
Investment in subsidiaries	—	—	28,562	(28,562)	—
Other assets	1,930	286	18	—	2,234
Total assets	$70,299	$32,511	$30,690	$(28,562)	$104,938
Liabilities
Claims and claim adjustment expense reserves	$33,598	$17,324	$—	$—	$50,922
Unearned premium reserves	7,751	3,490	—	—	11,241
Contractholder payables	3,540	1,266	—	—	4,806
Payables for reinsurance premiums	151	195	—	—	346
Deferred taxes	316	123	(101)	—	338
Debt	1,191	—	5,159	—	6,350
Other liabilities	4,107	1,186	237	—	5,530
Total liabilities	50,654	23,584	5,295	—	79,533
Shareholders’ equity
Common stock (1,750.0 shares authorized; 377.4 shares issued and outstanding)	—	390	21,161	(390)	21,161
Additional paid-in capital	11,135	6,501	—	(17,636)	—
Retained earnings	6,404	1,113	21,342	(7,507)	21,352
Accumulated other comprehensive income	2,106	923	2,236	(3,029)	2,236
Treasury stock, at cost (372.3 shares)	—	—	(19,344)	—	(19,344)
Total shareholders’ equity	19,645	8,927	25,395	(28,562)	25,405
Total liabilities and shareholders’ equity	$70,299	$32,511	$30,690	$(28,562)	$104,938

(1)         The Travelers Companies, Inc., excluding its subsidiaries.

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. CONSOLIDATING FINANCIAL STATEMENTS OF THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES (Continued)

CONSOLIDATING STATEMENT OF CASH FLOWS (Unaudited)

For the twelve months ended December 31, 2013

(in millions)	TPC	Other Subsidiaries	Travelers(1)	Eliminations	Consolidated
Cash flows from operating activities
Net income	$2,771	$1,044	$3,673	$(3,815)	$3,673
Net adjustments to reconcile net income to net cash provided by operating activities	(497)	413	(1,665)	1,892	143
Net cash provided by operating activities	2,274	1,457	2,008	(1,923)	3,816
Cash flows from investing activities
Proceeds from maturities of fixed maturities	5,484	2,419	1	—	7,904
Proceeds from sales of investments:
Fixed maturities	989	641	5	—	1,635
Equity securities	45	41	—	—	86
Real estate investments	—	18	—	—	18
Other investments	489	273	—	—	762
Purchases of investments:
Fixed maturities	(6,260)	(3,201)	(6)	—	(9,467)
Equity securities	(21)	(34)	(2)	—	(57)
Real estate investments	(1)	(106)	—	—	(107)
Other investments	(320)	(126)	—	—	(446)
Net sales (purchases) of short-term securities	(272)	(52)	435	—	111
Securities transactions in course of settlement	(2)	24	(1)	—	21
Acquisition, net of cash acquired	(773)	(224)	—		(997)
Other	(365)	(8)	—	—	(373)
Net cash provided by (used in) investing activities	(1,007)	(335)	432	—	(910)
Cash flows from financing activities
Payment of debt	(500)	—	—	—	(500)
Issuance of debt	—	—	494	—	494
Dividends paid to shareholders	—	—	(729)	—	(729)
Issuance of common stock—employee share options	—	—	206	—	206
Treasury stock acquired—share repurchase authorization	—	—	(2,400)	—	(2,400)
Treasury stock acquired—net employee share-based compensation	—	—	(61)	—	(61)
Excess tax benefits from share-based payment arrangements	—	—	51	—	51
Dividends paid to parent company	(1,307)	(1,116)	—	2,423	—
Capital contributions, loans and other transactions between subsidiaries	500	—	—	(500)	—
Net cash used in financing activities	(1,307)	(1,116)	(2,439)	1,923	(2,939)
Effect of exchange rate changes on cash	—	(3)	—	—	(3)
Net increase (decrease) in cash	(40)	3	1	—	(36)
Cash at beginning of year	177	151	2	—	330
Cash at end of year	$137	$154	$3	$—	$294
Supplemental disclosure of cash flow information
Income taxes paid (received)	$942	$325	$(210)	$—	$1,057
Interest paid	$60	$—	$295	$—	$355

(1)         The Travelers Companies, Inc., excluding its subsidiaries.

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. CONSOLIDATING FINANCIAL STATEMENTS OF THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES (Continued)

CONSOLIDATING STATEMENT OF CASH FLOWS (Unaudited)

For the twelve months ended December 31, 2012

(in millions)	TPC	Other Subsidiaries	Travelers(1)	Eliminations	Consolidated
Cash flows from operating activities
Net income	$1,857	$798	$2,473	$(2,655)	$2,473
Net adjustments to reconcile net income to net cash provided by operating activities	715	7	(700)	735	757
Net cash provided by operating activities	2,572	805	1,773	(1,920)	3,230
Cash flows from investing activities
Proceeds from maturities of fixed maturities	5,905	2,462	2	—	8,369
Proceeds from sales of investments:
Fixed maturities	730	355	2	—	1,087
Equity securities	21	16	—	—	37
Real estate investments	—	53	—	—	53
Other investments	555	280	—	—	835
Purchases of investments:
Fixed maturities	(7,361)	(3,077)	(9)	—	(10,447)
Equity securities	(18)	(28)	(2)	—	(48)
Real estate investments	—	(95)	—	—	(95)
Other investments	(371)	(163)	—	—	(534)
Net sales (purchases) of short-term securities	(308)	44	381	—	117
Securities transactions in course of settlement	14	(36)	(1)	—	(23)
Other	(323)	—	—	—	(323)
Net cash provided by (used in) investing activities	(1,156)	(189)	373	—	(972)
Cash flows from financing activities
Payment of debt	—	—	(258)	—	(258)
Dividends paid to shareholders	—	—	(694)	—	(694)
Issuance of common stock—employee share options	—	—	295	—	295
Treasury stock acquired—share repurchase authorization	—	—	(1,474)	—	(1,474)
Treasury stock acquired—net employee share-based compensation	—	—	(53)	—	(53)
Excess tax benefits from share-based payment arrangements	—	—	38	—	38
Dividends paid to parent company	(1,353)	(567)	—	1,920	—
Net cash used in financing activities	(1,353)	(567)	(2,146)	1,920	(2,146)
Effect of exchange rate changes on cash	—	4	—	—	4
Net increase in cash	63	53	—	—	116
Cash at beginning of year	114	98	2	—	214
Cash at end of year	$177	$151	$2	$—	$330
Supplemental disclosure of cash flow information
Income taxes paid (received)	$287	$108	$(207)	$—	$188
Interest paid	$73	$—	$302	$—	$375

(1)         The Travelers Companies, Inc., excluding its subsidiaries.

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. CONSOLIDATING FINANCIAL STATEMENTS OF THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES (Continued)

CONSOLIDATING STATEMENT OF CASH FLOWS (Unaudited)

For the twelve months ended December 31, 2011

(in millions)	TPC	Other Subsidiaries	Travelers(1)	Eliminations	Consolidated
Cash flows from operating activities
Net income	$1,182	$382	$1,426	$(1,564)	$1,426
Net adjustments to reconcile net income to net cash provided by operating activities	736	98	635	(726)	743
Net cash provided by operating activities	1,918	480	2,061	(2,290)	2,169
Cash flows from investing activities
Proceeds from maturities of fixed maturities	4,902	2,502	—	—	7,404
Proceeds from sales of investments:
Fixed maturities	720	440	1	—	1,161
Equity securities	82	53	—	—	135
Real estate investments	1	—	—	—	1
Other investments	343	251	—	—	594
Purchases of investments:
Fixed maturities	(5,714)	(2,978)	(12)	—	(8,704)
Equity securities	(30)	(71)	(30)	—	(131)
Real estate investments	(24)	(42)	—	—	(66)
Other investments	(711)	(178)	—	—	(889)
Net sales of short-term securities	717	25	1,276	—	2,018
Securities transactions in course of settlement	(46)	46	—	—	—
Other	(351)	(20)	—	—	(371)
Net cash provided by (used in) investing activities	(111)	28	1,235	—	1,152
Cash flows from financing activities
Payment of debt	—	(8)	—	—	(8)
Dividends paid to shareholders	—	—	(665)	—	(665)
Issuance of common stock—employee share options	—	—	314	—	314
Treasury stock acquired—share repurchase authorization	—	—	(2,919)	—	(2,919)
Treasury stock acquired—net employee share-based compensation	—	—	(46)	—	(46)
Excess tax benefits from share-based payment arrangements	—	—	18	—	18
Dividends paid to parent company	(1,779)	(521)	—	2,300	—
Capital contributions, loans and other transactions between subsidiaries	—	10	—	(10)	—
Net cash used in financing activities	(1,779)	(519)	(3,298)	2,290	(3,306)
Effect of exchange rate changes on cash	—	(1)	—	—	(1)
Net increase (decrease) in cash	28	(12)	(2)	—	14
Cash at beginning of year	86	110	4	—	200
Cash at end of year	$114	$98	$2	$—	$214
Supplemental disclosure of cash flow information
Income taxes paid (received)	$206	$109	$(97)	$—	$218
Interest paid	$73	$—	$309	$—	$382

(1)         The Travelers Companies, Inc., excluding its subsidiaries.

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19. SELECTED QUARTERLY FINANCIAL DATA (Unaudited)

2013 (in millions, except per share amounts)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Total revenues	$6,328	$6,674	$6,452	$6,737	$26,191
Total expenses	5,108	5,497	5,275	5,366	21,246
Income before income taxes	1,220	1,177	1,177	1,371	4,945
Income tax expense	324	252	313	383	1,272
Net income	$896	$925	$864	$988	$3,673
Net income per share(1):
Basic	$2.36	$2.44	$2.33	$2.73	$9.84
Diluted	2.33	2.41	2.30	2.70	9.74

2012 (in millions, except per share amounts)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Total revenues	$6,392	$6,359	$6,512	$6,477	$25,740
Total expenses	5,315	5,751	5,342	6,166	22,574
Income before income taxes	1,077	608	1,170	311	3,166
Income tax expense	271	109	306	7	693
Net income	$806	$499	$864	$304	$2,473
Net income per share(1):
Basic	$2.04	$1.27	$2.23	$0.79	$6.35
Diluted	2.02	1.26	2.21	0.78	6.30

(1)         Due to the averaging of shares, quarterly earnings per share may not add to the total for the full year.

PART IV

Item 15.                           EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(2)   Financial Statement Schedules.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

The Travelers Companies, Inc.:

Under date of February 13, 2014, except for Notes 1 Nature of Operations, 2, 6 and 7 as to which the date is September 10, 2014, we reported on the consolidated balance sheet of The Travelers Companies, Inc. and subsidiaries (the Company) as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2013, which are included in this Form 8-K.  In connection with our audits of the aforementioned consolidated financial statements, we also audited the related financial statement schedules as listed in the accompanying index.  These financial statement schedules are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statement schedules based on our audits.

Our report dated February 13, 2014, except for Notes 1 Nature of Operations, 2, 6 and 7 as to which the date is September 10, 2014, contains an explanatory paragraph that states that on June 10, 2014, the Company announced a realignment of its management team, effective July 1, 2014, that gave rise to a realignment of two of its three reportable business segments and subsequently reclassified its consolidated financial statements as of December 31, 2013 and 2012 and for each year in the three-year period ended December 31, 2013.  The reclassification of the consolidated financial statements in Notes 1 Nature of Operations, 2, 6 and 7 relates solely to the presentation of the segment specific disclosures on a basis consistent with the realigned segment reporting structure.

In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

The Company reclassified Schedule III to present that supplementary information on a basis consistent with the realigned reporting structure.

/s/	KPMG LLP
KPMG LLP

New York, New York

February 13, 2014, except for Schedule III, as to which the date is September 10, 2014

SCHEDULE II

THE TRAVELERS COMPANIES, INC.

(Parent Company Only)

CONDENSED FINANCIAL INFORMATION OF REGISTRANT

(in millions)

CONDENSED STATEMENT OF INCOME

For the year ended December 31,	2013	2012	2011
Revenues
Net investment income	$7	$9	$8
Net realized investment gains (losses)(1)	2	—	(5)
Other revenues	—	(1)	—
Total revenues	9	8	3
Expenses
Interest	308	305	313
Other	13	4	27
Total expenses	321	309	340
Loss before income taxes and net income of subsidiaries	(312)	(301)	(337)
Income tax benefit	(170)	(119)	(199)
Loss before net income of subsidiaries	(142)	(182)	(138)
Net income of subsidiaries	3,815	2,655	1,564
Net income	$3,673	$2,473	$1,426

(1)         The parent company had no other-than-temporary impairment gains or losses recognized in net realized investment gains (losses) or in other comprehensive income during the years ended December 31, 2013, 2012 and 2011.

The condensed financial statements should be read in conjunction with the notes to the condensed financial information of the registrant, as well as the consolidated financial statements and notes thereto.

See the accompanying Report of Independent Registered Public Accounting Firm.

SCHEDULE II

THE TRAVELERS COMPANIES, INC.

(Parent Company Only)

CONDENSED FINANCIAL INFORMATION OF REGISTRANT

(in millions)

CONDENSED STATEMENT OF COMPREHENSIVE INCOME

For the year ended December 31,	2013	2012	2011
Consolidated net income	$3,673	$2,473	$1,426
Other comprehensive income—parent company:
Changes in net unrealized gains on investment securities:
Having no credit losses recognized in the consolidated statement of income	19	10	(2)
Having credit losses recognized in the consolidated statement of income	—	—	—
Net changes in benefit plan assets and obligations	616	(58)	(303)
Other comprehensive income (loss) before income taxes and other comprehensive income (loss) of subsidiaries	635	(48)	(305)
Income tax expense (benefit)	222	(17)	(106)
Other comprehensive income (loss), net of taxes, before other comprehensive income (loss) of subsidiaries	413	(31)	(199)
Other comprehensive income (loss) of subsidiaries	(1,839)	262	949
Consolidated other comprehensive income (loss)	(1,426)	231	750
Consolidated comprehensive income	$2,247	$2,704	$2,176

The condensed financial statements should be read in conjunction with the notes to the condensed financial information of the registrant, as well as the consolidated financial statements and notes thereto.

See the accompanying Report of Independent Registered Public Accounting Firm.

SCHEDULE II

THE TRAVELERS COMPANIES, INC.

(Parent Company Only)

CONDENSED FINANCIAL INFORMATION OF REGISTRANT

(in millions)

CONDENSED BALANCE SHEET

At December 31,	2013	2012
Assets
Fixed maturities	$37	$38
Equity securities	130	106
Short-term securities	1,523	1,958
Investment in subsidiaries	28,616	28,562
Other assets	144	26
Total assets	$30,450	$30,690
Liabilities
Debt	$5,654	$5,159
Other liabilities	10	136
Total liabilities	5,664	5,295
Shareholders’ equity
Common stock (1,750.0 shares authorized, 353.5 and 377.4 shares issued and outstanding)	21,500	21,161
Retained earnings	24,281	21,342
Accumulated other comprehensive income	810	2,236
Treasury stock, at cost (401.5 and 372.3 shares)	(21,805)	(19,344)
Total shareholders’ equity	24,786	25,395
Total liabilities and shareholders’ equity	$30,450	$30,690

The condensed financial statements should be read in conjunction with the notes to the condensed financial information of the registrant, as well as the consolidated financial statements and notes thereto.

See the accompanying Report of Independent Registered Public Accounting Firm.

SCHEDULE II

THE TRAVELERS COMPANIES, INC.

(Parent Company Only)

CONDENSED FINANCIAL INFORMATION OF REGISTRANT

(in millions)

CONDENSED STATEMENT OF CASH FLOWS

For the year ended December 31,	2013	2012	2011
Cash flows from operating activities
Net income	$3,673	$2,473	$1,426
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in net income of subsidiaries	(3,815)	(2,655)	(1,564)
Dividends received from consolidated subsidiaries	2,423	1,920	2,300
Capital contributed to subsidiaries	(500)	—	(10)
Deferred federal income tax (benefit) expense	(59)	52	43
Change in income taxes payable	48	(1)	(162)
Other	238	(16)	28
Net cash provided by operating activities	2,008	1,773	2,061
Cash flows from investing activities
Net sales of short-term securities	435	381	1,276
Other investments, net	(3)	(8)	(41)
Net cash provided by investing activities	432	373	1,235
Cash flows from financing activities
Payment of debt	—	(258)	—
Issuance of debt	494	—	—
Dividends paid to shareholders	(729)	(694)	(665)
Issuance of common stock—employee share options	206	295	314
Treasury stock acquired—share repurchase authorization	(2,400)	(1,474)	(2,919)
Treasury stock acquired—net employee share-based compensation	(61)	(53)	(46)
Other	51	38	18
Net cash used in financing activities	(2,439)	(2,146)	(3,298)
Net increase (decrease) in cash	1	—	(2)
Cash at beginning of year	2	2	4
Cash at end of year	$3	$2	$2
Supplemental disclosure of cash flow information
Cash received during the year for taxes	$210	$207	$97
Cash paid during the year for interest	$295	$302	$309

The condensed financial statements should be read in conjunction with the notes to the condensed financial information of the registrant, as well as the consolidated financial statements and notes thereto.

See the accompanying Report of Independent Registered Public Accounting Firm.

THE TRAVELERS COMPANIES, INC.

(Parent Company Only)

NOTES TO THE CONDENSED FINANCIAL INFORMATION OF REGISTRANT

1.                                      GUARANTEES

In the ordinary course of selling businesses to third parties, The Travelers Companies, Inc. (TRV) has agreed to indemnify purchasers for losses arising out of breaches of representations and warranties with respect to the businesses being sold, covenants and obligations of TRV and/or its subsidiaries following the closing, and in certain cases obligations arising from undisclosed liabilities or adverse reserve development. Such indemnification provisions generally are applicable from the closing date to the expiration of the relevant statutes of limitations, although, in some cases, there may be agreed upon term limitations or no term limitations. Certain of these contingent obligations are subject to deductibles which have to be incurred by the obligee before TRV is obligated to make payments. The maximum amount of TRV’s contingent obligation for indemnifications related to the sale of businesses that are quantifiable was $93 million at December 31, 2013, of which $9 million was recognized on the balance sheet at that date.

TRV also has contingent obligations for guarantees related to its subsidiary’s debt obligations and various other indemnifications. TRV also provides standard indemnifications to service providers in the normal course of business. The indemnification clauses are often standard contractual terms. Certain of these guarantees and indemnifications have no stated or notional amounts or limitation to the maximum potential future payments, and, accordingly, TRV is unable to develop an estimate of the maximum potential payments for such arrangements.

TRV fully and unconditionally guarantees the payment of all principal, premiums, if any, and interest on certain debt obligations of its subsidiaries TPC and Travelers Insurance Group Holdings Inc. (TIGHI). The guarantees pertain to the $200 million 7.75% notes due 2026 and the $500 million 6.375% notes due 2033.

SCHEDULE III

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

Supplementary Insurance Information (1)

2011-2013

(in millions)

Segment	Deferred Acquisition Costs	Claims and Claim Adjustment Expense Reserves	Unearned Premiums	Earned Premiums	Net Investment Income (2)	Claims and Claim Adjustment Expenses	Amortization of Deferred Acquisition Costs	Other Operating Expenses (3)	Net Written Premiums
2013
Business and International Insurance	$1,046	$43,181	$7,170	$13,332	$2,087	$8,285	$2,158	$2,369	$13,512
Bond & Specialty Insurance	213	3,921	1,264	1,981	260	695	378	388	2,030
Personal Insurance	545	3,763	3,416	7,324	369	4,327	1,285	980	7,225

Total—Reportable Segments	1,804	50,865	11,850	22,637	2,716	13,307	3,821	3,737	22,767
Other	—	30	—	—	—	—	—	381	—

Consolidated	$1,804	$50,895	$11,850	$22,637	$2,716	$13,307	$3,821	$4,118	$22,767

2012
Business and International Insurance	$959	$41,979	$6,438	$12,779	$2,205	$8,383	$2,100	$2,304	$12,929
Bond & Specialty Insurance	209	4,064	1,254	1,957	280	788	373	383	1,924
Personal Insurance	624	4,845	3,549	7,621	404	5,505	1,437	900	7,594

Total—Reportable Segments	1,792	50,888	11,241	22,357	2,889	14,676	3,910	3,587	22,447
Other	—	34	—	—	—	—	—	401	—

Consolidated	$1,792	$50,922	$11,241	$22,357	$2,889	$14,676	$3,910	$3,988	$22,447

2011
Business and International Insurance	$939	$42,683	$6,228	$12,545	$2,173	$9,151	$2,055	$2,223	$12,489
Bond & Specialty Insurance	209	4,303	1,297	1,956	282	783	363	369	1,953
Personal Insurance	638	4,367	3,577	7,589	424	6,342	1,458	908	7,745

Total—Reportable Segments	1,786	51,353	11,102	22,090	2,879	16,276	3,876	3,500	22,187
Other	—	39	—	—	—	—	—	442	—

Consolidated	$1,786	$51,392	$11,102	$22,090	$2,879	$16,276	$3,876	$3,942	$22,187

(1)             See note 1, Nature of Operations, of notes to the Company’s consolidated financial statements for discussion of the realignment of reportable business segments made pursuant to a realignment of the Company’s management team, effective July 1, 2014.

(2)             See note 2 of notes to the Company’s consolidated financial statements for discussion of the method used to allocate net investment income and invested assets to the identified segments.

(3)             Expense allocations are determined in accordance with prescribed statutory accounting practices. These practices make a reasonable allocation of all expenses to those product lines with which they are associated.

See the accompanying Report of Independent Registered Public Accounting Firm.

SCHEDULE V

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

Valuation and Qualifying Accounts

(in millions)

	Balance at beginning of period	Charged to costs and expenses	Charged to other accounts(1)	Deductions(2)	Balance at end of period
2013
Reinsurance recoverables	$258	$—	$2	$21	$239
Allowance for uncollectible:
Premiums receivable from underwriting activities	$76	$48	$—	$49	$75
Deductibles	$41	$1	$—	$3	$39
2012
Reinsurance recoverables	$345	$—	$—	$87	$258
Allowance for uncollectible:
Premiums receivable from underwriting activities	$83	$44	$—	$51	$76
Deductibles	$40	$4	$—	$3	$41
2011
Reinsurance recoverables	$363	$—	$—	$18	$345
Allowance for uncollectible:
Premiums receivable from underwriting activities	$116	$23	$—	$56	$83
Deductibles	$37	$6	$—	$3	$40

(1)         Amount in 2013 represents allowance for uncollectible reinsurance recoverables acquired November 1, 2013 as part of the Company’s acquisition of Dominion.

(2)         Credited to the related asset account.

See the accompanying Report of Independent Registered Public Accounting Firm.

SCHEDULE VI

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

Supplementary Information Concerning Property-Casualty Insurance Operations(1)

2011-2013

(in millions)

	Deferred	Claims and	Discount From Reserves for			Net	Claims and Claim Adjustment Expenses Incurred Related to:		Amortization of Deferred	Paid Claims and Claim	Net
Affiliation with Registrant(2)	Acquisition Costs	Claim Adjustment Expense Reserves	Unpaid Claims(3)	Unearned Premiums	Earned Premiums	Investment Income	Current Year	Prior Year	Acquisition Costs	Adjustment Expenses	Written Premiums
2013	$1,804	$50,865	$1,090	$11,850	$22,637	$2,716	$14,060	$(944)	$3,821	$13,962	$22,767
2012	$1,792	$50,888	$1,088	$11,241	$22,357	$2,889	$15,559	$(1,074)	$3,910	$14,833	$22,447
2011	$1,786	$51,353	$1,194	$11,102	$22,090	$2,879	$16,937	$(842)	$3,876	$15,404	$22,187

(1)              Excludes accident and health insurance business.

(2)              Consolidated property-casualty insurance operations.

(3)              For a discussion of types of reserves discounted and discount rates used, see “Item 1—Business—Claims and Claim Adjustment Expense Reserves—Discounting.”

See the accompanying Report of Independent Registered Public Accounting Firm.